As filed with the Securities and Exchange Commission on June 15, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QIAGEN N.V.

(Exact Name of Registrant as Specified in its Charter)

The Netherlands	2836	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Spoorstraat 50

5911 KJ Venlo

The Netherlands

011-31-77-320-8400

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Roland Sackers

Chief Financial Officer and Managing Director

QIAGEN N.V.

19300 Germantown Rd.

Germantown, MD 20874

(240) 686-7700

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent For Service)

Copies to:

Jonathan L. Kravetz, Esquire	Mary J. Mullany, Esquire
Michael L. Fantozzi, Esquire	Morris Cheston, Jr., Esquire
Megan N. Gates, Esquire	Ballard Spahr Andrews & Ingersoll, LLP
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.	1735 Market Street, 51st Floor
One Financial Center	Philadelphia, Pennsylvania 19103
Boston, Massachusetts 02111	(215) 665-8500
(617) 542-6000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  As promptly as possible after this registration statement becomes effective and the conditions to the transaction described herein have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered(1)	Amount To Be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Ordinary Shares, EUR 0.01 par value per share	42,234,783	N/A	$671,229,239	$20,606.74

(1)	This registration statement relates to the securities of the registrant, QIAGEN N.V., exchangeable for shares of common stock of Digene Corporation, a Delaware corporation, par value $.01 per share, in the offer by the registrant for all outstanding shares of Digene common stock and in the proposed merger of Digene with and into an indirect wholly owned subsidiary of the registrant.
(2)	Based on the maximum number of shares of the registrant expected to be issued in connection with the exchange offer and the merger.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(f) under the Securities Act of 1933, based upon (a) $56.34, the average of the high and low prices per share of Digene common stock on June 11, 2007 as reported on the Nasdaq Global Select Market, multiplied by (b) 11,913,902, representing the maximum number of shares of Digene common stock to be acquired by the registrant for the registrant’s securities in the exchange offer and the merger. The amount of the filing fee, calculated in accordance with Rules 457(c) and 457(f) under the Securities Act of 1933, equals $0.0000307 multiplied by the proposed maximum aggregate offering price.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS MAY BE CHANGED OR AMENDED. WE MAY NOT COMPLETE THE EXCHANGE OFFER OR THE MERGER AND ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JUNE 15, 2007

OFFER BY QIAGEN N.V.

AND QIAGEN NORTH AMERICAN HOLDINGS, INC., ITS WHOLLY OWNED SUBSIDIARY

to

Exchange 3.545 Ordinary Shares

of

QIAGEN N.V.

or

$61.25 in Cash

for

Each Outstanding Share of Common Stock

of

Digene Corporation

Subject, in Each Case, to the Election and Proration Procedures Described in this Prospectus and the Related Letter of Election and Transmittal

THIS OFFER, AND YOUR RIGHT TO WITHDRAW SHARES OF DIGENE COMMON STOCK YOU TENDER IN THIS OFFER, WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON FRIDAY, JULY 20, 2007, UNLESS WE EXTEND THIS OFFER. SHARES TENDERED PURSUANT TO THIS OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER.

We are offering to exchange 3.545 ordinary shares of QIAGEN N.V., a company organized under the laws of The Netherlands, or QIAGEN, or $61.25 in cash, for each outstanding share of common stock of Digene Corporation, a Delaware corporation, or Digene, that stockholders of Digene validly tender, and do not properly withdraw, before the exchange offer expires, subject to the election and proration procedures described in this prospectus and the related letter of election and transmittal. In the offer, Digene stockholders may elect to receive ordinary shares of QIAGEN, cash, or a combination of shares and cash in exchange for their shares of Digene common stock. However, the aggregate amount of each of the cash consideration and stock consideration that Digene stockholders may receive in connection with the offer is subject to proration because not more than 55% of the shares of Digene common stock tendered in the offer can be exchanged for cash, and not more than 45% of the shares of Digene common stock tendered in the offer can be exchanged for QIAGEN shares. See “The Offer—Election and Proration” for a detailed description of the proration procedures.

The purpose of this offer is for QIAGEN to acquire control of, and ultimately the entire common equity interest in, Digene. This offer is being made pursuant to an Agreement and Plan of Merger (as such agreement may from time to time be amended or supplemented), or the merger agreement, dated as of June 3, 2007, by and among QIAGEN, QIAGEN North American Holdings, Inc., a California corporation and wholly owned subsidiary of QIAGEN, or QNAH, QIAGEN Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of QNAH, or Merger Sub, and Digene. The board of directors of Digene has (1) adopted the merger agreement and approved the transactions contemplated thereby, including this offer, and (2) recommended that holders of Digene common stock accept this offer and tender their Digene common stock to QIAGEN pursuant to this offer, and, if necessary, approve the merger agreement.

This offer is conditioned on (1) there being validly tendered, and not properly withdrawn prior to the expiration of the offer, at least 50.1% of the fully diluted shares of Digene common stock, calculated as described in this prospectus, and (2) the other conditions described in this prospectus under “The Offer—Conditions of the Offer” on page 61.

After completion of the offer, QIAGEN will cause Digene to complete a merger with Merger Sub, in which outstanding shares of Digene common stock, excluding shares owned by QIAGEN or any subsidiary of QIAGEN or shares held in treasury by Digene, that are not exchanged in the offer will be converted into the right to receive 3.545 ordinary shares of QIAGEN, or $61.25 in cash, subject to the same election and proration procedures applicable to Digene shares tendered in the offer. Appraisal rights will be available in the merger to the extent applicable under Delaware law. This prospectus also relates to the ordinary shares that may be issued by QIAGEN in the merger. If after the completion of this offer we beneficially own 90% or more of the outstanding shares of Digene common stock or if we exercise our option, described elsewhere in this prospectus, to purchase additional shares of common stock directly from Digene to reach the 90% ownership threshold, we may effect this merger without the approval of Digene stockholders, as permitted under Delaware law.

You should read this prospectus carefully. It sets forth the terms and conditions of the exchange offer and the merger. It also describes our and Digene’s businesses and finances. We have prepared this prospectus so that you will have the information necessary to make a decision about the exchange offer and whether to pursue your appraisal rights in connection with the merger.

QIAGEN is not asking Digene stockholders for a proxy at this time and Digene stockholders are requested not to send a proxy. Any solicitation of proxies, if required, will be made pursuant to separate proxy solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended.

SEE “RISK FACTORS” BEGINNING ON PAGE 29 FOR A DISCUSSION OF ISSUES THAT YOU SHOULD CONSIDER IN DETERMINING WHETHER TO TENDER YOUR SHARES IN THIS OFFER.

QIAGEN ordinary shares are traded on the Nasdaq Global Select Market under the symbol “QGEN” and on the Frankfurt Stock Exchange, Prime Standard segment, under the symbol “QIA” and with the security code number 901626. On June 14, 2007, the last reported sale price of QIAGEN ordinary shares was $17.55. Digene common stock trades on the Nasdaq Global Select Market under the symbol “DIGE”. On June 14, 2007, the last reported sale price of Digene common stock was $57.75.

NONE OF THE SECURITIES AND EXCHANGE COMMISSION, ANY SECURITIES COMMISSION OR SIMILAR AUTHORITY IN THE NETHERLANDS, OR ANY STATE OR FOREIGN SECURITIES COMMISSION OR SIMILAR AUTHORITY HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED IN THIS OFFER AND THE SUBSEQUENT MERGER OR DETERMINED IF THE INFORMATION CONTAINED IN THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The offer is not being made to (nor will tenders be accepted from or on behalf of) holders of shares in any jurisdiction in which the making of the offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

The Information Agent for this Offer is:	The Exchange Agent and Depositary for this Offer is:

Innisfree M&A Incorporated	American Stock Transfer & Trust Company

The date of this prospectus is June 15, 2007 and it will be distributed on or about June 15, 2007.

As permitted under the rules of the Securities and Exchange Commission, or the SEC, this prospectus incorporates important business and financial information about QIAGEN and Digene that is contained in documents filed with the SEC but that is not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See “Where You Can Find More Information” on page 110. You may also obtain copies of these documents, without charge, upon written or oral request to our Information Agent, Innisfree M&A Incorporated, toll-free at (877) 750-9499 (Banks and Brokerage Firms, call collect (212) 750-5833). To obtain timely delivery of copies of these documents, you should request them no later than five business days prior to the expiration of this offer. ACCORDINGLY, UNLESS THIS OFFER IS EXTENDED, THE LATEST YOU SHOULD REQUEST COPIES OF THESE DOCUMENTS IS JULY 13, 2007.

Except as otherwise specifically noted, “QIAGEN,” “we,” “our,” “us” and similar words in this prospectus refer to QIAGEN N.V. (together with its subsidiaries, including QNAH and Merger Sub). “QNAH” refers to QIAGEN North American Holdings, Inc., a wholly owned subsidiary of QIAGEN. “Merger Sub” refers to QIAGEN Merger Sub, LLC, a wholly owned subsidiary of QNAH. We refer to Digene Corporation as “Digene.”

In “Questions and Answers About the Offer” below and in the “Summary” beginning on page 1, we highlight selected information from this prospectus, but we have not included all of the information that may be important to you. To better understand the offer and the subsequent merger, and for a more complete description of their legal terms, you should carefully read this entire prospectus, including the section entitled “Risk Factors” on page 29 and the annexes hereto, as well as the documents we have incorporated by reference into this prospectus. See “Where You Can Find More Information” on page 110.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The information contained in this prospectus and the documents incorporated by reference are accurate only as of their respective dates, regardless of the time of delivery of this prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

QUESTIONS AND ANSWERS ABOUT THE OFFER

Q.	Who is Making the Exchange Offer for Digene Shares?

A.	QIAGEN N.V., a Netherlands holding company, is a leading provider of innovative sample and assay technologies and products. QIAGEN’s products are considered standards in areas such as pre-analytical sample preparation and assay solutions in research for life sciences, applied testing and molecular diagnostics. QIAGEN has developed a comprehensive portfolio of more than 500 proprietary, consumable products and automated solutions for sample collection, nucleic acid and protein handling, separation, and purification, and open and target specific assays. QIAGEN’s products are sold to academic research markets, to leading pharmaceutical and biotechnology companies, to applied testing customers (such as in forensics, veterinary, biodefense and industrial applications) as well as to molecular diagnostics laboratories. QIAGEN employs more than 1,900 people worldwide. QIAGEN’s products are sold through a dedicated sales force and a global network of distributors in more than 40 countries. Current QIAGEN molecular diagnostics products include CE-marked diagnostic assays, CE-marked diagnostic sample preparation products, an RNA product, in vitro diagnostic assays and general purpose reagents.

QNAH is a California corporation and a wholly owned subsidiary of QIAGEN. QNAH acts as a holding company and has no independent business operations.

Q.	What Shares Are Being Sought?

A.	We are seeking to purchase all of the outstanding shares of Digene common stock. See “The Offer” on page 55.

Q.	Why is QIAGEN Making the Exchange Offer?

A.	We are making the exchange offer for the purpose of acquiring control of, and ultimately all of the outstanding shares of common stock of Digene. The exchange offer is the first step in this process. Following the exchange offer, we will cause Digene to complete a merger with and into Merger Sub. If after completion of the exchange offer, we own at least 90% of Digene’s outstanding shares, or if we exercise our option to purchase additional shares of common stock directly from Digene to reach the 90% ownership threshold, we will then cause Digene to merge with and into Merger Sub in a so-called “short-form” merger under Delaware law. A short-form merger would not require the approval of Digene’s stockholders other than QIAGEN.

Q.	What Can You Elect to Receive in Exchange for the Shares of Digene Common Stock that You Tender in the Offer?

A.	In exchange for your Digene shares that are validly tendered and not properly withdrawn in the offer, you may elect to receive 3.545 ordinary shares of QIAGEN, $61.25 in cash, or a combination of such shares and cash. However, the aggregate amount of each of the cash consideration and stock consideration that Digene stockholders may receive is subject to proration because not more than 55% of the shares of Digene common stock tendered in the offer can be exchanged for cash, and not more than 45% of the shares of Digene common stock tendered in the offer can be exchanged for stock. Based on QIAGEN’s and Digene’s closing stock prices on June 1, 2007, the last trading day preceding our first announcement of the offer, the $61.25 per share of consideration to be received by Digene stockholders represents a premium of approximately 37% to the closing price of Digene common stock.

We will not issue fractional shares of QIAGEN. Instead, any Digene stockholder entitled to receive a fractional share of QIAGEN will receive a cash payment in lieu of the fractional interest. See “Cash Instead of Fractional Shares of QIAGEN” on page 61.

i

Q.	What if the Holders of More than 55% of Tendered Digene Shares Elect to Receive Cash, or the Holders of More than 45% of Tendered Digene Shares Elect to Receive Stock? How will the Proration Procedures Affect You in those Circumstances?

A.	If the holders of more than 55% of the Digene shares tendered in the offer, or the maximum cash election number, elect to receive cash in exchange for their Digene shares, then all cash elections in excess of the maximum cash election number will be converted into stock elections on a pro rata basis for each record holder making a cash election so that the cash elections will equal as closely as reasonably practicable 55% of the Digene shares tendered in the offer, and the stock elections will equal as closely as reasonably practicable 45% of the Digene shares tendered in the offer.

In the above instance,

•	stock elections (including cash elections that are converted into stock elections) will be exchanged for stock consideration;

•

non-election shares, which are elections in which the stockholder has indicated no preference on the form of consideration to be received, and tendered shares submitted without an effective election form, will be exchanged for stock consideration; and

•	all cash elections that were not in excess of the maximum cash election number will be exchanged for cash consideration.

If the holders of more than 45% of the Digene shares tendered in the offer, or the maximum stock election number, elect to receive stock in exchange for their Digene shares, then all stock elections in excess of the maximum stock election number will be converted on a pro rata basis for each record holder making a stock election into cash elections so that the stock elections will equal as closely as reasonably practicable 45% of the Digene shares tendered in the offer, and the cash elections will equal as closely as reasonably practicable 55% of the Digene shares tendered in the offer.

In the above instance,

•	cash elections (including stock elections that are converted into cash elections) will be exchanged for cash consideration;

•	non-election shares will be exchanged for cash consideration; and

•	all stock elections that were not in excess of the maximum stock election number will be exchanged for stock consideration.

If neither the maximum cash election number nor the maximum stock election number is exceeded, non-election shares will be converted into stock election shares on a pro rata basis for each record holder of non-election shares so that the total number of stock election shares equals 45% of the Digene shares tendered in the offer and any remaining non-election shares will be converted into cash election shares. All stock elections and non-elections converted into stock elections will receive stock consideration in the exchange, and all cash elections and non-elections converted into cash elections will receive cash consideration in the exchange.

Q.	What Does the Board of Directors of Digene Think of the Offer and the Merger?

A.

On June 2, 2007, the board of directors of Digene unanimously approved the merger agreement, this offer and the merger and determined that the merger agreement and the transactions contemplated thereby, including the offer, are fair to and in the best interest of the Digene stockholders. The board of directors of Digene also has recommended that Digene stockholders tender their shares of Digene common stock in the offer and, if necessary, approve the merger agreement. The board of directors of Digene has received a written opinion, dated June 2, 2007, from J.P. Morgan Securities Inc., the financial advisor to Digene, to the effect that, as of the date of the opinion, the consideration to be received by the stockholders of Digene in the offer and the merger, together and not separately, is fair, from a financial point of view, to the stockholders of Digene. A summary of J.P. Morgan Securities Inc.’s opinion, including the analyses performed, the bases and methods of arriving at the opinion and a description of J.P. Morgan Securities Inc.’s investigation and assumptions, is provided in Digene’s Solicitation/Recommendation Statement on Schedule 14D-9, or the Digene Recommendation Statement, which is being mailed to you together with this prospectus. The full text of J.P. Morgan Securities Inc.’s written opinion, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to the Digene Recommendation Statement as Annex II. For more information about the position of the board of directors of Digene on the offer and the merger, see the Digene Recommendation Statement.

Q.	What Are the Potential Benefits of the Offer and the Merger to Digene Stockholders?

A.	We believe that the offer should be attractive to Digene stockholders for the reasons described elsewhere in this prospectus, as well as for the following reasons:

•

The cash component of the consideration to be paid, $61.25 per share, represents a premium of 37% for Digene stock, based on the closing sale price of Digene common stock on June 1, 2007, the last trading day preceding our first announcement of the offer; and

•

The stock component of the consideration to be paid provides the opportunity to continue to share in the combined company’s future performance through your ownership of ordinary shares of QIAGEN. Digene stockholders who receive ordinary shares of QIAGEN will be able to hold shares in a market and technology leader in molecular diagnostics, with significant sample and assay technology breadth, key assay and sample technologies, and global sales strength.

Q.	What Are Some of the Other Factors You Should Consider in Deciding Whether to Tender Your Shares of Digene Common Stock?

A.	In addition to the factors described elsewhere in this prospectus, you should consider the following:

•

as a QIAGEN shareholder, your interest in the performance and prospects of Digene would only be indirect and in proportion to your share ownership in QIAGEN. You, therefore, will not realize the same financial benefits of future appreciation in the value of Digene, if any, that you may realize if the offer and the merger were not completed and you remained a Digene stockholder; and

•

an investment in a company of Digene’s size may be associated with greater risk and a greater potential for a higher return than an investment in a more diversified company such as will result from the combination of Digene and QIAGEN. On the other hand, as a shareholder in a more diversified company, your investment will be exposed to risks and events that likely would have had little or no effect on Digene as a stand-alone company.

We describe various factors Digene stockholders should consider in deciding whether to tender their shares under “Risk Factors” on page 29 and “Background and Reasons for the Offer and Subsequent Merger—Additional Factors for Consideration by Digene Stockholders” on page 50.

Q.	How Do You Participate in the Offer?

A.	You are urged to read this entire prospectus carefully, and to consider how the offer and the merger affect you. Then, if you wish to tender your shares of Digene common stock, you should complete and sign the enclosed letter of election and transmittal and return it with your stock certificates to the exchange agent and depositary at its address set forth on the back cover page of this prospectus or, if you hold your shares in “street name” through a broker, ask your broker to tender your shares, in each case prior to the expiration of the offer. Please read this prospectus carefully for more information about procedures for tendering your shares, the timing of the offer, extensions of the offer period and your rights to withdraw your shares from the offer prior to the expiration date.

If your Digene stock certificates are not immediately available or if you cannot deliver your Digene stock certificates and any other required documents to the exchange agent prior to the expiration of the offer, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may still tender your Digene shares if you comply with the guaranteed delivery procedures described under “The Offer—Procedure for Tendering Shares” on page 58.

Q.	How Do You Make Your Election?

A.	You may elect to receive QIAGEN ordinary shares or cash for your Digene shares in the offer by indicating your preference, if any, on the letter of election and transmittal. You do not have to elect to exchange all of your Digene shares into one form of consideration or the other. Instead, you may elect to receive the cash consideration in exchange for some of your Digene shares, and you may elect to receive QIAGEN ordinary shares in exchange for your other Digene shares.

Any election that you make will be subject to the proration procedures described in this prospectus.

If you validly tender your Digene shares but fail to properly make an election, your shares will be deemed non-election shares and as such will be converted into stock election shares on a pro rata basis for each record holder of non-election shares so that the total number of stock elections equals the maximum stock election number. Any remaining non-election shares will be exchanged for cash consideration.

Q.	Will You Have to Pay Any Fees or Commissions?

A.	If you are the record owner of Digene shares and you tender your Digene shares directly to the exchange agent, you will not have to pay brokerage fees or incur similar expenses. If you own your Digene shares through a broker or other nominee, and your broker tenders the Digene shares on your behalf, your broker may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

Q.	Can You Change Your Election or Withdraw Shares that You have Tendered?

A.	If you decide to change your election after you have tendered your Digene shares, you must first withdraw your tendered shares by providing written notice to the exchange agent on or before 11:59 p.m., New York City time, on Friday, July 20, 2007, or, if we extend the offer, before the offer expires, and then you must re-tender your Digene shares prior to the expiration of the offer with a new letter of election and transmittal that indicates your revised election.

You may withdraw shares that you have tendered at any time on or before August 14, 2007, or, if we extend the offer, before the exchange offer expires, by providing written notice to the exchange agent. Unless we have accepted your shares for exchange on or before Tuesday, August 14, 2007, you may also withdraw shares you have tendered which we have not accepted for exchange at any time after that date. See “The Offer—Withdrawal Rights” on page 59.

Q.	Can the Offer be Extended, and Under What Circumstances?

A.	Yes. Subject to the terms of the merger agreement, in certain circumstances, we will be obligated to extend the offer up to February 29, 2008, if the conditions to the offer have not been satisfied or waived prior to such time. The offer may also be extended at our option for a period of not more than ten business days if all of the conditions to the offer have been satisfied or waived but the number of Digene shares tendered and not withdrawn pursuant to the offer equals more than 80% and less than 90%, of Digene’s fully diluted shares. We may also be required to extend the offer in order to satisfy certain regulatory requirements. For a detailed description of the circumstances under which the offer may or must be extended, see “The Offer—Extension, Termination and Amendment” on page 56.

Q.	How Will You be Notified if the Offer is Extended?

A.

If we extend the offer, we will inform the exchange agent of that fact, and will issue a press release giving the new expiration date of the offer no later than 9:00 a.m., New York City time, on the next business day after the scheduled expiration of the offer. See “The Offer—Extension, Termination and Amendment” on page 56.

Q.	What Are the Most Significant Conditions to the Offer?

A.	The offer is conditioned upon, among other things, satisfaction of the requirement that there must be validly tendered, and not properly withdrawn, prior to the expiration of the offer, at least 50.1% of the fully diluted shares of Digene common stock, which is defined as the sum of the shares of Digene common stock outstanding immediately prior to the expiration of the offer and the shares of Digene common stock which Digene may be required to issue pursuant to equity awards outstanding at such time. In addition to this minimum condition, the following conditions must also be met as of the expiration of the offer, unless waived by us, where permissible:

•	the registration statement on Form F-4, of which this prospectus is a part, must have been declared effective under the Securities Act of 1933, as amended, or the Securities Act;

•	any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, must have expired or been terminated;

•	the shares of QIAGEN issuable in the offer shall have been approved for listing on the Nasdaq Global Select Market;

•	Digene and QIAGEN shall have received certain tax opinions;

•	there shall have been no event having a material adverse effect on Digene and no specified breaches by Digene of the merger agreement;

•

there shall be no legal impediments to the offer and certain events such as trading suspensions, banking moratoriums or the commencement of a war involving the United States shall not have occurred or if any of the foregoing are present at the time of commencement of the offer, there is no material acceleration or worsening thereof;

•	the merger agreement shall not have been terminated pursuant to its terms;

•	the offer shall not have been terminated with the consent of Digene;

•	the merger agreement shall have been adopted by QIAGEN’s shareholders; and

•	Digene’s board of directors shall not have withdrawn or modified its recommendation of the offer or the merger.

These conditions and other conditions to the offer are discussed in this prospectus under “The Offer—Conditions of the Offer” on page 61.

Q.	If You Decide Not to Tender, How Will This Affect the Offer and Your Shares of Digene Common Stock?

A.	We will not acquire any shares of Digene common stock in the offer unless at least 50.1% of the fully diluted shares of Digene common stock are tendered and not properly withdrawn prior to the expiration of the offer, which we refer to as the minimum condition. Your failure to tender your shares of Digene common stock will reduce the likelihood that we will receive tenders of a sufficient number of shares of Digene common stock to be able to complete the offer.

The offer is the first step in our acquisition of Digene and is intended to facilitate the acquisition of all outstanding shares of Digene common stock. After completion of the offer, we will cause Digene to complete a merger with and into Merger Sub. The purpose of the merger is to acquire all outstanding shares of Digene common stock not exchanged in the offer. In the merger, outstanding shares of Digene common stock, excluding shares owned by QIAGEN or any subsidiary of QIAGEN or shares held in treasury by Digene, that are not exchanged in the offer will be converted into the right to receive 3.545 ordinary shares of QIAGEN, $61.25 in cash, or a combination of shares and cash, subject to the same election and proration procedures applicable to Digene shares tendered in the offer. Appraisal rights will be available in the merger

v

to the extent applicable under Delaware law. If the merger takes place, the only difference to you between tendering your Digene common stock in the offer and not tendering your Digene common stock is that you will receive ordinary shares of QIAGEN, cash, or a combination of shares and cash earlier if you tender your shares in the offer, unless you are entitled to and perfect any applicable appraisal rights in connection with the merger. An earlier tender of your shares of Digene common stock may, however, help to ensure the satisfaction of the minimum condition and the more rapid completion of the offer and merger.

Q.	How Long Will It Take to Complete the Offer and the Merger?

A.	We hope to complete the offer and subsequent merger before the end of the third quarter of 2007. The offer is currently scheduled to expire at 11:59 p.m., New York City time, on Friday, July 20, 2007. However, we may extend the offer if the conditions to the offer have not been satisfied as of the offer’s scheduled expiration or if we are required to extend the offer pursuant to the SEC’s tender offer rules. If after the completion of the offer we beneficially own 90% or more of the outstanding shares of Digene common stock, including because we have exercised an option that we have to purchase shares directly from Digene, we will effect the merger without the approval of other Digene stockholders, as permitted under Delaware law, which could occur promptly following the completion of the offer. If we complete the offer but own less than 90% of Digene’s outstanding shares of common stock after the offer, and we do not exercise our option to purchase shares directly from Digene, then the merger will require Digene stockholder approval, and we will complete the merger after a definitive proxy statement regarding the merger is disseminated to Digene stockholders and a meeting of the Digene stockholders is held. As the then-majority stockholder of Digene, we will approve the merger at such meeting. In such circumstances, the consummation of the merger could take two months or more following the completion of the offer.

Q.	Does QIAGEN Have an Option to Purchase Shares of Digene Common Stock in Connection With the Offer?

A.	We may purchase shares of Digene common stock at a purchase price per share equal to the offer consideration, payable in ordinary shares of QIAGEN, cash or a demand note in an amount equal to the value of the offer consideration, directly from Digene if the number of shares of Digene common stock that have been validly tendered and not withdrawn pursuant to the offer is less than 90% of fully diluted shares of Digene common stock. Digene has granted us an irrevocable option, or top-up option, to purchase up to that number of shares of Digene common stock equal to the lowest number of shares of Digene common stock that, when added to the number of shares of Digene common stock owned by QIAGEN, QNAH, Merger Sub and their affiliates immediately following consummation of the offer, equals at least 90% of the fully diluted shares of Digene common stock (after exercise of the top-up option) plus shares of Digene common stock issuable by Digene pursuant to outstanding equity awards. We may exercise this option, subject to certain conditions, at any time after our acceptance for payment pursuant to the offer but before the earliest to occur of the effective time of the merger or the termination of the merger agreement.

Q.	Do Digene Stockholders Have to Vote to Approve the Offer or the Merger?

A.	Because we are extending the offer directly to Digene stockholders, Digene stockholders are not being asked to vote to approve the offer. Approval by Digene stockholders, however, may be required to approve the merger following the successful completion of the offer. If approval is required, once the offer is completed, it can be accomplished through a meeting of Digene stockholders to vote on the merger, as required by Delaware law. In such event, Digene stockholders would receive a proxy statement in advance of the meeting soliciting their vote in favor of the merger. However, because we will own a majority of the shares of Digene common stock at that time, stockholder approval will be assured. If we own 90% or more of the outstanding shares of Digene common stock following completion of the offer or if we exercise our top-up option to purchase additional shares directly from Digene to reach the 90% threshold, the merger can be accomplished without any vote of other Digene stockholders under applicable Delaware law.

Q.	What Percentage of QIAGEN Ordinary Shares Will Current Digene Stockholders Own After the Completion of the Offer and the Merger?

A.	We anticipate that following the offer and the merger, QIAGEN shareholders will own approximately 78% of the combined company on a fully diluted basis, and Digene stockholders will own approximately 22%. In general, this assumes that:

•	Approximately 42.2 million ordinary shares of QIAGEN would be issued in the offer and the subsequent merger;

•	Approximately 150.6 million ordinary shares of QIAGEN are outstanding before giving effect to the completion of the offer and the subsequent merger; and

•	no Digene stockholders exercise appraisal rights.

Q.	Will Digene Stockholders be Taxed on the Ordinary Shares of QIAGEN that They Receive in the Offer or the Merger?

A.	The offer and the merger are intended to be treated as component parts of an integrated transaction that qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code, and it is a condition to the completion of the offer and the merger that QIAGEN and Digene receive legal opinions from their respective tax counsel to the effect that the offer and the merger together will constitute a reorganization. It is further a condition of the obligation of Digene to consummate the merger that Digene receive a tax opinion from its tax counsel that the transfer of shares of Digene common stock to QIAGEN will not result in gain recognition to the Digene stockholders pursuant to Section 367(a)(1) of the Code.

If, consistent with such opinions, the offer and the merger constitute part of an integrated transaction that qualifies as a reorganization within the meaning of Section 368(a) of the Code, a Digene stockholder (i) will, if such Digene stockholder receives solely ordinary shares of QIAGEN, not recognize any gain or loss in the offer and/or the merger, except for gain or loss attributable to cash received in lieu of a fractional share of QIAGEN; (ii) will, if such Digene stockholder receives cash and ordinary shares of QIAGEN, recognize gain (but not loss) in the offer and/or the merger in an amount equal to the lesser of (1) the excess (if any) of (A) the amount of cash and the fair market value of ordinary shares of QIAGEN received over (B) the Digene stockholder’s adjusted tax basis in the shares of Digene common stock surrendered; and (2) the amount of cash received; and (iii) will, if such Digene stockholder receives solely cash, recognize gain or loss in the offer and/or the merger in an amount equal to the difference between the amount of cash received and the Digene stockholder’s adjusted tax basis in the shares of Digene common stock surrendered.

If the offer and the merger do not constitute part of an integrated transaction that qualifies as a reorganization within the meaning of Section 368(a) of the Code, a Digene stockholder will recognize gain or loss to the extent of the difference between such stockholder’s adjusted tax basis in the shares of Digene common stock surrendered and the amount of cash and the fair market value of ordinary shares of QIAGEN received in the exchange made pursuant to the offer, but the exchange of shares of Digene common stock made pursuant to the merger will be treated as described above in the case of an integrated transaction.

Stockholders should consult their tax advisors for a full understanding of all of the tax consequences of the offer and the merger to them. See “The Offer—Material U.S. Federal Income Tax Consequences” on page 64.

Q.	Do the Statements on the Cover Page Regarding this Prospectus Being Subject to Change or Amendment and the Registration Statement Filed with the SEC Not Yet Being Effective Mean that the Offer May Not Commence?

A.

No. As permitted under SEC rules, we may commence the offer without the registration statement, of which this prospectus is a part, having been declared effective by the SEC. We cannot, however, complete the offer and the merger and accept for exchange any shares of Digene common stock tendered in the offer or issue any shares in connection with the subsequent merger until the registration statement is declared effective by the SEC and the other conditions to our offer and the subsequent merger have been satisfied or, where permissible, waived. The offer will commence when we first mail this prospectus and the related letter of election and transmittal to Digene stockholders.

Q.	Are QIAGEN’s Business, Results of Operations, Financial Condition and Prospects Relevant to Your Decision to Tender Your Shares in the Offer?

A.	Yes. If you tender Digene shares in the offer you may become a shareholder of QIAGEN, either because you elect to receive QIAGEN ordinary shares in exchange for your Digene shares, or because operation of the proration procedures results in your receipt of QIAGEN ordinary shares in exchange for your Digene shares. You should therefore consider our financial performance before you decide to tender your Digene shares in the offer. In considering QIAGEN’s financial performance, you should review the pro forma financial information contained in this prospectus as well as the documents incorporated by reference in this prospectus because they contain detailed business, financial and other information about us. See “Where You Can Find More Information” on page 110.

Q.	If a Majority of the Digene Shares are Tendered and Accepted for Exchange, Will Digene Continue as a Public Company?

A.	If at least 50.1% of the outstanding Digene shares on a fully diluted basis are tendered and accepted for exchange, QIAGEN will effect the merger if all of the conditions to the merger contained in the merger agreement have been satisfied or, to the extent permitted, waived by QIAGEN. If the merger takes place, Digene will no longer be publicly owned. Even if the merger does not take place, if we purchase all the tendered Digene shares, there may be so few remaining Digene stockholders and publicly held Digene shares that Digene shares will no longer be eligible to be traded through the Nasdaq Global Select Market or on another securities exchange. In that event, there may not be a public trading market for Digene shares, and Digene may cease making filings with the SEC or otherwise cease being required to comply with the SEC rules relating to publicly held companies.

Q.	Are Digene Stockholders Entitled to Appraisal Rights?

A.	Digene stockholders do not have appraisal rights in connection with the offer.

If we acquire less than 90% of the outstanding Digene shares in the offer or through exercise of our option to purchase shares of Digene common stock, we intend to effect a long-form merger to acquire the balance of the Digene shares not exchanged in the offer. Holders of Digene shares that do not validly tender their shares in the offer will have the right under Delaware law to dissent and demand appraisal of their Digene shares in connection with a long-form merger if such holders are required, by operation of the proration procedures described in this prospectus, to receive cash consideration in exchange for their shares of Digene common stock, as opposed to ordinary shares of QIAGEN, in the long-form merger.

In addition, if we acquire 90% or more of the outstanding Digene shares in the offer, we intend to effect a short-form merger to acquire the balance of the Digene shares not exchanged in the offer. Holders of Digene shares that do not validly tender their shares in the offer will have the right under Delaware law to dissent and demand appraisal of their Digene shares in connection with a short-form merger.

For more information on appraisal rights, see “The Offer—Appraisal Rights” on page 69.

Q.	Does QIAGEN Have the Financial Resources to Pay the Cash Consideration?

A.	The offer and merger are not conditioned upon any financing arrangements. QIAGEN has available funds and committed financing that, together, will be sufficient to pay the aggregate cash consideration payable for Digene shares acquired by QIAGEN in the offer and the merger. See “Certain Effects of the Offer—Source and Amount of Funds” on page 74.

Q.	Whom Can You Call with Questions about the Offer?

A.	You can contact our Information Agent for the offer:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor

New York, New York, 10022

Stockholders call toll-free: (877) 750-9499

Banks and Brokerage Firms, call collect: (212) 750-5833

Or contact QIAGEN directly at:

QIAGEN N.V.

c/o QIAGEN GmbH

QIAGEN Strasse 1

40724 Hilden, Germany

(011) 49 2103 2911 710

Attention: Investor Relations

SUMMARY

This brief summary highlights selected information from this prospectus. It does not contain all of the information that is important to Digene stockholders. Digene stockholders are urged to read carefully the entire prospectus and the other documents referred to and incorporated by reference in this prospectus to fully understand the offer and the merger. In particular, stockholders of Digene should read the documents attached to this prospectus, including the merger agreement, which is attached as Annex A and incorporated herein by reference. For a guide as to where you can obtain more information on QIAGEN and Digene, see “Where You Can Find More Information” on page 110.

The Offer

We are proposing to acquire all of the outstanding shares of Digene common stock. We are offering to exchange 3.545 ordinary shares of QIAGEN or $61.25 in cash for each outstanding share of Digene common stock, upon the terms and subject to the conditions set forth in this prospectus and the related letter of election and transmittal. We will not acquire any shares of Digene common stock in the offer unless Digene stockholders have validly tendered and not properly withdrawn prior to the expiration of the offer at least 50.1% of the fully diluted shares of Digene common stock.

After completion of the offer, QIAGEN will cause Digene to complete a merger with and into Merger Sub, in which outstanding shares of Digene common stock, excluding shares owned by QIAGEN or any subsidiary of QIAGEN or held in treasury by Digene, that are not exchanged in the offer will be converted into the right to receive 3.545 ordinary shares of QIAGEN, $61.25 in cash, or a combination of shares and cash, subject to the same election and proration procedures applicable to Digene shares tendered in the offer. Appraisal rights will be available in the merger to the extent applicable under Delaware law. If, after the completion of this offer, either as a result of the offer alone or in conjunction with the exercise of our option to purchase shares directly from Digene, we beneficially own 90% or more of the outstanding shares of Digene common stock, we may effect the merger without the approval of Digene stockholders, as permitted under Delaware law.

We anticipate that following the offer and the merger, QIAGEN shareholders will own approximately 78% of the combined company on a fully diluted basis, and Digene stockholders will own approximately 22%.

Exchange of Shares of Digene Common Stock in the Offer (Page 55)

Upon the terms and subject to the conditions of the offer, promptly after the expiration of the offer, we will accept shares of Digene common stock that are validly tendered and not properly withdrawn in exchange for ordinary shares of QIAGEN, cash, or a combination of shares and cash, subject in each case to the proration and election procedures described in this prospectus. We are offering to exchange 3.545 ordinary shares of QIAGEN or $61.25 in cash for each outstanding share of Digene common stock.

Election and Proration (Page 55)

In the offer, Digene stockholders may elect to receive ordinary shares of QIAGEN, cash, or a combination of shares and cash in exchange for their shares of Digene common stock. However, the aggregate amount of each of the cash consideration and stock consideration that Digene stockholders may receive in connection with the offer is subject to proration because not more than 55% of the shares of Digene common stock tendered in the offer can be exchanged for cash, and not more than 45% of the shares of Digene common stock tendered in the offer can be exchanged for QIAGEN shares. If the holders of more than 55% of the Digene shares tendered in the offer, or the maximum cash election number, elect to receive cash in exchange for their Digene shares, then all cash elections in excess of the maximum cash election number will be converted into stock elections on a pro rata basis for each record holder making a cash election into stock elections so that the cash elections will equal as closely as reasonably practicable 55% of the Digene shares tendered in the offer, and the stock elections will equal as closely as reasonably practicable 45% of the Digene shares tendered in the offer.

In the above instance,

•	stock elections (including cash elections that are converted into stock elections) will be exchanged for stock consideration;

•

non-elections, which are elections in which the stockholder has indicated no preference on the form of consideration to be received, and tendered shares submitted without an effective election form, will be exchanged for stock consideration; and

•	all cash elections that were not in excess of the maximum cash election number will be exchanged for cash consideration.

If the holders of more than 45% of the Digene shares tendered in the offer, or the maximum stock election number, elect to receive stock in exchange for their Digene shares, then all stock elections in excess of the maximum stock election number will be converted on a pro rata basis for each record holder making a stock election into cash elections so that the stock elections will equal as closely as reasonably practicable 45% of the Digene shares tendered in the offer, and the cash elections will equal as closely as reasonably practicable 55% of the Digene shares tendered in the offer.

In the above instance,

•	cash elections (including stock elections that are converted into cash elections) will be exchanged for cash consideration;

•	non-election shares will be exchanged for cash consideration; and

•	all stock elections that were not in excess of the maximum stock election number will be exchanged for stock consideration.

If neither the maximum cash election number nor the maximum stock election number is exceeded, non-election shares will be converted into stock election shares on a pro rata basis for each record holder of non-election shares so that the total number of stock election shares equals 45% of the Digene shares tendered in the offer and any remaining non-election shares will be converted into cash election shares. All stock elections and non-elections converted into stock elections will receive stock consideration in the exchange, and all cash elections and non-elections converted into cash elections will receive cash consideration in the exchange.

Timing of the Offer (Page 56)

We are commencing the offer on June 15, 2007, the date of the distribution of this prospectus. The offer is scheduled to expire at 11:59 p.m., New York City time, on Friday, July 20, 2007, unless we extend the period of the offer. All references to the expiration of the offer mean the time of expiration, as extended.

Conditions of the Offer (Page 61)

The offer is subject to a number of conditions, and QIAGEN will not be required to accept any tendered shares for payment or exchange if any of these conditions are not satisfied or, where permissible, waived as of the expiration of the offer. These conditions provide, among other things, that:

•

there must be validly tendered and not properly withdrawn prior to the expiration of the offer at least 50.1% of the fully diluted shares of Digene common stock, calculated as described in this prospectus;

•

the registration statement on Form F-4, of which this prospectus is a part, must have been declared effective under the Securities Act, and shall not be the subject of any stop order or proceedings seeking a stop order;

•	any applicable waiting periods under the HSR Act must have expired or been terminated;

•	the shares of QIAGEN issuable in the offer shall have been approved for listing on the Nasdaq Global Select Market;

•	Digene and QIAGEN shall have received certain tax opinions;

•	there shall have been no event having a material adverse effect on Digene and no specified breaches by Digene of the merger agreement;

•

there shall be no legal impediments to the offer and certain events such as trading suspensions, banking moratoriums or the commencement of a war involving the United States shall not have occurred or if any of the foregoing are present at the time of commencement of the offer, there is no material acceleration or worsening thereof;

•	the merger agreement shall not have been terminated pursuant to its terms;

•	the offer shall not have been terminated with the consent of Digene;

•	the merger agreement shall have been adopted by QIAGEN’s shareholders; and

•	Digene’s board of directors shall not have withdrawn or modified its recommendation of the offer or the merger.

Extension, Termination and Amendment of the Offer (Page 56)

The merger agreement provides that, unless Digene otherwise agrees, we must, and, in the case of clause (iii) below, we have the option to, extend the offer in the following circumstances for one or more periods:

(i)	beyond the initial scheduled expiration date, up to February 29, 2008, if, at the scheduled or extended expiration date of the offer, any of the conditions to the offer have not been satisfied or, to the extent permitted, waived, until all the conditions to the offer are satisfied or waived. However, if all of the conditions to the offer other than the minimum offer condition have been satisfied, we will not be required to extend the offer pursuant to this provision of the merger agreement if we have publicly announced the existence of such facts and our intention not to extend the offer at least two business days prior to the date that the extension would otherwise have been required,
(ii)	for any period required by any SEC rule, regulation or position or any period required by applicable law, or

(iii)	for a subsequent offering period of not more than ten business days in the aggregate beyond the latest applicable date that would otherwise be permitted as described in (i) and (ii) above, if, as of the expiration date, all of the conditions to the offer have been satisfied or waived but the number of Digene shares validly tendered and not withdrawn equals more than 80% and less than 90%, of the outstanding Digene shares on a fully diluted basis. However, if we elect to extend the expiration date pursuant to this provision of the merger agreement, we will be deemed to have irrevocably waived all of the conditions to the offer set forth in detail under the caption “The Offer—Conditions to the Offer” and you will maintain your withdrawal rights during the pendency of such extension.

We are not permitted to extend the offer without the prior written consent of Digene at the time that all conditions to the offer have been satisfied or waived except for a single period not to exceed 10 business days and except as described in (iii) above.

We can extend the offer by giving oral or written notice of an extension to American Stock Transfer & Trust Company, the exchange agent and depositary for the offer. If we decide to extend the offer, we will make a public announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration. We are not giving any assurance that we will extend the offer. During any extension, all shares of Digene common stock previously tendered and not validly withdrawn will remain deposited with the exchange agent and depositary, subject to your right to withdraw your shares of Digene common stock. If we exercise our right to use a subsequent offering period, we will first consummate the exchange with respect to the shares tendered and not withdrawn in the initial offer period.

Subject to the SEC’s applicable rules and regulations and subject to the limitations contained in the merger agreement, we also reserve the right, in our discretion:

•

to terminate the offer and not accept for payment or exchange any shares of Digene common stock not previously accepted for payment or exchange, or exchanged, upon the failure of any of the conditions of the offer to be satisfied prior to the expiration of the offer; and

•

to waive any condition (subject to certain conditions requiring Digene’s consent to waive) or otherwise amend the offer (subject to certain conditions requiring Digene’s consent to amend) in any respect prior to the expiration of the offer, by giving oral or written notice of such termination, waiver or amendment to the exchange agent and depositary and by making a public announcement.

We will follow any extension, termination, waiver or amendment, as promptly as practicable, with a public announcement. Subject to the requirements of the Exchange Act, and other applicable law, and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release to Business Wire.

Procedure for Tendering Shares (Page 58)

For you to validly tender shares of Digene common stock in the offer, you must do one of the following:

•

deliver certificates representing your shares, a properly completed and duly executed letter of election and transmittal or a duly executed copy thereof, along with any other required documents, to the exchange agent and depositary at one of its addresses set forth on the back cover of this prospectus prior to the expiration of the offer;

•

arrange for a book-entry transfer of your shares to be made to the exchange agent and depository’s account at The Depositary Trust Company, or DTC, and receipt by the exchange agent and depositary of a confirmation of this transfer prior to the expiration of the offer, and the delivery of a properly completed and duly executed letter of election and transmittal or a duly executed copy thereof, and any other required documents, to the exchange agent and depositary at one of its addresses set forth on the back cover of this prospectus prior to the expiration of the offer;

•

arrange for a book-entry transfer of your shares to the exchange agent and depositary’s account at DTC and receipt by the exchange agent and depositary of confirmation of this transfer, including an “agent’s message,” prior to the expiration of the offer; or

•	comply with the guaranteed delivery procedures described in further detail below.

These deliveries and arrangements must be made before the expiration of the offer.

Withdrawal Rights (Page 59)

You may withdraw any shares of Digene common stock that you previously tendered in the offer at any time before the expiration of the offer by following the procedures described under “The Offer—Withdrawal

Rights” on page 59. In addition, if we have not accepted tendered shares for exchange by Tuesday, August 14, 2007, you may withdraw tendered shares at any time thereafter.

Exchange Fund; Delivery of Ordinary Shares of QIAGEN and/or Cash Following the Offer (Page 60)

Prior to the date on which QIAGEN accepts for payment or exchange shares of Digene common stock tendered in the offer, QIAGEN will deposit into an exchange fund administered by the exchange agent and depositary, cash and certificates representing ordinary shares of QIAGEN that will be payable in the offer.

Subject to the satisfaction (or, where permissible, waiver) of the conditions to the offer as of the expiration of the offer, we will accept for payment or exchange shares of Digene common stock validly tendered and not properly withdrawn and will exchange ordinary shares of QIAGEN and cash in lieu of fractional shares, cash, or a combination of shares and cash, for the tendered shares of Digene common stock promptly afterwards. In all cases, the payment for or exchange of shares of Digene common stock tendered and accepted for payment or exchange pursuant to the offer will be made only if the exchange agent and depositary timely receives:

•

certificates for those shares of Digene common stock, or a timely confirmation of a book-entry transfer of those shares of Digene common stock in the exchange agent and depositary’s account at DTC, and a properly completed and duly executed letter of election and transmittal, or a manually signed copy, and any other required documents; or

•

a timely confirmation of a book-entry transfer of those shares of Digene common stock in the exchange agent and depositary’s account at DTC, together with an “agent’s message” as described below under “The Offer—Procedure for Tendering Shares.”

Cash Instead of Fractional Shares of QIAGEN (Page 61)

We will not issue any fractional shares of QIAGEN pursuant to the offer or the merger. Instead, each tendering stockholder who would otherwise be entitled to a fractional share, after the combination of all fractional shares to which such tendering stockholder would otherwise be entitled, will receive cash (without interest and subject to any withholding for taxes) in lieu of the fractional interests.

The Merger Agreement (Page 77)

The merger agreement provides that, after completion of the offer, Digene will, subject to certain conditions, be merged with and into Merger Sub. Upon completion of the merger, Merger Sub will continue as the surviving corporation and will be an indirect wholly owned subsidiary of QIAGEN.

Termination of the Merger Agreement (Page 89)

The merger agreement provides that it can be terminated by QIAGEN or Digene under a number of different scenarios, including:

•	by the mutual written consent of the parties;

•	by either party, subject to various conditions, if:

•

the merger is not consummated by February 29, 2008 and the failure to consummate the merger by such date is not due to the failure of the terminating party to fulfill a material obligation under the merger agreement, which has resulted in or principally caused the failure of any condition of the offer or merger to be satisfied on or before such date;

•

a governmental entity or court of competent jurisdiction issues a nonappealable final order permanently restraining, enjoining or otherwise prohibiting the transactions set forth in the merger agreement;

•	the offer expires or is terminated pursuant to the merger agreement without the payment for or exchange of any shares by QIAGEN pursuant to the offer;

•

receipt of the required QIAGEN shareholder approval for the transactions contemplated by the merger agreement, as required by Dutch law, was not received at the general meeting of QIAGEN shareholders convened for the purpose of approving the transactions; or

•

HSR approval has not been obtained before the expiration of 120 days after the HSR filing; provided such 120-day period shall be extended for an additional 120 days if the facts and circumstances existing at such time indicate approval will be received within such extended time period with the cooperation in good faith of QIAGEN and Digene in pursuing such approval.

•	by QIAGEN, subject to various conditions, if, prior to the payment or exchange of shares of Digene common stock by QIAGEN pursuant to the offer:

•

Digene withdraws or modifies its approval of the offer or merger, fails to include such approval in the Schedule 14D-9 it is required to file with the SEC pursuant to the Exchange Act, fails to reaffirm its approval of the offer or merger within three business days, subject to extension under certain circumstances, after QIAGEN’s written request to do so at any time when a competing proposal has been publicly proposed and not rejected by Digene, Digene recommends to Digene stockholders to approve or accept a competing proposal, or Digene has breached certain specified obligations under the merger agreement; or

•

Digene breaches any of its representations or warranties set forth in the merger agreement, which results in Digene’s inability to confirm the truth and accuracy of the representations and warranties to the extent required by the merger agreement at the time of the consummation of the merger, or breaches any of its covenants set forth in the merger agreement, which results in Digene’s inability to confirm its compliance with such covenants to the extent required by the merger agreement at the time of the consummation of the merger, and provided in each case that such breach (if curable) has not been cured within 30 business days after notice of such breach, and further provided that QIAGEN is not in material breach of its obligations under the merger agreement.

•	by Digene, subject to various conditions, if, prior to the payment or exchange of any shares of Digene common stock by QIAGEN pursuant to the offer:

•

QIAGEN breaches any of its representations or warranties set forth in the merger agreement, which results in QIAGEN’s inability to confirm the truth and accuracy of the representations and warranties to the extent required by the merger agreement at the time of the consummation of the merger, or breaches any of its covenants set forth in the merger agreement, which results in QIAGEN’s inability to confirm its compliance with such covenants to the extent required by the merger agreement at the time of the consummation of the merger, and provided in each case that such breach (if curable) has not been cured within 30 business days after notice of such breach, and further provided that Digene is not in material breach of its obligations under the merger agreement; or

•	Digene’s board of directors approves or recommends a competing proposal in compliance with the terms set forth in the merger agreement and pays QIAGEN the termination fee.

Offers for Alternative Transactions (Page 84)

Digene has agreed not to do any of the following, subject to the exceptions set forth in the merger agreement, relating to unsolicited third party acquisition proposals:

•

continue any discussions, negotiations or written communications with any party or parties that commenced prior to the execution of the merger agreement with respect to any competing proposal, as defined below;

•	solicit, initiate or knowingly encourage, or otherwise knowingly facilitate, directly or indirectly, any inquiries relating to, any competing proposal;

•	directly or indirectly initiate or participate in any discussions, negotiations or communications regarding any competing proposal;

•

furnish to any third party any nonpublic information or data for the purpose of encouraging or facilitating, or, except where failure to do so would cause Digene’s board of directors to breach its fiduciary obligations under applicable law, provide access to the properties, offices, books, records, officers, directors or employees of Digene for the purpose of encouraging or facilitating, any competing proposal; or

•	release any party from or waive any provision of, any confidentiality or standstill agreement to which it is a party.

Termination Fees (Page 89)

Termination of the merger by either QIAGEN or Digene under specified circumstances could result in QIAGEN or Digene having to pay the other party a cash termination fee of $59,000,000.

Material U.S. Federal Income Tax Consequences (Page 64)

The offer and the merger are intended to qualify as component parts of an integrated transaction that qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code, and it is a condition to the completion of the offer and the merger that QIAGEN and Digene receive legal opinions from their respective tax counsel to the effect that the offer and the merger together will constitute a reorganization. It is further a condition of the obligation of Digene to consummate the merger that Digene receive a tax opinion from its tax counsel that the transfer of shares of Digene common stock to QIAGEN will not result in gain recognition to the Digene stockholders pursuant to Section 367(a)(1) of the Code. If, consistent with such opinions, the offer and the merger constitute part of an integrated transaction that qualifies as a reorganization within the meaning of Section 368(a) of the Code, a Digene stockholder (i) will, if such Digene stockholder receives solely ordinary shares of QIAGEN, not recognize any gain or loss in the offer and/or the merger, except for gain or loss attributable to cash received in lieu of a fractional share of QIAGEN; (ii) will, if such Digene stockholder receives cash and ordinary shares of QIAGEN, recognize gain (but not loss) in the offer and/or the merger in an amount equal to the lesser of (1) the excess (if any) of (A) the amount of cash and the fair market value of ordinary shares of QIAGEN received over (B) the Digene stockholder’s adjusted tax basis in the shares of Digene common stock surrendered; and (2) the amount of cash received; and (iii) will, if such Digene stockholder receives solely cash, recognize gain or loss in the offer and/or the merger in an amount equal to the difference between the amount of cash received and the Digene stockholder’s adjusted tax basis in the shares of Digene common stock surrendered.

If the offer and the merger do not constitute part of an integrated transaction that qualifies as a reorganization within the meaning of Section 368(a) of the Code, a Digene stockholder will recognize gain or loss to the extent of the difference between such stockholder’s adjusted tax basis in the shares of Digene common stock surrendered and the amount of cash and the fair market value of ordinary shares of QIAGEN received in an exchange made pursuant to the offer, but an exchange of shares of Digene common stock made pursuant to the merger will be treated as described above in the case of an integrated transaction.

THIS PROSPECTUS CONTAINS A GENERAL DESCRIPTION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER. THIS DESCRIPTION DOES NOT ADDRESS THE TAX CONSEQUENCES TO ANY PERSONS OWNING FIVE PERCENT (OR MORE) OF THE ORDINARY SHARES OF QIAGEN OR TO OTHER PERSONS WITH A SPECIAL TAX STATUS, NOR DOES IT ADDRESS ANY NON-U.S. TAX CONSEQUENCES OR ANY STATE OR OTHER TAX CONSEQUENCES. CONSEQUENTLY, YOU ARE URGED TO CONTACT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER.

Regulatory Approvals (Page 72)

We do not believe that there is any regulatory license or permit material to the business of Digene, that may be materially adversely affected by our acquisition of Digene common stock, or any regulatory filing or approval that would be required for our acquisition of Digene common stock, other than the expiration or termination of the waiting period under the HSR Act. QIAGEN and Digene have made all required filings to seek such approval, as well as all required filings under the Securities Act and the Exchange Act in connection with the offer and merger. We do not believe that there is any requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any non-U.S. jurisdiction that is applicable to the offer or the merger.

Appraisal Rights (Page 69)

Under Delaware law, you will not have any appraisal rights in connection with the offer. However, appraisal rights may be available to Digene stockholders, other than QIAGEN, in connection with the merger.

Accounting Treatment (Page 74)

The acquisition of Digene common stock pursuant to the offer and the merger will be accounted for under the purchase method of accounting in accordance with accounting principles generally accepted in the United States.

Interests of Certain Persons in the Offer and the Subsequent Merger (Page 75)

Certain Digene directors and officers have interests in the offer and the merger that are different from, or are in addition to, those of other stockholders. These interests include:

•	the acceleration of vesting of equity awards previously issued to the directors and executive officers of Digene; and

•	the indemnification of directors and officers of Digene against certain liabilities.

For additional details regarding these interests, see Item 3 of the Digene Recommendation Statement.

The members of the boards of directors of QIAGEN and Digene were aware of these interests and considered them, among other matters, when they approved the offer, the merger and the merger agreement.

Risk Factors (Page 29)

The offer and the subsequent merger poses a number of risks to each company and its respective stockholders. In addition, both QIAGEN and Digene’s businesses and industries are subject to various risks. These risks are discussed in detail under the caption “Risk Factors” beginning on page 29. You are encouraged to read and consider all of these risks carefully.

Comparison of Rights of QIAGEN Shareholders and Digene Stockholders (Page 93)

Digene is a Delaware corporation, and the rights of Digene stockholders are governed by Delaware law as well as Digene’s certificate of incorporation and bylaws. QIAGEN is a public limited liability company organized in the Kingdom of The Netherlands, and the rights of QIAGEN shareholders are governed by Dutch law and QIAGEN’s articles of association. If we complete the offer and the subsequent merger, holders of Digene common stock who receive ordinary shares of QIAGEN will become QIAGEN shareholders and their rights will be governed by Dutch law and QIAGEN’s articles of association. There are differences between the laws and corporate documents governing the rights of Digene stockholders and QIAGEN shareholders.

Digene Common Stock Outstanding

As of June 12, 2007, Digene had outstanding:

•	24,461,887 shares of common stock; and

•	2,013,451 shares of common stock subject to outstanding equity awards.

Ownership of Digene Common Stock by QIAGEN and its Affiliates

QIAGEN does not own any shares of Digene common stock. On June 12, 2007, our directors and executive officers owned less than 1% of the outstanding shares of Digene common stock.

Ownership of QIAGEN After the Exchange Offer and the Merger

If we acquire all of the outstanding shares of Digene common stock pursuant to the exchange offer and the merger, former stockholders of Digene would acquire through the exchange offer and the merger approximately 22% of our then outstanding ordinary shares, based upon the number of shares of Digene common stock and of our ordinary shares outstanding on May 30, 2007 and the assumptions that no Digene equity award holder exercise their awards and no appraisal rights are perfected.

The Companies

QIAGEN N.V.

Spoorstraat 50

5911 KJ Venlo

The Netherlands

011-31-77-320-8400

QIAGEN began operations as a German company in 1986. On April 29, 1996, QIAGEN was incorporated as QIAGEN N.V., a public limited liability company (naamloze vennnootschap) under Dutch law as a holding company for its wholly owned subsidiaries. QIAGEN’s legal seat is in Venlo, The Netherlands. As a holding company, QIAGEN conducts its business through its subsidiaries located throughout Europe, Japan, Australia, North America and East Asia. QIAGEN’s principal executive office is located at Spoorstraat 50, 5911 KJ Venlo, The Netherlands, and its telephone number is +31-77-320-8400. QIAGEN’s website is www.qiagen.com.

Since 1986, QIAGEN has developed and marketed a broad range of proprietary products for the academic and industrial research markets, as well as for the applied testing market, which includes forensics, veterinary diagnostics, genetically modified organisms, or GMO, and other food testing, and molecular diagnostics markets. QIAGEN has experienced significant growth in the past, with a five year compound annual growth through December 31, 2006 of approximately 12% in net sales and 16% in net income, as reported under U.S. GAAP. In the last five years QIAGEN has made a number of strategic acquisitions.

QIAGEN ordinary shares are traded on the Nasdaq Global Select Market under the symbol “QGEN” and on the Frankfurt Stock Exchange, Prime Standard segment, under the symbol “QIA” and with the security code number 901626. QIAGEN is headquartered in Venlo, The Netherlands, with its U.S. headquarters in Germantown, Maryland.

QNAH

c/o QIAGEN N.V.

19300 Germantown Rd.

Germantown, MD 20874

(240) 686-7700

QNAH is a California company and a wholly owned subsidiary of QIAGEN. QNAH acts as a holding company and has no independent business operations.

Merger Sub

c/o QIAGEN N.V.

19300 Germantown Rd.

Germantown, MD 20874

(240) 686-7700

Merger Sub is a Delaware limited liability company and an indirect wholly owned subsidiary of QIAGEN. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by the merger agreement, has engaged in no other business activities and has conducted its operations only as contemplated by the merger agreement.

The name, business address, principal occupation, five-year employment history and citizenship of each of our directors and executive officers, and each of QNAH’s and Merger Sub’s directors and executive officers is included in Annex B to this prospectus. None of our, QNAH’s or Merger Sub’s directors or executive officers purchased or sold any shares of Digene common stock during the 60- day period ended on June 15, 2007.

During the past five years, QIAGEN has not been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or been a party to any judicial or administrative proceeding, except for any matters that were dismissed without sanction or settlement, that resulted in a judgment, decree or final order enjoining us from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Digene Corporation

1201 Clopper Road

Gaithersburg, Maryland, 20878

(301) 944-7000

Digene is a leader in molecular diagnostics, developing, manufacturing and marketing proprietary DNA and RNA tests, with a focus on women’s health. Digene’s flagship product, the Digene® HPV Test, is the only FDA-approved and CE-marked test for the detection of human papillomavirus, the cause of essentially all cervical cancers. Digene’s product portfolio also includes tests for the detection of other sexually transmitted infections, including chlamydia and gonorrhea. Digene tests are marketed in more than 40 countries worldwide.

Digene common stock is traded on the Nasdaq Global Select Market under the symbol “DIGE”. Digene is headquartered in Gaithersburg, Maryland.

Comparative Per Share Market Price Information (Page 25)

On June 1, 2007, the last trading day before QIAGEN and Digene announced the exchange offer, QIAGEN ordinary shares closed at $17.28 per share and Digene common stock closed at $44.77 per share. On June 14, 2007, the last trading day prior to the printing of this prospectus for which this information was practicably available, QIAGEN ordinary shares closed at $17.55 per share and Digene common stock closed at $57.75 per share.

Questions About the Offer and Subsequent Merger

If you have any questions about the exchange offer or the merger or if you need additional copies of this prospectus, you should contact our Information Agent:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor

New York, New York, 10022

Stockholders call toll-free: (877) 750-9499

Banks and Brokerage Firms, call collect: (212) 750-5833

Or contact QIAGEN directly at:

QIAGEN N.V.

c/o QIAGEN GmbH

QIAGEN Strasse 1

40724 Hilden, Germany

(011) 49 2103 2911 710

Attention: Investor Relations

SELECTED HISTORICAL FINANCIAL INFORMATION

The information in the following tables is based on historical financial statements that QIAGEN and Digene have presented in their prior filings with the SEC. You should read the selected consolidated historical financial information in the following tables in conjunction with the historical financial statements. The QIAGEN and Digene historical financial statements have been incorporated into this document by reference. See “Where You Can Find More Information” on page 110.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

QIAGEN N.V.

The information below should be read in conjunction with the consolidated financial statements (and notes thereto) and “Operating and Financial Review and Prospects” sections of QIAGEN’s Annual Report on Form 20-F for the year ended December 31, 2006 incorporated herein by reference.

	Years ended December 31,
	2006	2005	2004	2003	2002
	(amounts in thousands, except per share data)
Consolidated Statement of Income Data:
Net sales	$465,778	$398,395	$380,629	$351,404	$298,607
Cost of sales	139,122	122,755	125,658	118,786	96,508
Cost of sales—acquisition and restructuring related	2,046	439	1,454	3,618	—

Gross profit	324,610	275,201	253,517	229,000	202,099

Operating Expenses:
Research and development	41,560	35,780	34,351	31,068	27,438
Sales and marketing	115,942	94,312	87,506	83,005	75,086
General and administrative	48,574	40,123	41,715	41,894	41,716
Purchased in-process research and development	2,200	3,239	—	—	—
Acquisition, integration and related costs	6,061	3,213	572	—	2,848
Acquisition related intangible amortization	8,220	3,697	1,416	1,096	1,053
Relocation and restructuring costs	1,452	—	3,817	3,048	10,773

Total operating expenses	224,009	180,364	169,377	160,111	158,914

Income from operations	100,601	94,837	84,140	68,889	43,185

Other income (expense), net	5,467	2,427	(11,453)	(1,634)	(4,325)

Income before provision for income taxes and minority interest	106,068	97,264	72,687	67,255	38,860
Provision for income taxes	35,529	35,039	23,982	24,405	15,723
Minority (income) expense	—	—	—	—	(5)

Net income	$70,539	$62,225	$48,705	$42,850	$23,142

Basic net income per common share(1)	$0.47	$0.42	$0.33	$0.29	$0.16

Diluted net income per common share(1)	$0.46	$0.41	$0.33	$0.29	$0.16

Weighted average number of common shares used to compute basic net income per common share	149,504	147,837	146,658	145,832	144,795
Weighted average number of common shares used to compute diluted net income per common share	153,517	150,172	148,519	147,173	145,787

(1)	Computed on the basis described for net income per common share in Note 3 of the Notes to Consolidated Financial Statements in QIAGEN’s Annual Report on Form 20-F.

	As of December 31,
	2006	2005	2004	2003	2002
	(amounts in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$430,357	$191,700	$196,375	$98,993	$44,893
Working capital	$566,660	$278,586	$299,029	$163,583	$111,554
Total assets	$1,212,012	$765,298	$714,599	$551,930	$454,511
Total long-term liabilities, including current portion	$536,738	$230,086	$234,138	$131,095	$112,331
Total shareholders’ equity	$566,165	$450,457	$400,376	$334,786	$263,031
Common shares, EUR .01 par value	$1,535	$1,513	$1,495	$1,485	$1,478
Shares outstanding	150,168	148,456	147,020	146,218	145,534

SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

DIGENE CORPORATION

The information below should be read in conjunction with the consolidated financial statements (and notes thereto) of Digene’s Annual Report on Form 10-K for the year ended June 30, 2006 incorporated herein by reference.

	Fiscal Year Ended June 30,
(in thousands, except per share data)	2006	2005	2004		2003	2002
Consolidated Statements of Operations Data: (1)
Revenues:
Product sales	$150,828	$113,219	$88,815		$62,440	$45,750
Distribution contract	—	—	—		—	2,357
Other revenues	2,060	1,923	1,346		662	741

Total revenues	152,888	115,142	90,161		63,102	48,848
Costs and expenses:
Cost of product sales	21,888	20,128	16,717		13,383	12,938
Royalty and technology	7,572	5,394	1,705		2,814	2,093
Research and development	17,922	12,964	10,744		10,262	9,265
Selling and marketing	62,815	45,933	34,918		25,099	17,742
General and administrative	26,294	20,265	19,298		16,642	14,024
Abbott termination fee	—	—	—		—	2,500
Amortization of intangible assets	—	—	—		—	150
Patent litigation settlements	—	21,500	—		—	—

Total costs and expenses	136,491	126,184	83,382		68,200	58,712
Income (loss) from operations	16,397	(11,042)	6,779		(5,098)	(9,864)
Interest income	3,808	808	459		593	729
Interest expense	(803)	(37)	(184)		(273)	(32)
Other income (expense)	(48)	(116)	163		678	(20)

Income (loss) from operations before minority interest and income taxes	19,354	(10,387)	7,217		(4,100)	(9,187)
Minority interest	(142)	(353)	—		—	—

Income (loss) from operations before income taxes	19,212	(10,740)	7,217		(4,100)	(9,187)
Provision for (benefit from) income taxes	10,773	(2,573)	(14,325	)(2)	224	210

Net income (loss)	$8,439	$(8,167)	$21,542		$(4,324)	$(9,397)
Basic net income (loss) per share(3)	$0.39	$(0.41)	$1.13		$(0.24)	$(0.54)
Diluted net income (loss) per share(3)	$0.38	$(0.41)	$1.04		$(0.24)	$(0.54)
Basic weighted average shares outstanding(3)	21,769	19,965	19,144		18,136	17,361
Diluted weighted average shares outstanding(3)	22,215	19,965	20,806		18,136	17,361

	2006	2005	2004		2003	2002
Consolidated Balance Sheet Data:
Working capital	$146,841	$52,988	$61,786		$36,119	$39,828
Total assets	231,886	106,845	103,270		63,375	67,241
Long-term debt and obligation, less current maturities	19,773	572	686		2,154	3,690
Accumulated deficit	(53,874)	(62,313)	(54,146)		(75,688)	(71,365)
Total stockholders’ equity	177,046	79,402	86,063		43,006	39,639

(1)	Certain amounts have been reclassified to conform to current presentation.
(2)	Includes the partial reversal of the deferred tax valuation allowance approximating $14.9 million.
(3)	Computed on the basis described in Note 2 of Notes to Consolidated Financial Statements in Digene’s Annual Report on Form 10-K.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of QIAGEN and Digene after giving effect to our acquisition of Digene and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined balance sheet of QIAGEN and Digene as of March 31, 2007 is presented as if the merger occurred on March 31, 2007. The unaudited pro forma condensed combined statements of operations of QIAGEN and Digene for the three months ended March 31, 2007 and the year ended December 31, 2006 are presented as if the merger had taken place on January 1, 2006 and was carried forward through March 31, 2007.

The preliminary allocation of the purchase price reflected in the unaudited pro forma condensed combined financial statements is based upon estimates of the fair values of the assets to be acquired and liabilities to be assumed in the merger. The total estimated purchase price has been allocated to assets to be acquired and liabilities to be assumed based on management’s best estimates of fair value, with the excess cost over net tangible and identifiable intangible assets acquired being allocated to goodwill. The estimated fair values of certain intangible assets have been preliminarily determined by QIAGEN’s management with the assistance of a third-party valuation firm. This purchase price allocation is preliminary and has not been finalized. The fair value of any stock options exchanged in accordance with the terms of the merger agreement has not yet been considered in the preliminary purchase price allocation due to the lack of presently available information. The result of the exchange will result in an increase in the purchase price and goodwill. Thus, this purchase price allocation is preliminary and has not yet been finalized.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position of QIAGEN that would have been reported had the Acquisition been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of QIAGEN. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and cost savings that we may achieve with respect to the combined companies. The unaudited pro forma condensed combined financial statements should be read in conjunction with the:

•	accompanying notes to the unaudited pro forma condensed combined financial statements;

•

separate unaudited historical consolidated financial statements of QIAGEN as of and for the three months ended March 31, 2007, included in QIAGEN’s quarterly report on Form 6-K for the three months ended March 31, 2007;

•	separate historical consolidated financial statements of QIAGEN for the year ended December 31, 2006, included in QIAGEN’s annual report on Form 20-F for the year ended December 31, 2006;

•

separate unaudited historical consolidated financial statements of Digene as of and for the nine months ended March 31, 2007, included in Digene’s quarterly report on Form 10-Q for the nine months ended March 31, 2007; and

•	separate historical consolidated financial statements of Digene for the year ended June 30, 2006, included in Digene’s annual report on Form 10-K for the year ended June 30, 2006.

QIAGEN N.V.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of March 31, 2007

(in thousands)

	Historical		Pro Forma Adjustments (Note 3)			Pro Forma Combined
	QIAGEN	Digene
Assets
Current assets:
Cash and cash equivalents	$386,070	$13,042		$(111,112)	A	$288,000
Marketable securities	98,805	179,722		(278,527)	A	—
Notes receivable	5,817	—				5,817
Accounts receivable, net	85,980	29,471				115,451
Income taxes receivable	5,712	—				5,712
Inventories	66,336	8,715				75,051
Deferred tax assets	19,942	3,721				23,663
Prepaid expenses and other current assets	34,197	3,358				37,555

Total current assets	702,859	238,029		(389,639)		551,249
Long-term assets
Property, plant and equipment, net	224,124	40,755				264,879
Goodwill	153,383	900		888,700	B	1,042,983
Intangible assets, net	131,388	3,125		520,000	C	654,513
Deferred income taxes	10,660	14,666				25,326
Other assets	27,251	1,517				28,768

	$1,249,665	$298,992		$1,019,061		$2,567,718

Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt	$6,687	$118	$			$6,805
Current portion of capital lease obligations	821	1,732				2,553
Accounts payable	21,455	14,616				36,071
Accrued and other liabilities	74,592	20,918		20,200	D	115,710
Income taxes payable	22,315	808				23,123
Deferred income taxes	5,973	—		17,333	E	23,306

Total current liabilities	131,843	38,192		37,533		207,568
Long-term liabilities
Long-term debt, net of current portion	490,122	361		432,849	A	923,332
Capital lease obligations, net of current portion	12,010	22,447				34,457
Deferred income taxes	22,426	—		190,667	E	213,093
Other long-term liabilities	5,770	293				6,063
Minority Interest	—	511				511
Shareholders’ equity	587,494	237,188		358,012	F	1,182,694

	$1,249,665	$298,992		$1,019,061		$2,567,718

See notes to unaudited pro forma condensed combined financial statements.

QIAGEN N.V.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Three Months Ended March 31, 2007

(in thousands, except per share amounts)

	Historical		Pro Forma Adjustments (Note 3)		Pro Forma Combined
	QIAGEN	Digene
Net sales	$127,879	$52,523	$(1,155)	G	$179,247
Cost of sales	38,929	9,907	(1,151)	G	47,685

Gross profit	88,950	42,616	(4)		131,562

Operating Expenses:
Research and development	11,531	7,238	(4)	G	18,765
Sales and marketing	31,303	18,507			49,810
General and administrative	13,624	9,922			23,546
Acquisition, integration and related costs	690	—			690
Acquisition related intangible amortization	2,598	—	10,833	H	13,431
Relocation, restructuring and related costs	408	—			408

Total operating expenses	60,154	35,667	10,829		106,650

Income (loss) from operations	28,796	6,949	(10,833)		24,912
Interest income	5,166	2,298			7,464
Interest (expense)	(4,691)	(349)	(6,500)	I	(11,540)
Other income (expense), net	(254)	95			(159)

Income before provision for income taxes and minority interest	29,017	8,993	(17,333)		20,677
Provision for income taxes	9,150	3,529	(6,933)	J	5,746
Minority interest	—	(131)			(131)

Net income	$19,867	$5,333	$(10,400)		$14,800

Net income per share—basic	$0.13	$0.22			$0.08

Net income per share—diluted	$0.13	$0.21			$0.07

Shares used in per share calculation—basic	150,389	24,157	38,948		189,337

Shares used in per share calculation—diluted	156,199	24,836	46,253		202,452

See notes to unaudited pro forma condensed combined financial statements.

QIAGEN N.V.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year Ended December 31, 2006

(in thousands, except per share amounts)

	Historical		Pro Forma Adjustments (Note 3)		Pro Forma Combined
	QIAGEN	Digene
Net sales	$465,778	$177,734	$(2,765)	G	$640,747
Cost of sales	139,122	32,928	(2,745)	G	169,305
Cost of sales-acquisition related	2,046	—			2,046

Gross profit	324,610	144,806	(20)		469,396

Operating Expenses:
Research and development	41,560	21,180	(20)	G	62,720
Sales and marketing	115,942	68,599			184,541
General and administrative	48,574	32,790			81,364
Purchased in-process research and development	2,200	—			2,200
Acquisition, integration and related costs	6,061	—			6,061
Acquisition related intangible amortization	8,220	—	43,333	H	51,553
Relocation, restructuring and related costs	1,452	—			1,452

Total operating expenses	224,009	122,569	43,313		389,891

Income (loss) from operations	100,601	22,237	(43,333)		79,505
Interest income	16,359	6,649			23,008
Interest (expense)	(11,918)	(1,521)	(26,000)	I	(39,439)
Other income (expense), net	1,026	38			1,064

Income before provision for income taxes and minority interest	106,068	27,403	(69,333)		64,138
Provision for income taxes	35,529	12,037	(27,733)	J	19,833
Minority interest	—	(21)			(21)

Net income	$70,539	$15,345	$(41,600)		$44,284

Net income per share—basic	$0.47	$0.66			$0.23

Net income per share—diluted	$0.46	$0.65			$0.22

Shares used in per share calculation—basic	149,504	23,295	38,948		188,452

Shares used in per share calculation—diluted	153,517	23,773	46,253		199,770

See notes to unaudited pro forma condensed combined financial statements.

QIAGEN N.V.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined balance sheet as of March 31, 2007 and the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2007 and for the year ended December 31, 2006 are based on the historical financial statements of QIAGEN N.V. (QIAGEN, we or our) and Digene Corporation (Digene) after giving effect to the intended acquisition of Digene and the assumptions and adjustments described in the notes herein. During the periods presented, there were sales transactions between QIAGEN and Digene.

The unaudited pro forma condensed combined balance sheet of QIAGEN and Digene as of March 31, 2007 is presented as if the merger occurred on March 31, 2007. The unaudited pro forma condensed combined statements of operations of QIAGEN and Digene for the three months ended March 31, 2007 and the year ended December 31, 2006 are presented as if the merger had taken place on January 1, 2006 and was carried forward through March 31, 2007.

The preliminary allocation of the purchase price reflected in the unaudited pro forma condensed combined financial statements is based upon estimates of the fair values of the assets to be acquired and liabilities to be assumed in the merger. The total purchase price has been allocated to assets to be acquired and liabilities to be assumed based on management’s best estimates of fair value, with the excess cost over net tangible and identifiable intangible assets acquired being allocated to goodwill. The estimated fair values of certain intangible assets have been determined by QIAGEN management with the assistance of a third-party valuation firm. This purchase price allocation is preliminary and has not been finalized. The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position of QIAGEN that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of QIAGEN. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and cost savings that we may achieve with respect to the combined companies. The fair value of any stock options exchanged in accordance with the terms of the merger agreement has not yet been considered in the preliminary purchase price allocation due to the lack of presently available information. The result of the exchange will result in an increase in the purchase price and goodwill. Thus, this purchase price allocation is preliminary and has not yet been finalized. The unaudited pro forma condensed combined financial statements should be read in conjunction with the:

•	accompanying notes to the unaudited pro forma condensed combined financial statements;

•

separate unaudited historical consolidated financial statements of QIAGEN as of and for the three months ended March 31, 2007, included in QIAGEN’s quarterly report on Form 6-K for the three months ended March 31, 2007;

•	separate historical consolidated financial statements of QIAGEN for the year ended December 31, 2006, included in QIAGEN’s annual report on Form 20-F for the year ended December 31, 2006;

•

separate unaudited historical consolidated financial statements of Digene as of and for the nine months ended March 31, 2007, included in Digene’s quarterly report on Form 10-Q for the nine months ended March 31, 2007; and

•	separate historical consolidated financial statements of Digene for the year ended June 30, 2006, included in Digene’s annual report on Form 10-K for the year ended June 30, 2006.

2. DIGENE ACQUISITION

Under the terms of the Agreement and Plan of Merger entered into by QIAGEN on June 3, 2007, we intend to acquire all of the outstanding shares of common stock of Digene via a combination cash and shares tender offer. Digene is a publicly held company based in Gaithersburg, Maryland, that holds a unique leadership position in molecular diagnostics. Digene’s primary product, the Digene HPV (human papillomavirus) Test, screens for the presence of high-risk types of the virus that have shown to be the cause of cervical cancer. The Digene HPV Test is the only test that is both FDA-approved and CE-marked for HPV. This addresses one of the largest and most rapidly expanding market segments in women’s health and molecular diagnostics. We believe that the merger will provide us with an opportunity to expand into the molecular diagnostics market by linking virology with oncology, thereby creating a platform to add next-generation and high-value molecular diagnostic products.

Preliminary Purchase Price Allocation

The Digene acquisition will be accounted for as a business combination in accordance with Statements of Financial Accounting Standards No. 141 (SFAS 141). Accordingly, the figures below are calculated under the provisions of SFAS 141.

The unaudited pro forma condensed combined financial information gives effect to the issuance of ordinary shares of QIAGEN and cash based upon the exchange ratio of 3.545 shares of QIAGEN and $61.25 of cash for each outstanding share of Digene common stock. The cash component of the merger consideration could be decreased and the stock component increased if required to preserve the intended treatment of the merger for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. Assuming the merger so qualifies as a “reorganization,” a Digene stockholder generally will, for U.S. federal income tax purposes, recognize gain, but not loss, equal to the lesser of (i) the excess, if any, of the fair market value of QIAGEN ordinary shares and the amount of cash received by the stockholder over that stockholder’s adjusted tax basis in the Digene common stock exchanged in the merger or (ii) the amount of cash received by the stockholder in the merger; this treatment may not apply to all Digene stockholders. For further information concerning U.S. federal income tax consequences of the merger, please see “Material U.S. Federal Income Tax Consequences” beginning on page 64 of this prospectus. The average market price per ordinary share of QIAGEN of $16.05 is based upon the average of the closing prices for a range of trading days (May 31, 2007 through June 5, 2007) around the announcement date (June 3, 2007) of the transaction. This results in an estimated purchase price of $1,467.9 million ($625.2 million in stock, $822.5 million in cash and $20.2 million of estimated transaction costs) as follows (in millions, except per share amounts):

Stock consideration
QIAGEN N.V. average market price per share	$16.05
Exchange ratio	3.545

Equivalent per share consideration	$56.90
45% of the outstanding shares of Digene at June 3, 2007 (a)	10.987

Fair value of QIAGEN N.V. shares to be issued		$625.2

Cash consideration
Per share cash consideration	$61.25
55% of the outstanding shares of Digene at June 3, 2007 (a)	13.428

Cash to be paid		822.5
Estimated transaction costs		20.2

Estimated purchase price		$1,467.9

(a)	Does not include any assumption of Digene stock options. Digene stock options become fully exercisable prior to the closing of the transaction and will be exchanged for QIAGEN stock options if not exercised prior to the effective time of the merger. The fair value of any stock options exchanged in accordance with the merger agreement will result in an increase to the purchase price and goodwill.

The purchase price will be allocated to Digene’s assets acquired and liabilities assumed based upon their respective fair values at the date of acquisition. The allocation will also take into consideration intangible assets, pre-acquisition contingencies and in-process research and development, if any, acquired at closing. Any remaining unallocated acquisition cost will be considered goodwill. Pre-acquisition contingencies that are settled within one year of the closing may result in further adjustments to recorded goodwill. QIAGEN is currently gathering the data necessary for determining the fair value of intangible assets, in-process research and development, assets, and liabilities. The total preliminary estimated amounts of purchased in-process research and development, identifiable intangible assets and goodwill are approximately $30.0 million, $520.0 million and $888.7 million, respectively. The average useful life of identifiable intangible assets is assumed to be 12 years. Because the valuation analysis has not been completed, the actual amounts of purchased in-process research and development, goodwill and identifiable intangible assets and the related average useful life over which the intangible assets are amortized could vary from these assumptions.

3. PRO FORMA ADJUSTMENTS

The following pro forma adjustments are included in the unaudited pro forma condensed combined balance sheet:

(A)	To record the adjustments to cash and cash equivalents and marketable securities (in thousands) for cash paid for outstanding shares of Digene stock, including the assumption of new debt.

(B)	To record the preliminary fair value of goodwill.

(C)	To record the following preliminary fair values of acquired intangible assets (in thousands).

Developed technology	$300,000
Customer relationships	150,000
Tradename	70,000

Total adjustments to intangible assets, net	$520,000

(D)	To record the estimated merger-related transaction costs.

The unaudited pro forma condensed combined statements of operations do not include the charges for acquisition-related costs since they are considered non-recurring charges.

(E)	To record the deferred tax liability on the preliminary fair values of acquired intangible assets.

(F)	To record the following adjustments to shareholders’ equity (in thousands):

Estimated fair value of QIAGEN shares issued in the Acquisition	$625,200
Estimated fair value of purchased IPR&D	(30,000)
Elimination of Digene’s historical shareholders’ equity	(237,188)

Total adjustments to shareholders’ equity	$358,012

We will record an immediate write-off of purchased IPR&D at the consummation of the merger. The unaudited pro forma condensed combined statements of operations do not include the preliminary estimated charge for purchased IPR&D of $30.0 million since it is considered a non-recurring charge.

The following pro forma adjustments are included in the unaudited pro forma condensed combined statements of operation:

(G)	To record the elimination of QIAGEN sales to Digene.

(H)	To record the amortization of acquired intangible assets.

(I)	To record the interest expense on new debt.

(J)	To record the income tax benefit on pro forma adjustments at our statutory tax rate of 40%. The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had QIAGEN and Digene filed consolidated income tax returns during the periods presented (in thousands except tax rate):

	2007	2006
Pro forma adjustments before income taxes	$(17,333)	$(69,333)
Statutory tax rate	40%	40%

Pro forma income tax adjustment	$(6,933)	$(27,733)

UNAUDITED COMPARATIVE PER COMMON SHARE DATA

The following tables summarize the net income and book value per common share information for QIAGEN and Digene on a historical and unaudited pro forma combined basis. The pro forma combined financial information gives effect to the merger with Digene on a purchase method basis as described in “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 16.

The historical book value per common share of QIAGEN and Digene is computed by dividing total shareholders’ equity by the number of shares of common stock outstanding at the end of the period.

The proforma combined book value per common share of QIAGEN is computed by dividing total pro forma Shareholders’ equity by the pro forma number of ordinary shares of QIAGEN outstanding at the end of the period.

The information listed as “pro forma combined per Digene equivalent share” was obtained by multiplying the pro forma combined amounts by the exchange ratio in the merger of 3.545 QIAGEN ordinary shares to be issued for each share of Digene common stock.

QIAGEN expects to incur merger and integration charges as a result of combining QIAGEN and Digene. QIAGEN also anticipates that the merger will provide the combined company with financial benefits that potentially include reduced operating expenses and the opportunity to generate more revenue. The pro forma financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these expenses or benefits and, accordingly, does not attempt to predict or suggest future results.

The information in the following table is based on, and should be read together with, the QIAGEN historical financial information contained in prior SEC filings, which are incorporated herein by reference, the Digene historical financial information contained in prior SEC filings, which are incorporated herein by reference, and the Unaudited Pro Forma Condensed Combined Financial Information beginning on page 16.

	As of and For the Three Months Ended March 31, 2007	As of and For the Year Ended December 31, 2006
Historical QIAGEN:
Net income per common share—basic	$0.13	$0.47
Net income per common share—diluted	$0.13	$0.46
Book value per common share	$3.90	$3.77
Dividends declared per common share	—	—

Historical Digene:
Net income per common share—basic	$0.22	$0.66
Net income per common share—diluted	$0.21	$0.65
Book value per common share	$9.76	$8.99
Dividends declared per common share	—	—

Unaudited pro forma combined per QIAGEN share:
Net income per common share—basic	$0.08	$0.24
Net income per common share—diluted	$0.08	$0.23
Book value per common share	$6.25	$6.17
Dividends declared per common share	—	—

Unaudited pro forma combined per Digene equivalent share(a):
Net income per common share—basic	$0.28	$0.84
Net income per common share—diluted	$0.27	$0.82
Book value per common share	$22.15	$21.86
Dividends declared per common share	—	—

(a)	These amounts are calculated by multiplying the exchange ratio of 3.545 QIAGEN ordinary shares to be issued for each Digene share by the unaudited pro forma combined per QIAGEN share amounts presented above.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

QIAGEN’s ordinary shares are traded on the Nasdaq Global Select Market under the symbol “QGEN” and on the Frankfurt Stock Exchange, Prime Standard segment under the symbol “QIA” and with the security code number 901626. Digene’s common stock is traded on the Nasdaq Global Select Market under the symbol “DIGE”.

QIAGEN

The closing price for each ordinary share of QIAGEN on the Nasdaq Global Select Market on June 1, 2007, the last trading day prior to the announcement of the exchange offer, was $17.28. The closing price for each ordinary share of QIAGEN on June 14, 2007, the last full trading day for which high and low sales prices were available as of the date of this prospectus was $17.55. In conjunction with the table set forth below, you should carefully review the information presented in the section entitled “Exchange Rate Information” on page 46.

Effective July 3, 2006, QIAGEN’s ordinary shares began trading on the Nasdaq Global Select Market under the symbol “QGEN”. Previously, since February 15, 2005, QIAGEN’s ordinary shares had been quoted on the Nasdaq National Market under the symbol “QGEN”. Prior to that, since June 27, 1996, QIAGEN’s ordinary shares had been quoted on the Nasdaq National Market under the symbol “QGENF”. The following table sets forth the annual high and low closing sale prices for the last five years, the quarterly high and low closing sale prices for the last two fiscal years, and the monthly high and low closing sale prices for the last nine months of QIAGEN’s ordinary shares on the applicable trading market:

	High ($)	Low ($)
Annual:
2002	20.81	4.51
2003	12.85	5.20
2004	15.61	8.74
2005	13.77	10.56
2006	16.15	11.72

	High ($)	Low ($)
Quarterly 2005:
First Quarter	12.70	10.56
Second Quarter	13.36	11.41
Third Quarter	13.77	11.43
Fourth Quarter	13.60	10.76

	High ($)	Low ($)
Quarterly 2006:
First Quarter	15.42	11.72
Second Quarter	15.35	12.83
Third Quarter	15.85	13.42
Fourth Quarter	16.15	14.24

	High ($)	Low ($)
Quarterly 2007:
First Quarter	17.91	15.32
Second Quarter (through June 12, 2007)	18.09	15.58

Monthly:
September 2006	15.85	14.06
October 2006	16.15	15.19
November 2006	16.00	14.24
December 2006	15.38	14.32
January 2007	17.27	15.32
February 2007	17.91	16.39
March 2007	17.60	15.52
April 2007	18.09	17.11
May 2007	18.06	16.61

Since September 25, 1997, QIAGEN’s ordinary shares were traded officially on the Frankfurt Stock Exchange, Neuer Markt under the symbol “QIA” and with the security code number 901626. As of January 1, 2003, the trading of QIAGEN’s ordinary shares was transferred from the Neuer Markt segment of the Frankfurt Stock Exchange to the Prime Standard Segment of the Frankfurt Stock Exchange. The Neuer Markt segment was discontinued in 2004. The following table sets forth the annual high and low closing sale prices for the last five years, the quarterly high and low closing sale prices for the last two fiscal years, and the monthly high and low closing sale prices for the last nine months of QIAGEN’s ordinary shares on the Neuer Markt or the Prime Standard, as applicable.

	High (EUR)	Low (EUR)
Annual:
2002	23.45	4.46
2003	12.23	4.93
2004	12.40	7.15
2005	11.43	8.20
2006	13.09	9.55

	High (EUR)	Low (EUR)
Quarterly 2005:
First Quarter	9.62	8.20
Second Quarter	10.35	9.35
Third Quarter	11.21	9.56
Fourth Quarter	11.43	9.19

Quarterly 2006:
First Quarter	13.09	9.55
Second Quarter	12.13	10.28
Third Quarter	12.35	10.58
Fourth Quarter	12.80	10.81

	High (EUR)	Low (EUR)
Quarterly 2007:
First Quarter	13.95	11.67
Second Quarter (through June 12, 2007)	13.38	11.97

	High (EUR)	Low (EUR)
Monthly:
September 2006	12.35	11.06
October 2006	12.80	12.01
November 2006	12.55	10.90
December 2006	11.69	10.81
January 2007	11.67	13.37
February 2007	13.95	12.32
March 2007	13.21	11.84
April 2007	13.38	12.84
May 2007	13.12	12.57

QIAGEN has not paid any dividends on its ordinary shares since its inception and does not intend to pay any dividends on its ordinary shares in the foreseeable future. QIAGEN intends to retain its earnings, if any, for the development of its business.

Digene

The closing price for each share of common stock of Digene on June 1, 2007, the last trading day prior to the announcement of the exchange offer, was $44.77. The closing price for each share of common stock of Digene on June 14, 2007, the last full trading day for which high and low sales prices were available as of the date of this prospectus was $57.75. Digene’s shares of common stock have been traded on the Nasdaq Stock Market since May 22, 1996, under the symbol “DIGE”.

The following table sets forth the high and low closing sale prices for the fiscal quarters indicated of Digene’s common stock on the Nasdaq Global Select Market. Digene’s fiscal year ends on June 30.

	High	Low
Fiscal Year 2005 (began July 1, 2004)
First quarter	$36.01	$21.08
Second quarter	$27.17	$19.80
Third quarter	$26.50	$20.75
Fourth quarter	$29.07	$17.11

Fiscal Year 2006 (began July 1, 2005)
First quarter	$31.45	$27.22
Second quarter	$31.29	$26.20
Third quarter	$44.05	$29.17
Fourth quarter	$42.82	$34.42

Fiscal Year 2007 (began July 1, 2006)
First Quarter	$47.48	$35.28
Second Quarter	$51.35	$42.41
Third Quarter	$53.31	$38.57
Fourth Quarter (through June 12, 2007)	$57.12	$41.56

Digene has never paid dividends on its common stock and does not anticipate paying any cash dividends on its common stock in the foreseeable future.

RECENT CLOSING PRICES

The following table sets forth the closing prices per share of QIAGEN ordinary shares on the Nasdaq Global Select Market and Digene common stock on the Nasdaq Global Select Market on June 1, 2007, the last full trading day prior to the announcement of the exchange offer, and June 14, 2007, the most recent practicable date prior to the mailing of this prospectus to Digene’s stockholders.

The following table also sets forth the equivalent price per share of Digene common stock reflecting the value of the QIAGEN ordinary shares that Digene stockholders would receive in exchange for each share of Digene common stock if the offer or the merger was completed on these two dates and if the Digene stockholder received QIAGEN ordinary shares in connection with the offer and/or the merger.

Date	QIAGEN Ordinary Shares	Digene Common Stock	Equivalent Per Share Price of Digene Common Stock with Exchange Ratio of 3.545
June 1, 2007	$17.28	$44.77	$61.25
June 14, 2007	$17.55	$57.75	$62.21

The above table shows only historical and hypothetical comparisons. These prices may fluctuate prior to the offer and the merger, and Digene stockholders are urged to obtain current stock price quotations for QIAGEN ordinary shares and Digene common stock and to review carefully the other information contained in this prospectus or incorporated by reference into this prospectus in deciding whether to tender their shares. See the section entitled “Where You Can Find More Information” on page 110.

RISK FACTORS

In deciding whether to tender your shares pursuant to the exchange offer, you should carefully consider the following factors, in addition to other risk factors of QIAGEN and Digene incorporated by reference into this prospectus and the other information contained in this document. See “Where You Can Find More Information” on page 110 for where you can find the additional risk factors incorporated by reference.

Note Regarding Forward-Looking Statements and Risk Factors

QIAGEN’s and the combined company’s future operating results may be affected by various risk factors, many of which are beyond its control. Certain of the statements included in this prospectus and the documents incorporated herein by reference may be forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act including statements regarding potential future net sales, gross profit, net income and liquidity. These statements can be identified by the use of forward-looking terminology such as “believe,” “hope,” “plan,” “intend,” “seek,” “may,” “will,” “could,” “should,” “would,” “expect,” “anticipate,” “estimate,” “continue” or other similar words. Reference is made in particular to the description of our plans and objectives for future operations, assumptions underlying such plans and objectives, and other forward-looking statements. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. We caution investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors. Factors which could cause such results to differ materially from those described in the forward-looking statements include those set forth in the risk factors below. As a result, our future development efforts involve a high degree of risk. When considering forward-looking statements, you should keep in mind that the risk factors could cause our actual results to differ significantly from those contained in any forward-looking statement.

Risks Related to the Offer and the Subsequent Merger

The number of ordinary shares of QIAGEN and cash payment that you will receive in the exchange offer and/or the subsequent merger will be based upon a fixed exchange ratio and fixed dollar amount. The value of the ordinary shares of QIAGEN at the time you receive them could be less than at the time you tender your shares of Digene common stock.

In the exchange offer and the subsequent merger, each share of Digene common stock will be exchanged for 3.545 ordinary shares of QIAGEN or $61.25 in cash. 3.545 is a fixed exchange ratio. We will not adjust the exchange ratio as a result of any change in the market price of QIAGEN ordinary shares or Digene common stock between the date of this prospectus and the date you receive QIAGEN ordinary shares. The market price of the QIAGEN ordinary shares could be less on the date you receive such shares than it is today or on the date you tender shares of Digene common stock or on the date the offer expires or the date a subsequent merger is completed, because of changes in the business, financial condition, results of operations or prospects of QIAGEN, market reactions to our offer, general market and economic conditions and other factors. You are urged to obtain current market quotations for QIAGEN ordinary shares and Digene common stock. See “Comparative Per Share Market Price and Dividend Information” on page 25.

Digene stockholders will have a reduced ownership and voting interest after the merger.

After completion of the merger, Digene stockholders will own a significantly smaller percentage of the combined company and its voting stock than they currently own of Digene as a stand-alone company. Consequently, Digene stockholders will not be able to exercise as much influence over the management and policies of the combined company as they currently exercise over Digene.

Failure to complete the merger could be costly to QIAGEN, Digene and their stockholders.

If the offer is not consummated or the merger is not completed for any reason:

•	the price of Digene common stock and QIAGEN ordinary shares may decline, assuming that current market prices reflect a market assumption that the merger will be completed; and

•	Digene and QIAGEN must still pay their respective costs related to the merger, such as legal, accounting and financial advisory fees.

In addition, if the merger agreement is terminated under certain circumstances, QIAGEN or Digene will be required to pay the other party a cash termination fee of $59,000,000. The obligation to make that payment may adversely affect the ability of QIAGEN or Digene to engage in another transaction and may have an adverse impact on their respective financial conditions. See “The Merger Agreement—Termination and Termination Fee” on page 89.

If we are not successful in integrating our organizations, we will not be able to operate efficiently after the merger.

Achieving the benefits of the merger will depend in part on the successful integration of QIAGEN’s and Digene’s operations and personnel in a timely and efficient manner. This integration requires coordination of different research and development teams, marketing personnel and service organizations in multiple countries. This process will be difficult and unpredictable because of possible conflicts and different opinions on how best to run these operations. If we cannot successfully integrate our operations and personnel, we may not realize the expected benefits of the merger and we may experience increased expenses, distraction of our management personnel and customer uncertainty.

Integrating our companies may divert management’s attention away from our operations.

Successful integration of QIAGEN’s and Digene’s operations, products and personnel will place an additional burden on our management and our internal resources. Neither QIAGEN nor Digene have significant management resources upon which to draw to coordinate the integration of the two companies. As a result, the additional burden could lead to a significant diversion of management attention, which could lead to a decrease in the combined company’s operating results and thereby negatively impact the combined company’s share price.

We may incur costs to integrate Digene into QIAGEN.

Upon consummation of the merger, integrating Digene’s operations, products and personnel could result in significant costs, including the following:

•	employee redeployment, relocation or severance;

•	conversion of information systems;

•	combining teams and processes in various functional areas; and/or

•	reorganization or closures of facilities.

These costs may adversely affect our results of operations.

Failure to retain key employees could diminish the benefits of the merger.

The successful combination of QIAGEN and Digene will depend in part on the retention of key personnel of Digene, including senior research and development personnel. There can be no assurance that QIAGEN will be able to retain Digene’s key management, technical, sales and customer support personnel. Upon completion of the merger, certain members of Digene’s management with change in control employment agreements could trigger such agreements, requiring the combined company to pay severance costs. Such costs could be significant. See “Interests of Certain Persons in the Offer and the Subsequent Merger.”

The merger agreement contains provisions which limit Digene’s ability to pursue alternatives to the merger and may discourage potential competing acquirers.

The merger agreement contains “no shop” provisions that, subject to limited exceptions, limit Digene’s ability to solicit, initiate, encourage, discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of Digene. In addition, the merger agreement provides that Digene must pay a cash termination fee of $59,000,000 if the merger agreement is terminated under certain circumstances. These provisions may discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Digene from considering or proposing such an acquisition even if it were prepared to pay consideration with a higher per share price than that proposed in the offer and the merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Digene than it might otherwise have proposed to pay.

You should be aware that Digene’s directors and officers have interests in the merger that are different from yours.

In considering the recommendations of the Digene board of directors regarding the offer and the merger, Digene stockholders should be aware that the directors and officers of Digene have interests in the offer and the merger that differ from those of other stockholders of Digene, as described below. The Digene board of directors was aware of these matters and considered them in recommending the tender of shares in the offer. For example, the vesting of outstanding equity awards granted to Digene’s directors pursuant to Digene’s Amended and Restated Directors’ Equity Compensation Plan will accelerate in full prior to the consummation of the merger, and such awards will be terminated or cancelled if unexercised upon the closing of the merger. Certain executive officers of Digene have change in control provisions in their employment agreements, which entitle such officers to receive severance benefits if their employment with Digene terminates without cause or for good reason after the consummation of the merger. In addition, QIAGEN has agreed to maintain director’s and officer’s liability insurance for acts and omissions occurring prior to the completion of the merger. The receipt of compensation or other benefits in connection with the merger, or the continuation of indemnification arrangements for current directors and officers following completion of the merger, may influence these persons in making their recommendation that you vote in favor of adoption of the merger agreement. See “Interests of Certain Persons in the Offer and the Subsequent Merger.”

Risks Related to QIAGEN and the Combined Company

An inability to manage our growth, manage the expansion of our operations, or successfully integrate acquired businesses could adversely affect our business.

Our business has grown rapidly, with total net revenues increasing from $216.8 million in 2000 to $465.8 million in 2006. In 2002, we opened a research and manufacturing facility in Germantown, Maryland and manufacturing and administration facilities in Germany. Additionally, we have made several acquisitions and are likely to make more. The successful integration of acquired businesses requires a significant effort and expense across all operational areas, including sales and marketing, research and development, manufacturing, finance and administration and information technologies.

In 2003 and 2004 as part of a restructuring of our U.S operations, we relocated certain administrative, sales and marketing functions to our Maryland facility. Our earlier expansion of facilities in Maryland and Germany added production capacity and increased fixed costs. These higher fixed costs will continue to be a cost of production in the future, and until we more fully utilize the additional capacity of the facilities, our gross profit will be negatively impacted. We have also upgraded our operating and financial systems and expanded the geographic area of our operations, resulting in the hiring of new employees, as well as increased responsibility for both existing and new management personnel. The rapid expansion of our business and addition of new personnel may place a strain on our management and operational systems.

Our future operating results will depend on the ability of our management to continue to implement and improve our research, product development, manufacturing, sales and marketing and customer support programs, enhance our operational and financial control systems, expand, train and manage our employee base, integrate acquired businesses, and effectively address new issues related to our growth as they arise. There can be no assurance that we will be able to manage our recent or any future expansion or acquisition successfully, and any inability to do so could have a material adverse effect on our results of operations.

We may not achieve the anticipated benefits of acquisitions of technologies and businesses.

During the past several years we have acquired a number of companies, through which we have gained access to technologies and products that complement our internally developed product lines. In the future, we may acquire additional technologies, products or businesses to expand our existing and planned business. Acquisitions would expose us to the addition of new operating and other risks including the risks associated with the:

•	assimilation of new technologies, operations, sites and personnel;

•	application for and achievement of regulatory approvals or other clearances;

•	diversion of resources from our existing business and technologies;

•	inability to generate revenues to offset associated acquisition costs;

•	inability to maintain uniform standards, controls, and procedures;

•	inability to maintain relationships with employees and customers as a result of any integration of new management personnel;

•	issuance of dilutive equity securities;

•	incurrence or assumption of debt;

•	additional expenses associated with future amortization or impairment of acquired intangible assets or potential businesses; or

•	assumption of liabilities or exposure to claims against acquired entities.

Our failure to address the above risks successfully in the future may prevent us from achieving the anticipated benefits from any acquisition in a reasonable time frame, or at all.

Our continued growth is dependent on the development and success of new products.

The market for certain of our products and services is only about fifteen years old. Rapid technological change and frequent new product introductions are typical in this market. Our future success will depend in part on continuous, timely development and introduction of new products that address evolving market requirements. We believe successful new product introductions provide a significant competitive advantage because customers make an investment of time in selecting and learning to use a new product, and are reluctant to switch thereafter. To the extent that we fail to introduce new and innovative products, we may lose market share to our competitors, which will be difficult or impossible to regain. An inability, for technological or other reasons, to successfully develop and introduce new products could reduce our growth rate or otherwise damage our business. In the past, we have experienced, and are likely to experience in the future, delays in the development and introduction of products. We cannot assure you that we will keep pace with the rapid rate of change in life sciences research, or that our new products will adequately meet the requirements of the marketplace or achieve market acceptance. Some of the factors affecting market acceptance of new products include:

•	availability, quality and price relative to competitive products;

•	the timing of introduction of the product relative to competitive products;

•	scientists’ opinions of the products’ utility;

•	citation of the product in published research;

•	regulatory trends; and

•	general trends in life sciences research, applied markets and molecular diagnostics.

The expenses or losses associated with unsuccessful product development activities or lack of market acceptance of our new products could materially adversely affect our business, financial condition and results of operations.

Our operating results may vary significantly from period to period.

Our operating results may vary significantly from quarter to quarter and from year to year, depending on factors such as the level and timing of our customers’ research and commercialization efforts, timing of our customers’ funding, the timing of our research and development and sales and marketing expenses, the introduction of new products by us or our competitors, competitive conditions, exchange rate fluctuations and general economic conditions. Our expense levels are based in part on our expectations as to future revenues. Consequently, revenues or profits may vary significantly from quarter to quarter or from year to year, and revenues and profits in any interim period will not necessarily be indicative of results in subsequent periods.

We depend on patents and proprietary rights that may fail to protect our business.

Our success will depend to a large extent on our ability to develop proprietary products and technologies and to establish and protect our patent and trademark rights in these products and technologies. As of December 31, 2006, we owned 89 issued patents in the United States, 56 issued patents in Germany and 327 issued patents in other major industrialized countries. In addition, at December 31, 2006, we had 452 pending patent applications and we intend to file applications for additional patents as our products and technologies are developed. However, the patent positions of technology-based companies, including QIAGEN, involve complex legal and factual questions and may be uncertain, and the laws governing the scope of patent coverage and the periods of enforceability of patent protection are subject to change. In addition, patent applications in the United States are maintained in secrecy until patents issue, and publication of discoveries in the scientific or patent literature tend to lag behind actual discoveries by several months. Therefore, no assurance can be given that patents will issue from any patent applications that we own or license or, if patents do issue, that the claims allowed will be sufficiently broad to protect our technology. In addition, no assurance can be given that any issued patents that we own or license will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide us competitive advantages.

Upon consummation of the offer and the merger, the combined company will hold Digene’s patent estate, which consists of approximately 170 issued patents and patent applications. All of the foregoing will apply to such patents and property rights as well.

Certain of our products incorporate patents and technologies that are licensed from third parties. These licenses impose various commercialization, sublicensing and other obligations on us. Our failure to comply with these requirements could result in the conversion of the applicable license from being exclusive to non-exclusive in nature or, in some cases, termination of the license.

We also rely on trade secrets and proprietary know-how, which we seek to protect through confidentiality agreements with our employees and consultants. There can be no assurance that any confidentiality agreements that we have with our employees, consultants, outside scientific collaborators and sponsored researchers and other advisors will provide meaningful protection for our trade secrets or adequate remedies in the event of unauthorized use or disclosure of such information. There also can be no assurance that our trade secrets will not otherwise become known or be independently developed by competitors.

Digene has in-licensed patents to a number of cancer-causing HPV types, which, together with the patents to cancer-causing HPV types that Digene owns, provides Digene with a competitive advantage. The combined company may lose this competitive advantage if these licenses terminate or if the patents licensed thereunder expire or are declared invalid.

We currently engage in, and may continue to engage in, collaborations with academic researchers and institutions. There can be no assurance that under the terms of such collaborations, third parties will not acquire rights in certain inventions developed during the course of the performance of such collaborations.

The combined company’s growth will also depend on continued increases in acceptance of HPV screening by physicians and laboratories.

The growth and success of the combined company’s ability to increase sales of HPV products depends upon continued increasing acceptance by physicians and laboratories of HPV screening as a necessary part of the standard of care for cervical cancer screening and, more specifically, of Digene’s HPV test products as a primary cervical cancer screening method, in conjunction with Pap tests, independent of Pap tests, and in conjunction with the implementation of HPV vaccinations. Pap tests have been the principal means of cervical cancer screening since the 1940s. Technological advances designed to improve quality control over sample collection and preservation and to reduce the Pap test’s susceptibility to human error may increase physician reliance on the Pap test and solidify its market position as the most widely used screen for cervical cancer. Currently, approximately 60 million Pap tests are performed annually in the United States and Digene believes that 60 to 100 million are performed annually in the rest of the world. Women with normal Pap tests do not undergo follow-up treatment beyond routine Pap testing. Follow-up testing and treatment is based on the classification of the Pap test result. An equivocal, or ASC-US (Atypical Squamous Cells of Undetermined Significance), classification is given to Pap test results that cannot be definitively classified as either normal or abnormal; this classification occurs in approximately 5% to 7% of all cases.

HPV testing applies a new gene-based technology and testing approach that is different from the cytology (reviewing cells under a microscope) approach of the Pap test. Digene has expended, and needs to continue to spend, significant resources to educate physicians and laboratories about the patient benefits that can result from using its HPV test products in addition to the Pap test, and to assist laboratory customers in learning how to perform its HPV test products. Using Digene’s HPV test products along with the Pap test for primary screening in the United States may be seen by some of these customers as adding unnecessary expense to the generally accepted cervical cancer screening methodology and Digene frequently needs to provide information to counteract this impression on a case-by-case basis. To date, Digene has been able to grow its U.S. revenues from sales of its HPV test products from approximately $24,354,000 in fiscal 2002 to approximately $111,746,000 in fiscal 2006. Digene believes that with these efforts it has captured approximately 18% of the HPV testing market. If Digene is not successful in executing its marketing strategies, it may not be able to significantly grow its market share for HPV testing, and it will not be able to continue to grow its revenues.

During fiscal 2006 Digene expanded its direct-to-consumer awareness marketing programs because it believes a well educated female population will work with their health care providers to increase the use of The Digene HPV Test. The campaign to date involved national print advertisement and focused television advertising in ten locations, Atlanta, Baltimore, Philadelphia, Boston, Chicago, Houston, Dallas, New York City, San Francisco and Washington, D.C. Digene plans to continue its direct-to-consumer awareness campaign in fiscal 2007, and to move into other markets in fiscal 2007. If the combined company is not successful in executing this marketing program, it may not be able to significantly increase the sales of its HPV tests to the extent it desires.

In June 2006 Merck & Co., Inc. received FDA approval for a vaccine against HPV types 16 and 18, the high-risk HPV types associated with approximately 70% of cervical cancer cases. Digene anticipates that GlaxoSmithKline will receive FDA approval for an HPV vaccine product during its fiscal 2007. Digene is working with its physician and laboratory customers and with others to develop and establish the role HPV screening will play in the standard of care for HPV vaccination. If the combined company is not successful in this endeavor, it may not be able to significantly grow the market for HPV screening or increase its HPV test revenues.

Digene’s products for the diagnosis of the presence of chlamydia and gonorrhea compete with other FDA-cleared products that detect the presence of such infectious diseases. Digene’s marketing activities focus on providing information regarding the accuracy and objective nature of these diagnostic tests, but such activities are time-consuming and expensive. Digene believes the best way to increase its revenues from these products is to educate laboratories and physicians about the ability to run such tests from the same patient sample collected for HPV testing. If it is not successful in executing its marketing strategy, the combined company does not expect to significantly grow its revenues from these products.

We are subject to risks associated with patent litigation.

The biotechnology industry has been characterized by extensive litigation regarding patents and other intellectual property rights. We are aware that patents have been applied for and/or issued to third parties claiming technologies for the separation and purification of nucleic acids that are closely related to those we use. From time to time we receive inquiries requesting confirmation that we do not infringe patents of third parties. We endeavor to follow developments in this field, and we do not believe that our technologies or products infringe any proprietary rights of third parties. However, there can be no assurance that third parties will not challenge our activities and, if so challenged, that we will prevail. In addition, the patent and proprietary rights of others could require that we alter our products or processes, pay licensing fees or cease certain activities, and there can be no assurance that we will be able to license any technologies that we may require on acceptable terms. In addition, litigation, including proceedings that may be declared by the U.S. Patent and Trademark Office or the International Trade Commission, may be necessary to respond to any assertions of infringement, enforce our patent rights and/or determine the scope and validity of our proprietary rights or those of third parties. Litigation could involve substantial cost, and there can be no assurance that we would prevail in any such proceedings.

The combined company may encounter significant competition as a result of the expiration of patents or other intellectual property matters concerning its HPV test and tests developed by its competitors.

Although Digene has the only fully commercialized and FDA-approved test for the detection of HPV, a significant portion of its HPV-related intellectual property is in the public domain, subject to patents that will begin to expire in the next few years or not licensed to Digene on a sole and exclusive basis. As a result, Digene believes other companies are developing or will develop HPV detection tests in the next few years.

For example, F. Hoffman-La Roche Ltd. (Roche) has publicly announced its ongoing development of a test for the detection of HPV; in April 2004 announced that it launched such test in Europe and in March 2007 announced that the U.S. FDA had accepted for review Roche’s applications for two HPV tests. In February 2005, Roche announced an agreement with Gen-Probe Incorporated to supply HPV DNA probes to Gen-Probe for its HPV test kits. In June 2002, Institut Pasteur announced that it had transferred its HPV intellectual property estate to Roche, which included an assignment of the cross license between Digene and Institut Pasteur. Based upon the HPV types to which Roche has announced that it acquired access as a result of the transfer by Institut Pasteur, the HPV types covered by Roche’s own patents and the HPV types that are publicly available, and despite Digene’s continuing exclusive right to certain high risk HPV types, Digene believes Roche may have the ability to develop a HPV test that would be competitive with Digene’s HPV test products in its principal markets. Roche has substantially greater resources than the combined company will have. The combined company may not be able to compete successfully against Roche if it markets a HPV test competitive with Digene’s HPV test.

Ventana Medical Systems, Inc. is selling an in situ diagnostic test for the detection of HPV. Digene believes Ventana’s activities infringe its intellectual property and Digene has initiated patent infringement litigation against Ventana. If Digene is not successful in such litigation, and if Ventana obtains FDA approval for a test competitive with Digene’s HPV test products, the combined company may lose significant HPV testing revenue to Ventana.

Digene is also aware that a significant number of laboratory organizations and other companies are developing and using internally developed, or “home-brew,” HPV tests. These tests, although not approved by the FDA or similar non-U.S. regulatory authorities, do offer an alternative to Digene’s HPV test products that could limit the laboratory customer base for Digene’s product. The combined company will monitor these activities.

Exchange rate fluctuations may adversely affect our business.

Since we currently market our products in over 40 countries throughout the world, a significant portion of our business is conducted in currencies other than the U.S. dollar, our reporting currency. As a result, fluctuations in value relative to the U.S. dollar of the currencies in which we conduct our business have caused and will continue to cause foreign currency transaction gains and losses. Foreign currency transaction gains and losses arising from normal business operations are charged against earnings in the period when incurred. We hedge a portion of the anticipated cash flow that we expect to exchange into other currencies, subject to our short-term financing needs. Due to the number of currencies involved, the variability of currency exposures and the potential volatility of currency exchange rates, we cannot predict the effects of exchange rate fluctuations upon future operating results. While we engage in foreign exchange hedging transactions to manage our foreign currency exposure, there can be no assurance that our hedging strategy will adequately protect our operating results from the effects of future exchange rate fluctuations.

Our ability to accurately forecast our results during each quarter may be negatively impacted by the fact that a substantial percentage of our sales may be recorded in the final weeks or days of the quarter.

The markets we serve are characterized by a high percentage of purchase orders being received in the final few weeks or even days of each quarter. Although this varies from quarter to quarter, many customers make a large portion of their purchase decisions late in each fiscal quarter, as both their budgets and requirements for the coming quarter become clearer. As a result, even late in each fiscal quarter, we cannot predict with certainty whether our revenue forecasts for the quarter will be achieved. Historically, we have been able to rely on the overall pattern of customer purchase orders during prior periods to project with reasonable accuracy our anticipated sales for the current or coming quarters. However, if our customers’ purchases during a quarter vary from historical patterns, our final quarterly results could deviate significantly from our projections. Consequently, our revenue forecasts for any given quarter may prove not to have been accurate. We may not have enough information as a result of such patterns to confirm or revise our sales projections during a quarter. If we fail to achieve our forecasted revenues for a particular quarter, our stock price could be adversely affected.

Competition in the life sciences market could reduce sales.

Our primary competition stems from traditional separation, purification and handling methods (“traditional” or “home-brew” methods) that utilize widely available reagents and other chemicals. The success of our business depends in part on the continued conversion of current users of such traditional methods to our nucleic acid separation and purification technologies and products. There can be no assurance, however, as to how quickly such conversion will occur.

We also have experienced, and expect to continue to experience, increasing competition in various segments of our business from companies providing pre-analytical products and other products we offer. The markets for certain of our products are very competitive and price sensitive. Other life science research product suppliers have significant financial, operational, sales and marketing resources, and experience in research and development. These and other companies may have developed or could in the future develop new technologies that compete with our products or even render our products obsolete. If a competitor develops superior technology or cost-effective alternatives to our kits and other products, our business, operating results and financial condition could be materially adversely affected.

We believe that customers in the market for preanalytical solutions and assay technologies display a significant amount of loyalty to their initial supplier of a particular product. Therefore, it may be difficult to generate sales to customers who have purchased products from competitors. To the extent we are unable to be the first to develop and supply new products, our competitive position will suffer.

Reduction in research and development budgets and government funding may result in reduced sales.

Our customers include researchers at pharmaceutical and biotechnology companies, academic institutions and government and private laboratories. Fluctuations in the research and development budgets of these researchers and their organizations for applications in which our products are used could have a significant effect on the demand for our products. Research and development budgets fluctuate due to changes in available resources, mergers of pharmaceutical and biotechnology companies, spending priorities and institutional budgetary policies. Our business could be seriously damaged by any significant decrease in life sciences research and development expenditures by pharmaceutical and biotechnology companies, academic institutions or government and private laboratories. In addition, short term changes in administrative, regulatory or purchasing-related procedures can create uncertainties or other impediments which can contribute to lower sales.

In recent years, the pharmaceutical biotech industries have undergone substantial restructuring and consolidation. Additional mergers or corporate consolidations in the pharmaceutical industry could cause us to lose existing customers and potential future customers, which could have a material adverse effect on our business, financial condition and results of operations.

A significant portion of our sales have been to researchers, universities, government laboratories and private foundations whose funding is dependent upon grants from government agencies such as the U.S. National Institutes of Health (NIH) and similar domestic and international agencies. Although the level of research funding has increased during the past several years, we cannot assure you that this trend will continue. Government funding of research and development is subject to the political process, which is inherently fluid and unpredictable. The predictability of our revenues may be adversely affected if our customers delay purchases as a result of uncertainties surrounding the approval of government or industrial budget proposals. Also, government proposals to reduce or eliminate budgetary deficits have sometimes included reduced allocations to the NIH and other government agencies that fund research and development activities. A reduction in government funding for the NIH or other government research agencies could seriously and negatively impact our business.

We heavily rely on air cargo carriers and other overnight logistics services.

Our customers within the scientific research markets typically do not keep a significant inventory of QIAGEN products and consequently require overnight delivery of purchases. As such, we heavily rely on air cargo carriers such as DHL, FedEx and Panalpina. If overnight services are suspended or delayed and other delivery carriers cannot provide satisfactory services, customers may suspend a significant amount of work requiring nucleic acid purification. If there are no adequate delivery alternatives available, sales levels could be negatively affected.

We depend on suppliers and if shipments from these suppliers are delayed or interrupted, we will be unable to manufacture our products.

We buy materials for our products from many suppliers, and are not dependent on any one supplier or group of suppliers for our business as a whole. However, key components of certain products, including certain instrumentation components and chemicals, are available only from a single source. If supplies from these vendors were delayed or interrupted for any reason, we may not be able to obtain these materials timely or in sufficient quantities or qualities in order to produce certain products and our sales levels could be negatively affected.

We rely on collaborative commercial relationships to develop some of our products.

Our long-term business strategy has included entering into strategic alliances and marketing and distribution arrangements with academic, corporate and other partners relating to the development, commercialization, marketing and distribution of certain of our existing and potential products. There can be no assurance that we will continue to be able to negotiate such collaborative arrangements on acceptable terms, or that any such relationships will be scientifically or commercially successful. In addition, there can be no assurance that we will be able to maintain such relationships or that our collaborative partners will not pursue or develop competing products or technologies, either on their own or in collaboration with others.

Doing business internationally creates certain risks for our business.

Our business involves operations in several countries outside of the United States. Our consumable manufacturing facilities are located in Germany, China, Canada and the United States, and our instrumentation facility is located in Switzerland. We also have established sales subsidiaries in the United States, Germany, Japan, the United Kingdom, France, Switzerland, Australia, Canada, Austria, The Netherlands, Sweden and Italy. In addition, our products are sold through independent distributors serving more than 40 other countries. Conducting and launching operations on an international scale requires close coordination of activities across multiple jurisdictions and time zones and consumes significant management resources. We have invested heavily in computerized information systems in order to manage more efficiently the widely dispersed components of our operations. We use SAP as our business information system to integrate most of our North American, European, and Japanese subsidiaries.

Our operations are also subject to other risks inherent in international business activities, such as general economic conditions in the countries in which we operate, overlap of different tax structures, unexpected changes in regulatory requirements, compliance with a variety of foreign laws and regulations, and longer accounts receivable payment cycles in certain countries. Other risks associated with international operations include import and export licensing requirements, trade restrictions, exchange controls and changes in tariff and freight rates. As a result of these conditions, an inability to successfully manage our international operations could have a material adverse impact on our operations.

We have made investments in and are expanding our business into emerging markets and regions, which exposes us to new risks.

During 2006 and 2005 we began expanding our business in emerging markets in Asia and we expect to continue to focus on growing our business in these regions. In addition to the currency and international operation risks described above, our international operations are subject to a variety of risks including risks arising out of the economy, the political outlook and the language and cultural barriers in countries where we have operations or do business. In many of these emerging markets, we may be faced with several risks that are more significant than in the other countries in which we have a history of doing business. These risks include economies that may be dependent on only a few products and are therefore subject to significant fluctuations, weak legal systems which may affect our ability to enforce contractual rights, possible exchange controls, unstable governments, privatization actions or other government actions affecting the flow of goods and currency. In conducting our business we move products from one country to another and may provide services in one country from a subsidiary located in another country. Accordingly, we are vulnerable to abrupt changes in customs and tax regimes that may have significant negative impacts on our financial condition and operating results.

Our business in countries with a history of corruption and transactions with foreign governments increases the risks associated with our international activities.

As we operate and sell internationally, we are subject to the U.S. Foreign Corrupt Practices Act, or the FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. and other business entities for the purpose of obtaining or retaining business. We have operations, agreements with third parties and make sales in countries known to experience corruption. Further international expansion may involve more exposure to such practices. Our activities in these countries create the risk of unauthorized payments or offers of payments by one of our employees, consultants, sales agents or distributors that could be in violation of various laws including the FCPA, even though these parties are not always subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and our employees, consultants, sales agents or distributors may engage in conduct for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition.

Our success depends on the continued employment of our key personnel, any of whom we may lose at any time.

Our senior management consists of an Executive Committee comprised of our most senior executives responsible for core functions, the Chairman of which is Mr. Peer Schatz, our Chief Executive Officer. The loss of Mr. Schatz or any of our Managing Directors could have a material adverse effect on us. Further, although we have not experienced any difficulties attracting or retaining key management and scientific staff, our ability to recruit and retain qualified skilled personnel will also be critical to our success. Due to the intense competition for experienced scientists from numerous pharmaceutical and biotechnology companies and academic and other research institutions, there can be no assurance that we will be able to attract and retain such personnel on acceptable terms. Our planned activities will also require additional personnel, including management, with expertise in areas such as manufacturing and marketing, and the development of such expertise by existing management personnel. The inability to recruit such personnel or develop such expertise could have a material adverse impact on our operations.

Our business may require substantial additional capital, which we may not be able to obtain on terms acceptable to us, if at all.

Our future capital requirements and level of expenses will depend upon numerous factors, including the costs associated with:

•	our marketing, sales and customer support efforts;

•	our research and development activities;

•	the expansion of our facilities;

•	the consummation of possible future acquisitions of technologies, products or businesses;

•	the demand for our products and services; and

•	the refinancing of debt.

We currently anticipate that our short-term capital requirements will be satisfied by the results of operations. However, we have outstanding loan facilities at March 31, 2007 of approximately $496.8 million, of which $6.7 million is due in June 2008, $40.1 million is due in annual installments from June 2006 through June 2011, $150.0 million which will become due in August 2011, and $300.0 million which will become due in May 2013. To the extent that our existing resources are insufficient to fund our activities, we may need to raise funds through public or private debt or equity financings. No assurance can be given that such additional funds will be available or, if available, can be obtained on terms acceptable to us. If adequate funds are not available, we may have to reduce expenditures for research and development, production or marketing, which could have a material adverse effect on our business. To the extent that additional capital is raised through the sale of equity or convertible securities, the issuance of such securities could result in dilution to our shareholders.

Our strategic equity investments may result in losses.

We have made and may continue to make strategic investments in complementary businesses as the opportunities arise. We periodically review the carrying value of these investments for impairment, considering factors such as the most recent stock transactions, book values from the most recent financial statements, and forecasts and expectations of the investee. The results of these valuations may fluctuate due to market conditions and other conditions over which we have no control. Estimating the fair value of non-marketable equity investments in life science companies is inherently subjective. If actual events differ from our assumptions and other than temporary unfavorable fluctuations in the valuations of the investments are indicated, it could require a write-down of the investment. This could result in future charges on our earnings that could materially impact our results of operations. It is uncertain whether or not we will realize any long term benefits from these strategic investments.

We have a significant amount of long-term debt which may adversely affect our financial condition.

We have a significant amount of debt which carries with it significant debt service obligations. A high level of indebtedness increases the risk that we may default on our debt obligations. We cannot assure you that we will be able to generate sufficient cash flow to pay the interest on our debt or that future working capital, borrowings or equity financing will be available to repay or refinance such debt. If we are unable to generate sufficient cash flow to pay the interest on our debt, we may have to delay or curtail our research and development programs. The level of our indebtedness among other things could:

•	make it difficult for us to make required payments on our debt;

•	make it difficult for us to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

•	make us more vulnerable in the event of a downturn in our business.

The time and expense needed to obtain regulatory approval and respond to changes in regulatory requirements could adversely affect the combined company’s ability to commercially distribute its products and generate revenue therefrom.

We and our customers operate in a highly regulated environment characterized by continuous changes in the governing regulatory framework. Genetic research activities as well as products commonly referred to as “genetically engineered,” such as certain food and therapeutic products, are subject to governmental regulation in most developed countries, especially in the major markets for pharmaceutical and diagnostic products (i.e., the European Union, the United States, and Japan). In the recent past, several highly publicized scientific successes (most notably in the areas of genomic research and “cloning”) have stirred a public debate in which ethical, philosophical and religious arguments have been raised against an unlimited expansion of genetic research and the use of products developed thereby. As a result of this debate, some key countries might increase the existing regulatory barriers; this, in turn, could adversely affect the demand for our products and prevent us from fulfilling our growth expectations. Furthermore, there can be no assurance that any future changes of applicable regulations will not require further expenditures or an alteration, suspension or liquidation of our operations in certain areas, or even in their entirety.

Changes in the existing regulations or adoption of new requirements or policies could adversely affect our ability to sell our approved products or to seek to introduce new products in other countries in the world. Sales volumes of certain of our products in development may be dependent on commercial sales by us or by our customers of diagnostic and pharmaceutical products, which will require pre-clinical studies and clinical trials and other regulatory clearance. Such trials will be subject to extensive regulation by governmental authorities in the United States, including the Food and Drug Administration (FDA), international agencies and agencies in other countries with comparable responsibilities. These trials involve substantial uncertainties and could impact customer demand for our products. In addition, certain of our products, especially products intended for use in in-vitro diagnostics applications, are dependent on regulatory or other clearance. For example, since the European Union Directive 98/79/EC on in vitro diagnostic medical devices, or EU-IvD-D, went into effect on December 7, 2003, all products and kits which are used for in vitro diagnostic applications and which are sold after this date have to be compliant with this European directive. In addition to high risk products such as HIV testing systems (list A of Annex II of the directive) or blood glucose testing systems (list B of Annex II of the directive), nucleic acid purification products which are used in diagnostic workflows are affected by this new regulatory framework. The major goals of this directive are to standardize the diagnostic procedures within the European Union, to increase reliability of diagnostic analysis and to enhance patients’ safety through the highest level of product safety. These goals are expected to be achieved by the enactment of a large number of mandatory regulations for product development, production, quality control and life cycle surveillance. Our failing to obtain any required clearance or approvals may significantly damage our business in such segments.

Additionally, we may be required to incur significant costs to comply with laws and regulations in the future, and changes or additions to existing laws or regulations may have a material adverse effect upon our business, financial condition and results of operations.

Each of Digene’s products and product candidates are medical devices subject to extensive regulation by the FDA under the Federal Food, Drug and Cosmetic Act. Governmental bodies in other countries also have medical device approval regulations which are becoming more extensive. Such regulations govern the majority of the commercial activities Digene performs, including the indications for which Digene’s products can be used, product development, product testing, product labeling, product storage, use of Digene’s products with other products and the manufacturing, advertising and promotion of Digene’s products for the approved indications. Compliance with these regulations is expensive and time-consuming. With respect to Digene’s HPV test products, Digene was the first company to obtain approval of regulatory applications for HPV testing in the United States and in many countries in Europe, which adds to Digene’s expense and increases the degree of regulatory review and oversight. The expense of submitting regulatory approval applications in multiple countries as compared to the combined company’s available resources will impact the decisions it makes about entering new markets.

Each medical device that the combined company wishes to distribute commercially in the United States will likely require either 510(k) clearance or pre-market approval from the FDA prior to marketing the device for in vitro-diagnostic use. Clinical trials related to Digene’s regulatory submissions take years to execute and are a significant expense. The 510(k) clearance pathway usually takes from three to twelve months, but can take longer. The pre-market approval pathway is much more costly, lengthy and uncertain. It generally takes from one to three years, but can also take longer. It took Digene more than four years to receive pre-market approval to offer its current generation HPV test product to test for the presence of the HPV in women with equivocal Pap test results and pre-market approval to use the Digene HPV Test as a primary adjunctive cervical cancer screening test to be performed in conjunction with the Pap test for women age 30 and older. With respect to Digene’s ongoing efforts, in April 2002, Digene submitted a PMA supplement with the FDA seeking approval of the use of its hc2 HPV Test with TriPath Imaging, Inc.’s SurePath Test Pack sample collection system. In July 2002, Digene received notice from the FDA that the PMA supplement was not approvable as submitted. Digene worked with TriPath Imaging during fiscal 2004 to complete additional clinical studies and submitted the results of these studies to the FDA in August 2004 for pre-market approval. In February 2005, TriPath Imaging withdrew the PMA supplement after TriPath Imaging and the FDA agreed that additional clinical information and analysis would be required. In December 2005, TriPath Imaging resubmitted its PMAS supporting the use of SurePath specimens with the hc2 HR HPV Test. The FDA is currently reviewing such PMAS, and TriPath Imaging is responding to the FDA’s request for information. The regulatory time span increases Digene’s costs to develop new products and increases the risk that the combined company will not succeed in introducing or selling new products in the United States.

Digene’s cleared or approved devices, including its diagnostic tests and related equipment, are subject to numerous post-market requirements. Digene is subject to inspection and marketing surveillance by the FDA to determine its compliance with regulatory requirements. If the FDA finds that the combined company has failed to comply, it can institute a wide variety of enforcement actions, ranging from a public warning letter to more severe sanctions such as fines, injunctions and civil penalties, recall or seizure of the combined company’s products, operating restrictions, partial suspension or total shutdown of production, denial of the combined company’s requests for 510(k) clearance or pre-market approval of product candidates, withdrawal of 510(k) clearance or pre-market approval already granted; and criminal prosecution. Any enforcement action by the FDA may also affect the combined company’s ability to commercially distribute its products in the United States.

We are subject to various laws and regulations generally applicable to businesses in the different jurisdictions in which we operate, including laws and regulations applicable to the handling and disposal of hazardous substances. We do not expect compliance with such laws to have a material effect on our capital expenditures, earnings or competitive position. Although we believe that our procedures for handling and disposing of hazardous materials comply with the standards prescribed by applicable regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result, and any such liability could have a material adverse effect on us.

Risk of price controls is a threat to our profitability.

The ability of many of our customers to successfully market their products depends in part on the extent to which reimbursement for the costs of these products is available from governmental health administrations, private health insurers and other organizations. Governmental and other third party payors are increasingly seeking to contain health care costs and to reduce the price of medical products and services. Therefore, the biotechnology, diagnostics and pharmaceutical industries are exposed to the potential risk of price controls by these entities. If there are not adequate reimbursement levels, the commercial success of our customers and, hence, of QIAGEN itself, could be adversely affected.

If more third-party health insurance payors do not adequately reimburse for the combined company’s HPV test products, the use of the combined company’s HPV test products may not increase, thus negatively affecting our ability to grow our revenues.

A significant portion of the sales of Digene’s products in the United States and other markets depend, in large part, on the availability of adequate reimbursement to users of its tests from government insurance plans, including Medicare and Medicaid in the United States, managed care organizations and private insurance plans. Digene believes it has nearly universal coverage from U.S. government payors, third-party payors and managed care entities for its hc2 HPV Test as a follow-up test to categorize equivocal Pap test results. In addition, government payors, third-party payors and managed care entities that provide health insurance coverage to over 225 million people in the United States currently authorize reimbursement for the use of the Digene HPV Test to adjunctively screen women age 30 and older to assess the presence or absence of significant, cancer-causing HPV types. Digene also seeks reimbursement coverage in other countries where it markets its products, particularly in Europe, and receipt of the necessary approvals is time-consuming and expensive. Reimbursement coverage for the Pap test is universal in the United States and in other markets where Digene sells its HPV test products.

Digene has encountered delays in receipt of some European reimbursement approvals and public health funding, which has impacted its ability to grow revenues in these markets.

Despite Digene’s success to date, third-party payors are often reluctant to reimburse healthcare providers for the use of medical tests such as Digene’s HPV test products that involve new technology. In addition, third-party payors are increasingly limiting reimbursement coverage for medical diagnostic products and, in many instances, are exerting pressure on diagnostic product suppliers to reduce their prices. Thus, third-party reimbursement may not be consistently available or financially adequate to cover the cost of the combined company’s products. This could limit the combined company’s ability to sell its products, cause it to reduce the prices of its products or otherwise adversely affect its operating results.

Because each third-party payor individually approves reimbursement, obtaining such approvals is a time-consuming and costly process that requires Digene to provide scientific and clinical support for the use of each of its products to each payor separately with no assurance that such approval will be obtained. This process can delay the broad market introduction of new products and could have a negative effect on the combined company’s revenues and operating results.

Our business exposes us to potential liability.

The marketing and sale of our products and services for certain applications entail a potential risk of product liability, and, although we are not currently subject to any material product liability claims, there can be no assurance that product liability claims will not be brought against us. Further, there can be no assurance that our products will not be included in unethical, illegal or inappropriate research or applications, which may in turn put us at risk of litigation. We currently carry product liability insurance coverage, which is limited in scope and amount, but which we believe is currently appropriate for our purposes. There can be no assurance, however, that we will be able to maintain such insurance at reasonable cost and on reasonable terms, or that such insurance will be adequate to protect us against any or all potential claims or losses.

Our holding company structure makes us dependent on the operations of our subsidiaries.

We were incorporated under Dutch law as a public limited liability company (naamloze venootschap) and we are organized as a holding company. Currently, our material assets are the outstanding shares of our subsidiaries. We, therefore, are dependent upon payments, dividends and distributions from our subsidiaries for funds to pay our operating and other expenses and to pay future cash dividends or distributions, if any, to holders of our ordinary shares. The lending arrangements entered into by QIAGEN GmbH limits the amount of distributions that can be made by QIAGEN GmbH to QIAGEN N.V. during the period the borrowings are outstanding. This facility will expire in June 2011. Dividends or distributions by subsidiaries to us in a currency other than the U.S. dollar may result in a loss upon a subsequent conversion or disposition of such foreign currency, including a subsequent conversion into U.S. dollars.

Risks Related to QIAGEN Ordinary Shares

Our ordinary shares may have a volatile public trading price.

The market price of the ordinary shares since our initial public offering in September 1996 has increased significantly and been highly volatile. In the past two fiscal years, the closing price of our ordinary shares has ranged from a high of $16.15 to a low of $10.56 on the Nasdaq Global Market System, and a high of EUR 13.09 to a low of EUR 8.20 on the Frankfurt Stock Exchange. In addition to overall stock market fluctuations, factors which may have a significant impact on the market price of the ordinary shares include:

•	announcements of technological innovations or the introduction of new products by us or our competitors;

•	developments in our relationships with collaborative partners;

•	quarterly variations in our operating results or those of companies related to us;

•	changes in government regulations or patent laws;

•	developments in patent or other proprietary rights;

•	developments in government spending for life sciences related research; and

•	general market conditions relating to the diagnostics, applied testing, pharmaceutical and biotechnology industries.

The stock market has from time to time experienced extreme price and trading volume fluctuations that have particularly affected the market for technology-based companies and that have not necessarily been related to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of our ordinary shares.

Holders of our ordinary shares will not receive dividend income.

We have not paid cash dividends since our inception and do not anticipate paying any cash dividends on our ordinary shares for the foreseeable future. Although we do not anticipate paying any cash dividends, any cash dividends paid in a currency other than the U.S. dollar will be subject to the risk of foreign currency transaction losses. Investors should not invest in our ordinary shares if they are seeking dividend income; the only return that may be realized through investing in our ordinary shares is through the appreciation in value of such shares.

Shareholders that are United States residents could be subject to unfavorable tax treatment.

We may be classified as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes if certain tests are met. Our treatment as a PFIC could result in a reduction in the after-tax return to the holders of ordinary shares and would likely cause a reduction in the value of such shares. If we were determined to be a PFIC for U.S. federal income tax purposes, highly complex rules would apply to our U.S. shareholders. We would be considered a PFIC with respect to a U.S. shareholder if for any taxable year in which the U.S. shareholder has held the ordinary shares, either (i) 75% or more of our gross income for the taxable year is passive income; or (ii) the average value of our assets (during the taxable year) which produce or are held for the production of passive income is at least 50% of the average value of all assets for such year. Based on our current income, assets and activities, we do not believe that we are currently a PFIC. No assurances can be made, however, that the IRS will not challenge this position or that we will not subsequently become a PFIC.

Future sales of our ordinary shares could adversely affect our stock price.

Future sales of substantial amounts of our ordinary shares in the public market, or the perception that such sales may occur, could adversely affect the market price of the ordinary shares. As of March 31, 2007, we had outstanding 150,509,751 ordinary shares plus 12.2 million additional shares subject to outstanding stock options and awards, of which 11.1 million stock options were then exercisable. A total of approximately 17.2 million ordinary shares are reserved and available for issuances under our stock plan, including those shares subject to outstanding stock options and awards. The resale of ordinary shares issued in connection with the exercise of certain stock options are subject to some restrictions. All of our outstanding ordinary shares are freely saleable except shares held by our affiliates, which are subject to certain limitations on resale. Additionally, holders of notes issued by QIAGEN Finance (Luxembourg) S.A. and QIAGEN Euro Finance (Luxembourg) S.A. are entitled to convert their notes into approximately 26.9 million ordinary shares, subject to adjustments in certain cases.

Provisions of our Articles of Association and Dutch law and an option we have granted may make it difficult to replace or remove management and may inhibit or delay a takeover.

Our Articles of Association, or Articles, provide that our shareholders may only suspend or dismiss our managing and supervisory directors against their wishes with a vote of two-thirds of the votes cast representing more than 50% of the outstanding shares unless the proposal was made by the joint meeting of the Supervisory Board and the Managing Board in which case a simple majority is sufficient. They also provide that if the members of our Supervisory Board and our Managing Board have been nominated by the joint meeting of the Supervisory Board and Managing Board, shareholders may only overrule this nomination with a vote of two-thirds of the votes cast representing more than 50% of the outstanding shares. Certain other provisions of our Articles allow us, under certain circumstances, to prevent a third party from obtaining a majority of the voting control of our shares by issuing preference shares. Pursuant to these provisions and pursuant to the resolution adopted by our general meeting on June 16, 2004, our Supervisory Board is authorized to issue preference shares or grant rights to subscribe for preference shares if (i) a person has (directly or indirectly) acquired or has expressed a desire to acquire, more than 20% of our issued share capital, or (ii) a person holding at least a 10% interest in our share capital has been designated as a hostile person by our Supervisory Board. If the Supervisory Board opposes an intended take-over and authorizes the issuance of preference shares, the bidder may withdraw its bid or enter into negotiations with the Managing Board and /or Supervisory Board and agree on a higher bid price for our shares.

In 2004 we also granted an option to a Foundation (Stichting), subject to the conditions described in the paragraph above, which allows the Foundation to acquire preference shares from us. The option enables the Foundation to acquire such number of preference shares as equals the number of our outstanding ordinary shares at the time of the relevant exercise of the right less one share. When exercising the option and exercising its voting rights on such shares, the Foundation must act in our interest and the interests of our stakeholders. The purpose of the Foundation option is to prevent or delay a change of control that would not be in the best interests of us and our stakeholders.

United States civil liabilities may not be enforceable against us.

We are incorporated under the laws of The Netherlands and substantial portions of our assets are located outside of the United States. In addition, certain members of our Managing and Supervisory Boards and our officers and certain experts named herein reside outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or such other persons, or to enforce outside the U.S. judgments obtained against such persons in U.S. courts, in any action, including actions predicated upon the civil liability provisions of U.S. securities laws. In addition, it may be difficult for investors to enforce, in original actions brought in courts in jurisdictions located outside the United States, rights predicated upon the U.S. securities laws. There is no treaty between the United States and The Netherlands for the mutual recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws, would not be directly enforceable in The Netherlands. However, if the party in whose favor such final judgment is rendered brings a new suit in a competent court in The Netherlands, such party may submit to the Dutch court the final judgment which has been rendered in the United States. If the Dutch court finds that the jurisdiction of the federal or state court in the United States has been based on grounds which are internationally acceptable and that proper legal procedures have been observed, the Dutch court will, in principle, give binding effect to the final judgment which has been rendered in the United States unless such judgment contravenes Dutch principles of public policy. Based on the foregoing, there can be no assurance that U.S. investors will be able to enforce against us, members of our Managing or Supervisory Boards, officers or certain experts named herein who are residents of The Netherlands or countries other than the United States any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the federal securities laws. In addition, there is doubt as to whether a Dutch court would impose civil liability on us, the members of our Managing or Supervisory Boards, our officers or certain experts named herein in an original action predicated solely upon the federal securities laws of the United States brought in a court of competent jurisdiction in The Netherlands against us or such members, officers or experts, respectively.

EXCHANGE RATE INFORMATION

QIAGEN publishes its financial statements in U.S. dollars. In this prospectus, references to “dollars” or “$” are to U.S. dollars, and references to “EUR” or the “euro” are to the European Monetary Union euro. Except as otherwise stated herein, all monetary amounts in this prospectus have been presented in U.S. dollars.

The exchange rate used for the euro was the noon buying rate of the euro in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Board of New York. This rate at June 13, 2007, was $1.3295 per EUR 1.

BACKGROUND AND REASONS FOR THE OFFER AND THE SUBSEQUENT MERGER

The following discussion presents background information concerning the exchange offer and subsequent merger and describes our reasons for undertaking the proposed transaction. Please see “—Additional Factors for Consideration by Digene Stockholders” on page 50 and the Digene Recommendation Statement for further information relating to the proposed transactions.

Background of the Offer and the Subsequent Merger

In connection with QIAGEN’s long-term strategic plans, involving internal growth initiatives, acquisitions or business combinations, QIAGEN’s management has been seeking out and evaluating strategic acquisition candidates, in particular in the field of molecular diagnostics, since 2003. QIAGEN has acquired twelve companies in the past three years, including most recently Genaco, Inc. and its pending acquisition of eGene, Inc. As a part of this ongoing evaluation process, QIAGEN’s management, at a meeting of its Supervisory Board on August 15, 2006, identified Digene, among others, as a company with strategic assets that fit into QIAGEN’s growth strategy.

QIAGEN and Digene first entered into an Original Equipment Manufacturer Supply Agreement in January 2001, pursuant to which QIAGEN has manufactured exclusively for Digene its Rapid Capture® System. The Agreement was renewed in December 2005 for a five-year term. The Rapid Capture System is an automated specimen processing system used to perform clinical specimen testing with Digene’s diagnostic tests, including its HPV testing products. In addition to this contractual relationship, Digene has purchased various products from QIAGEN over the past ten years.

The following is a chronology of the meetings and events leading to the signing of the merger agreement.

On January 8, 2007, QIAGEN’s Vice President, Corporate Business Development, Dr. Ulrich Schriek, and QIAGEN’s Vice President, Mergers and Acquisitions, Cheri Walker, met with Donna Marie Seyfried, Digene’s Vice President, Business Development, and C. Douglas White, Digene’s Senior Vice President—Sales and Marketing, Americas and Asia Pacific, during the JP Morgan Healthcare Conference to briefly discuss QIAGEN’s and Digene’s respective corporate development programs and overall business strategies. During the meeting, these individuals identified five potential business opportunities that were believed to have potential mutual benefits for both companies. Those included the companies’ current and new instrument platforms, opportunities in the Asian market, the multiplex PCR technology QIAGEN has developed, and additional assays for Digene’s distribution channels. The possibility of a business combination between the two companies was not addressed at this meeting. In late February 2007, Peer M. Schatz, Chief Executive Officer of QIAGEN, and other members of QIAGEN’s senior management were approached by an investment banker about making introductions between Mr. Schatz and Daryl J. Faulkner, Chief Executive Officer of Digene.

On March 6, 2007, Mr. Schatz and Mr. Faulkner held an initial meeting at Digene’s Gaithersburg, Maryland facility to exchange information about the existing relationship and potential opportunities between the companies. Messrs. Schatz and Faulkner discussed the companies’ business relationship as well as each company’s corporate development program and business strategy, stock ownership, board membership, management team, financial position, competitive position, and operating performance. The potential strategic advantages of combining the companies were discussed, including potential increases in the scale of each company’s business, broader marketing solutions for an expanded customer base, the potential for enhanced profitability, and greater financial strength. Messrs. Schatz and Faulkner also discussed possible approaches for structuring and implementing a business combination, but did not address the financial terms of any possible business combination or any potential exchange ratio. During the meeting, it was agreed that it might be useful to hold a meeting of key executives from both companies to explore potential strategic opportunities. QIAGEN and Digene signed a mutual Non-Disclosure Agreement on April 5, 2007.

The meeting between the executive teams discussed by Mr. Schatz and Mr. Faulkner in March 2007 was held on April 13, 2007, and was attended by Joseph Slattery, Chief Financial Officer of Digene together with Mr. White and Ms. Seyfried of Digene, and Douglas Liu, Vice President Global Operations, Roland Sackers, Chief Financial Officer and Ms. Walker of QIAGEN. At such meeting, the parties made management presentations about their respective businesses. Following such meeting, Mr. Faulkner and Mr. Schatz spoke briefly, and Mr. Faulkner discussed the meeting with Christopher O’Connor of J.P. Morgan Securities Inc., Digene’s financial advisor. Over the next few days, representatives of the parties’ respective financial advisors engaged in preliminary discussions regarding a potential transaction.

On April 18, 2007, QIAGEN retained Goldman Sachs & Co., Inc. to act as QIAGEN’s financial advisor in connection with the proposed transaction with Digene.

On April 20, 2007, Mr. Faulkner and Mr. Schatz had a telephone conversation about the results of the meetings and discussions and the potential complementary and strategic fits between the two companies. They agreed to authorize their respective investment banking advisors, J.P. Morgan for Digene and Goldman Sachs & Co., Inc. for QIAGEN, to pursue additional discussions, which occurred over the next few days.

On April 25, 2007, QIAGEN’s Supervisory Board held a regularly scheduled meeting, at which all members of the Managing Board were in attendance. Mr. Schatz gave a presentation on the history and financial statements of Digene and outlined a potential acquisition structure. After further discussion, the Supervisory Board expressed its support with respect to the proposed acquisition and encouraged management to pursue negotiations with Digene. The Supervisory Board reserved its final approval of the transaction pending negotiation of a definitive agreement.

On April 27, 2007, Mr. Slattery and Mr. Sackers had a telephone discussion regarding potential partnering options. On April 30, 2007, Mr. Schatz delivered an initial, non-binding indication of interest letter to Mr. Faulkner. Such letter expressed interest in pursuing a potential transaction between QIAGEN and Digene and included an initial indication of interest proposal, subject to due diligence, of $58 to $62 per share for each share of Digene Common Stock outstanding or issuable pursuant to outstanding equity awards, with consideration to be paid 60% in cash and 40% in QIAGEN ordinary shares. Mr. Faulkner shared the letter with the Digene board of directors at a meeting of the Digene board of directors on May 2, 2007, Mr. Slattery, J.P. Morgan and representatives of Ballard Spahr Andrews & Ingersoll, LLP, Digene’s corporate and securities outside counsel.

On May 4, 2007, Mr. Schatz met with Mr. Faulkner and Mr. Slattery at QIAGEN’s Germantown, Maryland facility to discuss the process to be followed by the parties.

Over the next five days, Digene and its legal and financial advisors worked to establish an electronic due diligence room. On May 7, 2007, QIAGEN and Digene executed a Confidentiality Agreement, which replaced the agreement entered into on April 5, 2007, reflecting the status of negotiations held to date, including a mutual standstill provision.

On May 9 and May 10, 2007, senior management of Digene, including Mr. Faulkner, Mr. Slattery, Mr. White, Ms. Seyfried and Belinda Patrick, Senior Vice President, Manufacturing Operations, and senior management of QIAGEN, including Mr. Schatz, Mr. Sackers, Mr. Liu, Dr. Schriek, and Victoria Blaine, Vice President, Molecular Diagnostics Sales North America, met in New York City with their respective financial advisors for management presentations and due diligence. Digene also provided QIAGEN with access to the electronic data room. Over the next few weeks, representatives of QIAGEN, QIAGEN’s financial advisors and QIAGEN’s legal counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., (“Mintz Levin”), conducted a due diligence review of Digene.

On May 14, 2007, Mintz Levin provided a merger agreement draft to Digene and its representatives. The draft proposed a merger transaction, with the requirement for meetings of QIAGEN shareholders and Digene stockholders, extensive representations and warranties of Digene and covenants of the parties. This draft was discussed over the next few days by Digene management and its legal and financial advisors. Digene also forwarded a reverse due diligence request list to QIAGEN in order to assist the Digene board in evaluating the QIAGEN stock portion of the consideration to be received by the Digene stockholders. On May 17, 2007, representatives of the parties’ legal advisors participated in a telephone conference call regarding the draft merger agreement. The discussion focused on the parties’ respective covenants, the mechanics of the election process proposed for receipt of cash or stock merger consideration, the conditions to closing and the termination rights proposed for the respective parties.

On May 18, 2007, Mr. Schatz provided Mr. Faulkner with an updated, non-binding, indication of interest letter, which re-affirmed the range of $58 to $62 per share, with a cash/stock consideration mix of 50% cash and 50% stock. In such letter, Mr. Schatz noted that the QIAGEN team expected to complete its primary due diligence review by May 27, 2007.

On May 20, 2007, Mr. Schatz visited Digene’s Gaithersburg, Maryland facility and met with Mr. Faulkner, Ms. Patrick and Larry Wellman, Vice President, Human Resources of Digene, for a tour of the facility and information sharing.

On May 21, 2007, Digene and its representatives provided QIAGEN and its representatives with comments to the merger agreement draft, and discussions took place among the respective parties and their legal and financial advisors. Over the course of the next week, Digene and QIAGEN management representatives engaged in multiple conversations, and due diligence and reverse due diligence reviews continued.

On May 25, 2007, Mr. Schatz provided Mr. Faulkner with a revised, non-binding indication of interest letter, a revised draft of the merger agreement and information regarding the potential benefits of the proposed transaction to Digene and QIAGEN. In such correspondence, QIAGEN proposed consideration equal to $61.25 per Digene share, with 50% of the aggregate consideration in cash, 50% in stock, at a fixed exchange ratio and no financing contingency. Mr. Schatz noted that the QIAGEN Board had reviewed and approved the offer and that the QIAGEN due diligence was substantially complete. The revised merger agreement draft changed the structure of the proposed transaction to a tender offer followed by a subsequent merger transaction.

From May 29, 2007 until June 2, 2007, the management teams and legal and financial advisors of Digene and QIAGEN met frequently by telephone to negotiate the final terms of the merger agreement, including the financial consideration, the tender offer process combined with a stockholder consideration election feature, with respect to the cash/stock mix, the covenants of the parties, in particular the covenants requiring QIAGEN consent for certain business activities of Digene during the interim period between signing the merger agreement and closing the transaction, the termination rights available to both parties, including the length of time the parties would work to achieve a successful closing of the contemplated transaction before having the ability to terminate, and the ability of either party to terminate the transaction upon failure to receive regulatory approvals, and the termination fee payable in certain termination events, principally those involving a change in the Digene board recommendation following acceptance of a superior competing proposal, if one should arise.

On June 1, 2007, QIAGEN’s Supervisory Board held a meeting to review the terms of the proposed merger with Digene. The members of QIAGEN’s Managing Board were also in attendance. Representatives of Mintz Levin introduced the principal terms of the merger agreement, which had been circulated to the QIAGEN Supervisory Board for its review, the final exchange ratio, the termination fees provided for in the merger agreement, the Digene board’s opportunity to entertain alternative proposals and the parties’ termination rights. Mr. Schatz led the Supervisory Board in a discussion of Digene’s businesses, the risks and opportunities facing the companies and the strategic reasons for the merger. Mr. Schatz also discussed the results of QIAGEN’s due diligence review, including the financial performance of the companies and the risks and opportunities facing the companies. Representatives of Goldman Sachs presented an overview of the synergy potential of the contemplated merger, an overview of the stock price development of Digene and an analysis of various financial ratios. Goldman Sachs also rendered an opinion to the QIAGEN Board that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in its written opinion, the consideration offered (i.e., the payment, in the case of the offer portion of the transaction, for each share of Digene common stock at the election of the holder, of $61.25 in cash or 3.545 QIAGEN ordinary shares, subject to proration to achieve the 55% cash/45% stock maximum payments, and, in the case of the merger portion of the transaction, the payment for each share of Digene common stock at the election of the holder, of $61.25 in cash or 3.545 QIAGEN ordinary shares, subject to proration to achieve the 55% cash/45% stock maximum payments) was fair, from a financial point of view, to QIAGEN. After further discussions and deliberations, QIAGEN’s Managing Board and Supervisory Board unanimously approved the merger agreement and related agreements and the transactions contemplated by those agreements. The Supervisory Board designated each of the members of the Supervisory Board to grant the final approval on behalf of the Supervisory Board to the execution version of the merger agreement and related documents, provided that these versions in the opinion of such supervisory director would not substantially deviate from the documents as reviewed at the meeting.

On June 2, 2007, Digene’s board of directors met and unanimously approved the merger agreement, the exchange offer and the proposed merger. Digene’s board of directors also has recommended that Digene stockholders tender their shares of Digene common stock in the offer, and, if applicable, vote in favor of adoption of the merger agreement. For more information about the Digene board of directors’ recommendation and the reasons for its recommendation, please see the Digene Recommendation Statement which is being mailed to you together with this prospectus.

On June 3, 2007 the Chairman of the Supervisory Board of QIAGEN, Prof. Dr. Detlev Riesner, as designee of the Supervisory Board, discussed the final version of the merger agreement and the related documents in a telephone call with Mr. Schatz. After confirmation that the final versions of these documents did not materially deviate from the documents which were previously presented to the Supervisory Board, the chairman declared the final approval of the merger agreement on behalf of the Supervisory Board.

On June 2 and 3, 2007, the parties and their representatives finalized the merger agreement, which was executed by the parties on June 3, 2007. The parties also worked to prepare public announcements of the transaction. A press release announcing the transaction was issued on June 3, 2007 and a joint, webcast conference call was held on June 4, 2007.

Additional Factors for Consideration by Digene Stockholders

QIAGEN’s Reasons for Making the Offer

QIAGEN’s board of directors believes that the merger with Digene represents an opportunity to enhance value for QIAGEN shareholders. The decision of QIAGEN’s board of directors to enter into the merger agreement was the result of careful consideration by the board of directors of numerous factors. Significant factors considered by the QIAGEN board of directors include, among others:

•

Strategic Growth through Acquisition. QIAGEN believes that the most successful providers of molecular testing products and technologies will be those with greater financial resources, with global presence and a broader portfolio of products and intellectual property. The merger with Digene furthers QIAGEN’s strategy of expanding its proprietary technologies and operations through combinations with well-established companies.

•

Operating Synergies. The combination of QIAGEN and Digene will enable the combined enterprise to enhance net operating margins by reducing the costs of certain duplicative facilities and the redundant expenses associated with certain marketing, communications, administrative and compliance activities.

•

Enhanced Product Offerings. QIAGEN will acquire Digene’s Hybrid Capture HPV technology, which may be used to complement QIAGEN’s sample and assay technology solutions and enhance QIAGEN’s affiliate distribution channels.

•

Complementary Lab Customer and Clinician Relationships. Digene is a key supplier to testing laboratories focused primarily on direct marketing to clinicians, and Digene has a technology solution for HPV testing that is approved by the FDA and well accepted by both testing laboratories and clinicians. The combination of Digene’s with QIAGEN’s broad lines will make the combined company one of the largest independent providers of molecular sample and testing solutions for outside blood testing and viral load monitoring. Additional cross-divisional opportunities available in connection with Digene’s and QIAGEN’s Regulatory Groups, intellectual property and QIAGEN’s China businesses will expand the combined company’s scope in global marketing.

•	Management Team. Digene’s management team has skill sets that complement and enhance those of QIAGEN’s personnel.

•

Increased Technology Resources. QIAGEN would benefit from Digene’s technical and development personnel who are in high demand for next generation products. The merger would increase QIAGEN’s ability to accelerate both current and emerging product development efforts.

The foregoing discussion of factors considered by QIAGEN’s board is not meant to be exhaustive, but includes the material factors considered by the QIAGEN board in approving the merger agreement and the transactions contemplated by the merger agreement. The QIAGEN board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Rather, the board members made their respective determinations based on the totality of the information presented to them, including the recommendation by QIAGEN management, and the judgments of individual members of the board may have been influenced to a greater or lesser degree by different factors.

Digene’s Reasons for Recommending the Offer and the Subsequent Merger

In approving the merger agreement, and the transactions contemplated by the merger agreement, and recommending that all holders of Digene common stock accept the offer and tender their shares pursuant to the offer, Digene’s board considered a number of positive factors, including:

•	the enhanced ability of Digene to grow and expand its HPV and women’s health businesses through the combination with QIAGEN;

•	the present business, assets, technology, products, financial condition and prospects of Digene, both in the absence of the transaction with QIAGEN and if the transaction were to occur;

•

the breadth and depth of QIAGEN’s sample preparation and sample processing and assay technologies, which create opportunities to add key sample and assay technologies, such as nucleic acid extraction and stabilization, multiplexing and PCR, to Digene’s product offerings and to assist in the development of Digene’s next generation platform programs;

•	the complementary nature of the businesses of the two companies and the ability to utilize the assets, technologies and capabilities of both to grow the combined business;

•	the ability to combine the strengths of the companies’ geographic reach, sales, service and support teams and global sales channels;

•	the combination of the research and development team assets in molecular diagnostics;

•	the future growth synergies expected from combining the research and development, manufacturing, and sales capabilities and customer relationships of the two companies;

•	the anticipated cost and revenue synergies;

•	the significant premium offered to the Digene stockholders in the transaction;

•

the structure of the transaction as a first step tender offer, followed by a merger, which may serve to shorten the time period between signing the merger agreement and closing the transaction, and enable Digene’s stockholders to receive the transaction consideration earlier;

•

the mixture of the cash component and QIAGEN stock component of the offer, allowing Digene stockholders to elect to receive some QIAGEN stock and, as shareholders of a larger company, to benefit from the anticipated future growth of the combined business;

•	the assessment that the terms of the merger agreement are fair and balanced for each party;

•

the opinion of J.P. Morgan, as more fully described in Item 4 of the Digene Recommendation Statement under the heading “Opinion of JP Morgan,” that the consideration to be received in the offer and the merger, when considered together, are fair, from a financial point of view, to the Digene stockholders;

•	reports from management, legal advisors and financial advisors as to the results of the reverse due diligence review of QIAGEN; and

•	the likelihood that the offer and the merger transaction will be consummated, including the reasonableness of the conditions to the offer and the closing of the transaction.

The Digene board also considered the terms of the merger agreement, including the right of Digene to consider and negotiate other potential unsolicited acquisition proposals, and the possible effects of the provisions regarding the termination fee of $59,000,000 that might be payable by Digene in certain circumstances where the merger agreement could be terminated.

The Digene board also evaluated and discussed the following risks that might arise:

•	the risk that the potential benefits sought in the offer and the merger transactions would not be fully realized;
•	certain risks applicable to QIAGEN’s business and described under the heading “Risk Factors - Risks Related to QIAGEN and the Combined Company”;

•

the risk that the fixed exchange ratio of the stock component of the offer consideration could lead, in the event of a decline in the market price of QIAGEN ordinary shares, to a reduced value of the stock component of the consideration received by the Digene stockholders;

•	the risk from the lack of a collar on the stock portion of the consideration;

•	the risks and uncertainties associated with the U.S. Food and Drug Administration approval process and the impact regulatory requirements could have on the combined company;

•	the risk that the transaction would not gain the required regulatory approvals or that the minimum conditions of the offer would not be met;

•	the risk that the Digene stockholders will not tender sufficient shares in the offer to meet the minimum condition or that the QIAGEN shareholders will not approve the proposed transactions; and

•	the potential severance payments that could be triggered by the termination of employment of Digene executives.

The Digene board believes that the foregoing risks are outweighed by the potential benefits of the offer and the merger to the Digene stockholders. The Digene board also considered various alternatives to the offer and merger transaction with QIAGEN, including remaining independent, and determined that the proposed transaction with QIAGEN represents the best potential opportunity for Digene and its stockholders.

Other Factors You Should Consider

In deciding whether or not to tender your shares of Digene common stock, you should consider the factors described above under “—QIAGEN’s Reasons for Making the Offer,” on page 50 as well as the factors set forth under “Risk Factors” and the other factors set forth in this prospectus. While we believe the offer should be attractive to you as a Digene stockholder, you should also consider the following matters:

•

As a shareholder of QIAGEN, your interest in the performance and prospects of Digene would only be indirect and in proportion to your share ownership in QIAGEN. You therefore will not realize the same financial benefits of future appreciation in the value of Digene, if any, that you may realize if the offer and the subsequent merger were not completed and you were to remain a Digene stockholder.

•

An investment in a company like Digene, which concentrates in one industry, may be associated with greater risk and a greater potential for a higher return than an investment in a more diversified company like QIAGEN. On the other hand, as a shareholder in a more diversified company like QIAGEN, your investment will be exposed to risks and events that are likely to have little or no effect on Digene. You therefore would experience the impact of developments (both positive and negative) in the molecular diagnostics industry to a lesser extent, but would also experience the impact of developments (both positive and negative) in a variety of related industries, including the pharmaceutical and biotechnology industries overall.

RECOMMENDATION OF DIGENE’S BOARD OF DIRECTORS

On June 2, 2007, Digene’s board of directors approved the merger agreement, the exchange offer and the proposed merger. Digene’s board of directors also has recommended that Digene stockholders tender their shares of Digene common stock in the offer, and, if necessary, approve the merger agreement. For more information about the Digene board of directors’ recommendation and the reasons for its recommendation, please see the Digene Recommendation Statement which is being mailed to you together with this prospectus.

Digene’s board of directors has received a written opinion, dated June 3, 2007, from J.P. Morgan Securities Inc. to the effect that, as of the date of the opinion the consideration to be received by the stockholders of Digene in the exchange offer and the merger, together and not separately, is fair, from a financial point of view, to the stockholders of Digene. A summary of J.P. Morgan Securities Inc.’s opinion, including the analyses performed, the bases and methods of arriving at the opinion and a description of J.P. Morgan Securities Inc.’s investigation and assumptions, is included in the Digene Recommendation Statement. The full text of J.P. Morgan Securities Inc.’s written opinion, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to the Digene Recommendation Statement.

THE OFFER

Exchange of Shares of Digene Common Stock

We are offering to exchange 3.545 ordinary shares of QIAGEN or $61.25 in cash, in each case subject to proration, for each outstanding share of Digene common stock validly tendered and not properly withdrawn prior to the expiration of the offer, upon the terms and subject to the conditions set forth in this prospectus and the related letter of election and transmittal.

We will not acquire any shares of Digene common stock in the offer unless Digene stockholders have validly tendered and not properly withdrawn prior to the expiration of the offer at least 50.1% of the fully diluted shares of Digene common stock, calculated as described below in “—Conditions of the Offer—Minimum Condition” on page 62. Upon the closing of the offer, based on the number of shares of Digene common stock subject to outstanding equity awards on June 12, 2007 and assuming no additional exercises of outstanding equity awards, there will be 24,461,887 shares of Digene common stock outstanding and 2,013,451 shares of Digene common stock issuable pursuant to outstanding Digene equity awards. There are also other conditions to the offer that are described under “—Conditions of the Offer” on page 62.

After completion of the offer, QIAGEN will cause Digene to complete a merger with and into Merger Sub, in which outstanding shares of Digene common stock, excluding shares owned by QIAGEN or any subsidiary of QIAGEN, that are not exchanged in the offer will be converted into the right to receive 3.545 ordinary shares of QIAGEN, $61.25 in cash, or a combination of shares and cash, subject to the same election and proration procedures applicable to Digene shares tendered in the offer. Appraisal rights will be available in the merger to the extent applicable under Delaware law. If, after the completion of this offer, we beneficially own 90% or more of the outstanding shares of Digene common stock or if we exercise our option to purchase additional shares directly from Digene to reach the 90% threshold, we may effect this merger without the approval of the other Digene stockholders, as permitted under Delaware law. See “—Approval of the Merger” on page 69.

When we refer to the expiration of the offer, we mean 11:59 p.m., New York City time, on Friday, July 20, 2007, unless we extend the period of time for which the offer is open, in which case the offer will expire, and references to the expiration of the offer will mean, the latest time and date on which the offer is open.

If you are the record owner of your shares and you tender your shares directly to the exchange agent and depositary, you will not be obligated to pay any charges or expenses of the exchange agent and depositary or any brokerage commissions. If you own your shares through a broker or other nominee, and your broker or nominee tenders the shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

Election and Proration

Pursuant to the terms of the merger agreement, Digene stockholders may elect to receive ordinary shares of QIAGEN, cash, or a combination of shares and cash in exchange for their shares of Digene common stock. However, not more than 55% of the shares of Digene common stock tendered in the offer can be exchanged for cash, and not more than 45% of the shares of Digene common stock tendered in the offer can be exchanged for QIAGEN shares. The terms of the merger agreement provide proration and allocation procedures to achieve this result, which are discussed below.

If more than 55% of the Digene shares tendered in the offer, or the maximum cash election number, elect to receive cash in exchange for Digene shares, then all cash elections in excess of the maximum cash election number will be converted into stock elections on a pro rata basis for each record holder making a cash election into stock elections so that the cash elections will equal as closely as reasonably practicable 55% of the Digene shares tendered in the offer, and the stock elections will equal as closely as reasonably practicable 45% of the Digene shares tendered in the offer.

In the above instance,

•	stock elections (including cash elections that are converted into stock elections) will be exchanged for stock consideration;

•

non-elections, which are elections in which the stockholder has indicated no preference on the form of consideration to be received, and tendered shares submitted without an effective election form, will be exchanged for stock consideration; and

•	all cash elections that were not in excess of the maximum cash election number will be exchanged for cash consideration.

If more than 45% of the Digene shares tendered in the offer, or the maximum stock election number, elect to receive stock in exchange for Digene shares, then all stock elections in excess of the maximum stock election number will be converted on a pro rata basis for each record holder making a stock election into cash elections so that the stock elections will equal as closely as reasonably practicable 45% of the Digene shares tendered in the offer, and the cash elections will equal as closely as reasonably practicable 55% of the Digene shares tendered in the offer.

In the above instance,

•	cash elections (including stock elections that are converted into cash elections) will be exchanged for cash consideration;

•	non-election shares will be exchanged for cash consideration; and

•	all stock elections that were not in excess of the maximum stock election number will be exchanged for stock consideration.

If neither the maximum cash election number nor the maximum stock election number is exceeded, non-election shares will be converted into stock election shares on a pro rata basis for each record holder of non-election shares so that the total number of stock election shares equals 45% of the Digene shares tendered in the offer and any remaining non-election shares will be converted into cash election shares. All stock elections and non-elections converted into stock elections will receive stock consideration in the exchange, and all cash elections and non-elections converted into cash elections will receive cash consideration in the exchange.

Timing of the Offer

We are commencing the offer on Friday, June 15, 2007. The offer is scheduled to expire at 11:59 p.m., New York City time, on Friday, July 20, 2007, unless we extend the period of the offer. For more information, see the discussion under “—Extension, Termination and Amendment” immediately below.

Extension, Termination and Amendment

The merger agreement provides that, unless Digene otherwise agrees, we must, and, in the case of clause (iii) below, we have the option to, extend the offer in the following circumstances for one or more periods:

(i)	beyond the initial scheduled expiration date, up to February 29, 2008, if, at the scheduled or extended expiration date of the offer, any of the conditions to the offer have not been satisfied or, to the extent permitted, waived, until all the conditions to the offer are satisfied or waived. However, if all of the conditions to the offer other than the minimum offer condition have been satisfied, we will not be required to extend the offer pursuant to this provision of the merger agreement if we have publicly announced the existence of such facts and our intention not to extend the offer at least two business days prior to the date that the extension would otherwise have been required,

(ii)	for any period required by any SEC rule, regulation or position or any period required by applicable law, or

(iii)	for a subsequent offering period of not more than ten business days in the aggregate beyond the latest applicable date that would otherwise be permitted as described in (i) and (ii) above, if, as of the expiration date, all of the conditions to the offer have been satisfied or waived but the number of Digene shares validly tendered and not withdrawn equals more than 80% and less than 90%, of the outstanding Digene shares on a fully diluted basis. However, if we elect to extend the expiration date pursuant to this provision of the merger agreement, we will be deemed to have irrevocably waived all of the conditions to the offer set forth in detail under the caption “The Offer — Conditions to the Offer” and you will maintain your withdrawal rights during the pendency of such extension.

We are not permitted to extend the offer without the prior written consent of Digene at the time that all conditions to the offer have been satisfied or waived except for a single period not to exceed 10 business days and except as described in (iii) above.

Subject to the SEC’s applicable rules and regulations and the terms of the merger agreement, we also reserve the right to waive any of the conditions to the offer and to make any change in the terms of or conditions to the offer. However, without Digene’s consent, we cannot:

•	decrease the consideration payable in the offer,

•	change the form of consideration to be paid in the offer to a form other than cash or QIAGEN shares,

•	decrease the aggregate amount of cash available in the offer or decrease the relative amount of cash and QIAGEN shares available in the offer,

•	reduce the number of Digene shares to be purchased in the offer,

•	impose conditions to the offer in addition to those set forth in the merger agreement,

•	modify or waive the minimum condition,

•	except pursuant to the merger agreement, change the expiration date of the offer, or

•	make any other change that is adverse to the Digene stockholders or to stockholders that have elected a particular form of consideration in the offer.

We can extend the offer by giving oral or written notice of an extension to American Stock Transfer & Trust Company, the exchange agent and depositary for the offer. If we decide to extend the offer, we will make a public announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration. We are not giving any assurance that we will extend the offer. During any extension, all shares of Digene common stock previously tendered and not validly withdrawn will remain deposited with the exchange agent and depositary, subject to your right to withdraw your shares of Digene common stock. If we exercise our right to use a subsequent offering period, we will first consummate the exchange with respect to the shares tendered and not withdrawn in the initial offer period.

Subject to the SEC’s applicable rules and regulations and subject to the limitations contained in the merger agreement, we also reserve the right, in our discretion:

•

to terminate the offer and not accept for exchange or exchange any shares of Digene common stock not previously accepted for exchange, or exchanged, upon the failure of any of the conditions of the offer to be satisfied prior to the expiration of the offer; and

•

to waive any condition (subject to certain conditions requiring Digene’s consent to waive) or otherwise amend the offer (subject to certain conditions requiring Digene’s consent to amend) in any respect prior to the expiration of the offer, by giving oral or written notice of such termination, waiver or amendment to the exchange agent and depositary and by making a public announcement.

We will follow any extension, termination, waiver or amendment, as promptly as practicable, with a public announcement. Subject to the requirements of the Exchange Act, and other applicable law, and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release to Business Wire.

If we make a material change in the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required under the Exchange Act.

Procedure for Tendering Shares

For you to validly tender shares of Digene common stock in the offer, you must do one of the following:

•

deliver certificates representing your shares, a properly completed and duly executed letter of election and transmittal or a duly executed copy thereof, along with any other required documents, to the exchange agent and depositary at one of its addresses set forth on the back cover of this prospectus prior to the expiration of the offer;

•

arrange for a book-entry transfer of your shares to be made to the exchange agent and depository’s account at DTC and receipt by the exchange agent and depositary of a confirmation of this transfer prior to the expiration of the offer, and the delivery of a properly completed and duly executed letter of election and transmittal or a duly executed copy thereof, and any other required documents, to the exchange agent and depositary at one of its addresses set forth on the back cover of this prospectus prior to the expiration of the offer;

•

arrange for a book-entry transfer of your shares to the exchange agent and depositary’s account at DTC and receipt by the exchange agent and depositary of confirmation of this transfer, including an “agent’s message,” prior to the expiration of the offer; or

•	comply with the guaranteed delivery procedures described below.

These deliveries and arrangements must be made before the expiration of the offer. The term “agent’s message” means a message, transmitted by DTC to, and received by, the exchange agent and depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the shares of Digene common stock which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of election and transmittal and that we may enforce that agreement against the participant.

The exchange agent and depositary will establish an account with respect to the shares of Digene common stock at DTC for purposes of the offer within two business days after the date of the distribution of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the shares of Digene common stock by causing DTC to transfer these shares of Digene common stock into the exchange agent and depositary’s account in accordance with DTC’s procedure for the transfer. For a tender made by transfer of shares of Digene common stock through book-entry delivery at DTC to be valid, the exchange agent and depositary must receive, prior to the expiration of the offer, a book-entry confirmation of transfer and either a duly executed letter of election and transmittal or a duly executed copy thereof, along with any other required documents, at one of its addresses set forth on the back cover of this prospectus, or an agent’s message as part of the book-entry confirmation. Signatures on all letters of election and transmittal must be guaranteed by an eligible institution, except in cases in which shares of Digene common stock are tendered either by a registered holder of shares of Digene common stock who has not completed the box entitled “Special Delivery Instructions” on the letter of election and transmittal or for the account of an eligible institution. By “eligible institution” we mean a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association Inc., including the Securities Transfer Agent’s Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the Nasdaq Global Market System Medallion Signature Program (MSP), or any other “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act.

If the certificates for shares of Digene common stock are registered in the name of a person other than the person who signs the letter of transmittal, the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner described above.

If your certificate(s) representing shares of Digene common stock are not immediately available or if you cannot deliver your certificate(s) representing shares of Digene common stock to the exchange agent on or prior to the expiration of the offer or for book-entry confirmation, you may make an effective election to receive the consideration for your Digene common stock by properly completing and duly executing a notice of guaranteed delivery, in the form substantially provided by us. Pursuant to this procedure, (i) the election must be made by or through an eligible institution, (ii) a properly completed and duly executed notice of guaranteed delivery must be received by the exchange agent prior to the expiration of the offer, and (iii) the certificate(s) evidencing all physically surrendered shares of Digene common stock or book-entry confirmations, as the case may be, together with a properly completed and duly executed letter of election and transmittal or a duly executed copy thereof, together with any required signature guarantees, or an agent’s message in the case of a book-entry transfer, and any other documents required by the letter of election and transmittal, must be received by the exchange agent within three NASDAQ trading days after the date of execution of the notice of guaranteed delivery. You may deliver the notice of guaranteed delivery by hand or transmit it by facsimile transmission or mail to the exchange agent and you must include a guarantee by an eligible institution in the form set forth in that notice.

The method of delivery of certificates representing shares of Digene common stock and all other required documents, including delivery through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the exchange agent and depositary. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery before expiration of the offer.

Withdrawal Rights

You may withdraw shares of Digene common stock that you tender pursuant to the offer at any time before the expiration of the offer. After the expiration of the offer, tenders are irrevocable. However, if we have not accepted tendered shares for exchange by Tuesday, August 14, 2007, you may withdraw tendered shares at any time thereafter.

For your withdrawal to be effective, the exchange agent and depositary must receive from you, prior to the expiration of the offer, a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this prospectus, and your notice must include your name, address, social security number, the certificate number(s) and the number of shares of Digene common stock to be withdrawn, as well as the name of the registered holder, if it is different from that of the person who tendered those shares of Digene common stock. If shares of Digene common stock have been tendered pursuant to the procedures for book-entry tender discussed above under “—Procedure for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares of Digene common stock and must otherwise comply with DTC’s procedures. If certificates have been delivered or otherwise identified to the exchange agent and depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares of Digene common stock withdrawn must also be furnished to the exchange agent and depositary, as stated above, prior to the physical release of the certificates. We will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, and our decision will be final and binding.

An eligible institution must guarantee all signatures on the notice of withdrawal unless the shares of Digene common stock have been tendered for the account of an eligible institution.

None of QIAGEN, the exchange agent and depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification. Any shares of Digene common stock that you properly withdraw will be deemed not to have been validly tendered for purposes of the offer. However, you may retender withdrawn shares of Digene common stock by following one of the procedures discussed under “—Procedure for Tendering Shares” at any time before the expiration of the offer.

Effect of Tendering Shares

By executing a letter of election and transmittal, you will agree and acknowledge that our acceptance for exchange of shares of Digene common stock you tender in the offer will, without any further action, revoke any prior powers of attorney and proxies that you may have granted in respect of those shares and you will not grant any subsequent proxies and, if any are granted, they will not be deemed effective. We reserve the right to require that, in order for shares of Digene common stock to be validly tendered, we must be able to exercise full voting, consent and other rights with respect to those shares of Digene common stock immediately upon our acceptance of those shares of Digene common stock for exchange.

We will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of Digene common stock, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders of shares of Digene common stock that we determine are not in proper form or the acceptance of or exchange for which may, in the opinion of our counsel, be unlawful. No tender of shares of Digene common stock will be deemed to have been validly made until all defects and irregularities in tenders of those shares have been cured or waived. None of QIAGEN, the exchange agent and depositary, the information agent, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of Digene common stock or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of our offer, including the letter of transmittal and instructions, will be final and binding.

The tender of shares of Digene common stock pursuant to any of the procedures described above will constitute a binding agreement between you and us upon the terms and subject to the conditions of the exchange offer.

Exchange of Digene Stock

Prior to the date on which QIAGEN accepts for payment or exchange shares of Digene common stock tendered in the offer, QIAGEN will deposit into an exchange fund administered by the exchange agent and depositary, cash and certificates representing ordinary shares of QIAGEN that will be payable in the offer.

Subject to the satisfaction (or, where permissible, waiver) of the conditions to the offer as of the expiration of the offer, we will accept for payment or exchange shares of Digene common stock validly tendered and not properly withdrawn and will exchange ordinary shares of QIAGEN and cash in lieu of fractional shares, cash, or a combination of shares and cash, for the tendered shares of Digene common stock promptly afterwards. In all cases, the payment for or exchange of shares of Digene common stock tendered and accepted for payment or exchange pursuant to the offer will be made only if the exchange agent and depositary timely receives:

•

certificates representing those shares of Digene common stock, or a timely confirmation of a book-entry transfer of those shares of Digene common stock in the exchange agent and depositary’s account at DTC, and a properly completed and duly executed letter of election and transmittal, or a manually signed copy, and any other required documents; or

•

a timely confirmation of a book-entry transfer of those shares of Digene common stock in the exchange agent and depositary’s account at DTC, together with an “agent’s message” as described above under “—Procedure for Tendering Shares.”

For purposes of the offer, we will be deemed to have accepted for payment or exchange shares of Digene common stock validly tendered and not properly withdrawn when, as and if we notify the exchange agent and depositary of our acceptance of the tender of those shares of Digene common stock pursuant to the offer. The exchange agent and depositary will deliver ordinary shares of QIAGEN and cash in lieu of a fraction of a share, cash, or a combination of such shares and cash promptly after receipt of our notice. The exchange agent and depositary will act as agent for tendering Digene stockholders for the purpose of receiving ordinary shares of QIAGEN and cash in lieu of a fraction of a share, cash, or a combination of such shares and cash and transmitting shares and/or cash to you. You will not receive any interest on any cash that you are entitled to receive, even if there is a delay in making the payment or exchange. If we do not accept shares of Digene common stock for payment or exchange pursuant to the offer or if certificates are submitted for more shares of Digene common stock than are tendered in the offer, we will return certificates for these unexchanged shares of Digene common stock without expense to the tendering stockholder. If we do not accept shares of Digene common stock for payment or exchange pursuant to the offer, shares of Digene common stock tendered by book-entry transfer into the exchange agent and depositary’s account at DTC pursuant to the procedures set forth under “—Procedure for Tendering Shares” will be credited to the account maintained with DTC from which those shares were originally transferred, promptly following expiration or termination of the offer.

Cash Instead of Fractional Shares of QIAGEN

We will not issue any fractional shares of QIAGEN pursuant to the offer or the merger. In lieu thereof, QIAGEN will arrange for the exchange agent and depositary to make a cash payment (without interest and subject to any withholding for taxes) equal to such fractional share multiplied by the average closing sale price per ordinary share of QIAGEN, rounded up to the nearest cent, on the Nasdaq Global Select Market for the ten consecutive trading days ending on the second-to-last trading day immediately prior to the date QIAGEN accepts tendered shares of Digene common stock for exchange, in the case of the offer, or the effective time of the merger, in the case of the merger.

Conditions of the Offer

The offer is subject to a number of conditions, which we describe below. Notwithstanding any other provision of the offer, QIAGEN shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to QIAGEN’s obligation to pay for or return tendered shares of Digene common stock promptly after termination or withdrawal of the offer), pay for and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered shares of Digene common stock, and (subject to the provisions of the merger agreement) may terminate the offer and not accept for payment any tendered shares if any of these conditions are not satisfied or, where permissible, waived as of the expiration of the offer.

Minimum Condition

There must be validly tendered and not properly withdrawn prior to the expiration of the offer at least 50.1% of the shares of Digene common stock determined on a fully diluted basis that includes shares of Digene common stock subject to equity awards which do not terminate upon consummation of the offer. As of June 12, 2007, there were 24,461,887 shares of Digene common stock outstanding and 2,013,451 shares of Digene common stock subject to the equity awards described above. We will not waive this condition without the consent of Digene.

Antitrust Condition

Any applicable waiting periods under the HSR Act must have expired or been terminated.

Registration Statement Effectiveness Condition

The registration statement on Form F-4, of which this prospectus is a part, must have been declared effective under the Securities Act and not be the subject of any stop order or proceedings seeking a stop order.

NASDAQ Listing Condition

The ordinary shares of QIAGEN issuable in exchange for shares of Digene common stock in the offer and the merger shall have been approved (if such approval is necessary) for quotation on the Nasdaq Global Select Market. We will not waive this condition without the consent of Digene.

Tax Opinion Condition

Digene shall have received a written opinion from Ballard Spahr Andrews & Ingersoll, LLP (or another nationally recognized tax counsel reasonably acceptable to the Digene) to the effect that the offer and the merger together will constitute a reorganization within the meaning of Section 368(a) of the Code and that the exchange of Digene common stock for ordinary shares of QIAGEN will not result in gain recognition to stockholders of Digene pursuant to Section 367(a) of the Code (which opinion may rely on such assumptions and representations as such counsel reasonably deems appropriate). Only Digene can waive this condition. In addition, QIAGEN shall have received a written opinion from Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (or another nationally recognized tax counsel reasonably acceptable to QIAGEN) to the effect that the offer and the merger together will constitute a reorganization within the meaning of Section 368(a) of the Code (which opinion may rely on such assumptions and representations as such counsel reasonably deems appropriate).

Approval of Merger Agreement by QIAGEN Shareholders

By the vote of a majority in voting power present in person or by proxy at a meeting of QIAGEN’s shareholders and entitled to vote, QIAGEN’s shareholders shall have adopted valid resolutions adopting and approving the entry into the merger agreement pursuant to Section 2:107a Dutch Civil Code.

Additional Conditions

In addition, QIAGEN shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to QIAGEN’s obligation to pay for or return tendered shares of Digene common stock promptly after termination or withdrawal of the offer), pay for and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered shares of Digene common stock, and (subject to the provisions of the merger agreement) may terminate the offer and not accept for payment any tendered shares if at any time prior to the expiration of the offer any of the following conditions exist:

•

there shall be any injunction, judgment, ruling, order or decree issued or entered by any governmental authority that (A) restrains, enjoins, prevents, prohibits or makes illegal the making of the offer by QIAGEN, the acceptance for payment, payment for or purchase of some or all of the shares of Digene common stock by QIAGEN, or the consummation of the transactions contemplated by the merger agreement, (B) imposes material limitations on the ability of QIAGEN or any of its affiliates effectively to exercise full rights of ownership of 100% of the shares of Digene common stock tendered in the offer, including, without limitation, the right to vote the shares of Digene common stock purchased by them on all matters properly presented to the Digene’s stockholders on an equal basis with all other stockholders (including, without limitation, the adoption of the merger agreement and approval of the merger), (C) restrains, enjoins, prevents, prohibits or makes illegal, or imposes material limitations on, QIAGEN’s or any of its affiliates’ ownership or operation of all or any portion of the businesses and assets of the Digene and its subsidiaries, or, as a result of the transactions contemplated by the merger agreement, of QIAGEN and its subsidiaries, (D) compels QIAGEN or any of its affiliates to dispose of any shares of Digene common stock or, as a result of the transactions contemplated by the merger agreement, compels QIAGEN or any of its affiliates to hold separate any portion of the businesses or assets of the Digene and its subsidiaries, or of QIAGEN and its subsidiaries or (E) imposes damages on QIAGEN, Digene or any of their respective affiliates as a result of the transactions contemplated by the merger agreement in amounts that are material with respect to such transactions;

•

there shall be any law enacted, issued, promulgated, amended or enforced by any governmental authority applicable to (A) QIAGEN, Digene or any of their respective affiliates or (B) the transactions contemplated by the merger agreement (other than the routine application of the waiting period provisions of the HSR Act) that results, or is reasonably likely to result, directly or indirectly, in any of the consequences referred to in the immediately preceding paragraph;

•

(A) there shall have occurred any events or changes that, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect (as defined in the merger agreement) on Digene or (B) (1) Digene shall have breached or failed to perform in any material respect its obligations, covenants or agreements under the merger agreement, (2) the representations and warranties of Digene set forth in the merger agreement regarding the capitalization of Digene shall not have been true and correct in all material respects when made or as of the date on which QIAGEN accepts tendered shares of Digene common stock for exchange as if made at or at and as of such time or (3) the other representations and warranties of Digene contained in the merger agreement shall not have been true and correct (disregarding all qualifications and exceptions contained therein regarding materiality or a material adverse effect on Digene or any similar standard or qualification) when made or as of the date on which QIAGEN accepts tendered shares of Digene common stock for exchange as if made at or as of such time (other than representations and warranties which by their terms address matters only as of another specified date, which shall be true and correct only as of such date) except in the case of this clause (3) only, for such inaccuracies as have not resulted, or are not reasonably likely to result, individually or in the aggregate, in a material adverse effect on Digene;

•	the Board of Directors of Digene shall have withdrawn or modified, in any manner (other than non-substantive modifications), its approval or recommendation of the offer or the merger;

•

there shall have occurred (A) any general suspension of trading in securities on the New York Stock Exchange, the American Stock Exchange or on the NASDAQ, for a period in excess of twenty-four hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (B) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (C) any limitation or proposed limitation (whether or not mandatory) by any United States governmental authority that has a material adverse effect generally on the extension of credit by banks or other financial institutions, (D) the commencement of a war involving the United States that, in the reasonable judgment of QIAGEN, materially affects QIAGEN, Digene, QIAGEN’s ability to consummate the offer or materially adversely affects securities markets in the United States generally or (E) in the case of any of the situations in clauses (A) through (D) of this paragraph existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

•	the merger agreement shall have been terminated in accordance with its terms or the offer shall have been terminated with the consent of Digene.

General

All of the foregoing conditions are for QIAGEN’s sole benefit and may be asserted by QIAGEN regardless of the circumstances giving rise to such conditions or may be waived by QIAGEN in whole or in part at any time and from time to time in QIAGEN’s sole discretion (except as otherwise provided in the merger agreement). The failure by QIAGEN at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time prior to the expiration of the offer.

QIAGEN and Digene cannot assure you that all of the conditions to completing the offer will be satisfied or waived.

Material U.S. Federal Income Tax Consequences

The following summary discusses the material U.S. federal income tax consequences of the offer and merger to Digene stockholders. This summary is based on the Code, the related Treasury regulations, administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and the conclusions discussed below and the tax consequences of the offer and the merger. This discussion applies only to Digene stockholders that hold their shares of Digene common stock, and will hold the ordinary shares of QIAGEN received in exchange for their shares of Digene common stock, as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all federal income tax consequences of the offer and the merger that may be relevant to particular Digene stockholders, including stockholders that are subject to special tax rules. Some examples of Digene stockholders that are subject to special tax rules are:

•	dealers in securities;

•	a trader that elects to mark its securities to market for U.S. federal income tax purposes;

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	holders of shares of Digene common stock as part of a position in a “straddle” or as part of a “hedging” or “conversion” transaction;

•	holders that have a “functional currency” other than the U.S. dollar;

•	holders that are foreign persons;

•	holders that own their shares indirectly through partnerships, trusts or other entities that may be subject to special treatment as flow-through entities;

•	persons that hold shares of Digene common stock in an individual retirement or other tax-deferred account;

•	holders subject to the alternative minimum tax; and

•	holders that acquired their shares of Digene common stock through stock option or stock purchase programs or otherwise as compensation.

In addition, this discussion does not address the tax consequences to any Digene stockholder that will become a five-percent transferee shareholder of QIAGEN within the meaning of the applicable Treasury Regulations under Section 367 of the Code. In general, a five-percent transferee shareholder is a person that holds ordinary shares of QIAGEN and will own directly, indirectly or constructively through attribution rules, at least five percent of either the total voting power or total value of ordinary shares of QIAGEN immediately after the offer and the merger. If you believe you could become a five-percent transferee shareholder of QIAGEN, you should consult your tax advisor about the special rules and time-sensitive tax procedures, including the requirement to file a gain recognition agreement, that might affect the federal income tax consequences to you of the offer and the merger The tax opinion to be provided by Ballard Spahr Andrews & Ingersoll, LLP (the receipt of which by Digene is a condition to the obligations of Digene to consummate the offer and the merger, as discussed below) will assume that any Digene stockholder holder that is a “five percent transferee shareholder” with respect to QIAGEN within the meaning of the applicable Treasury Regulations under Section 367 of the Code will in timely and proper manner file the gain recognition agreement described in such Treasury Regulations.

In addition, this discussion does not address any consequences arising under the laws of any state, local or foreign jurisdiction, or taxes other than income taxes. DIGENE STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

U.S. Federal Income Tax Consequences of the Offer and the Merger as an Integrated Transaction

The obligations of QIAGEN and Digene to complete the offer and the merger are conditioned upon the delivery of an opinion to QIAGEN and to Digene by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and Ballard Spahr Andrews & Ingersoll, LLP, respectively (or other nationally recognized tax counsel reasonably acceptable to QIAGEN and Digene, respectively), that, for federal income tax purposes, the offer and the merger together will constitute a reorganization within the meaning of Section 368(a) of the Code.

Under Section 367(a)(1) of the Code, a transaction qualifying as a tax-free reorganization pursuant to Section 368(a) of the Code in which a U.S. person exchanges stock of a U.S. corporation for stock of foreign corporation will nevertheless be fully taxable to such U.S. person unless the transaction qualifies for an exception. The obligation of Digene to consummate the merger is conditioned upon the receipt by Digene of a tax opinion from Ballard Spahr Andrews & Ingersoll, LLP (or other nationally recognized tax counsel reasonably acceptable to Digene), that the transfer of shares of Digene common stock to QIAGEN will not result in gain recognition by the Digene stockholders pursuant to Section 367(a)(1) of the Code.

These opinions of counsel will be given in reliance on customary representations of QIAGEN and Digene and assumptions as to certain factual matters, including that the merger will occur in the ordinary course after completion of the offer. The opinions of counsel will not bind the courts or the Internal Revenue Service, nor will they preclude the Internal Revenue Service from adopting a position contrary to those expressed in the opinions. Therefore, while QIAGEN and Digene believe that the offer and the merger will be treated as a tax-free reorganization under Section 368(a) of the Code and that the transfer of shares of Digene common stock will not be subject to Section 367(a)(1) of the Code, no assurance can be given that contrary positions will not successfully be asserted by the Internal Revenue Service or adopted by a court if the issues are ever litigated. Neither QIAGEN nor Digene intends to obtain a ruling from the Internal Revenue Service with respect to the federal income tax consequences of the offer and the merger.

The following discussion regarding the U.S. federal income tax consequences of the merger assumes that the offer and the merger will be consummated as described in the merger agreement and this prospectus and that, following the merger, QIAGEN will cause the surviving company to comply with certain reporting requirements set forth in Treasury Regulations under Section 367 of the Code on behalf of Digene. Assuming further that, consistent with the opinions of counsel, the merger is treated as a reorganization under Section 368(a) of the Code and that the transfer of shares of Digene common stock to QIAGEN pursuant to the merger will not be subject to Section 367(a)(1) of the Code, the U.S. federal income tax consequences of the offer and the merger to a Digene stockholder will depend primarily on whether the Digene stockholder exchanges Digene common stock (whether in the offer, in the merger, or in the offer and the merger as a combined transaction) solely for ordinary shares of QIAGEN (except for cash received instead of a fractional ordinary share of QIAGEN), solely for cash, or for a combination of stock and cash.

Exchange Solely for Cash. In general, if a Digene stockholder exchanges all of the shares of Digene common stock actually owned by it solely for cash, that Digene stockholder will recognize gain or loss equal to the difference between the amount of cash received and its adjusted tax basis in the shares of Digene common stock surrendered. Any such gain or loss generally will be long-term capital gain or loss if the Digene stockholder’s holding period with respect to the Digene common stock surrendered is more than one year at the time of the exchange, and otherwise will be short-term capital gain or loss. Individuals generally qualify for favorable tax rates on long-term capital gains. If, however, any such Digene stockholder constructively owns Digene common stock that is exchanged for ordinary shares of QIAGEN in the offer or the merger, or otherwise owns ordinary shares of QIAGEN actually or constructively after the offer and the merger, the consequences to such Digene stockholder may be similar to the consequences described below under the headings “Exchange for Ordinary Shares of QIAGEN and Cash” and “Possible Treatment of Cash as a Dividend,” except that the amount of consideration, if any, treated as a dividend may not be limited to the amount of such Digene stockholder’s gain.

Exchange Solely for Ordinary Shares of QIAGEN. If a Digene stockholder exchanges all of the shares of Digene common stock actually owned by such stockholder solely for ordinary shares of QIAGEN, the Digene stockholder will not recognize any gain or loss except in respect of cash received instead of a fractional ordinary share of QIAGEN (as discussed below under the heading “Cash Received Instead of a Fractional Share”). The aggregate adjusted tax basis of the ordinary shares of QIAGEN received will be equal to the aggregate adjusted tax basis of the shares of Digene common stock surrendered for the ordinary shares of QIAGEN, reduced by the adjusted tax basis allocable to any fractional shares deemed received as described below. The holding period of the ordinary shares of QIAGEN (including fractional shares deemed received and redeemed as described below) will include the period during which the shares of Digene common stock were held prior to the exchange.

Exchange for Ordinary Shares of QIAGEN and Cash. If a Digene stockholder exchanges all of the shares of Digene common stock actually owned by it for a combination of ordinary shares of QIAGEN and cash, the Digene stockholder will generally recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the ordinary shares of Qiagen received over the Digene stockholder’s adjusted tax basis in the shares of Digene common stock surrendered) and (2) the amount of cash received. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Any recognized gain will generally be long-term capital gain if the Digene stockholder’s holding period with respect to the Digene common stock surrendered is more than one year at the time of the exchange, and otherwise will be short-term capital gain. Individuals generally qualify for favorable tax rates on long-term capital gains. If, however, the cash received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of the Digene stockholder’s ratable share of QIAGEN’s accumulated earnings and profits immediately after the exchange as calculated for United States federal income tax purposes. See further discussion under heading “Possible Treatment of Cash as a Dividend” below.

The aggregate tax basis of ordinary shares of QIAGEN received (including fractional shares deemed received and redeemed as described below) by a Digene stockholder that exchanges its shares of Digene common stock for a combination of ordinary shares of QIAGEN and cash will be equal to the aggregate adjusted tax basis of the shares of Digene common stock surrendered, reduced by the amount of cash received by the Digene stockholder (excluding any cash received instead of fractional shares of QIAGEN), and increased by the amount of gain (including any portion of the gain that is treated as a dividend as described below but excluding any gain or loss resulting from the deemed receipt and redemption of fractional shares described below), if any, recognized by the Digene stockholder on the exchange. The holding period of the ordinary shares of QIAGEN (including fractional shares deemed received and redeemed as described below) will include the holding period of the shares of Digene common stock surrendered.

Possible Treatment of Cash as a Dividend. In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the overall exchange reduces the Digene stockholder’s deemed percentage stock of ownership of QIAGEN. As discussed below, however, dividend treatment will generally not apply to a minority stockholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs. Gain recognized by such a stockholder will generally be treated as capital gain.

For purposes of this determination, a Digene stockholder is treated as if it first exchanged all of its shares of Digene common stock solely for ordinary shares of QIAGEN and then QIAGEN immediately redeemed (the “deemed redemption”) a portion of such ordinary shares in exchange for the cash the Digene stockholder actually received. The gain recognized in the deemed redemption will be treated as capital gain if the deemed redemption is (1) “substantially disproportionate” with respect to the Digene stockholder or (2) “not essentially equivalent to a dividend.”

The deemed redemption will generally be “substantially disproportionate” with respect to a Digene stockholder if the percentage of the voting power and value of the ordinary shares of QIAGEN actually or constructively owned by such Digene stockholder immediately after the deemed redemption is less than 80% of both the voting power and the value of the ordinary shares of QIAGEN actually or constructively owned by such Digene stockholder immediately before the deemed redemption.

Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a Digene stockholder will depend upon the Digene stockholder’s particular circumstances. At a minimum, however, in order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the Digene stockholder’s deemed percentage share ownership of QIAGEN. In general, that determination requires a comparison of (1) the percentage of the voting power and value of the ordinary shares of QIAGEN actually or constructively owned by such Digene stockholder immediately before the deemed redemption and (2) the voting power and the value of the ordinary shares of QIAGEN actually or constructively owned by such Digene stockholder immediately after the deemed redemption. The Internal Revenue Service has ruled that a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is generally considered to have a “meaningful reduction” even if that shareholder has a relatively minor reduction in its percentage share ownership under the above analysis.

If the tests above for capital gain treatment are not met, the recognized gain will be treated as dividend income to the extent of the Digene stockholder’s ratable share of QIAGEN’s accumulated earnings and profits as calculated for United States federal income tax purposes. Individuals generally qualify for favorable tax rates on dividends paid by foreign corporations (other than PFICs) with respect to stock that is readily tradable on an established securities market in the United States. See “Risk Factors—Risks Related to QIAGEN Ordinary Shares—Shareholders that are United States residents could be subject to unfavorable tax treatment.”

In applying the foregoing tests, the constructive ownership rules of section 318 of the Code apply in comparing the Digene stockholder’s ownership interest in QIAGEN both immediately after the merger (but before the hypothetical redemption) and after the hypothetical redemption. Under these constructive ownership rules, a Digene stockholder is deemed to own ordinary shares of QIAGEN that are actually owned (and in some cases constructively owned) by certain related individuals and entities, and is also deemed to own ordinary shares of QIAGEN that may be acquired by such Digene stockholder or such related individuals or entities by exercising an option, including an employee stock option. Moreover, the tests are applied after taking into account any related transactions undertaken by a Digene stockholder under a single, integrated plan. Thus, dispositions or acquisitions by a holder of ordinary shares of QIAGEN before or after the merger that are part of such Digene stockholder’s plan may be taken into account. As these rules are complex, each Digene stockholder that may be subject to these rules should consult its tax advisor.

Cash Received Instead of a Fractional Share. A Digene stockholder who receives cash instead of a fractional share of ordinary shares of QIAGEN will generally be treated as having received a fractional share and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received instead of the fractional share and the portion of the

Digene stockholder’s aggregate adjusted tax basis of the share of Digene common stock surrendered which is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of Digene common stock is more than one year at the effective time of the merger.

Possible Failure of Offer to Be Treated as Part of an Integrated Transaction that Qualifies as a Reorganization

Treatment of Digene Stockholders that Tender their Shares Pursuant to the Offer. If the Internal Revenue Service determines successfully that the offer and the merger together do not constitute a reorganization within the meaning of Section368(a) of the Code, each Digene stockholder would be required to recognize gain or loss with respect to each share of Digene common stock that he or she surrenders in the offer in an amount equal to the difference between (a) the sum of the fair market value of any QIAGEN ordinary shares and cash received in lieu of a fractional share of QIAGEN and (b) the tax basis of the shares of Digene common stock surrendered in exchange therefor. The amount and character of gain or loss will be computed separately for each block of Digene common stock that was purchased by the holder in the same transaction. Any recognized gain will generally be long-term capital gain if the Digene stockholder’s holding period with respect to the Digene common stock surrendered is more than one year at the time of the exchange, and otherwise will be short-term capital gain. Individuals generally qualify for favorable tax rates on long-term capital gains. A Digene stockholder’s aggregate tax basis in the QIAGEN ordinary shares received in the offer would in this case equal their fair market value at the time of the closing of the offer, and the holding period for the QIAGEN ordinary shares will begin the day after the closing of the offer.

Treatment of Digene Stockholders that Exchange their Shares Pursuant to the Merger. If the offer and the merger are both consummated but are not treated as part of an integrated transaction, the treatment described above in “The Offer—Material U.S. Federal Income Tax Consequences—U.S. Federal Income Tax Consequences of the Offer and the Merger as an Integrated Transaction” would apply to Digene stockholders that exchange their shares pursuant to the merger.

Information Reporting and Backup Withholding

Unless an exemption applies, the exchange agent will be required to withhold, and will withhold, 28% of any cash payments to which a Digene stockholder is entitled pursuant to the offer and/or the merger, unless the stockholder provides his or her tax identification number (social security number or employer identification number) and certifies that the number is correct. Each stockholder is required to complete and sign the Form W-9 that will be included as part of the transmittal letter to avoid being subject to backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to QIAGEN and the exchange agent. Any amount withheld under such rules is not an additional tax and may be refunded or credited against such Digene stockholders’ federal income tax liability, provided that the required information is properly furnished in a timely manner to the Internal Revenue Service.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE BASED ON PRESENT LAW AND DO NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS THAT MAY APPLY TO A DIGENE STOCKHOLDER. DIGENE STOCKHOLDERS ARE ACCORDINGLY URGED TO CONSULT THEIR OWN TAX ADVISORS.

Transferability of Ordinary Shares of QIAGEN

The ordinary shares of QIAGEN offered hereby will be registered under the Securities Act and quoted on the Nasdaq Global Select Market. Accordingly, such shares may be traded freely subject to restrictions under the Securities Act applicable to subsequent transfers of our shares by “affiliates” (as defined in the Securities Act) which, in general, provide that affiliates may not transfer our shares except pursuant to further registration of those shares under the Securities Act or in compliance with Rule 145 (or if applicable, Rule 144) under the Securities Act or another available exemption from registration under the Securities Act.

Approval of the Merger

Under Section 251 of the Delaware General Corporation Law, or the DGCL, the approval of the board of directors of a company and the affirmative vote of the holders of at least a majority of its outstanding shares on the record date for a stockholder vote are required to approve a merger and adopt a merger agreement. Digene’s board of directors has previously approved the merger and adopted the merger agreement. If, after completion of this offer, we own less than 90% of the outstanding shares of Digene common stock, approval of the merger will be accomplished through a special meeting of Digene stockholders to vote on the merger. Since we will own a majority of the shares of Digene common stock on the record date, we would have a sufficient number of shares of Digene common stock to approve the merger without the vote of any other Digene stockholder and, therefore, approval of the merger by Digene stockholders will be assured. Completion of the transaction in this manner is referred to in this prospectus as a “long-form merger.” Under Section 253 of the DGCL, a merger can occur without a vote of the other Digene stockholders, referred to as a “short-form merger,” if, after completion of the offer, as it may be extended and including any subsequent offering period, we were to own at least 90% of the outstanding shares of Digene common stock. If, after completion of the offer, as it may be extended and including any subsequent offering period, or after QIAGEN’s exercise of its option to purchase additional shares from Digene directly, we own at least 90% of the outstanding shares of Digene common stock, we intend to complete the acquisition of the remaining outstanding shares of Digene common stock by completing a short-form merger.

Appraisal Rights

Under Delaware law, Digene stockholders do not have appraisal rights in connection with the offer. If we acquire less than 90% of the outstanding Digene shares in the offer, we intend to effect a long-form merger to acquire the balance of the Digene shares not exchanged in the offer. Holders of Digene shares that do not validly tender their shares in the offer will have the right under Delaware law to dissent and demand appraisal of their Digene shares in connection with a long-form merger if such holder is required, by operation of the proration procedures described in this prospectus, to receive cash consideration in exchange for their shares of Digene common stock, as opposed to ordinary shares of QIAGEN, in the long-form merger. In addition, if we acquire 90% or more of the outstanding Digene shares in the offer, we intend to effect a short-form merger to acquire the balance of the Digene shares not exchanged in the offer. Holders of Digene shares that do not validly tender their shares in the offer will have the right under Delaware law to dissent and demand appraisal of their Digene shares in connection with a short-form merger. Digene stockholders who demand and perfect their rights in accordance with Section 262 of the DGCL will be entitled to payment in cash of the “fair value” of their shares of Digene common stock, with accrued interest, as determined through Delaware’s statutorily prescribed appraisal process. This “fair value” could be greater than, less than or the same as the merger consideration offered by QIAGEN.

The following summarizes provisions of Section 262 of the DGCL regarding appraisal rights that would be applicable in connection with the merger, which would be effected as a merger of Digene with and into Merger Sub. This discussion is qualified in its entirety by reference to Section 262 of the DGCL. A copy of Section 262 of the DGCL is attached to this prospectus as Annex C. If you fail to take any action required by Delaware law, your rights to dissent in connection with the merger will be waived or terminated.

If one of Digene’s stockholders elects to exercise the right to an appraisal under Section 262, that stockholder must do all of the following:

•

The stockholder must deliver to Digene a written demand for appraisal of shares of Digene common stock held, which demand must reasonably inform Digene of the identity of the stockholder and that the demanding stockholder is demanding appraisal, within twenty days of the mailing by Digene of a notice of the effectiveness of the merger. This written demand for appraisal must be in addition to and separate from any proxy or vote against the merger agreement. Neither voting against, abstaining from voting nor failing to vote on the merger agreement will constitute a valid demand for appraisal within the meaning of Section 262.

•

The stockholder must not vote in favor of adopting the merger agreement. Failing to vote or abstaining from voting will satisfy this requirement, but a vote in favor of the merger agreement, by proxy or in person, or the return of a signed proxy that does not specify an abstention or a vote against adoption of the merger agreement, will constitute a vote in favor of the merger agreement, a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Because there will be no stockholder vote if QIAGEN consummates a short-form merger, this requirement will be satisfied.

•	The stockholder must continuously hold the shares of record until the completion of the merger.

All written demands for appraisal should be addressed to Digene Corporation 1201 Clopper Road, Gaithersburg, Maryland 20878, Attn: Joseph P. Slattery, and received within twenty days of the mailing by Digene of a notice to its stockholders regarding the effectiveness of the merger. The demand must reasonably inform Digene of the identity of the stockholder and that the stockholder is demanding appraisal of his, her or its shares of Digene common stock.

The written demand for appraisal must be executed by or for the record holder of shares of Digene common stock, fully and correctly, as the holder’s name appears on the certificate(s) for their shares. If the shares of Digene common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares are owned of record by more than one person, such as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record; however, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner(s).

A beneficial owner of shares of Digene common stock held in “street name” who desires appraisal should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of the shares. Shares of Digene common stock held through brokerage firms, banks and other nominee holders are frequently deposited with and held of record in the name of a nominee of a central security depository. Any beneficial owner desiring appraisal who holds shares of common stock through a nominee holder is responsible for ensuring that the demand for appraisal is made by the record holder. The beneficial holder of the shares should instruct the nominee holder that the demand for appraisal should be made by the record holder of the shares which may be the nominee of a central security depository if the shares have been so deposited.

A record holder, such as a bank, broker, fiduciary, depository or other nominee, who holds shares of Digene common stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of the shares as to which the person is the record owner. In that case, the written demand must set forth the number of shares of Digene common stock covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Digene common stock outstanding in the name of the record owner.

Within ten days after the merger, Digene will give written notice of the date of the completion of the merger to each of Digene’s stockholders. Within 120 days after the completion of the merger, Digene or any stockholder who has properly demanded appraisal and satisfied the requirements of Section 262, referred to as a dissenting stockholder, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Digene common stock that are held by all dissenting stockholders. Digene is under no obligation, and has no present intention, to file such a petition. Accordingly, it is the obligation of Digene’s stockholders seeking appraisal rights to initiate all necessary actions to perfect appraisal rights within the time prescribed by Section 262.

If a petition for appraisal is timely filed, the court will determine which stockholders are entitled to appraisal rights and will determine the fair value of the shares of Digene common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid on the amount determined to be fair value. In determining fair value, the court shall take into account all relevant factors. The Delaware Supreme Court has stated, among other things, that “proof of value by any techniques or methods which are generally acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. In addition, Delaware courts have decided that the statutory appraisal remedy may or may not be, depending on the factual circumstances, the stockholder’s exclusive remedy in connection with transactions such as the merger. The court may determine fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise be entitled to receive pursuant to the merger agreement. If a petition for appraisal is not timely filed, then the right to an appraisal shall cease. The costs of the appraisal proceeding shall be determined by the court and taxed against the parties as the court determines to be equitable under the circumstances. Upon application of a stockholder, the court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of Digene common stock entitled to appraisal.

From and after the completion of the merger, no dissenting stockholder shall have any rights of a stockholder with respect to that holder’s shares for any purpose, except to receive payment of fair value and to receive payment of dividends or other distributions, on the holder’s shares of Digene common stock, if any, payable to Digene stockholders of record as of a time prior to the completion of the merger. If a dissenting stockholder delivers to the surviving company a written withdrawal of the demand for an appraisal within 60 days after the completion of the merger or subsequently with the written approval of the surviving company, or, if no petition for appraisal is filed within 120 days after the completion of the merger, then the right of that dissenting stockholder to an appraisal will cease and the dissenting stockholder will be entitled to receive only the merger consideration. Once a petition for appraisal is filed with the Delaware court, the appraisal proceeding may not be dismissed as to any stockholder without the approval of the court.

If you wish to exercise your appraisal rights, you must strictly comply with the procedures set forth in Section 262 of the Delaware General Corporation Law. If you fail to take any required step in connection with the exercise of appraisal rights, it will result in the termination or waiver of these rights.

The foregoing summary of the rights of dissenting Digene stockholders does not purport to be a complete statement of such rights and the procedures to be followed by stockholders desiring to exercise any available appraisal rights. The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of Delaware law, a copy of which is attached hereto as Annex C.

CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS

Regulatory Approvals

Antitrust

The exchange offer and the merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice, or the Antitrust Division, and the Federal Trade Commission, or the FTC, and certain waiting period requirements have been satisfied. QIAGEN filed its Notification and Report Forms with respect to the offer under the HSR Act on June 15, 2007, and Digene filed its Notification and Report Forms with respect to the offer under the HSR Act on June 15, 2007.

The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as QIAGEN’s acquisition of shares of Digene common stock pursuant to the offer and the merger. At any time before or after QIAGEN’s acquisition of shares of Digene common stock, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of shares pursuant to the offer or otherwise seeking divestiture of shares of Digene common stock acquired by QIAGEN or divestiture of substantial assets of QIAGEN or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the offer or other acquisition of shares of Digene common stock by QIAGEN on antitrust grounds will not be made or, if such a challenge is made, of the result.

Non-U.S. Approvals

We do not believe that there is any requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any non-U.S. jurisdiction that is applicable to the offer or the merger.

State Takeover Laws

A number of states have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which have substantial assets, stockholders, principal executive offices or principal places of business in those states. We have not attempted to comply with any state takeover statutes in connection with the offer, since we do not believe that any of these apply. However, we reserve the right to challenge the validity or applicability of any state law allegedly applicable to the offer, and nothing in this prospectus nor any action taken in connection herewith is intended as a waiver of that right. If one or more takeover statutes apply to the offer and are not found to be invalid, we may be required to file documents with, or receive approvals from, relevant state authorities and we may also be unable to accept for exchange shares of Digene common stock tendered into the offer or may delay the offer. See “The Offer—Conditions of the Offer” on page 61.

Digene is incorporated under the laws of the State of Delaware. In general, Section 203 of the Delaware General Corporation Law prevents an “interested stockholder” (generally a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock, or an affiliate or associate thereof) from engaging in a “business combination” (defined to include mergers, consolidations and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. On June 2, 2007, prior to the execution of the merger agreement, Digene’s board of directors by unanimous vote of all directors approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby are fair to, and in the best interest of, the stockholders of Digene. Accordingly, Section 203 is inapplicable to the offer and the merger.

CERTAIN EFFECTS OF THE OFFER

Effects on the Market; Exchange Act Registration

The acceptance for purchase by QIAGEN of shares of Digene common stock in the exchange offer will reduce the number of shares of Digene common stock that might otherwise trade publicly and also the number of holders of shares of Digene common stock. This could adversely affect the liquidity and market value of the remaining shares of Digene common stock held by the public. Depending upon the number of shares of Digene common stock tendered to and accepted by us in the offer, the shares of Digene common stock may no longer meet the requirements of the National Association of Securities Dealers for continued inclusion on the Nasdaq Global Select Market.

If the Nasdaq Global Select Market ceased publishing quotations for the shares of Digene common stock, it is possible that the shares of Digene common stock would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such shares of Digene common stock and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the shares of Digene common stock on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. We cannot predict whether the reduction in the number of shares of Digene common stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the shares of Digene common stock.

Shares of Digene common stock are currently registered under the Exchange Act. Digene can terminate that registration upon application to the SEC if the outstanding shares of Digene common stock are not listed on a national securities exchange and if there are fewer than 300 holders of record of shares of Digene common stock. Termination of registration of the shares of Digene common stock under the Exchange Act would reduce the information that Digene must furnish to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to stockholders, no longer applicable with respect to the shares of Digene common stock. In addition, if the shares of Digene common stock are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going-private” transactions would no longer be applicable to Digene. Furthermore, the ability of “affiliates” of Digene and persons holding “restricted securities” of Digene to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated.

If registration of the shares of Digene common stock under the Exchange Act were terminated, they would no longer be eligible for Nasdaq Global Select Market listing or for continued inclusion on the Federal Reserve Board’s list of “margin securities.” QIAGEN may seek to cause Digene to apply for termination of registration of the shares of Digene common stock under the Exchange Act as soon after the expiration of the offer as the requirements for such termination are met. If the Nasdaq Global Select Market listing and the Exchange Act registration of the shares of Digene common stock are not terminated prior to the merger, then the shares of Digene common stock will be delisted from the Nasdaq Global Select Market and the registration of the shares of Digene common stock under the Exchange Act will be terminated immediately following the consummation of the merger. The shares of Digene common stock are presently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of shares of Digene common stock. Depending on factors similar to those described above with respect to listing and market quotations, following consummation of the offer, the shares of Digene common stock may no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations, in which event the shares of Digene common stock would be ineligible as collateral for margin loans made by brokers.

Source and Amount of Funds

The offer and the subsequent merger are not conditioned on the receipt of financing. QIAGEN intends to pay the cash component of the acquisition consideration through a combination of available cash resources and debt financing. Interim debt financing has been committed by Goldman, Sachs & Co. Assuming that 55% of the shares of Digene common stock tendered in the offer are exchanged for cash, and that 55% of the shares of Digene common stock outstanding following the offer but prior to the merger are converted into the right to receive cash, the aggregate cash required by QIAGEN to consummate the offer and the merger and to pay related fees and expenses is estimated to be approximately $887 million. QIAGEN intends to deliver the ordinary shares of QIAGEN offered in the offer and the merger from QIAGEN’s available authorized shares.

Conduct of Digene if the Offer is not Completed

If the offer is not completed because the minimum condition or another condition is not satisfied or, if permissible, waived, we expect that Digene will continue to operate its business as presently operated, subject to market and industry conditions.

Plans and Proposals for Digene Following Completion of the Merger

Consummation of the merger will permit us to receive the benefits that result from ownership of all of the equity interests in Digene. Such benefits include management and investment discretion with regard to the future conduct of Digene’s business, the benefits of the profits generated by operations and increases, if any, in Digene’s value and the ability to utilize, subject to applicable limitations, Digene’s current and future tax attributes. Conversely, we will bear the risk of any decrease in Digene’s value or any losses generated by operations. If you become a QIAGEN shareholder as a result of the offer or merger, your investment should indirectly benefit from any of the foregoing as well as other benefits QIAGEN may obtain as a result of the transactions, and, conversely, be indirectly exposed to the foregoing risks. Except as otherwise described in this prospectus, we have no current plans or proposals or negotiations which relate to or would result in:

•	an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving Digene;

•	any purchase, sale or transfer of a material amount of assets of Digene; or

•	any other material change in Digene’s corporate structure or business.

Accounting Treatment

Our acquisition of Digene common stock pursuant to the offer will be accounted for under the purchase method of accounting in accordance with accounting principles generally accepted in the United States.

Fees and Expenses

We have retained Innisfree M&A Incorporated as our information agent in connection with the offer. The information agent may contact holders of Digene common stock by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward materials relating to the offer to beneficial owners of Digene common stock. We will pay the information agent $50,000 for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. We have agreed to indemnify the information agent against certain liabilities and expenses in connection with the offer, including certain liabilities under the U.S. federal securities laws. In addition, we have retained American Stock Transfer & Trust Company as the exchange agent and depositary with respect to the offer and the merger. We will pay the exchange agent and depositary $50,000 for its services in connection with the offer and the merger, will reimburse the exchange agent and depositary for its reasonable out-of-pocket expenses and will indemnify the exchange agent and depositary against certain liabilities and expenses in connection with the performance of its services. We will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers. We will pay the costs mentioned above in this section. We will not pay any costs or expenses associated with the offer of any Digene stockholder.

Goldman, Sachs & Co. is acting as our financial advisor in connection with the offer and the merger involving Digene described in this prospectus. We will pay Goldman, Sachs & Co. customary fees for these services in addition to reimbursing them for their reasonable out-of-pocket expenses.

INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE SUBSEQUENT MERGER

Interests of Management and the Digene Board

In considering the recommendations of the Digene board of directors regarding the offer and the merger, Digene stockholders should be aware that the directors and officers of Digene have interests in the offer and the merger that differ from those of other stockholders of Digene, as described below. The Digene board of directors was aware of these matters and considered them in recommending the tender of shares in the offer, the merger and the merger agreement.

As a result of these interests, the directors and officers of Digene could be more likely to vote to recommend the offer and authorize the merger than if they did not hold these interests, and may have reasons for doing so that are not the same as the interests of Digene stockholders. Digene stockholders should consider whether these interests may have influenced the directors and officers to support or recommend the offer and the merger. These interests include:

•	the acceleration of vesting of equity awards previously issued to the directors and executive officers of Digene; and

•	the indemnification of directors and officers of Digene against certain liabilities.

Stock Options

At the effective time of the merger, each outstanding equity award, whether vested or unvested, or the Digene equity awards, under Digene’s Amended and Restated Omnibus Plan, Amended and Restated 1997 Stock Option Plan, and Amended and Restated Equity Incentive Plan, or collectively the Digene equity plans, will be assumed by QIAGEN and become an award with respect to ordinary shares of QIAGEN. The number of ordinary shares of QIAGEN subject to each Digene equity award assumed by QIAGEN will be determined by multiplying the number of shares of Digene common stock that are subject to the Digene equity award immediately prior to the effective time of the merger by 3.545 and rounding down to the nearest whole share. With respect to Digene equity awards in the form of stock options, the exercise price will be adjusted by dividing such price by 3.545 and rounding up to the nearest whole cent. All outstanding awards under Digene’s Amended and Restated Directors’ Equity Compensation Plan will be terminated or cancelled as of the effective time of the merger.

Each Digene equity award in the form of an unvested stock option award shall accelerate in connection with the transactions contemplated by the merger agreement.

For additional details regarding how the treatment of Digene equity awards will impact the directors and officers of Digene, see Item 3 of the Digene Recommendation Statement.

QIAGEN has agreed in the merger agreement to file a registration statement on Form S-8 with the SEC, promptly following the effective time of the merger, to register the ordinary shares of QIAGEN subject to the

Digene equity awards assumed in the merger that are held by persons who become employees or consultants of the surviving company. QIAGEN will use its reasonable best efforts to maintain the effectiveness of the registration statement covering these assumed equity awards as long as they remain outstanding.

Indemnification and Insurance

The merger agreement provides that, until the sixth anniversary of the effective time of the merger, QIAGEN and the surviving company will, jointly and severally, indemnify and hold harmless, with respect to claims or events existing or occurring at or prior to the effective time of the merger, the present and former directors and officers of Digene and any of its subsidiaries, to the fullest extent permitted under applicable law. In the merger agreement, QIAGEN has agreed to cause the certificate of formation and operating agreement of the surviving company to include provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Digene and its subsidiaries than those provisions contained in Digene’s certificate of incorporation and bylaws.

QIAGEN has agreed to purchase “tail” insurance coverage from Digene’s existing directors and officers liability insurers, or from other insurers, that provides coverage for a period of six years that is substantially equivalent to Digene’s existing directors and officers liability insurance program, or if substantially equivalent insurance coverage is not available, the best available coverage; provided that the aggregate cost for the purchase of such insurance coverage (for the entire six year “tail” coverage period) shall not exceed more than 200% of the aggregate premium paid by Digene and its subsidiaries for the existing directors and officers liability insurance program, and provided, further, that should the cost of such insurance coverage exceed the 200% cap, QIAGEN shall instead purchase the best available coverage for 200% of the aggregate premium paid by Digene and its subsidiaries for the existing directors and officers liability insurance program.

THE MERGER AGREEMENT

The following is a summary of the merger agreement. This summary does not purport to be a complete description of the terms and conditions of the merger agreement and is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this prospectus and incorporated herein by reference. Digene stockholders are urged to read the merger agreement in its entirety. In the event of any discrepancy between the terms of the merger agreement and the following summary, the merger agreement will control.

The Offer

The merger agreement provides for the making of the exchange offer. The obligation of QIAGEN to accept for exchange and to exchange ordinary shares of QIAGEN and/or cash for shares of Digene common stock tendered pursuant to the offer is subject to the satisfaction of the minimum condition and certain other conditions described under “The Offer—Conditions of the Offer” on page 61.

We may:

•

extend the offer beyond the initial scheduled expiration date set forth on the cover of this prospectus, or any subsequent scheduled expiration date, if, at the scheduled expiration of the offer, any of the conditions to our obligation to accept for exchange, and to exchange, ordinary shares of QIAGEN and/or cash for shares of Digene common stock tendered shall not be satisfied or, to the extent permitted by the merger agreement, waived, subject, however, to the right of QIAGEN or Digene to terminate the merger agreement as described below under “—Termination and Termination Fee” on page 89; and

•

extend the offer for any period required by any rule, regulation or interpretation of the SEC applicable to the offer. Each extension may last for no more than ten business days, unless QIAGEN and Digene agree in writing to allow for a longer period.

We may elect to provide a subsequent offering period of up to ten business days after the acceptance of shares of Digene common stock in the offer if, on the expiration date of the offer, all of the conditions to the offer have been satisfied or waived, but the total number of shares of Digene common stock that have been validly tendered and not withdrawn pursuant to the offer equals more than 80% but less than 90% of the total number of fully diluted shares of Digene common stock.

Top-Up Option

We may purchase shares of Digene common stock at a purchase price per share equal to the offer consideration, payable in ordinary shares of QIAGEN, cash or a demand note in an amount equal to the value of the offer consideration, directly from Digene if the number of shares of Digene common stock that have been validly tendered and not withdrawn pursuant to the offer is less than 90% of the total number of fully diluted shares of Digene common stock. Digene has granted us an irrevocable option to purchase up to that number of shares of Digene common stock equal to the lowest number of shares of Digene common stock that, when added to the number of shares of Digene common stock owned by QIAGEN, QNAH, Merger Sub and their affiliates immediately following consummation of the offer, equals 90% of the total number of fully diluted shares of Digene common stock plus shares of Digene common stock issuable by Digene pursuant to equity awards. QIAGEN may exercise this option, subject to certain conditions, at any time after QIAGEN’s acceptance for payment pursuant to the offer but before the earliest to occur of the effective time of the merger or the termination of the merger agreement.

Prompt Exchange for Shares of Digene Common Stock in the Offer

Subject to the terms of the offer and the merger agreement, and the satisfaction, or waiver to the extent permitted, of the conditions to the offer, we are required to accept for payment or exchange all shares of Digene common stock validly tendered and not withdrawn pursuant to the offer promptly after the applicable expiration date of the offer, as it may be extended pursuant to the merger agreement, and are required to pay for or exchange all accepted shares of Digene common stock promptly after acceptance. We will not issue fractional shares of QIAGEN in the offer or the merger. Instead, each tendering Digene stockholder who would otherwise be entitled to a fractional share (after aggregating all fractional shares of QIAGEN that otherwise would be received by the stockholder) will receive cash (without interest and subject to withholding for taxes) equal to such fractional share multiplied by the average closing sale price per ordinary share of QIAGEN, rounded up to the nearest cent, on the Nasdaq Global Select Market for the ten consecutive trading days ending on the second-to-last trading day immediately prior to the date QIAGEN accepts tendered shares of Digene common stock for exchange, in the case of the offer, or the effective time of the merger, in the case of the merger.

Digene Board of Directors

Subject to the terms of the merger agreement, effective upon the date QIAGEN accepts for payment or exchange all tendered shares of Digene common stock in the offer, QIAGEN shall be entitled to designate the number of directors, rounded up to the next whole number, on Digene’s board of directors that equals the product of the total number of directors on the Digene board of directors (giving effect to the election of any additional directors pursuant to QIAGEN’s designation rights as described in this paragraph) and the percentage that the number of shares of Digene common stock beneficially owned by QIAGEN, QNAH or Merger Sub (including shares of Digene common stock accepted for payment or exchange) bears to the total number of shares of Digene common stock outstanding. Digene shall take all action necessary to cause QIAGEN’s designees to be elected or appointed to the Digene board of directors, including increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, Digene will also use its best efforts to cause individuals designated by QIAGEN to constitute the number of members, rounded up to the next whole number, on each committee of the Digene board of directors and each board of directors of each Digene subsidiary identified by QIAGEN (and each committee thereof) that represents the same percentage as such individuals represent on the Digene board of directors, in each case only to the extent permitted by applicable law. Notwithstanding the foregoing, QIAGEN and Digene shall use their respective best efforts (including by reducing the number of directors that QIAGEN may designate, but in no event to less than a majority of the directors on the Digene board of directors) to ensure that at least two of the members of the Digene board of directors shall, at all times prior to the effective time of the merger, be directors of Digene who were directors of Digene on June 3, 2007, or the continuing directors. If there are fewer than two continuing directors in office for any reason, the Digene board of directors shall cause a person designated by the remaining continuing director to fill such vacancy who shall be deemed to be a continuing director for all purposes of the merger agreement. If no continuing directors then remain in office, the other directors of Digene then in office shall designate two persons to fill such vacancies who will not be officers or employees or affiliates of Digene, QIAGEN, QNAH or Merger Sub or any of their respective subsidiaries and such persons shall be deemed to be continuing directors for all purposes of the merger agreement.

Digene’s obligations to appoint QIAGEN’s designees shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Following the election or appointment of QIAGEN’s designees and until the effective time of the merger, the approval of a majority of the continuing directors shall be required to authorize any termination of the merger agreement by Digene, any amendment of the merger agreement requiring action by the Digene board of directors, any extension of time for performance of any obligation or action hereunder by QIAGEN, QNAH or Merger Sub, any waiver of compliance with any of the agreements or conditions contained in the merger agreement for the benefit of Digene, any amendment of the certificate of incorporation or bylaws of Digene, and any other action of Digene which adversely affects the holders of shares of Digene common stock (other than QIAGEN, QNAH or Merger Sub).

The Merger

Generally

The merger agreement provides that, after completion of the offer, Digene will, subject to the conditions described below, be merged with and into Merger Sub. Upon completion of the merger, Merger Sub will continue as the surviving corporation and will be an indirect wholly owned subsidiary of QIAGEN.

The Completion of the Merger

The merger will become effective when the certificate of merger is filed with the Secretary of State of the State of Delaware or at such other time as specified in the certificate of merger. The merger will be completed after all of the conditions to the merger contained in the merger agreement are satisfied or, where permissible, waived. Upon the effective time of the merger:

•

the certificate of formation of Merger Sub in effect immediately prior to the closing of the merger shall continue in its then current form as the certificate of formation of the surviving company until amended as provided therein and under applicable law; and

•

the operating agreement of Merger Sub in effect immediately prior to the closing the merger shall continue in its then current form as the operating agreement of the surviving corporation until it is amended as provided therein and under applicable law.

Manner and Basis of Converting Shares of Digene Common Stock in the Merger

Under the terms of the merger agreement, upon the effective time of the merger, shares of Digene common stock issued and outstanding immediately before the merger, excluding shares owned by QIAGEN or any subsidiary of QIAGEN or any treasury shares held by Digene and dissenting shares (as defined in the merger agreement) will, without any action on the part of QIAGEN, QNAH, Merger Sub, Digene or the stockholder, be converted into the right to receive 3.545 ordinary shares of QIAGEN or $61.25 in cash, subject to the same proration and election procedures as in the offer. Shares of Digene common stock held by QIAGEN or any subsidiary of QIAGEN immediately before the effective time of the merger will be canceled at the effective time of the merger without any conversion thereof or payment of any consideration and without any action on the part of QIAGEN, Digene or Merger Sub.

We will not issue any fraction of an ordinary share of QIAGEN in the merger. Instead, each Digene stockholder who would otherwise be entitled to a fractional share (after aggregating all fractional shares of Digene common stock that otherwise would be received by the stockholder) will receive a cash payment (without interest and subject to any withholding for taxes) equal to such fractional share multiplied by the average closing sale price per ordinary share of QIAGEN, rounded up to the nearest cent, on the Nasdaq Global Select Market for the ten consecutive trading days ending on the second-to-last trading day immediately prior to the effective date of the merger.

The merger agreement provides that, promptly after the effective time of the merger, the exchange agent will mail to each record holder of a certificate or certificates that represented outstanding shares of Digene common stock immediately before the merger, a letter of election and transmittal and instructions for use in exchanging Digene common stock certificates for QIAGEN ordinary shares, cash, or a combination of shares and cash. In addition, the merger agreement contemplates that, after the exchange agent receives back from a record holder a Digene common stock certificate, the duly executed letter of election and transmittal and any other documents that are reasonably required by the exchange agent or QIAGEN, the exchange agent will mail to the record holder a certificate or certificates representing the appropriate number of ordinary shares of QIAGEN and an amount of cash for any fractional share, or cash payment.

Treatment of Digene Equity Awards

At the effective time of the merger, each outstanding equity award, whether vested or unvested, or the Digene equity awards, under Digene’s Amended and Restated Omnibus Plan, Amended and Restated 1997 Stock Option Plan, and Amended and Restated Equity Incentive Plan, or collectively the Digene equity plans, will be assumed by QIAGEN and become an award with respect to ordinary shares of QIAGEN. The number of ordinary shares of QIAGEN subject to each Digene equity award assumed by QIAGEN will be determined by multiplying the number of shares of Digene common stock that are subject to the Digene equity award immediately prior to the effective time of the merger by 3.545 and rounding down to the nearest whole share. With respect to Digene equity awards in the form of stock options, the exercise price will be adjusted by dividing such price by 3.545 and rounding up to the nearest whole cent. All outstanding awards under Digene’s Amended and Restated Directors’ Equity Compensation Plan will be terminated or cancelled as of the effective time of the merger.

Each Digene equity award in the form of an unvested stock option award shall accelerate in connection with the transactions contemplated by the merger agreement.

QIAGEN has agreed in the merger agreement to file a registration statement on Form S-8 with the SEC, promptly following the effective time of the merger, to register the ordinary shares of QIAGEN subject to the Digene equity awards assumed in the merger that are held by persons who become employees or consultants of the surviving company. QIAGEN will use its reasonable best efforts to maintain the effectiveness of the registration statement covering these assumed equity awards as long as they remain outstanding.

QIAGEN has agreed in the merger agreement to file a registration statement on Form S-8 with the SEC, promptly following the effective time of the merger, to register the ordinary shares of QIAGEN subject to the Digene equity awards assumed in the merger that are held by persons who become employees or consultants of the surviving company. QIAGEN will use its reasonable best efforts to maintain the effectiveness of the registration statement covering these assumed equity awards as long as they remain outstanding.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by QIAGEN and Digene, including the following:

•	due organization, valid existence, good standing and qualification to do business;

•	capital structure;

•	corporate power and authority to enter into the merger agreement and authorization, execution, delivery, and enforceability of the merger agreement;

•	absence of conflicts caused by the merger with corporate governance documents, contracts or laws;

•	governmental consents, filings and approvals required for the merger;

•

accuracy in all material respects of SEC reports, financial statements and the information provided for inclusion in this prospectus and other filings made with SEC in connection with the offer and the merger;

•	internal controls;

•	absence of off-balance sheet and certain other financing arrangements;

•	absence of undisclosed liabilities since March 31, 2007 for Digene, and since December 31, 2006 for QIAGEN, outside the ordinary course of business;

•	absence of certain material adverse changes or events since March 31, 2007 for Digene, and since December 31, 2006 for QIAGEN;

•	compliance in all material respects with applicable laws;

•	absence of undisclosed material litigation and material product liability claims;

•	labor matters;

•	real property;

•	tax matters;

•	environmental matters;

•	intellectual property;

•	brokers’ fees; and

•	receipt of opinions of financial advisors.

The merger agreement also contains representations and warranties made solely by Digene, including;

•	compliance in all material respects with criteria for continued listing of the Digene common stock on the Nasdaq Global Select Market;

•

that certain actions have been taken by Digene’s board of directors, including approval of the transactions contemplated by the merger agreement and adoption of a resolution to recommend that Digene stockholders approve such transactions;

•	material contracts;

•	absence of internal investigations concerning certain matters;

•	absence of restrictions on business activities;

•	employee benefit plans;

•	absence of change in control and severance arrangements, except as disclosed;

•	insurance;

•	Foreign Corrupt Practices Act; and

•	interested party transactions.

The merger agreement also contains representations and warranties made solely by QIAGEN, including:

•

representations pursuant to the Code that QIAGEN is engaged and has been engaged in an active trade or business outside of the United States within the meaning of Treasury Regulation Section 1.367(a)-2T(b)(2) and (3), that QIAGEN has not been during its current taxable year and does not intend to be a controlled foreign corporation as defined in the Code, and that QIAGEN has not been a passive foreign investment company, as defined in the Code, during the taxable year in which the closing of the merger occurs, and has no intention of becoming a passive foreign investment company;

•	absence of facts or actions that would prevent the offer and merger from qualifying as a reorganization under Section 368(a) of the Code;

•	ownership of Digene common stock;

•	solvency; and

•	availability of capital resources to consummate the merger.

The representations and warranties asserted in the merger agreement will not survive the merger, but they form the basis of certain conditions to QIAGEN’s and Digene’s respective obligations to complete the merger.

Conduct of Business Pending the Merger

Covenants of Digene

Except as set forth in the merger agreement, made known in the disclosure letter, or as consented to in writing by QIAGEN, Digene has agreed that, until completion of the merger or termination of the merger agreement, it will use its reasonable best efforts to conduct its and its subsidiaries’ business in the ordinary course of business, consistent with past practice. In addition, Digene will seek to preserve intact its current business organization, properties and assets including keeping available the services of its current officers, employees and consultants, maintaining in effect all material contracts and preserving its relationships with customers, licensees, manufacturers, and suppliers. Without limiting the above, Digene has agreed that it and its subsidiaries will not do any of the following, except as provided for in the merger agreement or in the disclosure letter, without the prior written consent of QIAGEN:

•	amend their certificate of incorporation, bylaws or other equivalent organization documents;

•

issue, sell, transfer, pledge, dispose of or encumber any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock;

•	redeem, repurchase or otherwise acquire, directly or indirectly, any shares of capital stock of Digene or any equity interest in or securities of any of its subsidiaries;

•	sell, transfer, pledge, dispose of or encumber any material properties, facilities, equipment or other assets, except for sales of inventory or equipment in the ordinary course of business;

•

declare, set aside or pay any dividend or other distribution (whether in cash, stock or other securities or property, or any combination thereof) in respect of any of its capital stock or other equity interests;

•

split, combine or reclassify any shares of its capital stock or other securities or equity interests, or issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests;

•

sell, transfer, lease, license, sublicense, mortgage, pledge, encumber, grant or otherwise dispose of any intellectual property rights, or amend or modify in any material respect any existing material agreements with respect to any intellectual property rights;

•

acquire (by merger, consolidation, acquisition of stock or assets or otherwise) an interest in any corporation, limited liability company, partnership, joint venture or other business organization or division thereof;

•

incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any person, or make any loans, advances or enter into any financial commitments;

•	authorize any capital expenditures outside of Digene’s budget in excess of $2,000,000 individually or $5,000,000 in the aggregate;

•

except as required to comply with the law or agreements, plans or arrangements existing on June 3, 2007 (including the merger agreement), (A) increase the compensation payable to its officers or employees, except for increases in salary or wages in the ordinary course of business consistent with past practice; (B) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, its officers; (C) pay any severance or termination pay to any employee, except in the ordinary course of business and consistent with past practice; (D) enter into any collective bargaining agreement; (E) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or other enforceable arrangement for the benefit of any of its directors, officers or employees, other than, in the ordinary course of business or (F) enter into any employment arrangement, except in the ordinary course of business;

•	make any material changes to the personnel or business policies;

•

materially change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable), unless required by statutory accounting principles or GAAP;

•	create, incur, suffer to exist or assume any material lien on any of its material properties, facilities or other assets, other than any lien for taxes not yet due;

•

(A) enter into any new material contract pursuant to which Digene and its subsidiaries will spend or receive (or are reasonably expected to spend or receive) in the aggregate more than $200,000 during the current or next fiscal year; (B) amend in any material respect or terminate (other than in accordance with its terms) any material contract or waive, release or assign any material rights or claims thereto or thereunder; (C) enter into or extend any material lease with respect to real property or (D) initiate or participate in any new clinical trials or clinical trial or clinical development program;

•

enter into any agreement, or amend or waive the terms of any existing agreement, which grants to any person exclusive supply, manufacturing, warehousing, production, marketing or distribution rights with respect to any of its products or technologies or enter into any material collaboration agreement, material license, co-marketing or co-promotion agreement or any other such material agreement with respect to Digene’s intellectual property rights;

•

make any material tax election or settle or compromise any material federal, state, local or foreign tax liability, or agree to an extension of a statute of limitations with respect thereto except as made in connection with the end of Digene’s fiscal year;

•

pay, discharge, satisfy or settle any material litigation or waive, assign or release any material rights or claims with respect thereto, other than settlements in the ordinary course of business requiring no obligation other than the payment of cash not in excess of $250,000 in the aggregate and no admission being made with respect to (A) any criminal wrongdoing or (B) the invalidity or unenforceability of, or any infringement with respect to, any intellectual property rights;

•	accelerate or otherwise amend the terms of any outstanding options under Digene’s equity plans;

•

fail to maintain in full force and effect all material insurance policies currently in effect, or permit any of the coverage thereunder to lapse, in each case, without simultaneously securing replacement insurance policies which will be in full force and effect and provide coverage substantially similar to or greater than under the prior insurance policies; or

•	enter into any agreement or contract to do any of the foregoing.

Notwithstanding the above and certain provisions in the merger agreement, neither QIAGEN nor Digene has any right to control the operations of the other party before the merger becomes effective.

Preparation of Registration Statement

QIAGEN is obligated to prepare and file the Form F-4 registration statement with the SEC, of which this prospectus is a part. QIAGEN and Digene shall use their reasonable efforts to have:

•	the F-4 declared effective by the SEC; and

•	the F-4 remain effective as long as necessary to consummate the transactions contemplated by the merger agreement.

QIAGEN and Digene have each agreed to notify the other party of the discovery of any information which should be set forth in an amendment and/or supplement to the registration statement or other documents relating to the offer and the merger so that such documents do not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The party discovering such information shall promptly notify the other party and, to the extent required by law, an appropriate amendment or supplement describing the information shall be promptly filed and/or disseminated.

Offers for Alternative Transactions

Digene has agreed not to:

•

continue any discussions, negotiations or written communications with any party or parties that commenced prior to the execution of the merger agreement with respect to any competing proposal, as defined below;

•	solicit, initiate or knowingly encourage, or otherwise knowingly facilitate, directly or indirectly, any inquiries relating to, any competing proposal;

•	directly or indirectly initiate or participate in any discussions, negotiations or communications regarding any competing proposal;

•

furnish to any third party any nonpublic information or data for the purpose of encouraging or facilitating, or, except where failure to do so would cause Digene’s board of directors to breach its fiduciary obligations under applicable law, provide access to the properties, offices, books, records, officers, directors or employees of Digene for the purpose of encouraging or facilitating, any competing proposal; or

•	release any party from or waive any provision of, any confidentiality or standstill agreement to which it is a party.

Digene has also agreed not to authorize or permit any of its officers, directors, employees, auditors, attorneys, financial advisors or other agents, or its subsidiaries and their respective officers, directors, employees, auditors, attorneys, financial advisors or other agents to, either directly or indirectly, take any of the above-listed actions. However, if prior to approval of the merger agreement by Digene’s stockholders, if such approval is necessary, the Digene board of directors receives a competing proposal from a third party (excluding competing proposals received following a breach by Digene of the above restrictions), that is determined to be or is reasonably likely to lead to a superior competing proposal, as defined below (after consultation with outside counsel and its financial advisor), Digene may:

•

furnish information or data with respect to Digene and its subsidiaries, and participate in discussions and negotiations with such third party, provided that such third party has executed a confidentiality agreement containing terms no less favorable as those agreed to by QIAGEN, and

•

amend, or grant a waiver or release under, any standstill or similar agreement with respect to Digene common stock, but only to the extent necessary to permit the making and consummation of the superior competing proposal, provided that Digene shall take such actions only after a determination has been made in the good faith of the Digene board of directors, after consultation with outside counsel, that failure to take such action would constitute a breach of its fiduciary obligations and provided that Digene provides QIAGEN with at least 12 hours written notice of its decision to take such action.

A “competing proposal” means any proposal, offer or indication of interest (other than the merger agreement, the offer and the merger), whether in writing or otherwise, from any person or group (as defined in Section 13(d)(3) of the Exchange Act) other than QIAGEN, QNAH, Merger Sub or any affiliates thereof, a “third party”, relating to:

•

any acquisition or purchase, directly or indirectly, of more than 20% of the consolidated total assets of Digene and its subsidiaries or more than 20% of any class of equity or voting securities of Digene;

•

any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any third party beneficially owning more than 10% of any class of equity or voting securities of Digene; or

•

a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Digene.

A “superior competing proposal” means a bona fide written proposal or offer made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, sale of shares of stock, sale of assets, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, more than 50% of the capital stock of Digene then outstanding or more than 50% of the consolidated total assets of Digene and its subsidiaries (i) on terms the Digene board of directors determines in good faith (after consulting Digene’s outside legal counsel and financial advisor) are more favorable to the holders of Digene common stock than the offer and the merger, taking into account, among other things, relevant legal, financial, regulatory, timing and other aspects of the offer and the third party making the offer and the terms and conditions of the merger agreement and (ii) which is reasonably capable of being consummated.

Digene has agreed to notify QIAGEN within 12 hours of receipt of any competing proposal. Such notice shall include the material terms and conditions of the competing proposal and the identity of the party making the proposal. In addition, Digene has agreed to provide QIAGEN of notice within 12 hours thereof of any material change in the terms and conditions of the competing proposal or any other material developments with respect thereto and to provide a copy of any information delivered to such party which has not previously been made available to QIAGEN.

Digene’s Board of Directors Recommendations and Entering into Acquisition Agreement with Third Party

Pursuant to the terms of the merger agreement, the Digene board of directors has agreed to recommend that its stockholders accept the offer and approve the merger and the merger agreement. The Digene board of directors has also agreed to:

•	not withdraw, adversely modify or propose to withdraw or adversely modify its recommendation of the merger in a manner adverse to QIAGEN;

•	not approve or recommend or publicly propose or resolve to approve or recommend any competing proposal;

•

approve or recommend, or execute or enter into, or publicly propose or publicly resolve to approve or recommend or execute or enter into, any letter of intent, agreement in principle, merger agreement, stock purchase agreement, asset purchase agreement, acquisition agreement, option agreement or similar agreement relating to a competing proposal, an “acquisition agreement”;

•

approve or recommend, or execute or enter into, or publicly propose or publicly resolve to approve or recommend or execute or enter into, any agreement requiring it to terminate the merger agreement or abandon or fail to consummate the offer, the merger or the other transactions contemplated thereby; or

•

take any action necessary to render the provisions of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination”, or other anti-takeover laws and regulations of any state or other jurisdiction, including the provisions of Section 203 of the Delaware General Corporation Law, inapplicable to any competing proposal.

However, Digene’s board of directors may, prior to approval of the merger agreement by Digene’s stockholders, if such approval is necessary, withdraw or modify its recommendation or approve or recommend a superior competing proposal, provided that:

•	Digene’s board of directors determines in good faith, after consultation with outside legal counsel, that failure to do so would violate its fiduciary obligations; and

•

only after three business days following QIAGEN’s receipt of Digene’s written notice of its intent to take such actions, during which time Digen’s chief executive officer, chief financial officer and its counsel shall be available to QIAGEN to meet on at least two occasions for a total of at least 12 hours, and shall consider in good faith any amendment or proposal to amend the terms of the offer and/or merger or the merger agreement proposed by QIAGEN, which three business day period may be extended for an additional three business day period following each material modification of such competing proposal; and

•

following such period, Digene’s board of directors determines in good faith (after consultation with outside legal counsel and its financial advisor) that such proposed transaction continues to be a superior competing proposal.

Digene’s board of directors may, prior to approval of the merger agreement by Digene’s stockholders, if such approval is necessary, withdraw or modify its recommendation if the Digene board of directors determines, after consultation with outside counsel, that failure to do so would violate its fiduciary obligations, provided that it takes such action only after three business days following receipt by QIAGEN of Digene’s written notice of its intent to take such action and specifying the reasons therefor.

The merger agreement permits Digene to comply with its fiduciary duties or with Rule 14e-2 or Rule 14d-9 under the Exchange Act as to required disclosure in connection with receipt of any third-party acquisition proposal or otherwise.

Indemnification and Insurance

The merger agreement provides that, until the sixth anniversary of the effective time of the merger, QIAGEN and the surviving company will, jointly and severally, indemnify and hold harmless, with respect to claims or events existing or occurring at or prior to the effective time of the merger, the present and former directors and officers of Digene and any of its subsidiaries, to the fullest extent permitted under applicable law. In the merger agreement, QIAGEN has agreed to cause the certificate of formation and operating agreement of the surviving company to include provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Digene and its subsidiaries than those provisions contained in Digene’s certificate of incorporation and bylaws.

QIAGEN has agreed to purchase “tail” insurance coverage from Digene’s existing directors and officers liability insurers, or from other insurers, that provides coverage for a period of six years that is substantially equivalent to Digene’s existing directors and officers liability insurance program, or if substantially equivalent insurance coverage is not available, the best available coverage; provided that the aggregate cost for the purchase of such insurance coverage (for the entire six year “tail” coverage period) shall not exceed more than 200% of the aggregate premium paid by Digene and its subsidiaries for the existing directors and officers liability insurance program, and provided, further, that should the cost of such insurance coverage exceed the 200% cap, QIAGEN shall instead purchase the best available coverage for 200% of the aggregate premium paid by Digene and its subsidiaries for the existing directors and officers liability insurance program.

Employee Benefits

From the effective time of the merger until the first anniversary of the effective time, QIAGEN shall ensure that all employees and officers of Digene who are employed by QIAGEN or the surviving company or their respective subsidiaries upon and after the effective time, the continuing employees, receive compensation and benefits that, in the aggregate, are substantially similar to the compensation and benefits received by such individuals immediately prior to June 3, 2007 under applicable Digene plans or compensation arrangements provided by Digene or any of its subsidiaries. In addition, QIAGEN shall provide each continuing employee full credit for prior service with Digene or any of its subsidiaries or predecessors for purposes of eligibility and vesting under any benefit plans, policies and arrangements maintained by QIAGEN or the surviving company or their respective subsidiaries, the QIAGEN plans, to the same extent recognized under similar plans or arrangements of Digene or such subsidiary in which any such continuing employee participated prior to and, to the extent applicable, following, the effective time. Further, QIAGEN shall provide each continuing employee full credit for prior service with Digene or any of its subsidiaries or predecessors for purposes of benefit accruals under the QIAGEN plans providing for vacation or severance benefits. QIAGEN shall maintain the group health plan (providing for group medical, vision and dental benefits) currently maintained by Digene through December 31, 2008. In addition, with respect to any group health plan maintained by QIAGEN, the surviving company or any of their respective subsidiaries, QIAGEN shall waive, or cause to be waived, any waiting periods and pre-existing condition limitations for a continuing employee or a dependent of a continuing employee who is covered under Digene’s group health plan, but only to the extent such waiting periods or pre-existing condition limitations were not otherwise applicable under Digene’s group health plan. QIAGEN shall give continuing employees credit towards any lifetime deductibles or limitations on out of pocket expenses to the extent a continuing employee incurred the same with respect to a Digene plan and such deductibles or limitations are applicable under the QIAGEN plan.

Additional Agreements

QIAGEN and Digene have also agreed to:

•	provide information and access to such information reasonably requested by the other party;

•	use all reasonable best efforts to take all action reasonably necessary to consummate the offer and the merger;

•	consult with one another and mutually agree upon any press releases or other public statements issued, except as required by law or the rules of the Nasdaq Global Select Market;

•	provide notice to each other regarding:

•

any event that would cause any representation or warranty in the merger agreement to become untrue or inaccurate and which would result in that party’s inability to confirm the truth and accuracy of the representations and warranties to the extent required by the merger agreement at the time of the consummation of the merger; or

•

any failure to comply with or satisfy any covenant, condition or agreement set forth in the merger agreement and which would result in that party’s inability to confirm compliance with such covenant, condition or agreement to the extent required by the merger agreement at the time of the consummation of the merger;

•

take all reasonable steps necessary to provide that the receipt and disposition of equity securities contemplated by the transactions under the merger agreement by officers or directors of Digene who are subject to Section 16 of the Exchange Act will be an exempt transaction for purposes of Section 16 of the Exchange Act; and

•

neither take or fail to take any action which action (or failure to act) would reasonably be expected to (i) cause the offer and the merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) cause the merger to fail to satisfy the requirements of Treasury Regulation Section 1.367(a)-3(c)(i), (ii) or (iv) following the merger.

Digene has agreed to:

•

If required by applicable laws, duly call, convene and hold a special meeting of Digene’s stockholders as soon as reasonably practicable after the acceptance for payment or exchange of shares of Digene common stock by QIAGEN pursuant to the offer, for the purpose of voting upon the merger agreement, and shall include the Digene’s board of directors recommendation in favor of the offer and the merger in the proxy statement mailed to Digene stockholder, and use its reasonable best efforts to obtain the required stockholder approval to approve the merger agreement; and

•	use all reasonable best efforts to obtain a letter agreement from all Digene stockholders who may be affiliates of Digene regarding compliance with Rule 145 of the Securities Act.

QIAGEN has agreed to:

•

take all action necessary to duly call, give notice of, convene and hold a general meeting of its shareholders for the purposes of, among other things, obtaining shareholder approval of the transactions contemplated by the merger agreement, as required by Dutch law, and to use its reasonable best efforts to obtain such shareholder approval;

•

prepare and file with the Authority for the Financial Market a European Prospectus under the European Union Prospectus Directive and applicable rules and regulations thereunder, and applicable Dutch securities laws, with respect to the ordinary shares of QIAGEN to be issued pursuant to the offer and the merger; and

•	use its reasonable best efforts to cause the shares of QIAGEN to be issued in the offer and the merger to be approved for listing on the Nasdaq Global Select Market.

Conditions of the Offer

For a list of the conditions to the offer, see “The Offer—Conditions of the Offer” on page 61.

Conditions to the Merger

Neither QIAGEN nor Digene will be required to complete the merger unless:

•

the registration statement on Form F-4 containing this prospectus has been declared effective under the Securities Act and is not subject to any stop order or proceedings seeking a stop order by the SEC;

•	the merger agreement shall have been adopted by the Digene stockholders if required by applicable law, and QIAGEN’s shareholders;

•	the ordinary shares of QIAGEN to be issued in the offer or the merger shall have been approved for listing on the Nasdaq Global Select Market;

•

any applicable waiting period under the HSR Act has expired or terminated; all required approvals by the European Commission applicable to the merger under applicable law shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired; all required approvals of the competent authority of any member state of the European Union applicable to the merger under applicable law shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired and all other required approvals of any governmental authority under applicable law (including any antitrust law) shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired, in each case without requiring any divestiture, hold separate or any material operating condition;

•	no law or order by any United States federal or state court or other governmental authority prohibits or restricts the merger;

•

on the closing date, the fair market value of QIAGEN, computed according to the special rules contained in Treasury Regulation Section 1.367(a)-3(c)(3)(iii)(B), will be at least equal to the fair market value of Digene;

•	QIAGEN and Digene shall have each received opinions stating that the offer and the merger together will constitute a reorganization under Section 368(a) of the Code and the exchange of Digene common stock for QIAGEN ordinary shares will not result in gain recognition to the Digene stockholders pursuant to the Code; and

•

QIAGNE and Digene shall have each received certifications from the other party of the truth and accuracy of the representations and warranties in the merger agreement and certifications as to the performance or compliance with agreements and covenants required by the merger agreement.

Digene’s obligation to complete the merger is also subject to QIAGEN having purchased the directors’ and officers’ “tail” insurance coverage discussed above.

QIAGEN and Digene cannot assure you that all of the conditions to completing the merger will be satisfied or waived.

Termination and Termination Fee

Right to Terminate

The merger agreement provides that it can be terminated by QIAGEN or Digene under a number of different scenarios, including:

(a)	by the mutual written consent of the parties;

(b)	by either party, subject to various conditions, if:

(1)	the merger is not consummated by February 29, 2008 and the failure to consummate the merger by such date is not due to the failure of the terminating party to fulfill a material obligation under the merger agreement, which has resulted in or principally caused the failure of any condition of the offer or merger to be satisfied on or before such date;

(2)	a governmental entity or court of competent jurisdiction issues a nonappealable final order permanently restraining, enjoining or otherwise prohibiting the transactions set forth in the merger agreement;

(3)	the offer expires or is terminated pursuant to the merger agreement without the payment for or exchange of any shares by QIAGEN pursuant to the offer;

(4)	receipt of the required QIAGEN shareholder approval for the transactions contemplated by the merger agreement, as required by Dutch law, was not received at the general meeting of QIAGEN shareholders convened for the purpose of approving the transactions; or

(5)	HSR approval has not been obtained before the expiration of 120 days after the HSR filing; provided such 120-day period shall be extended for an additional 120 days if the facts and circumstances existing at such time indicate approval will be received within such extended time period with the cooperation in good faith of QIAGEN and Digene in pursuing such approval.

(c)	by QIAGEN, subject to various conditions, if, prior to the payment or exchange of shares of Digene common stock by QIAGEN pursuant to the offer:

(1)	Digene withdraws or modifies its approval of the offer or merger, fails to include such approval in the Schedule 14D-9 it is required to file with the SEC pursuant to the Exchange Act, fails to reaffirm its approval of the offer or merger within three business days, subject to extension under certain circumstances, after QIAGEN’s written request to do so at any time when a competing proposal has been publicly proposed and not rejected by Digene, Digene recommends to Digene stockholders to approve or accept a competing proposal, or Digene has breached certain specified obligations under the merger agreement; or

(2)	Digene breaches any of its representations or warranties set forth in the merger agreement, which results in Digene’s inability to confirm the truth and accuracy of the representations and warranties to the extent required by the merger agreement at the time of the consummation of the merger, or breaches any of its covenants set forth in the merger agreement, which results in Digene’s inability to confirm its compliance with such covenants to the extent required by the merger agreement at the time of the consummation of the merger, and provided in each case that such breach (if curable) has not been cured within 30 business days after notice of such breach, and further provided that QIAGEN is not in material breach of its obligations under the merger agreement.

(d)	by Digene, subject to various conditions, if, prior to the payment or exchange of any shares of Digene common stock by QIAGEN pursuant to the offer:

(1)	QIAGEN breaches any of its representations or warranties set forth in the merger agreement, which results in QIAGEN’s inability to confirm the truth and accuracy of the representations and warranties to the extent required by the merger agreement at the time of the consummation of the merger, or breaches any of its covenants set forth in the merger agreement, which results in QIAGEN’s inability to confirm its compliance with such covenants to the extent required by the merger agreement at the time of the consummation of the merger, and provided in each case that such breach (if curable) has not been cured within 30 business days after notice of such breach, and further provided that Digene is not in material breach of its obligations under the merger agreement; or

(2)	Digene’s board of directors approves or recommends a competing proposal in compliance with the terms set forth in the merger agreement and pays QIAGEN the termination fee.

Termination Fee

Digene has agreed to pay QIAGEN a cash fee of $59,000,000, the “termination fee”, if the merger agreement is terminated pursuant to any one of the circumstances described below:

•

If QIAGEN or Digene, as the case may be, terminate the merger agreement pursuant to the circumstances described above under (b)(1), (b)(3) or (b)(4) following the public announcement of a competing proposal and within 12 months after the date of such termination Digene enters into an agreement with respect to any competing proposal or such competing proposal is consummated, then Digene shall pay the termination fee to QIAGEN, simultaneously with the execution of the agreement with respect to such competing proposal.

•

If QIAGEN terminates the merger agreement pursuant to the circumstances described above under (c)(1) or if Digene terminates the merger agreement pursuant to the circumstances described above under (d)(2), then Digene shall pay to QIAGEN, simultaneously with such termination of the merger agreement, the termination fee.

•

If the merger agreement is terminated by QIAGEN under the circumstances described above under (c)(2), then Digene shall pay QIAGEN the termination fee not later than two business days after the effective date of the termination.

If the merger agreement is terminated by Digene pursuant to the circumstances described above under (d)(1), QIAGEN has agreed to pay Digene the termination fee not later than two business days after the effective date of the termination.

Payment of the termination fee and the fees and expenses discussed below, constitute the sole and exclusive remedy of the parties in connection with any termination of the merger agreement, other than as a result of any willful breach by a party.

Fees and Expenses

In general, all fees and expenses incurred in connection with the offer, the merger and the merger agreement will be paid by the party incurring such fees and expenses, whether or not the offer or the merger is consummated, except that QIAGEN shall pay all expenses incurred in connection with printing, mailing and filing of the proxy statement, if any, and any amendments or supplements thereto, and all filing fees payable in connection with filings made under antitrust law or any other applicable law.

Amendment and Waiver

QIAGEN, QNAH, Merger Sub and Digene may amend the merger agreement in writing by action taken by QIAGEN’s, QNAH’s, Merger Sub’s and Digene’s respective boards of directors at any time prior to the closing, provided that, following approval of the merger by Digene’s stockholders, no amendment may be made which would require stockholder approval unless such approval is obtained.

At any time before the closing of the merger, each party may, pursuant to a written instrument executed by the party to be bound thereby:

•	extend the time for the performance of any obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

PRIOR TRANSACTIONS WITH DIGENE

Except as set forth in, or incorporated by reference in, this prospectus, during the past two years, there have been no contacts, negotiations or transactions between us, on the one hand, and Digene or any of its officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

Confidentiality Agreement

In connection with the merger agreement, we entered into a confidentiality agreement with Digene dated May 7, 2007, pursuant to which we agreed, among other things, not to disclose the proprietary information of the disclosing party, including financial, operating and business information, to any third party other than for the purpose of evaluating a possible transaction between the parties. The restrictions of the confidentiality agreement do not apply to information that the recipient can demonstrate is or becomes generally available to the public other than as a result of a disclosure by the recipient in breach of the terms of the agreement, was within the recipient’s possession prior to its being furnished to the recipient by or on behalf of the disclosing party pursuant to the confidentiality agreement, or becomes available to the recipient from a source other than the disclosing party, provided that in the latter two cases, the source of the information is not known by the recipient to be bound by a confidentiality agreement or other obligation of confidentiality to the disclosing party.

Original Equipment Manufacturer Supply Agreement

We are an original equipment manufacturer for Digene. We assisted in the development of, manufacture exclusively for Digene, and supply to Digene, the Rapid Capture® System, which is an automated specimen processing system used to perform clinical specimen testing with Digene’s diagnostic tests, including its human papillomavirus (HPV) testing products.

COMPARISON OF QIAGEN SHAREHOLDERS’ AND DIGENE STOCKHOLDERS’ RIGHTS

Holders of shares of Digene common stock may receive QIAGEN ordinary shares as part of the consideration in the merger. Digene is organized under the laws of the State of Delaware and QIAGEN is organized under the laws of The Netherlands. The following is a summary of the material differences between (a) the current rights of Digene stockholders under Delaware law and Digene’s certificate of incorporation and bylaws and (b) the current rights of QIAGEN shareholders under Dutch law and QIAGEN’s articles of association.

The following summary is not a complete statement of the rights of stockholders of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to Delaware law, Dutch law and Digene’s and QIAGEN’s constituent documents, which you are urged to read. Copies of the companies’ constituent documents have been filed with the SEC. To find out where you can get copies of these documents, see the section entitled “Where You Can Find More Information.”

	Digene	QIAGEN
Capitalization

The authorized capital stock of Digene currently consists of (i) 50,000,000 shares of common stock, par value $0.01 per share and (ii) 1,000,000 shares of preferred stock, par value $0.10 per share. The board has the authority to designate the preferences, special rights, limitations or restrictions of the shares of preferred stock.

As of June 12, 2007, there were approximately 24,461,887 shares of Digene common stock outstanding and held of record by approximately 111 persons, and no shares of Digene preferred stock were outstanding.

The authorized capital stock of QIAGEN currently consists of (i) 260,000,000 ordinary shares, par value EUR0.01 per share, (ii) 300,000,000 preference shares, par value EUR0.01 per share and (iii) 40,000,000 financing preference shares, par value EUR0.01 per share. QIAGEN intends to amend its authorized capital stock at an upcoming meeting of shareholders to increase the number of authorized ordinary shares to 410,000,000 and the number of authorized preference shares to 450,000,000.

As of June 12, 2007, there were approximately 150,639,082 ordinary shares of QIAGEN outstanding, no preference shares of QIAGEN were outstanding, and no financing preference shares of QIAGEN were outstanding.

The rights attached to QIAGEN shares are governed by Dutch law and QIAGEN’s articles of association, whereby the latter can only be changed through an amendment of the articles of association.

Dividend Policy	The holders of Digene common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Digene board of directors out of funds legally available for the payment of dividends. In the event of a liquidation, dissolution or winding up of Digene, the holders of Digene common stock are entitled to share ratably in all assets remaining after payment of liabilities of Digene and of the preferential amounts, if any, to which the holders of Digene preferred stock are entitled. Digene has never paid a dividend on common stock.

Dutch law provides that, subject to certain exceptions, dividends may only be paid out of profits as shown in QIAGEN’s annual financial statements as adopted by the general meeting of shareholders. Distributions may not be made if the distribution would reduce shareholders’ equity below the sum of the paid-up capital and any reserves required by Dutch law or the articles of association.

Out of profits, dividends must first be paid on any outstanding preference shares (the “Preference Share Dividend”) in a percentage (the “Preference Share Dividend Percentage”) of the obligatory amount (call) paid up on such shares as at the beginning of the fiscal year in respect of which the distribution is made. The Preference Share Dividend Percentage is equal to the Average Main Refinancing Rates during the financial year for which the distribution is made. Average Main Refinancing Rate shall be understood to mean the average value on each individual day during the financial year for which the distribution is made of the Main Refinancing Rates prevailing on such day. Main Refinancing Rate shall be understood to mean the rate of the Main Refinancing Operation as determined and published from time to time by the European Central Bank. If and to the extent that profits are not sufficient to pay the Preference Share Dividend in full, the deficit shall be paid out of the reserves, with the exception of any reserve, which was formed as share premium reserve upon the issue of financing preference shares. If in any fiscal year the profit is not sufficient to make the distributions referred to above and if no distribution or only a partial distribution is made from the reserves referred to above, such that the deficit is not fully distributed, no further distributions will be made as described below until the deficit has been recovered.

Out of profits remaining after payment of any dividends on preference shares, such amounts shall be kept in reserve as determined by the Supervisory Board. Out of any remaining profits not allocated to reserve, a dividend (the “Financing Preference Share Dividend”) shall be paid on the financing preference shares in a percentage (the “Financing Preference Share Dividend Percentage”) over the par value, increased by the amount of share premium that was paid upon the first issue of financing preference shares, which percentage is related to the average effective yield on the prime interest rate on corporate loans in the United States as quoted in the Wall Street Journal. If and to the extent that the profits are not sufficient to pay the Financing Preference Share Dividend in full, the deficit may be paid out of the reserves if the Managing Board so decides with the approval of the Supervisory Board, with the exception of the reserve which was formed as share premium upon the issue of financing preference shares.

Insofar as the profits have not been distributed or allocated to reserves as specified above, they are at the free disposal of the general meeting provided that no further dividends will be distributed on the preference shares or the financing preference shares.

The general meeting may resolve, on the proposal of the Supervisory Board, to distribute dividends or reserves, wholly or partially, in the form of QIAGEN shares.

QIAGEN’s current policy is to discuss the reservation and dividend policy at each annual general meeting of shareholders.

The Supervisory Board, subject to certain limitations, may cause QIAGEN to declare distributions out of a share premium reserve, or out of any other reserve shown in the annual accounts, not being a statutory reserve.

Quorum for Shareholders Meetings	Except as otherwise provided by law or by Digene’s certificate of incorporation, the presence in person or representation by proxy of holders of record of Digene shares that represent at least a majority of the issued and outstanding stock constitutes a quorum for the transaction of business at that meeting.	In keeping with the law of The Netherlands and generally accepted business practices in The Netherlands, QIAGEN’s articles of association provide that there are no quorum requirements generally applicable to meetings of shareholders, but the articles of association and Dutch law provide for quorum requirements for voting on certain specific matters.

Shareholder Action Generally; Voting

When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which, by express provision of statute or the certificate of incorporation, a different vote is required, in which case such express provision shall govern and control the decision of such question.

Each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of stock having voting power held by such stockholder.

Notwithstanding the foregoing, in the election of directors, a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors shall so elect.

Each shareholder is entitled to one vote per ordinary common share.

Under Dutch law, each shareholder is entitled to one vote per share, unless the articles of association of the company provide otherwise. All shareholder resolutions are taken by an absolute majority of the votes cast, unless the articles of association or the law prescribe otherwise. The validity of shareholder decisions is not dependent on a quorum, unless the law or the articles of association stipulate otherwise.

Under Dutch law, resolutions may be adopted by shareholders in writing without holding a meeting of shareholders, provided the articles of association expressly so allow and provided no bearer shares are issued.

Except for resolutions to be adopted by the meeting of holders of preference shares and proposed by the Supervisory Board, QIAGEN’s articles of association do not allow the adoption of shareholders’ resolutions by written consent (or otherwise without holding a meeting).

Number of Directors and Size of Board

Under the DGCL, the board of directors must have at least one director.

The Digene board of directors currently has seven members. The Digene by-laws provide that the board of directors shall consist of not less than one nor more than ten persons, and the number of directors constituting the whole board may be increased or decreased from time to time by action of the board of directors.

QIAGEN has a two-tier management system consisting of a Managing Board and a Supervisory Board.

The articles of association of QIAGEN provide that the QIAGEN Supervisory Board will consist of at least three members and Managing Board of at least one member. The number of members of the Managing Board is determined by the QIAGEN Supervisory Board, and the number of members of the Supervisory Board is determined by the joint meeting of all members of the Managing Board and the Supervisory Board (the “Joint Meeting”). QIAGEN Supervisory Board presently consists of six members. The Managing Board presently consists of four members. The Joint Meeting may make a binding nomination to fill each vacancy on the Supervisory Board and Managing Board. The Managing directors are always elected by the general meeting of QIAGEN shareholders. The Supervisory directors are also appointed by the general meeting of shareholders, subject to an exception in case of vacancies occurring during a fiscal year. At the general meeting, the shareholders may overrule the binding nature of a nomination by resolution adopted with a majority of at least two-thirds of the votes cast, if such majority represents more than half the issued share capital.

Term of Directors	The Digene certificate of incorporation and bylaws provide that the Digene board of directors shall be divided into three nearly equal classes, with each class’ three-year terms expiring on a staggered basis. At each annual meeting of the stockholders of Digene, the successors to the class of directors whose term expires at such meeting shall be elected to hold office until the annual meeting of stockholders held in the third year following the year of their election.	Each Supervisory director and Managing director serves for a one- year term, commencing on the date following QIAGEN’s annual general meeting up to and including the date of the annual general meeting held in the following fiscal year.

Removal of Directors

Under the DGCL, a director may be removed with or without cause by a majority of the shares entitled to vote at an election of the directors. However, if the board of directors is divided into classes, unless the certificate of incorporation provides otherwise, a director may only be removed for cause.

Under Digene’s bylaws, any director or the entire board of directors may be removed, only for cause, by the holders of a majority of shares entitled to vote at an election of directors.

Under Dutch law and QIAGEN’s articles of association, QIAGEN’s general meeting has the authority to remove or suspend members of the QIAGEN Managing Board and the Supervisory Board. The QIAGEN Supervisory Board has the authority to suspend members of the QIAGEN Managing Board. A member of the QIAGEN Managing Board and the Supervisory Board can be removed by a resolution of the general meeting of shareholders approved by at least two-thirds of the votes cast representing more than half of QIAGEN’s issued and outstanding share capital, unless the proposal for removal was made by the Joint Meeting, in which case a simple majority is sufficient.

Vacancies on the Board

Under the DGCL, a majority of the directors in office can fill any vacancy or newly created directorship.

Under Digene’s bylaws, a director may resign at any time upon prior written notice to Digene. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by the sole remaining director. In the case of newly created directorships, the class of each new directorship shall be set by a majority of the directors then in office, though less than a quorum. If there are no directors in office, then an election of directors may be held in the manner provided by statute. If, at the time of filling any vacancy or newly created directorship, the directors then in office constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent of the total number of shares at the time outstanding having the right to vote for such directors, order an election to be held to fill any such vacancies or newly created

The Supervisory Board may appoint up to one-third of its members if vacancies occur during a fiscal year.

If a member of the Managing Board is prevented from fulfilling his duties, the remaining Managing directors shall temporarily be responsible for all management responsibilities. If all Managing directors are prevented from fulfilling their duties, one or more persons appointed by the Supervisory Board for this purpose from time to time shall be temporarily responsible for management.

directorships, or to replace the directors chosen by the directors then in office. Directors who are elected to fill vacancies and newly created directorships shall hold office until the next election of the class for which such directors shall have been chosen, and until their successors shall be elected and qualified.

Board Quorum and Vote Requirements	At meetings of the Digene board of directors, a majority of the whole board shall constitute a quorum, except when a vacancy or vacancies prevents such majority, whereupon a majority of the directors in office shall constitute a quorum, provided that such majority shall constitute at least one-third of the whole board. If a quorum is present, the act of a majority of directors in attendance shall be the acts of the board.

Resolutions of the Managing Board are validly adopted, if adopted by a simple majority of the votes, including a vote in favor of the proposal by the chairman. Each Managing director is entitled to one vote.

Resolutions of the Supervisory Board are validly adopted, if adopted by a simple majority of the votes at a meeting where a majority of the Supervisory directors are present or represented. Each Supervisory director is entitled to one vote.

Resolutions of the Joint Meeting are validly adopted, if adopted by a simple majority of the votes at a meeting where a majority of the Supervisory directors and a majority of the Managing directors are present or represented. Each Supervisory director and each Managing director is entitled to one vote.

The Managing Board, the Supervisory Board and the Joint Meeting may adopt rules governing their internal organization, and the Supervisory Board may further establish such committees as it deems appropriate, provided that the powers and authority of such committees are set forth in the applicable supervision rules.

The Supervisory Board presently has appointed an Audit Committee, a Compensation Committee and a Selection and Appointment Committee from among its members and may appoint other committees in the future as it deems appropriate. The Supervisory Board has prepared charters pursuant to which each of the committees operates.

Preemptive Rights	The Digene common stock has no preemptive, conversion or other subscription rights.

Under Dutch law, holders of ordinary shares in a Dutch company have preemptive rights with respect to newly issued ordinary shares in proportion to the aggregate nominal value of their shareholdings, with the exception of shares to be issued to employees. Such preemptive rights in respect of newly issued ordinary shares may be excluded by the general meeting of QIAGEN shareholders or any other corporate body designated for such purpose by the general meeting of shareholders.

Under QIAGEN’s articles of association, existing holders of ordinary shares will have preemptive rights in respect of future issuances of ordinary shares in proportion to the number of ordinary shares held by them, unless limited or excluded as described below. Holders of ordinary shares shall not have preemptive rights in respect of future issuances of financing preference shares or preferences shares. Holders of financing preference shares and preference shares shall not have preemptive rights in respect of any future issuances of share capital. Preemptive rights do not apply with respect to shares issued against contributions other than in cash or shares issued to our employees or one of our group companies. Under QIAGEN’s articles of association, the Supervisory Board has the power to limit or exclude any preemptive rights to which shareholders may be entitled provided that it has been authorized by the general meeting to do so. The authority of the Supervisory Board to limit or exclude preemptive rights can only be exercised if at that time the authority to issue shares is vested in the Supervisory Board. The authority to limit or exclude preemptive rights may be extended in the same manner as the authority to issue shares. If there is no designation of the Supervisory Board to limit or exclude pre-emptive rights in force, the general meeting shall have authority to limit or exclude such pre-emptive rights, but only upon the proposal of the Supervisory Board.

Resolutions of the general meeting (i) to limit or exclude pre-emptive rights or (ii) to designate the Supervisory Board as the corporate body that has authority to limit or exclude pre-emptive rights, require a majority of at least two-thirds of the votes cast in a meeting of shareholders if less than 50% of the issued share capital is present or represented and shall only be valid if such resolutions have been proposed to the general meeting by the Supervisory Board. For these purposes, issuances of shares include the granting of rights to subscribe for shares, such as options and warrants, but not the issue of shares upon exercise of such rights.

Annual Shareholders Meetings	Under Digene’s by-laws, the annual meeting of Digene’s stockholders is held on such date, at such time and at such place as may be designated by the board of directors as stated in the notice of meeting and if no such place is designated, at the registered office of Digene in Delaware.	Under Dutch law, a company must hold at least one annual general meeting, to be held not later than six months after the end of the fiscal year. Pursuant to the articles of association of QIAGEN, general meetings may also be held as often as the QIAGEN Managing Board or the QIAGEN Supervisory Board deems necessary. In addition, under Dutch law, shareholders representing at least one-tenth of the issued share capital may request the QIAGEN Managing Board or the QIAGEN Supervisory Board to convene a general meeting of shareholders. If the QIAGEN Managing Board or the QIAGEN Supervisory Board has not convened a meeting within a certain period, the persons who have made the request are authorized to convene such a meeting under the specific requirements of Dutch law. The articles of association of QIAGEN specify the places where general meetings of shareholders may be held, all of which are located in The Netherlands.

Special Shareholders Meetings

Under Digene’s bylaws, special meetings of Digene stockholders may be called for any purpose or purposes, unless otherwise prescribed by statute or the certificate of incorporation, by:

•     The chairman of the board of directors;

•     by the chairman of the board of directors or the secretary upon the written request of a majority of the board of directors;

•     by the chairman of the board of directors or the secretary upon the written request of a stockholders owning a majority of the issued and outstanding voting stock of Digene

Under Dutch law, special general meetings of shareholders may be convened by the managing board or the supervisory board, but the articles of incorporation may also vest this power in other persons. In addition, one or more shareholders, who own together at least 10%, or such lesser amount as is provided by the articles of association, of the issued capital, can be authorized by the President of the District Court with competent jurisdiction to call a special general meeting of shareholders.

Pursuant to the articles of association of QIAGEN, extraordinary general meetings are held as often as deemed necessary by the Managing Board or Supervisory Board, or upon the request of one or more shareholders and other persons entitled to attend meetings jointly representing at least 40% of QIAGEN’s issued share capital or by one or more shareholders jointly representing at least 10% of QIAGEN’s issued share capital as provided for under the laws of The Netherlands.

Advance Notice Procedures for a Shareholder Proposal

In general, a stockholder wishing to nominate a director or raise another proposal at an annual meeting of stockholders must notify Digene in writing at least 120 days prior to the first anniversary of the previous year’s annual meeting of stockholders, and with respect to an election to be held at a special meeting for the election of directors, by the close of business on the tenth day following the date on which notice of such special meeting is first given to stockholders.

This notice must contain specific information concerning the person to be nominated or the matters to be brought before the meeting, as well as specific information concerning the stockholder submitting the proposal or making the nomination.

Pursuant to QIAGEN’s articles of association, one or more shareholders representing at least 10% of the issued share capital may request the Managing Board or Supervisory Board in writing, at least sixty days but not more than ninety days before the anniversary of the date on which the prior year’s meeting was convened, to include certain subjects in the agenda for the general meeting. No valid resolutions can be adopted at a general meeting in respect of subjects which are not mentioned in the agenda. Under Dutch law holders of shares representing solely or jointly at least one hundredth part of the issued share capital, or represents a value of at least EUR 50,000,000 may request the company not later than on the sixtieth day prior to the day of the general meeting to include certain subjects on the notice convening a meeting, provided that it is not detrimental to the vital interest of the company.

Resolutions of the general meeting adopted at a meeting that has not been convened by the Managing Board or the Supervisory Board or resolutions regarding proposals included on the agenda at the request of shareholders shall only be valid if adopted by a majority of two-thirds of the votes cast, representing more than half of the issued share capital, unless the articles of association require a greater majority or quorum, in which case the latter shall apply, and subject to the provision in QIAGEN’s articles of association that certain resolutions can only be validly adopted if proposed by the Supervisory Board.

Amendment of Governing Documents

Under the DGCL, an amendment to a corporation’s certificate of incorporation requires approval by both the board of directors and a majority of the shares entitled to vote, unless a different proportion is provided for in the certificate of incorporation. If the amendment increases or decreases the aggregate number of authorized shares of a class, then the outstanding shares of such class shall be entitled to vote on the amendment, whether or not entitled to vote thereon by the certificate of incorporation. If the corporation’s stock is divided into classes, then a majority of each class entitled to vote on the amendment as a class must approve the amendment, unless a different proportion is provided by the certificate of incorporation.

Digene’s certificate of incorporation may be amended or repealed as permitted or prescribed by applicable law, with all rights conferred upon Digene stockholders subject to such reservation. In addition, any amendment or repeal of Article Eighth of the Digene certificate of incorporation will not adversely affect any right or protection of a director for any act or omission occurring prior to the date of such amendment or repeal.

Under Dutch law, shareholders of a Dutch company may resolve to amend the company’s articles of association, although the prior approval of the Dutch Ministry of Justice is required for any such amendment.

Under QIAGEN’s articles of association, the general meeting of shareholders may pass a resolution for an amendment to the articles of association only upon a proposal of the QIAGEN Supervisory Board, and it must be approved by an absolute majority of the votes cast at a general meeting of shareholders. The resolution to amend the articles of association shall further only be valid if the complete proposal has been made available for inspection by the shareholders, and approval by the meeting of holders of a specific class of shares has been obtained in case the rights conferred upon holders of such class of shares are proposed to be changed.

Digene’s bylaws may be altered, amended or repealed from time to time, and new bylaws may be made and adopted by action of the stockholders or by action of the board of directors, at any regular meeting of the stockholders or of the board of directors or at any special meeting of the stockholders or of the board of directors, provided notice of such alteration, amendment, repeal or adoption of new bylaws is contained in the notice of such special meeting.

Acquisition of the Company’s Own Shares	There are no redemption or sinking fund provisions applicable to the Digene common stock.

Under Dutch law, a company may not subscribe for newly issued shares in its own capital. A Dutch company may, subject to certain restrictions, purchase shares in its own capital, provided, among others, the nominal value of the shares acquired by the company (or its subsidiaries) does not exceed 10% of the issued share capital.

QIAGEN may acquire its own shares, subject to certain provisions of Dutch law and its articles of association, if (i) shareholders’ equity less the payment required to make the acquisition does not fall below the sum of paid-up and called up capital and any reserves required by Dutch law or the articles of association and (ii) QIAGEN and its subsidiaries would not thereafter hold shares with an aggregate par value exceeding one-tenth of our issued share capital. Shares that QIAGEN holds in its own capital or shares held by one of its subsidiaries may not be voted. The Managing Board, subject to the approval of the Supervisory Board, may effect QIAGEN’s acquisition of shares in its own capital. QIAGEN’s acquisitions of shares in its own capital may only take place if the general meeting has granted to the Managing Board the authority to effect such acquisitions. Such authority may apply for a maximum period of 18 months and must specify the number of shares that may be acquired, the manner in which shares may be acquired and the price limits within which shares may be acquired.

Indemnification of Directors, Officers and Employees	Under the DGCL, a corporation may include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for certain monetary damages resulting from breaches of fiduciary duties. Specifically, the corporation may	The concept of indemnification of directors of a company for liabilities arising from their actions as members of the executive or supervisory boards is, in principle, accepted in The Netherlands and sometimes is provided for in a company’s articles of association.

indemnify any director, officer, employee or agent of the corporation for expenses, monetary damages, fines and settlement amounts to the extent the person:

•     acted in good faith;

•     acted in a manner he or she believed to be in the best interests of the corporation; and

•     with respect to any criminal action, had no reasonable cause to believe the conduct was unlawful.

However, no provision can eliminate or limit director liability for any:

•     breach of his or her duty of loyalty to the corporation or its stockholders;

•     act or omission not in good faith or involving intentional misconduct or a knowing violation of the law;

•     violation of Section 174 of the DGCL regarding unlawful payment of dividends or unlawful stock purchases or redemptions;

•     transaction from which the director received any improper personal benefit; or

•     act or omission that took place before the date of adoption of the provision in the certificate of incorporation eliminating or limiting the liability of a director for breaches of fiduciary duties.

Indemnification is also not permitted if the person is held liable to the corporation or its stockholders, except to the extent that an appropriate court concludes that the person is fairly and reasonably entitled to indemnification for those expenses that the court deems proper.

Article 27 of QIAGEN’s articles of association provides that QIAGEN shall indemnify every person who is or was a Managing Director or Supervisory Directors against all expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement with respect to any threatened pending or completed action, suit or proceeding, as well as against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of an action or proceeding, if such person acted in good faith and in a manner he reasonably could believe to be in or not opposed to QIAGEN’s best interests. An exception is made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of his duty to QIAGEN.

Digene’s certificate of incorporation provides that directors shall not be personally liable for monetary damages for breach of fiduciary duty, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. In addition, Digene’s certificate of incorporation provides that Digene shall indemnify the current and former directors and officers of Digene or current and former directors and officers who may serve at Digene’s request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent authorized by the DGCL, as currently in effect or subsequently amended (but only to the extent that such amendment permits the corporation to provide broader indemnification rights), provided that the proceeding in which indemnification is sought was authorized by the Digene board of directors. This right to indemnification is not exclusive of any other right the director or officer may have.

Rights Plan	Digene does not have a stockholder rights plan.	QIAGEN does have a shareholder rights plan that will not be triggered by the transactions contemplated by the offer and the merger.

ENFORCEABILITY OF CIVIL LIABILITIES

QIAGEN is incorporated under the laws of The Netherlands and substantial portions of its assets are located outside of the United States. In addition, certain members of its Managing and Supervisory Boards, its officers and certain experts named herein reside outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon QIAGEN or such other persons, or to enforce outside the U.S. judgments obtained against such persons in U.S. courts, in any action, including actions predicated upon the civil liability provisions of U.S. securities laws. In addition, it may be difficult for investors to enforce, in original actions brought in courts in jurisdictions located outside the United States, rights predicated upon the U.S. securities laws. There is no treaty between the United States and The Netherlands for the mutual recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws, would not be directly enforceable in The Netherlands. However, if the party in whose favor such final judgment is rendered brings a new suit in a competent court in The Netherlands, such party may submit to the Dutch court the final judgment which has been rendered in the United States. If the Dutch court finds that the jurisdiction of the federal or state court in the United States has been based on grounds which are internationally acceptable and that proper legal procedures have been observed, the Dutch court will, in principle, give binding effect to the final judgment which has been rendered in the United States unless such judgment contravenes Dutch principles of public policy. Based on the foregoing, there can be no assurance that U.S. investors will be able to enforce against QIAGEN, members of its Managing or Supervisory Boards, officers or certain experts named herein who are residents of The Netherlands or countries other than the United States any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the federal securities laws. In addition, there is doubt as to whether a Dutch court would impose civil liability on QIAGEN, the members of its Managing or Supervisory Boards, its officers or certain experts named herein in an original action predicated solely upon the federal securities laws of the United States brought in a court of competent jurisdiction in The Netherlands against QIAGEN or such members, officers or experts, respectively.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited QIAGEN’s consolidated financial statements and schedule included in QIAGEN’s Annual Report on Form 20-F for the year ended December 31, 2006, and management’s assessment of the effectiveness of QIAGEN’s internal control over financial reporting as of December 31, 2006, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. QIAGEN’s financial statements and schedule and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Ernst & Young LLP, independent registered public accounting firm, has audited Digene’s consolidated financial statements and schedule included in Digene’s Annual Report on Form 10-K for the year ended June 30, 2006, and management’s assessment of the effectiveness of Digene’s internal control over financial reporting as of June 30, 2006, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Digene’s financial statements and schedule and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the issuance of the ordinary shares registered under this registration statement has been passed upon for QIAGEN by De Brauw Blackstone Westbroek N.V., Amsterdam, The Netherlands. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts, QIAGEN’s U.S. counsel, and Ballard Spahr Andrews & Ingersoll, LLP, counsel to Digene, are expected to render opinions concerning the federal income tax consequences of the offer and the merger. Attorneys at Mintz Levin own an aggregate of approximately 8,000 ordinary shares of QIAGEN.

INCORPORATION BY REFERENCE

As allowed by SEC rules, this prospectus does not contain all the information you can find in the QIAGEN registration statement or the exhibits to the registration statement. The SEC allows QIAGEN and Digene to “incorporate by reference” information into this prospectus, which means that QIAGEN and Digene can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document. This prospectus incorporates by reference the documents set forth below that QIAGEN and Digene have previously filed with the SEC. These documents contain important information about QIAGEN and Digene and their respective financial condition.

The following documents, which were filed by QIAGEN with the SEC, are incorporated by reference into this prospectus:

•	QIAGEN’s Annual Report on Form 20-F for the fiscal year ended December 31, 2006, filed with the SEC on April 2, 2007 (File No. 000-28564);

•	QIAGEN’s Report on Form 6-K, submitted to the SEC on March 29, 2007 (File No. 000-28564);

•	QIAGEN’s Report on Form 6-K, submitted to the SEC on May 15, 2007 (File No. 000-28564);

•	QIAGEN’s Report on Form 6-K, submitted to the SEC on June 4, 2007 (File No. 000-28564); and

•

QIAGEN’s Registration Statement on Form 8-A (with respect to the description of the ordinary shares of QIAGEN) including any amendment or report filed for the purpose of updating such description (File No. 000-28564).

In addition, all documents filed by QIAGEN pursuant to Sections 31(a), 13(c) or 15(d) of the Securities Exchange Act of 1934 from the date of this prospectus to the date that shares of Digene common stock are accepted for payment or exchange pursuant to the offer, the date that the offer is terminated or the date that the merger is closed will also be deemed to be incorporated in this prospectus and are deemed to be incorporated by reference into, and to be a part of, this prospectus from the date of filing of those documents.

The following documents, which were filed by Digene with the SEC, are incorporated by reference into this prospectus:

•	Digene’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, filed with the SEC on September 12, 2006 (File No. 000-28194);

•	Digene’s Current Report on Form 8-K, filed with the SEC on July 31, 2006 (File No. 000-28194);

•	Digene’s Current Report on Form 8-K, filed with the SEC on August 2, 2006 (File No. 000-28194);

•	Digene’s Current Report on Form 8-K, filed with the SEC on August 10, 2006 (File No. 000-28194);

•	Digene’s Current Report on Form 8-K, filed with the SEC on August 24, 2006 (File No. 000-28194);

•	Digene’s Current Report on Form 8-K, filed with the SEC on October 27, 2006 (File No. 000-28194);

•	Digene’s Current Report on Form 8-K, filed with the SEC on October 31, 2006 (File No. 000-28194);

•	Digene’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, filed with the SEC on November 6, 2006 (File No. 000-28194);

•	Digene’s Current Report on Form 8-K, filed with the SEC on November 14, 2006 (File No. 000-28194);

•	Digene’s Current Report on Form 8-K, filed with the SEC on November 28, 2006 (File No. 000-28194);

•	Digene’s Current Report on Form 8-K, filed with the SEC on December 5, 2006 (File No. 000-28194);

•	Digene’s Current Report on Form 8-K, filed with the SEC on December 14, 2006 (File No. 000-28194);

•	Digene’s Current Report on Form 8-K, filed with the SEC on January 12, 2007 (File No. 000-28194);

•	Digene’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2006, filed with the SEC on February 2, 2007 (File No. 000-28194);

•	Digene’s Current Report on Form 8-K, filed with the SEC on March 13, 2007 (File No. 000-28194);

•	Digene’s Current Report on Form 8-K, filed with the SEC on April 11, 2007 (File No. 000-28194);

•	Digene’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed with the SEC on May 9, 2007 (File No. 000-28194);

•	Digene’s Current Report on Form 8-K, filed with the SEC on June 4, 2007 (File No. 000-28194);

•	Digene’s Current Report on Form 8-K, filed with the SEC on June 4, 2007 (File No. 000-28194); and

•	Digene’s Current Report on Form 8-K, filed with the SEC on June 5, 2007 (File No. 000-28194).

In addition, all documents filed by Digene pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of this prospectus to the date that shares of Digene common stock are accepted for payment or exchange pursuant to the offer, the date that the offer is terminated or the date that the merger is closed will also be deemed to be incorporated in this prospectus and are deemed to be incorporated by reference into, and to be a part of, this prospectus from the date of filing of those documents.

WHERE YOU CAN FIND MORE INFORMATION

QIAGEN and Digene are public companies and file or furnish annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed or furnished by QIAGEN or Digene at the SEC’s Public Reference Room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. QIAGEN’s and Digene’s SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov, or at their web sites at www.qiagen.com or www.digene.com.

QIAGEN filed the registration statement on Form F-4 to register with the SEC the ordinary shares of QIAGEN to be issued to Digene stockholders in the offer and the merger. This prospectus is a part of that registration statement and constitutes a prospectus of QIAGEN. QIAGEN also filed with the SEC, on the same day as it filed the Form F-4, a tender offer statement on Schedule TO pursuant to the Exchange Act in connection with the offer. You may obtain copies of the Form F-4 and the Schedule TO (and any amendments to those documents) in the manner described above. Digene is required to file with the SEC a Solicitation/Recommendation statement on Schedule 14D-9 in connection with the offer within ten business days from the date of the distribution of this prospectus and to disseminate this statement to Digene stockholders. Digene has agreed to file its recommendation statement on the same day that we file the registration statement on Form F-4 with the SEC. You may obtain a copy of the Schedule 14D-9 (and any amendments to that document) in the manner described above.

This prospectus is only part of a registration statement on Form F-4 that we have filed with the SEC under the Securities Act and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

•	inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the Public Reference Room,

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC, or

•	obtain a copy from the SEC’s web site.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

All information contained in this document or incorporated in this document by reference relating to Digene has been supplied by Digene, and all such information relating to QIAGEN has been supplied by QIAGEN. Information provided by either entity does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this document, or if you have questions about the merger, you should contact:

Digene Corporation

1201 Clopper Road

Gaithersburg, Maryland 20878

(301) 944-7000

Attention: Albert Fleury

or

QIAGEN, N.V.

c.o. QIAGEN GmbH

QIAGEN Strasse 1

40724 Hilden, Germany

+ 49 (0) 2103-29-11710

Attention: Investor Relations

You should rely only on the information contained or incorporated by reference in this prospectus to make your decision regarding the tender of shares. QIAGEN and Digene have not authorized anyone to provide you with information that is different from what is contained in this prospectus. This prospectus is dated June 15, 2007, and was first mailed to stockholders on June 15, 2007. You should not assume that the information contained in the prospectus is accurate as of any date other than that date, and neither the mailing of this prospectus to the stockholders nor the issuance of QIAGEN ordinary shares in the offer or the merger shall create any implication to the contrary.

Miscellaneous

The offer is being made solely by this prospectus and the related letter of election and transmittal and is being made to holders of all outstanding shares of Digene common stock. We are not aware of any jurisdiction where the making of the offer is prohibited by any administrative or judicial action or pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the offer or the acceptance of shares pursuant thereto, we will make a good faith effort to comply with any such state statute. If, after making a good faith effort, we cannot comply with that state statute, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in that state. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction. No person has been authorized to give any information or make any representation on behalf of QIAGEN not contained in this prospectus or in the letter of election transmittal, and if given or made, such information or representation must not be relied upon as having been authorized.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

QIAGEN N.V.,

QIAGEN NORTH AMERICAN HOLDINGS, INC.,

QIAGEN MERGER SUB, LLC

AND

DIGENE CORPORATION

Dated June 3, 2007

A-i

A-ii

EXHIBITS

EXHIBIT A—Form of Affiliate Agreement

SCHEDULES

Schedule 2.9

Company Disclosure Schedule

Parent Disclosure Schedule

A-iii

AGREEMENT AND PLAN OF MERGER (this “Agreement”), made and entered into June 3, 2007 by and among QIAGEN N.V., a public limited liability company (Naamloze Vennootschap) organized in the Kingdom of The Netherlands (“Parent”), QIAGEN North American Holdings, Inc., a California corporation and wholly owned Subsidiary of Parent (“NAH”), QIAGEN MERGER SUB, LLC, a Delaware limited liability company and wholly owned Subsidiary of NAH (“Merger Sub”) and DIGENE CORPORATION, a Delaware corporation (the “Company”). Parent, NAH, Merger Sub and the Company are sometimes referred to herein each individually as a “Party” and, collectively, as the “Parties.” Certain capitalized terms used herein shall have the respective meanings ascribed thereto in Section 9.13.

RECITALS

WHEREAS, the Supervisory Board and Managing Board of Parent, the sole member of Merger Sub and the Boards of Directors of NAH and the Company have each declared it to be advisable and in the best interests of their respective entities and their respective equity holders that Parent acquire the Company in order to advance each of their long-term business interests; and

WHEREAS, the Supervisory Board and Managing Board of Parent, the sole member of Merger Sub and the Boards of Directors of NAH and the Company have each approved this Agreement and the merger of the Company with and into Merger Sub (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Delaware Limited Liability Company Act (“DLLCA”) and the terms and conditions set forth herein; and

WHEREAS, in furtherance of such transaction, it is proposed that Parent, NAH or Merger Sub shall make an offer in the United States (as such offer may be amended from time to time, the “Offer” and together with the Merger and the other transactions contemplated by this Agreement, the “Transactions”) to acquire each issued and outstanding share of Company Common Stock in exchange for, at the election of the holder thereof, cash or Parent Common Shares or a combination of cash and Parent Common Shares, all in accordance with the terms and conditions set forth in this Agreement; and

WHEREAS, for federal income tax purposes, it is intended that (a) the exchange of Company Common Stock for cash and Parent Common Shares pursuant to the Offer and the Merger shall be treated as an integrated transaction and shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (“Code”) and the rules and regulations promulgated thereunder, (b) the exchange of Company Common Stock for Parent Common Shares shall result in no gain recognition to the Company’s stockholders pursuant to Section 367 of the Code and the rules and regulations promulgated thereunder, (c) this Agreement constitute a plan of reorganization, and (d) Parent, NAH and the Company will each be a party to such reorganization within the meaning of Section 368(b) of the Code.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows.

1. THE OFFER

1.1 The Offer.

(a) Provided that (i) this Agreement shall not have been terminated in accordance with Section 8, (ii) none of the events set forth in clauses (i)–(v) of Annex I hereto shall have occurred and be continuing (and shall not have been waived by Parent) and (iii) the Company shall have complied with its applicable obligations under Section 1.2, unless otherwise agreed by Parent and the Company, as promptly as reasonably practicable after the public announcement of the execution of this Agreement, Parent shall or shall cause Merger Sub or NAH to commence (as defined in Rule 14d-2 promulgated under the Exchange Act) the Offer to purchase each share of the Company’s common stock, par value $0.01 per share

(“Company Common Stock”), issued and outstanding on the Acceptance Date, in exchange for, at the election of the holder thereof, and subject to Section 1.5(b)(iv), (i) for each share of Company Common Stock with respect to which an election to receive cash has been effectively made and not revoked (a “Cash Election”), the right to receive in cash from Parent, NAH or Merger Sub, as applicable, without interest, an amount equal to $61.25 (the “Per Share Cash Consideration”) or (ii) for each share of Company Common Stock with respect to which an election to receive common shares of Parent, €0.01 par value per share (“Parent Common Shares”), has been effectively made and not revoked (a “Stock Election”), the right to receive from Parent, NAH or Merger Sub, as applicable, 3.545 Parent Common Shares, and any cash to be paid in lieu of fractional Parent Common Shares pursuant to this Agreement (the “Per Share Stock Consideration” and, together with the Per Share Cash Consideration, as determined in accordance with Section 1.5, the “Consideration”); and (iii) for each share of Company Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked (“Non-Election Shares”), the right to receive from Parent such Per Share Stock Consideration and/or Per Share Cash Consideration as is determined in accordance with Section 1.5.

(b) The Offer shall be subject only to (1) the condition that there shall be validly tendered in accordance with the terms of the Offer, prior to the expiration of the Offer, and not withdrawn, a number of shares of Company Common Stock that, together with the shares of Company Common Stock owned by Parent, NAH and Merger Sub, represents, at the expiration of the Offer, at least the Minimum Condition and (2) the other conditions set forth in Annex I hereto. Upon termination of this Agreement, if the Offer has not then been consummated, the Offer shall immediately expire and terminate without any shares of Company Common Stock being purchased thereunder. Parent, NAH and Merger Sub, as applicable, expressly reserve the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer; provided, however, that, without the prior written consent of the Company, no change may be made that: (i) decreases the consideration payable in the Offer; (ii) changes the form of consideration payable in the Offer to a form other than cash or Parent Common Shares; (iii) decreases the aggregate amount of Cash Consideration available in the Offer or decreases the relative amount of Cash Consideration available in the Offer; (iv) reduces the number of shares of Company Common Stock sought in the Offer; (v) imposes conditions to the Offer in addition to those set forth above or in Annex I; (vi) modifies or waives the Minimum Condition; (vii) except as provided below, changes the date on which the Offer is scheduled to expire; or (viii) makes any other change that is adverse to the holders of Company Common Stock or to holders that have elected a particular form of Consideration. Notwithstanding the foregoing, Parent, NAH and Merger Sub, as applicable, shall (or in the case of clause (iii) below, shall at their option) extend the Offer for one or more periods (i) beyond the scheduled expiration date, which shall initially be 25 Business Days following the commencement of the Offer, up to the Termination Date, if, at the scheduled or extended expiration date of the Offer, any of the conditions to the Offer shall not have been satisfied or, to the extent permitted, waived, until such conditions are satisfied or, to the extent permitted, waived, (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable Law, or (iii) for an aggregate period of not more than 10 Business Days beyond the latest applicable date that would otherwise be permitted under clause (i) or (ii) of this sentence, if, as of such date, all of the conditions to the Offer have been satisfied or waived, but the number of shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer equals more than 80%, but less than 90% of the outstanding shares of Company Common Stock on a fully diluted basis; provided, however, that (x) Parent, NAH and Merger Sub, as applicable, shall not be obligated to extend the Offer pursuant to clause (i) of this sentence (but may elect to do so in accordance with this Section 1.1(b), provided that no such extension or series of extensions pursuant to this parenthetical that would extend the offer by more than 10 Business Days in the aggregate may be made without the prior written consent of the Company) if the Minimum Condition is not satisfied at the time such extension would otherwise be required, so long as the conditions set forth in Annex I have been satisfied, and Parent has publicly announced such fact and its intention not to extend the Offer at least two Business Days prior to the date such extension would, but for this proviso, otherwise have been required, (y) in the event Parent, NAH or Merger Sub, as applicable, elects to extend the expiration date pursuant to clause (iii), Parent, NAH and Merger Sub shall be deemed to have irrevocably waived all of the conditions to the Offer set forth in Annex I, and (z) Parent’s, NAH’s and Merger Sub’s, as applicable, obligation to extend the Offer pursuant to clauses (i) or (ii) of this sentence is subject to such Parties’ respective rights to terminate this Agreement pursuant to Section 8. Except (A) as provided in clause (iii) of the previous sentence and (B) as elected by Parent in its sole discretion to extend the Offer for a period not to exceed 10 Business Days, Parent, NAH and Merger Sub, as applicable, shall not be permitted to extend the Offer without the prior written consent of the Company at the time that all conditions to the Offer have been satisfied or, to the extent permitted, waived. Parent, NAH or Merger Sub, as applicable, shall deliver a written notice to the Company (the “Acceptance Notice”) of its intention to accept for payment shares of Company Common Stock pursuant to the Offer one Business Day in advance of the proposed Acceptance Date. Subject to the foregoing and upon the terms and subject to the conditions of the Offer, Parent shall or shall cause NAH or Merger Sub to accept for payment or exchange, as promptly as reasonably practicable after the expiration of the Offer, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

(c) As soon as reasonably practicable on the date of commencement of the Offer, Parent shall, or Parent shall cause NAH or Merger Sub to, (i) file with the SEC a Tender Offer Statement on Schedule TO relating to the Offer, which shall include an offer to purchase and letter of transmittal/election form and such other ancillary documents as shall be required by applicable Law (together with any amendments or supplements thereto, the “Schedule TO”; and, together with the Offer Registration Statement and such other documents pursuant to which the Offer will be made, the “Offer Documents”), (ii) file with the SEC a registration statement on Form F-4 to register the offer and sale of Parent Common Shares pursuant to the Offer (the “Offer Registration Statement”) and (iii) disseminate the Offer Documents to holders of Company Common Stock. Each of the Company, Parent, NAH and Merger Sub shall use their reasonable efforts to have the Offer Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof with the SEC and to keep the Offer Registration Statement effective as long as necessary to complete the Offer. Each of Parent, NAH and Merger Sub and the Company agree promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent shall, and Parent shall cause NAH or Merger Sub to, take all steps necessary to cause the Schedule TO and the Offer Registration Statement as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be, at such time as reasonably agreed by Parent and the Company, disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws. The Company and its counsel shall be given an opportunity to review and comment on the Offer Documents prior to their being filed with the SEC or disseminated to the holders of shares of Company Common Stock. Parent shall, and Parent shall cause NAH or Merger Sub to, provide the Company and its counsel with any comments Parent, NAH and Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall provide the Company and its counsel an opportunity to participate in the response of Parent, NAH or Merger Sub to such comments.

1.2 Company Action.

(a) The Company hereby consents to the Offer and represents that the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, has (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions in accordance with the DGCL, and (iii) resolved to recommend acceptance of the Offer and, as applicable, adoption of this Agreement by the Company’s stockholders (the “Recommendation”); provided, however, that the Company Board may withdraw, qualify, modify or amend the Recommendation as and only to the extent permitted by Section 5.2. The Company further represents that the Company Board has received the opinion of J.P. Morgan Securities Inc. to the effect that, as of the date of this Agreement, the consideration to be received by the holders of Company Common Stock (other than Parent, NAH, Merger Sub and their respective affiliates) in the Offer and the Merger is, taken together, fair from a financial point of view to such holders, and a copy of such opinion, promptly upon receipt thereof, will be delivered to Parent. The Company hereby consents to the inclusion in the Offer Documents of the Recommendation and the Company shall not withdraw, qualify, modify or amend the Recommendation in any manner adverse to Parent, NAH or Merger Sub except as and only to the extent permitted by Section 5.2.

(b) The Company hereby agrees to file with the SEC contemporaneously with the commencement of the Offer and disseminate to holders of shares of Company Common Stock a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 5.2, shall include the Recommendation. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC or disseminated to holders of shares of Company Common Stock. The Company agrees to provide Parent and its counsel with any comments that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall provide Parent and its counsel with a reasonable opportunity to participate in the response of the Company to such comments. Each of the Company and Parent agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be, at such time as reasonably agreed by Parent and the Company, disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws.

(c) The Company shall promptly furnish Parent with mailing labels containing the names and addresses of all record holders of shares of Company Common Stock and with security position listings of shares of Company Common Stock held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of shares of Company Common Stock. The Company shall promptly furnish Parent with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance in disseminating the Offer Documents to holders of shares of Company Common Stock as Parent may reasonably request. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent, NAH and Merger Sub shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Transactions, and, if this Agreement shall be terminated in accordance with Section 8, shall deliver to the Company all copies of such information then in their possession.

1.3 Top-Up Option.

(a) Subject to the terms and conditions herein, the Company hereby grants to Parent an irrevocable, assignable option (the “Top-Up Option”) to purchase up to that number of shares of Company Common Stock (the “Top-Up Option Shares”) equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock collectively owned by Parent, NAH and Merger Sub and any of their respective affiliates immediately following consummation of the Offer, shall constitute at least 90% of the Fully-Diluted Shares (assuming the issuance of the Top-Up Option Shares), at a purchase price per Top-Up Option Share equal to the Consideration, payable in Parent Common Shares, cash or a demand note at the sole discretion of Parent.

(b) Parent may, at its election, exercise the Top-Up Option, whether in whole or in part, at any one time after the occurrence of a Top-Up Exercise Event and prior to the Top-Up Termination Date. For the purposes hereof, a “Top-Up Exercise Event” shall occur upon Parent’s acceptance for payment pursuant to the Offer (including, without limitation, any subsequent offering that Parent may elect to extend pursuant to the terms and conditions of this Agreement) of shares of Company Common Stock constituting, together with shares of Company Common Stock owned directly or indirectly by any other affiliates of Parent, less than 90% of the Fully-Diluted Shares, but only if (i) the issuance of the Top-Up Option Shares pursuant thereto would not require the approval of the stockholders of the Company under NASDAQ rules and regulations, or NASDAQ has granted a waiver from any such rule or regulation that is reasonably acceptable to the parties hereto, (ii) there is no other applicable law, rule or regulation that would require the approval of the Company’s stockholders for the issuance of the Top-Up Shares, or any such approval shall have been waived, (iii) there are sufficient shares of Company Common Stock available for issuance under the Company’s Certificate of Incorporation or available in the treasury of the Company, and (iv) any Parent Common Stock to be issued in connection with the exercise of the Top-Up Option may be issued pursuant to a valid exemption from the registration requirements of the Securities Act or any state securities laws. Upon and after the request of Parent, the Company shall use its reasonable best efforts to obtain any waiver contemplated by clause (i) of the preceding sentence from NASDAQ as promptly as possible after any such request. For the purposes hereof, the “Top-Up Termination Date” shall occur upon the earliest to occur of (A) the Effective Time, (B) the termination of this Agreement, (C) the date that is ten (10) Business Days after the occurrence of a Top-Up Exercise Event, unless the Top-Up Option has been previously exercised in accordance with the terms and conditions hereof and (D) the date that is ten Business Days after the Top-Up Notice Date, unless the Top-Up Closing shall have previously occurred.

(c) If Parent wishes to exercise the Top-Up Option, Parent shall send to the Company a written notice (a “Top-Up Exercise Notice,” and the date of receipt of which notice is referred to herein as the “Top-Up Notice Date”), specifying the place for the closing of the purchase and sale of shares of Company Common Stock pursuant to the Top-Up Option (the “Top-Up Closing”) and a date not earlier than one Business Day nor later than ten Business Days after the Top-Up Notice Date for the Top-Up Closing. The Company shall, promptly after receipt of the Top-Up Exercise Notice, deliver a written notice to Parent confirming the number of Top-Up Option Shares and the aggregate purchase price therefor.

(d) At the Top-Up Closing, subject to the terms and conditions of this Agreement, (i) the Company shall deliver to Parent a certificate or certificates evidencing the applicable number of Top-Up Option Shares; provided that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the condition that no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of any such exercise and (ii) Parent shall purchase each Top-Up Option Share from the Company for the Consideration described above. Payment by Parent of the Consideration for the Top-Up Option Shares may be made, at Parent’s option, by delivery of (A) immediately available funds by wire transfer to an account designated by the Company, (B) a demand note issued by Parent in customary form and in a principal face amount equal to the purchase price for the Top-Up Option Shares or (C) Parent Common Shares.

(e) Upon the delivery by Parent to the Company of the Top-Up Exercise Notice, and the tender of the Consideration described in Section 1.3(d), Parent shall be deemed to be the holder of record of the Top-Up Option Shares issuable upon that exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing those Top-Up Option Shares shall not then be actually delivered to Parent or the Company shall have failed or refused to designate the bank account described in Section 1.3(d).

(f) Parent shall pay all expenses, and any and all federal, state and local stock transfer taxes and other related charges, that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 1.3.

(g) Certificates evidencing Top-Up Option Shares delivered hereunder may include legends legally required, including a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

1.4 Directors.

(a) Effective upon the Acceptance Date, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company Board that equals the product of the (i) total number of directors on the Company Board (giving effect to the election of any additional directors pursuant to this Section 1.4) and (ii) the percentage that the number of shares of Company Common Stock beneficially owned by Parent, NAH or Merger Sub (including shares of Company Common Stock accepted for payment or exchange) bears to the total number of shares of Company Common Stock outstanding, and the Company shall take all action necessary to cause Parent’s designees to be elected or appointed to the Company Board, including increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, the Company will also use its best efforts to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (i) each committee of the Company Board and (ii) each board of directors of each Subsidiary of the Company identified by Parent (and each committee thereof) that represents the same percentage as such individuals represent on the Company Board, in each case only to the extent permitted by applicable Law. Notwithstanding the provisions of this Section 1.4, the parties hereto shall use their respective best efforts (including by reducing the number of directors that Parent may designate pursuant to the first sentence of this paragraph (a), but in no event to less than a majority of the directors on the Company Board) to ensure that at least two of the members of the Company Board shall, at all times prior to the Effective Time, be directors of the Company who were directors of the Company on the date hereof (the “Continuing Directors”); provided that if there shall be in office fewer than two Continuing Directors for any reason, the Company Board shall cause a person designated by the remaining Continuing Director to fill such vacancy who shall be deemed to be a Continuing Director for all purposes of this Agreement, or if no Continuing Directors then remain, the other directors of the Company then in office shall designate two persons to fill such vacancies who will not be officers or employees or affiliates of the Company, Parent, NAH or Merger Sub or any of their respective Subsidiaries and such persons shall be deemed to be Continuing Directors for all purposes of this Agreement.

(b) The Company’s obligations to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section, so long as Parent shall have provided to the Company on a timely basis in writing and be solely responsible for any information with respect to itself, NAH, Merger Sub and their respective nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

(c) Following the election or appointment of Parent’s designees pursuant to Section 1.4(a) and until the Effective Time, the approval of a majority of the Continuing Directors shall be required to authorize any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Company Board, any extension of time for performance of any obligation or action hereunder by Parent, NAH or Merger Sub, any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company, any amendment of the certificate of incorporation or by-laws of the Company, and any other action of the Company hereunder which adversely affects the holders of shares of Company Common Stock (other than Parent, NAH or Merger Sub).

1.5 Allocation of Consideration; Election Procedures.

(a) Allocation. Notwithstanding anything in this Agreement to the contrary, the maximum number of shares of Company Common Stock (the “Cash Election Number”) to be exchanged for Per Share Cash Consideration pursuant to the Offer shall be 55% of the number of whole shares of Company Common Stock that are tendered and accepted for payment or exchange pursuant to the Offer. The number of shares of Company Common Stock to be exchanged for Per Share Stock Consideration pursuant to the Offer (the “Stock Election Number”) shall be equal to the number of whole shares of Company Common Stock that are tendered and accepted for payment or exchange pursuant to the Offer less the Cash Election Number.

(b) Election Procedures.

(i) Subject to allocation and proration in accordance with the provisions of this Section 1.5, each record holder of shares of Company Common Stock issued and outstanding immediately prior to the Election Deadline (A) may specify in a request made in accordance with the provisions of this Section 1.5(b) (1) the number of shares of Company Common Stock owned by such holder with respect to which such holder desires to make a Cash Election and (2) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election or (B) may indicate that such holder has no preference as to the receipt of Per Share Cash Consideration or Per Share Stock Consideration for such shares of Company Common Stock (a “Non-Election”). Shares of Company Common Stock in respect of which a Non-Election is made (“Non-Election Shares”) shall be deemed by Parent, in its sole and absolute discretion, subject to Section 1.5(b)(iv)-(vii), to be, in whole or in part, shares of Company Common Stock in respect of which Cash Elections or Stock Elections have been made.

(ii) Elections pursuant to Section 1.5(b)(i) shall be made on a form and with such other provisions to be reasonably agreed upon by the Company and Parent (a “Form of Election”) to be provided by the Exchange Agent for that purpose to holders of record of shares of Company Common Stock, together with appropriate transmittal materials, at the time of mailing to holders of record of shares of Company Common Stock of the Offer Documents. Elections shall be made by mailing to the Exchange Agent a duly completed Form of Election. To be effective, a Form of Election must be (x) properly completed, signed and submitted to the Exchange Agent at its designated office, by 5:00 p.m., on the Acceptance Date, (which date shall be publicly announced by Parent as soon as reasonably practicable but in no event less than five trading days prior to the Acceptance Date (the “Election Deadline”). The Company shall use its commercially reasonable efforts to make a Form of Election available to all persons who become holders of record of shares of Company Common Stock between the date of mailing described in the first sentence of this Section 1.5(b)(ii) and the Election Deadline. Parent shall determine, in its reasonable discretion, which authority it may delegate in whole or in part to the Exchange Agent, whether Forms of Election have been properly completed, signed and submitted or revoked. Neither Parent nor the Exchange Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. A holder of shares of Company Common Stock that tenders shares of Company Common Stock in the Offer and does not submit an effective Form of Election prior to the Election Deadline shall be deemed to have made a Non-Election.

(iii) An election may be revoked with respect to any shares of Company Common Stock, but only by written notice received by the Exchange Agent prior to the Election Deadline. Upon any such revocation, unless a duly completed Form of Election is thereafter submitted in accordance with Section 1.5(b)(i), such shares of Company Common Stock shall be Non-Election Shares.

(iv) In the event that the aggregate number of shares of Company Common Stock in respect of which Cash Elections have been made (collectively, the “Cash Election Shares”) exceeds the Cash Election Number (such excess the “Excess Cash Election Shares”), then:

1. all shares in respect of which Stock Elections have been made (the “Stock Election Shares”) shall be exchanged for Per Share Stock Consideration,

2. all Non-Election Shares shall be deemed converted into Stock Election Shares and exchanged for Per Share Stock Consideration,

3. all Excess Cash Election Shares shall be deemed converted into Stock Election Shares, on a pro-rata basis for each record holder of Cash Election Shares so that the number of Excess Cash Election Shares so converted, when added to the other Stock Election Shares, shall equal as closely as reasonably practicable the Stock Election Number, and all such Excess Cash Election Shares so converted shall be exchanged for Per Share Stock Consideration; and

4. all Cash Election Shares not deemed converted into Stock Election Shares pursuant to 3 above shall be exchanged for Per Share Cash Consideration.

(v) In the event that the aggregate number of Stock Election Shares exceeds the Stock Election Number (such excess the “Excess Stock Election Shares”), then:

1. all Cash Election Shares shall be exchanged for Per Share Cash Consideration,

2. all Non-Election Shares shall be deemed converted into Cash Election Shares and exchanged for Per Share Cash Consideration,

3. all Excess Stock Election Shares shall be deemed converted into Cash Election Shares, on a pro-rata basis for each record holder of Stock Election Shares, so that the number of Excess Stock Election Shares so converted, when added to the other Cash Election Shares, shall equal as closely as reasonably practicable the Cash Election Number, and all such Excess Stock Election Shares so converted shall be exchanged for Per Share Cash Consideration, and

4. all Stock Election Shares not deemed converted into Cash Election Shares pursuant to 3 above shall be exchanged for Per Share Stock Consideration.

(vi) In the event that neither clause (iv) nor clause (v) of this Section 1.5(b) is applicable, Non-Election Shares shall be deemed converted into Stock Election Shares on a pro rata basis for each record holder of Non-Election Shares such that the total number of Stock Election Shares equals the Stock Election Number and any remaining Non-Election Shares shall be deemed converted into Cash Election Shares, and (x) all Cash Election Shares and all Non-Election Shares which are deemed converted into Cash Election Shares shall be exchanged for Per Share Cash Consideration, and (y) all Stock Election Shares and all Non-Election Shares which are deemed converted into Stock Election Shares shall be exchanged for Per Share Stock Consideration.

(vii) The Exchange Agent, in consultation with Parent and the Company, shall make all computations to give effect to this Section 1.5(b).

1.6 Exchange of Certificates. The procedures for exchanging Company Certificates representing outstanding shares of Company Common Stock for the Consideration pursuant to the Offer are set forth below.

(a) Exchange Agent. Prior to the Acceptance Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as Exchange Agent in connection with the Offer (the “Exchange Agent”).

(b) Exchange Fund. No later than the Acceptance Date, as a condition to acceptance of the shares of Company Common Stock tendered in the Offer, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Company Common Stock, for exchange in accordance with the terms of the Offer, (i) the Offer Cash Pool plus an estimate of any cash to be paid in lieu of fractional Parent Common Shares pursuant to this Agreement and (ii) certificates representing the Parent Common Shares issuable to holders of Company Common Stock in the Offer (such cash and certificates for Parent Common Shares, together with any dividends or distributions with respect thereto, being hereinafter referred to as, the “Exchange Fund”) and shall give irrevocable instructions to the Exchange Agent to make cash payments and deliver the Parent Common Shares in exchange for the shares of Company Common Stock. The Exchange Agent shall, pursuant to such irrevocable instructions, make cash payments and deliver the Parent Common Shares contemplated to be issued pursuant to this Agreement out of the Exchange Fund.

(c) Distributions on Parent Common Shares. For purposes of determining entitlement to dividends or other distributions declared on Parent Common Shares, holders of Company Common Stock who have validly tendered and not withdrawn such shares pursuant to the Offer shall be deemed to be record holders of Parent Common Shares as of the Acceptance Date, notwithstanding the fact that certificates representing such shares have not yet been issued or delivered to tendering stockholders (or, if applicable, appropriate book-entries have not yet been made).

2. THE MERGER

2.1 The Merger. Subject to the consummation of the Offer, in accordance with the DGCL, the DLLCA and the terms and conditions of this Agreement, the Company shall be merged with and into Merger Sub. From and after the Effective Time, the separate corporate existence of the Company shall cease and Merger Sub, as the surviving entity in the Merger, shall continue its existence under the Laws of the State of Delaware as a wholly owned Subsidiary of NAH. Merger Sub as the surviving entity after the Merger is hereinafter sometimes referred to as the “Surviving Company.”

2.2 Closing. Unless this Agreement shall have been terminated pursuant to the provisions of Section 8, and subject to the satisfaction or waiver, as the case may be, of the conditions set forth in Section 7, the closing of the Merger (the “Closing”) shall take place at a time and on a date to be mutually agreed upon by the Parties (the “Closing Date”), which date shall be no later than the fifth Business Day after all the conditions set forth in Section 7 (excluding conditions that, by their nature, cannot be satisfied until the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived, unless another time and/or date is agreed to in writing by Parent and the Company. The Closing shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, MA 02111, unless another place is agreed to in writing by the Parties. For purposes of this Agreement, “Business Day” shall mean any day other than Saturday, Sunday or a legal holiday on which banks are permitted to be closed in New York, New York.

2.3 Filing of Certificate of Merger. Subject to the provisions of this Agreement, at the Closing, the Parties shall cause the Merger to become effective by causing the Surviving Company to execute and file in accordance with the DGCL and the DLLCA a certificate of merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”). The Merger shall become effective upon such filing, or at such later date and time as is agreed to by Parent and the Company and set forth in the Certificate of Merger (the “Effective Time”).

2.4 Effect of the Merger. Upon the Closing, the Merger shall have the effects set forth in this Agreement and in Section 259 of the DGCL and Section 18-209 of the DLLCA.

2.5 Conversion of Shares.

(a) Subject to this Section 2, at the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall, by virtue of the Merger and without any action on the part of Parent, NAH, Merger Sub, the Company or the holder thereof, be converted into and shall become the right to receive the Consideration in accordance with the provisions of this Section 2, and each holder of a Company Certificate shall cease to have any rights with respect thereto other than, at the election of the holder thereof, (i) for each share of Company Common Stock with respect to which an election to receive cash has been effectively made and not revoked (a “Merger Cash Election”), the right to receive in cash, without interest, an amount equal to the Per Share Cash Consideration, (ii) for each share of Company Common Stock with respect to which an election to receive Parent Common Shares has been effectively made and not revoked (a “Merger Stock Election”), the right to receive the Per Share Stock Consideration, and (iii) for each share of Company Common Stock other than shares as to which a Merger Cash Election or a Merger Stock Election has been effectively made and not revoked (“Merger Non-Election Shares”), the right to receive from Parent such Per Share Stock Consideration and/or Per Share Cash Consideration as is determined in accordance with this Section 2.5.

(b) Allocation. Notwithstanding anything in this Agreement to the contrary, the maximum number of shares of Company Common Stock (the “Merger Cash Election Number”) to be converted into the right to receive Per Share Cash Consideration pursuant to the Merger shall be equal to 55% of the number of shares of Company Common Stock (other than Excluded Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time. The number of shares of Company Common Stock to be converted into the right to receive Per Share Stock Consideration pursuant to the Merger (the “Merger Stock Election Number”) shall be equal to the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) less the Merger Cash Election Number.

(c) Election Procedures.

(i) Any Merger Cash Election or Merger Stock Election shall be made on a form furnished by Parent for that purpose (a “Merger Form of Election”), which form may be part of the letter of election and transmittal delivered to former holders of shares of Company Common Stock promptly following the Effective Time. Holders of record who hold shares of Company Common Stock as nominees, trustees or in other representative capacities may submit multiple Merger Form of Election on behalf of their respective beneficial holders. To be effective, a Merger Form of Election must be properly completed, signed and submitted to the Exchange Agent at its designated office, within 45 calendar days after the Closing Date (the “Merger Election Deadline”). Parent shall determine, in its reasonable discretion, which authority it may delegate in whole or in part to the Exchange Agent, whether Merger Forms of Election have been properly completed, signed and submitted or revoked. Neither Parent nor the Exchange Agent will be under any obligation to notify any person of any defect in a Merger Form of Election submitted to the Exchange Agent. A holder of shares of Company Common Stock that does not submit an effective Merger Form of Election prior to the Merger Election Deadline shall be deemed to have made a Merger Non-Election.

(ii) Subject to allocation and proration in accordance with the provisions of this Section 2.5, each record holder of shares of Company Common Stock (other than Excluded Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time (A) may specify in a request made in accordance with the provisions of this Section 2.5 (1) the number of shares of Company Common Stock owned by such holder with respect to which such holder desires to make a Merger Cash Election and (2) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Merger Stock Election or (B) may indicate that such holder is making a Merger Non-Election for such shares of Company Common Stock. Merger Non-Election Shares shall be deemed by Parent, in its sole and absolute discretion, subject to Section 2.5(c)(iii)-(v), to be, in whole or in part, shares of Company Common Stock in respect of which Merger Cash Elections or Merger Stock Elections have been made.

(iii) In the event that the aggregate number of shares of Company Common Stock in respect of which Merger Cash Elections have been made (collectively, the “Merger Cash Election Shares”) exceeds the Merger Cash Election Number (such excess, the “Excess Merger Cash Election Shares”), then:

1. all shares in respect of which Merger Stock Elections have been made (the “Merger Stock Election Shares”) shall be converted into the right to receive Per Share Stock Consideration,

2. all Merger Non-Election Shares shall be deemed converted into Merger Stock Election Shares and shall be converted into the right to receive Per Share Stock Consideration,

3. all Excess Merger Cash Election Shares shall be deemed converted into Merger Stock Election Shares on a pro-rata basis for each record holder of Merger Cash Election Shares, so that the number of Excess Merger Cash Election Shares so converted, when added to the other Merger Stock Election Shares, shall equal as closely as reasonably practicable the Merger Stock Election Number, and all such Excess Merger Cash Election Shares so converted shall be converted into the right to receive Per Share Stock Consideration, and

4. all Merger Cash Election Shares not deemed converted into Merger Stock Election Shares pursuant to 3 above shall be converted into the right to receive Per Share Cash Consideration.

(iv) In the event that the aggregate number of Merger Stock Election Shares exceeds the Merger Stock Election Number (such excess, the “Excess Merger Stock Election Shares”), then:

1. all Merger Cash Election Shares shall be converted into the right to receive Per Share Cash Consideration,

2. all Merger Non-Election Shares shall be deemed converted into Merger Cash Election Shares and shall be converted into the right to receive Per Share Cash Consideration,

3. all Excess Merger Stock Election Shares shall be deemed converted into Merger Cash Election Shares, on a pro-rata basis for each record holder of Merger Stock Election Shares, so that the number of Excess Merger Stock Election Shares so converted, when added to the other Merger Cash Election Shares, shall equal as closely as reasonably practicable the Merger Cash Election Number, and all such shares of Excess Company Common Stock so converted shall be converted into the right to receive the Per Share Cash Consideration, and

4. all Merger Stock Election Shares not deemed converted into Merger Cash Election Shares pursuant to 3 above shall be converted into the right to receive Per Share Stock Consideration.

(v) In the event that neither clause (iii) nor clause (iv) of this Section 2.5 is applicable, Merger Non-Election Shares shall be deemed Merger Stock Election Shares on a pro rata basis for each record holder of Merger Non-Election Shares such that the total number of Merger Stock Election Shares equals the Merger Stock Election Number and any remaining Merger Non-Election Shares shall be deemed Merger Cash Election Shares, and (x) all Merger Cash Election Shares and all Merger Non-Election Shares in respect of which Merger Cash Elections are deemed to have been made shall be converted into the right to receive Per Share Cash Consideration, and (y) all Merger Stock Election Shares and all Merger Non-Election Shares in respect of which Merger Stock Elections are deemed to have been made shall be converted into the right to receive Per Share Stock Consideration.

(vi) The Exchange Agent, in consultation with Parent and the Company, shall make all computations to give effect to this Section 2.5.

2.6 Exchange of Certificates. The procedures for exchanging Company Certificates representing outstanding shares of Company Common Stock for the Consideration pursuant to the Merger are set forth below.

(a) Merger Exchange Fund. Immediately prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Company Common Stock, for exchange in accordance with the terms of the Merger, (i) the Merger Cash Pool plus an estimate of any cash to be paid in lieu of fractional Parent Common Shares pursuant to the Merger and (ii) certificates representing the Parent Common Shares issuable to holders of Company Common Stock in the Merger (such cash and certificates for Parent Common Shares, together with any dividends or distributions with respect thereto, being hereinafter referred to as, the “Merger Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, make cash payments and deliver the Parent Common Shares contemplated to be issued pursuant to this Agreement out of the Merger Exchange Fund.

(b) Exchange Procedures. Upon surrender of a Company Certificate for cancellation to the Exchange Agent, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required pursuant to such instructions, the holder of such Company Certificate shall be entitled to receive promptly in exchange therefor (A) a certificate representing the number of whole Parent Common Shares that such holder has the right to receive as part of the Consideration and (B) a check for the cash that such holder is entitled to receive as part of the Consideration, including the Per Share Cash Consideration and cash in lieu of fractional shares. Until so surrendered, each outstanding Company Certificate shall be deemed from and after the Effective Time for all corporate purposes, to evidence the right to receive upon such surrender the Consideration. Any portion of the Parent Common Shares and cash deposited with the Exchange Agent pursuant to this Agreement, which remains undistributed to the holders of the shares of Company Common Stock for 12 months after the

Closing shall be delivered to Parent, upon demand, and any holders of shares of Company Common Stock who have not theretofore complied with this Section 2.6 shall thereafter be entitled to receive from Parent payment of the Consideration to be issued in exchange therefor and any cash in lieu of fractional shares, dividends or distributions with respect to Parent Common Shares to which such holders may be then entitled.

2.7 Payment for Parent Common Shares. The Parent Common Shares issued as Per Share Stock Consideration shall, for purposes of the Laws of The Netherlands, be paid for by the holder of the Company Common Stock through the subscription described below. By virtue of the Merger or the tendering of Company Common Stock in the Offer, as applicable, and without any further action on the part of the holders of Company Common Stock, each holder of Company Common Stock shall be deemed to have subscribed under this Agreement for the Parent Common Shares that are to be issued to such holder in accordance with this Agreement. In accordance with the Laws of The Netherlands, each holder of Company Common Stock who receives Parent Common Shares as part of such holder’s Consideration shall be obligated to pay up the Parent Common Shares so issued to such holder in accordance with this Agreement. This payment obligation on the part of such holders of Company Common Stock (which, solely for the purpose of satisfying this obligation to pay up the Parent Common Shares, shall be equal to the par value of such Parent Common Shares) shall be fully satisfied and paid by such holders of Company Common Stock by Parent’s assumption of such holder’s right to receive compensation (which, solely for the purpose of satisfying this obligation to compensate the holders of Company Common Stock, shall also be equal to the par value of such Parent Common Shares) from NAH for the cancellation of the Company Common Stock, or exchange of such Company Common Stock in connection with the consummation of the Offer, followed by a set off of this right to receive compensation against the obligation to pay up the Parent Common Shares. It is understood that, if the Merger or the Offer is consummated, the stockholders of the Company are entitled to receive the Parent Common Shares directly from Parent, NAH or Merger Sub and that, if the Merger or the Offer is consummated, such stockholders will thereupon become third party beneficiaries of this Agreement solely for this purpose. For the avoidance of doubt, (x) in no event shall the amount of the Consideration to be received by each holder of Company Common Stock pursuant to this Agreement be reduced by the obligation to pay up the Parent Common Shares and (y) NAH shall be obligated to deliver the Consideration to holders of Company Common Stock in accordance with, and subject to the terms of, this Agreement; provided, however, that the obligations of NAH to deliver the Consideration under this Agreement may be assigned, in whole or in part, to Parent or any of Parent’s wholly-owned direct or indirect Subsidiaries.

2.8 Certificate of Formation and Operating Agreement of the Surviving Company. At the Effective Time, (a) the Certificate of Formation of Merger Sub (the “Certificate of Formation”) immediately prior to the Closing shall continue in its then current form until amended as provided therein and under the DLLCA and (b) the Operating Agreement of Merger Sub (the “Operating Agreement”) immediately prior to the Closing shall continue in its then current form until amended as provided therein and under the DLLCA.

2.9 Directors and Officers. Subject to the requirements of Law, the persons listed on Schedule 2.9 shall be the officers of the Surviving Company immediately after the Closing, each to hold office in accordance with the Certificate of Formation and the Operating Agreement, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Formation and the Operating Agreement.

2.10 Cancellation of Shares. At the Effective Time, each share of Company Common Stock owned by Parent or any direct or indirect wholly owned Subsidiary of Parent immediately prior to the Effective Time (collectively, “Excluded Shares”), shall be canceled and extinguished without any conversion thereof or payment therefor.

2.11 No Liability. To the extent permitted by applicable Law, none of the Exchange Agent, Parent, NAH, Merger Sub or the Surviving Company shall be liable to a holder of shares of Company Common Stock for any Parent Common Shares or any amount of cash properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law or retained by Parent.

2.12 Dissenting Shares. Notwithstanding anything to the contrary in this Agreement, any shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a person who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with the DGCL (the “Dissenting Shares”) shall not be converted into a right to receive the Consideration, unless such holder fails to perfect or withdraws or otherwise loses its rights to appraisal or it is determined that such holder does not have appraisal rights in accordance with the DGCL. If, after the Closing, such holder fails to perfect or withdraws or loses its right to appraisal, or if it is determined that such holder does not have appraisal rights, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Consideration. The Company shall give Parent, NAH and Merger Sub prompt notice of any demands received by the Company for appraisal of shares, and Parent, NAH and Merger Sub shall have the right to participate in all negotiations and proceedings with respect to such demands except as required by applicable Law. The Company shall not, except with prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, unless and to the extent required to do so under applicable Law.

2.13 Taking of Necessary Action; Further Action. If, at any time and from time to time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest in the Surviving Company full right, title, interest and possession of all properties, assets, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Company shall be and are fully authorized, in the name of and on behalf of any of the Company, Merger Sub or the Surviving Company, to take, or cause to be taken, all such lawful and necessary action as is not inconsistent with this Agreement.

2.14 Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Closing with respect to Parent Common Shares with a record date after the Closing will be paid to the holder of any unsurrendered shares of Company Common Stock with respect to the Parent Common Shares represented thereby, and no cash in lieu of fractional Parent Common Shares shall be paid to any such holder, until the holder of record of the Company Certificate representing such Company Common Stock shall surrender such Company Certificate. Subject to Law, following surrender of any such Company Certificate, there shall be paid to the holder of record of such Company Certificate Parent Common Shares representing the whole number of Parent Common Shares to be issued in exchange therefor, the applicable Per Share Cash Consideration, any cash in lieu of fractional Parent Common Shares and any dividends or other distributions with a record date after the Closing theretofore paid with respect to such whole number of Parent Common Shares.

2.15 Transfers of Ownership. If any certificate for Parent Common Shares or check is to be issued in a name other than that in which the Company Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Company Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, accompanied by all documents reasonably required to evidence and effect such transfer, and that the stockholder requesting such exchange shall have paid to Parent, or any agent designated by Parent, any transfer or other taxes required by reason of the issuance of a certificate for Parent Common Shares or a check in any name other than that of the registered holder of the certificate surrendered, or established to the reasonable satisfaction of Parent or any agent designated by it that such tax has been paid or is otherwise not payable.

2.16 Withholding of Tax. Parent, Surviving Company or the Exchange Agent will be entitled to deduct and withhold from the Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent (or any Affiliate, including the Surviving Company) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of federal, state, local or foreign tax Law. To the extent that amounts are so withheld by Parent, Surviving Company or the Exchange Agent, such withheld amounts (i) shall be remitted by Parent, the Surviving Company or the Exchange Agent, as the case may be, to the applicable Governmental Authority and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of whom such deduction and withholding were made by Parent.

2.17 Lost Certificates. If any Company Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed, and an indemnification against loss in customary form, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificate the Consideration deliverable in respect thereof pursuant to this Agreement.

2.18 Company Equity Awards.

(a) At the Effective Time, all outstanding Company Equity Awards under the Amended and Restated Directors’ Equity Compensation Plan (the “Cancelled Equity Awards”) will be terminated or cancelled, as the case may be, in accordance with the terms of such plan and the agreements entered into thereunder. Prior to the Effective Time, the Company shall give any notice required by the Amended and Restated Directors’ Equity Compensation Plan, which notice shall have been provided to Parent for its review prior to delivery, to holders of Cancelled Equity Awards thereunder of (i) the acceleration in full of the vesting of such Cancelled Equity Awards, effective as of a date determined by the Company on or prior to the date of the Effective Time and (ii) the termination or cancellation, as the case may be, upon the Closing of any unexercised Cancelled Equity Awards.

(b) At the Effective Time, each outstanding Company Equity Award described in Section 3.3(e) of the Company Disclosure Schedule other than Cancelled Equity Awards (the “Assumed Equity Awards”), whether vested or unvested, shall be assumed by Parent and shall become an award with respect to, on the same terms and conditions as were applicable under the applicable Company Equity Plan immediately prior to the Effective Time, the number of Parent Common Shares determined as follows:

(i) the number of Parent Common Shares subject to each Assumed Equity Award shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Assumed Equity Award immediately prior to the Effective Time by the Option Conversion Ratio (as defined below), and rounding the resulting number down to the nearest whole number of Parent Common Shares; and

(ii) the per share exercise price for the Parent Common Shares issuable upon exercise of each Assumed Equity Award shall be determined by dividing the per share exercise price of Company Common Stock subject to such Assumed Equity Award, as in effect immediately prior to the Effective Time, by the Option Conversion Ratio, and rounding the resulting exercise price up to the nearest whole cent;

provided, however, that the exercise price and the number of Parent Common Shares subject to each Company Equity Award shall be determined in a manner consistent with the requirements of Section 409A of the Code to the extent applicable; and provided, further, that in the case of any Company Equity Award to which Section 422 of the Code applies, the option price, the number of shares subject to such Company Equity Award and the terms and conditions of exercise of such Company Equity Award shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.

(c) Any restriction on the exercise of any Assumed Equity Awards assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Assumed Equity Awards shall otherwise remain unchanged as a result of the assumption of such Assumed Equity Awards, in each case except to the extent otherwise provided in any stock option, change in control or in any retention agreement in effect on the date of this Agreement. The “Option Conversion Ratio” shall be equal to 3.545.

(d) Following the Effective Time, Parent shall deliver to the participants in the Company Equity Plans holding Assumed Equity Awards an appropriate notice setting forth such participants’ rights pursuant to the Assumed Equity Awards, as provided in this Section 2.18.

(e) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Common Shares for delivery upon exercise of the Assumed Equity Awards assumed in accordance with this Section 2.18. Within five (5) Business Days following the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor form) with respect to the Parent Common Shares subject to such

Assumed Equity Awards held by persons who become employees or consultants of the Surviving Company and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Assumed Equity Awards remain outstanding.

(f) The Company and Parent shall each take all corporate and other action reasonably necessary to cause all dispositions of equity securities of the Company (including Assumed Equity Awards) or acquisitions of equity securities of Parent (including any Assumed Equity Awards to acquire Parent Common Shares that may be granted by Parent) by each individual who (i) is a director or officer of the Company or (ii) at the Effective Time will become a director or officer of Parent, to be exempt under Rule 16b-3 of the Exchange Act.

2.19 Adjustments to Per Share Stock Consideration. The number of Parent Common Shares issuable in connection with the Offer and the Merger and the Option Conversion Ratio (and, in the case of any of the matters described in this Section 2.19 with respect to Company Common Stock, the Per Share Cash Consideration) shall each be appropriately adjusted, at any time and from time to time, to fully reflect the effect of any stock split or combination (splitsing van aandelen, samenvoeging van (verschillende klassen van) aandelen), recapitalization (omzetting reserves in aandelenkapitaal), stock dividend, reclassification, redenomination, adjustment of par value, exchange of shares, reorganization, recapitalization or other like change with respect to Parent Common Shares or, if permitted by the terms of Section 5.1(f), Company Common Stock, as the case may be, occurring (or for which a record date occurs) during the Interim Period.

2.20 No Fractional Shares. No certificate or scrip representing fractional Parent Common Shares shall be issued in connection with the Offer or the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Each holder of shares of Company Common Stock exchanged pursuant to the Offer or the Merger who would otherwise be entitled to receive a fraction of a share of Parent Common Shares (after taking into account all Company Certificates delivered by such holder) shall receive from Parent, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a Parent Common Share multiplied by the Closing Average. For purposes of this Agreement, the “Closing Average” shall be the average closing sale price per share of Parent Common Shares (rounded up to the nearest cent) on the NASDAQ Global Select Market (“NGSM”) for the ten (10) consecutive trading days ending on the second-to-last trading day immediately prior to the Acceptance Date, in the case of the Offer or the Effective Time, in the case of the Merger.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule provided by the Company to Parent on the date hereof, or in a reference to a Company SEC Report filed and publicly available prior to the date of this Agreement referred to in such disclosure schedule, provided by the Company to Parent on the date hereof (the “Company Disclosure Schedule”), the Company represents and warrants to Parent that the statements contained in this Section 3 are true and correct. The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 3, and the disclosure in any paragraph shall qualify (A) the corresponding paragraph of this Section 3, and (B) the other paragraphs of this Section 3 to the extent that it is readily apparent from a reading of the Company Disclosure Schedule, without reference to anything other than the Company Disclosure Schedule, that it also qualifies or applies to such other paragraphs. As used in this Agreement, a “Company Material Adverse Effect” means any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole, or to the Company’s ability to consummate the transactions contemplated in this Agreement, provided that none of the following shall constitute a Company Material Adverse Effect:

(a) general economic conditions worldwide, in the United States, or in any nation or region in which the Company or any of its Subsidiaries has a substantial presence or operations, provided that such conditions do not disproportionately affect the Company and its Subsidiaries relative to other industry participants;

(b) any acts of terrorism not directed at the Company or any of its Subsidiaries or any outbreak of war, provided that such conditions do not disproportionately affect the Company and its Subsidiaries relative to other industry participants;

(c) the public announcement by the Parties of this Agreement, the pendency of the Merger and the other transactions contemplated hereby, or any action taken which is required by this Agreement or specifically requested by Parent;

(d) factors generally affecting the industries or markets in which the Company and its Subsidiaries operate, provided that such factors do not disproportionately affect the Company and its Subsidiaries relative to other industry participants;

(e) changes in Law or GAAP or the interpretation thereof, provided that such changes do not disproportionately affect the Company and its Subsidiaries relative to other industry participants; or

(f) a decline in the trading price or change in trading volume of the Company Common Stock; provided that this clause will not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to, a decline in trading price or change in trading volume.

3.1 Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in corporate good standing under the Laws of the State of Delaware. The Company is duly qualified or licensed as a foreign corporation to conduct business, and is in corporate good standing, under the Laws of each jurisdiction where the character of the properties owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Complete and correct copies of the Company’s Certificate of Incorporation and Bylaws, each as in effect on the date of this Agreement, are on file as exhibits to the Company SEC Reports.

3.2 Subsidiaries.

(a) Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, Exhibit 21 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 sets forth a complete and correct list of each Subsidiary of the Company as of the date of this Agreement.

(b) Each material Subsidiary of the Company is a corporation duly organized, validly existing and in corporate good standing (to the extent such concepts are applicable) under the Laws of the jurisdiction of its incorporation, and is duly qualified or licensed as a foreign corporation to conduct business, and is in corporate good standing (to the extent such concepts are applicable), under the Laws of each jurisdiction where the character of the properties and other assets owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c) All of the issued and outstanding shares of capital stock of, or other equity interests in, each material Subsidiary of the Company are: (i) duly authorized, validly issued, fully paid, non-assessable (to the extent such concepts are applicable); (ii) owned, directly or indirectly, by the Company (other than directors’ qualifying shares in the case of foreign Subsidiaries) free and clear of all liens, claims, security interests, pledges and similar encumbrances (collectively, “Liens”) and (iii) free of any restriction which prevents the payment of dividends to the Company or any other Subsidiary of the Company, or which otherwise restricts the right to vote, sell or otherwise dispose of such capital stock or other ownership interest, other than restrictions under the Securities Act of 1933, as amended (the “Securities Act”) and state securities Laws.

(d) None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the U.S. Securities and Exchange Commission (the “SEC”).

(e) For purposes of this Agreement, the term “Subsidiary” means, with respect to any Party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such Party (or any other Subsidiary of such Party) is a general partner or (ii) at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such Party or by any one or more of its Subsidiaries, or by such Party and one or more of its Subsidiaries.

3.3 Capital Structure.

(a) The authorized capital stock of the Company as of the date of this Agreement consists of (i) 50,000,000 shares of Company Common Stock and (ii) 1,000,000 shares of Preferred Stock, $0.10 par value per share (“Company Preferred Stock”).

(b) As of the close of business on May 30, 2007: (i) 24,415,240 shares of Company Common Stock were issued and outstanding; (ii) no shares of Company Preferred Stock were issued or outstanding; (iii) no shares of Company Common Stock were held in the treasury of the Company and (iv) 2,060,398 shares of Company Common Stock were duly reserved for future issuance upon the exercise of equity awards made or granted on or prior to the date hereof (the “Company Equity Awards”) pursuant to the Amended and Restated Equity Incentive Plan, the Amended and Restated Directors’ Equity Compensation Plan, the Amended and Restated Omnibus Plan and the Amended and Restated 1997 Stock Option Plan (collectively, the “Company Equity Plans”), 206,689 shares reserved to meet the requirement under the Company Equity Plans for double reservation of all Restricted Stock Unit Awards and Performance Shares Awards made on or after October 26, 2006 which shares, while reserved, are not and shall not be issuable under the Company Equity Plans and 1,400,163 shares of Company Common Stock were duly reserved for future grants or awards made after the date hereof pursuant to the Company Equity Plans. Except as described above, as of the close of business on the last Business Day prior to the date hereof, there were no shares of voting or non-voting capital stock, equity interests or other securities of the Company authorized, issued, reserved for issuance or otherwise outstanding.

(c) All outstanding shares of Company Common Stock are, and all shares which may be issued pursuant to the Company Equity Plans and the Company Equity Awards will be, when issued against payment therefor in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any preemptive, subscription or any kind of similar rights.

(d) There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as described in subsection (b) above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which the Company is a party or bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any agreement to issue, deliver or sell any such capital stock or securities. Neither the Company nor any Subsidiary of the Company is subject to any obligation or requirement to provide material funds for, make any guarantee with respect to the obligations of or to make any material investment (in the form of a loan or capital contribution) in, any Person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

(e) Section 3.3(e) of the Company Disclosure Schedule contains a complete and correct list of the holders of all Company Equity Awards outstanding as of May 30, 2007, including, for stock option awards (“Company Stock Options”) and any other Company Equity Award if applicable: (i) the date of grant; (ii) the exercise price; (iii) the vesting schedule and expiration date and (iv) any terms regarding the acceleration of vesting (other than those requiring acceleration of vesting in connection with the Merger as set forth in the applicable Company Equity Plan).

(f) All grants of Company Equity Awards were made in compliance with the terms of the applicable Company Equity Plan under which such Company Equity Awards were made and with applicable Laws. All Company Equity Awards have been properly accounted for in the Company’s financial statements and reported in compliance with GAAP and applicable Tax requirements and the published rules and regulations of the SEC with respect thereto, and there is no basis for any claim that the grant date of any Company Stock Option is inaccurate or the exercise price thereof is improper.

(g) All of the issued and outstanding shares of Company Common Stock were issued in compliance in all material respects with all applicable federal and state securities Laws.

(h) There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) or other security or equity interests of the Company, other than rights of forfeiture of Company Common Stock pursuant to Restricted Stock Unit Awards or Performance Shares Awards made pursuant to the Company Equity Plans. Except as described in Section 3.3(e) of the Company Disclosure Schedule, there are no stock-appreciation rights, security-based performance units, phantom stock or other security rights pursuant to which any Person is or may be entitled to receive any payment or other value based on the stock price performance of the Company or to cause the Company or any of its Subsidiaries to file a registration statement under the Securities Act, or which otherwise relate to the registration of any securities of the Company or any of its Subsidiaries.

(i) Other than as set forth on Section 3.3(i) of the Company Disclosure Schedule, there are no voting trusts, proxies or other agreements, commitments or understandings to which the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the stockholders of the Company is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of the Company or any of its Subsidiaries.

(j) The Company is in compliance in all material respects with the applicable criteria for continued listing of the Company Common Stock on the NGSM, including all applicable corporate governance rules and regulations.

3.4 Authority; No Conflict; Required Filings.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in accordance with the DGCL and the Company’s Certificate of Incorporation (the “Company Requisite Stockholder Approval”), and assuming the accuracy of Parent’s, NAH’s and Merger Sub’s representation and warranty set forth in Section 4.19, to perform its obligations hereunder and consummate the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement by the Company and, subject to obtaining the Company Requisite Stockholder Approval, and assuming the accuracy of Parent’s, NAH’s and Merger Sub’s representation and warranty set forth in Section 4.19, the performance by the Company of its obligations hereunder and the consummation by the Company of the Merger and other transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company.

(b) This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to: (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law) (collectively, the “Bankruptcy and Equitable Exceptions”).

(c) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation by the Company of the Merger and other transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit, or result in the creation of any Liens in or upon any of the properties or other assets of the Company or any of its Subsidiaries under any provision of: (i) the Certificate of Incorporation or Bylaws of the Company; (ii) subject to the governmental filings and other matters referred to in paragraph (d) below, any (A) permit, license, franchise or Law or (B) judgment, decree or order, in each case applicable to the Company or any of its Subsidiaries, or by which any of their respective properties or assets is bound or (iii) except as set forth in Section 3.4(c) of the Company Disclosure Schedule, any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of their respective properties is bound other than in the case of Subsections (c)(ii) and (iii) those exceptions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any government, governmental, statutory, regulatory or administrative authority, agency, body or commission or any court, tribunal or judicial body, whether federal, state, local or foreign (each, a “Governmental Authority”) is required by the Company or any of its Subsidiaries in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby except for: (i) compliance with any applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (ii) the filing with the European Commission of a merger notification in accordance with Council Regulation (EC) 139/2004, the E.C. Merger Regulation (the “ECMR”); (iii) the applicable requirements of the competent authority of any member state of the European Union to which any of the transactions contemplated by this Agreement is referred pursuant to Article 9 of the ECMR; (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business and (v) any notices required under the U.S. Federal Food, Drug, and Cosmetic Act, as amended (the “FDA Act”), other than those consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Authority that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.5 Board Approval; Section 203; Required Vote.

(a) The Company Board has, at a meeting duly called and held, by a unanimous vote of all directors: (i) approved and declared advisable this Agreement; (ii) determined that the Transactions are advisable, fair to and in the best interests of the Company and its stockholders; (iii) adopted a resolution that includes the Recommendation and (iv) directed that this Agreement be submitted to the stockholders of the Company for their adoption.

(b) The Company Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined therein) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or other transactions contemplated by this Agreement.

(c) Assuming the accuracy of Parent’s, NAH’s and Merger Sub’s representation and warranty set forth in Section 4.19, the Company Requisite Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement.

3.6 SEC Filings; Sarbanes-Oxley Act.

(a) Since July 1, 2004, the Company has timely filed all forms, reports and documents required to be filed by the Company with the SEC, including all exhibits required to be filed therewith (including any forms, reports and documents filed after the date hereof, as filed, the “Company SEC Reports”). The Company SEC Reports: (i) at the time filed complied (or will comply when filed, as the case may be) as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be and (ii) did not at the time they were filed (or, if later filed, amended or superseded, then on the date of such later filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (collectively, the “Company Financial Statements”), at the time filed and amended, (i) complied or will comply, as the case may be, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto; (ii) was or will be prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved, except as may otherwise be indicated in the notes thereto or, in the case of unaudited interim financial statements, as permitted by Form 10-Q promulgated by the SEC and (iii) fairly presented or will fairly present, as the case may be, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of operations and cash flows for the periods therein indicated, except, in the case of the unaudited interim financial statements, as permitted by Form 10-Q promulgated by the SEC.

(c) The management of the Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to provide reasonable assurance that information (both financial and non-financial) required to be disclosed by Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Company required under the Exchange Act with respect to such reports. As of March 31, 2007, there were no “material weaknesses” in Company’s or any of the Company Subsidiaries’ internal controls as contemplated under Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”). The Company has disclosed, based on the most recent evaluation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) by its chief executive officer and chief financial officer, to the Company’s auditors and the audit committee of the Company Board (a) any significant deficiencies in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company Board any material weaknesses in its internal control over financial reporting and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since the date of the Company’s most recent evaluation of internal control over financial reporting, to the knowledge of the Company, no facts or circumstances have arisen or occurred that would be required to be disclosed to the Company’s auditors or the Company’s audit committee regarding (x) a significant deficiency in the design or operation of its internal control over financial reporting, (y) a material weakness in its internal control over financial reporting or (z) fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d) Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX. To the Company’s knowledge, there are no other violations of the Company’s code of conduct, adopted pursuant to NASDAQ Rule 4350(n). The Company has delivered to Parent complete and correct copies of any written complaints, reports or allegations, and a reasonably detailed summary of any verbal complaints, reports or allegations, that have been submitted or made by any party to the Audit Committee of the Company Board since July 1, 2005 pursuant to the procedures established in accordance with Section 10A(m)(4) of the Exchange Act. The Company has delivered to Parent complete and correct copies of any written complaints, reports or allegations, and a reasonably detailed summary of any verbal complaints, reports or allegations, made or submitted by any attorney representing the Company or any of its Subsidiaries to the Company’s chief executive officer, any supervising attorney or the Company Board or any committee thereof, including any qualified legal compliance committee, as contemplated by the rules set forth in 17 CFR Part 205. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar arrangement, including without limitation any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in any Company Financial Statement or Company SEC Report.

3.7 Absence of Undisclosed Liabilities. The Company and its Subsidiaries do not have any material liabilities or obligations, whether fixed, contingent, accrued or otherwise, liquidated or unliquidated and whether due or to become due, in each case of a nature required by GAAP to be reflected on a consolidated balance sheet of the Company, other than liabilities (i) reflected or reserved against on the balance sheet contained in the Company’s Form 10-Q (the “Most Recent Balance Sheet”) filed with the SEC on May 9, 2007, (ii) described in Section 3.7(ii) of the Company Disclosure Schedule and (iii) liabilities or obligations incurred since March 31, 2007 (the “Most Recent Balance Sheet Date”) in the ordinary course of business consistent with past practice, none of which has had or reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.8 Absence of Certain Changes or Events. Since the Most Recent Balance Sheet Date, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice, and there has not been: (i) any action, event or occurrence which would reasonably be expected to have a Company Material Adverse Effect or (ii) except as described in Section 3.8 of the Company Disclosure Schedule, any other action, event or occurrence that would have required the consent of Parent pursuant to Section 5.1 had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.9 Agreements, Contracts and Commitments.

(a) The Company has made available to Parent a complete and correct copy of all contracts and agreements to which the Company is a party as of the date of this Agreement that are material to the business, assets (tangible or otherwise), financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, including without limitation (i) agreements listed on Section 3.9 of the Company Disclosure Schedule, (ii) any agreement, contract or commitment in connection with which or pursuant to which the Company and its Subsidiaries will spend or receive (or are reasonably expected to spend or receive), in the aggregate, more than $500,000 during the current fiscal year or during the next fiscal year; (iii) any non-competition or other agreement that prohibits or otherwise restricts the Company or any of its Subsidiaries from freely engaging in business anywhere in the world; (iv) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries, and (v) any employment or consulting agreement with any executive officer or other employee of the Company or member of the Company Board earning an annual base salary in excess of $100,000, other than those that are terminable by the Company or any of its Subsidiaries on no more than thirty (30) days’ notice without material liability or financial obligation to the Company or any of its Subsidiaries (collectively, the “Company Material Contracts”).

(b) Each Company Material Contract is valid, binding and enforceable against the Company and its Subsidiaries in accordance with its terms, subject to the Bankruptcy and Equitable Exceptions. Neither the Company nor any of its Subsidiaries is in breach, or has received in writing any claim that it is in breach, of any of the terms or conditions of any Company Material Contract in such a manner as would permit any other party thereto to cancel or terminate the same or to collect material damages from the Company or any of its Subsidiaries.

(c)(i) Each Company Material Contract that has not expired or otherwise been terminated in accordance with its terms is in full force and effect and (ii) to the knowledge of the Company, no other party to such contract is in default.

3.10 Compliance with Laws; Regulatory Matters.

(a) The Company and its Subsidiaries are conducting and have conducted their business and operations in material compliance with the Federal Food, Drug, and Cosmetic Act (the “FD&C Act”), 21 U.S.C. §301 et. seq., and all applicable regulations promulgated by the United States Food and Drug Administration (“FDA”) (collectively, “FDA Law and Regulation”) and comparable foreign regulatory or Governmental Authorities.

(b) Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries has received any notice or communication from the FDA alleging noncompliance with any applicable FDA Law and Regulation. The Company and its Subsidiaries are not subject to any enforcement, regulatory or administrative proceedings by the FDA or any comparable foreign regulatory or Governmental Authority and, to the knowledge of the Company, no such proceedings have been threatened. There is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding or request for information pending against Company or the Company Subsidiaries, and, to the Company’s knowledge, the Company and its Subsidiaries have no liability (whether actual or contingent) for failure to comply with any FDA Law and Regulation or any law or regulation of a comparable foreign regulatory or Governmental Authority. There is no act, omission, event, or circumstance of which the Company or its Subsidiaries have knowledge that would reasonably be expected to give rise to or lead to any such action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, warning letter, proceeding or request for information or any such liability. There has not been any violation of any FDA Law and Regulation or any law or regulation of a comparable foreign regulatory or Governmental Authority by the Company or its Subsidiaries in their product development efforts, submissions, record keeping and reports to FDA or a comparable Governmental Authority that could reasonably be expected to require or lead to investigation, corrective action or enforcement, regulatory or administrative action that would result in a Material Adverse Effect. To the knowledge of Company, there are no civil or criminal proceedings relating to the Company or its Subsidiaries or any Company or Subsidiary employee which involve a matter within or related to the FDA’s jurisdiction or the jurisdiction of any comparable Governmental Authority.

(c) Each of the products and product candidates of the Company and its Subsidiaries is being, and at all times has been, developed, tested, manufactured, labeled, promoted and stored, as applicable, in material compliance with FDA Law and Regulation and requirements of comparable foreign regulatory and Governmental Authorities, including those requirements relating to good manufacturing practice, good laboratory practice and good clinical practice.

(d) The Company has made available to Parent each annual report filed by any of the Company and its Subsidiaries with the FDA and any similar state or foreign regulatory or Governmental Authority with respect to any products and product candidates of the Company or its Subsidiaries.

(e) The clinical trials (including any post-marketing studies), animal studies and other preclinical tests conducted by the Company or its Subsidiaries were, and if still pending, are, being conducted in all material respects in accordance with all experimental protocols, informed consents, procedures and controls of the Company and its Subsidiaries and applicable FDA and foreign requirements including, but not limited to, good clinical practices, good laboratory practices, and FDA Law and Regulation including the protection of human subjects. No clinical trials or studies conducted by the Company or its Subsidiaries have been conducted that were not in compliance with the Declaration of Helsinki. Neither the Company nor its Subsidiaries has received any written notice from the FDA or any other regulatory or Governmental Authority requiring the termination or suspension or material modification of any animal study, preclinical study or clinical trial conducted by or on behalf of the Company or any Subsidiary.

(f) Neither the Company nor any of its Subsidiaries is subject to any pending or, to the knowledge of the Company, threatened investigation by (A) the FDA, (B) Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b) (known as the “Anti-Kickback Statute”) or the Federal False Claims Act (31 U.S.C. Section 3729), or (C) any equivalent state or foreign Law.

(g) To the knowledge of the Company, no officer, employee or agent of the Company or the Company Subsidiaries, has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar law or regulation.

(h) The Company is not debarred or otherwise excluded from or restricted in any manner from participation in, any government program (“Debarred”). To the knowledge of the Company, no officer, employee or agent of the Company has been convicted of any crime or engaged in any conduct for which debarment is mandated or permitted by 21 U.S.C. § 335a. To the knowledge of the Company, no officer, employee or agent of the Company has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar Law. To the knowledge of the Company, neither the Company nor its Subsidiaries employs or uses the services of any individual or entity that is or, during the time when such individual or entity was employed by or providing services to the Company or any of its Subsidiaries, Debarred.

(i) With respect to all third party manufacturers and suppliers of key raw materials used by the Company or its Subsidiaries (each a “Third Party Manufacturer”), the Company has inspected all Third Party Manufacturers and to its knowledge, each such Third Party Manufacturer:

(i) has complied and is complying, in each case in all material respects, with all Laws, including the FD&C Act and any similar state or foreign Laws;

(ii) has all material permits to perform its obligations as a Third Party Manufacturer and all such permits are in full force and effect; and

(iii) has not been Debarred from participation in any government program and does not employ or use the services of any individual or entity that is or, during the time when such person or entity was providing services as a Third Party Manufacturer to the Company or any of its Subsidiaries, was Debarred.

(j) To the knowledge of the Company, no officer, employee or agent of the Company or the Company Subsidiaries has: made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Entity; failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity; or committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide the basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed.Reg. 46191 (September 10, 1991).

(k) Neither the Company nor its Subsidiaries has knowingly or willfully solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or kind for the purpose of making or receiving any referral which violated any applicable anti-kickback or similar Law, including the Anti-Kickback Statute, or any applicable state or foreign anti-kickback Law.

(l) Section 3.10(l) of the Company Disclosure Schedule lists, as of the date of this Agreement, all written claims or statements (including all correspondence, other than immaterial correspondence, with Governmental Authorities and/or Medicare Administrative Contractors) concerning or relating to any health care program that involves, relates to or alleges (i) any material violation of any applicable rule, regulation, policy or requirement of any such program with respect to any activity, practice or policy of the Company or its Subsidiaries or (ii) any violation of any applicable rule, regulation, policy or requirement of any such program with respect to any claim for payment or reimbursement made by the Company or its Subsidiaries or any payment or reimbursement paid to the Company or its Subsidiaries. Except as set forth on Section 3.10(l) of the Company Disclosure Schedule, there are no such violations nor, to the knowledge of the Company, are there any grounds to reasonably anticipate the commencement of any investigation or inquiry, or the assertion of any claim or demand by, any Governmental Authorities and/or Medicare Administrative Contractors with respect to any of the activities, practices, policies or claims of the Company or its Subsidiaries, or any payments or reimbursements claimed by the Company or its Subsidiaries, in each case concerning or relating to any federal or state government funded health care program. Neither the Company nor its Subsidiaries is, as of the date hereof, subject to any outstanding audit by any Governmental Authority, intermediary or carrier and, to the knowledge of the Company, there are no grounds to anticipate any such audit, except such audits in the ordinary course of review, in the foreseeable future.

(m) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has submitted any claim for payment in violation of any Laws relating to false claim or fraud, including without limitation the Federal False Claim Act, 31 U.S.C. § 3729, or any applicable state or foreign false claim or fraud Law.

(n) Neither the Company nor any of its Subsidiaries has failed to comply with any applicable security and privacy standards regarding protected health information under the Health Insurance Portability and Accountability Act of 1996, including the regulations promulgated thereunder (collectively “HIPAA”), or any applicable state or foreign privacy Laws.

(o) Neither the Company nor its Subsidiaries nor, to the knowledge of the Company, any of their respective officers, directors or employees, acting in their capacities as such, is or has been involved in any activities which are, or are alleged in writing by any qui tam relator or Governmental Authority to be, prohibited under the federal Medicare and Medicaid statutes, which are specifically defined as 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1395nn, 18 U.S.C. §1347, § 287, §1001, and § 1035, or the federal TRICARE statute, or the regulations promulgated pursuant to such federal statutes.

(p) The Company and each of its Subsidiaries has conducted its export transactions in accordance in all material respects with applicable provisions of United States export control Laws, including but not limited to the FD&C Act, Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing: (i) the Company and each of its Subsidiaries has obtained all material export licenses and other approvals required for its exports of products and technologies from the United States; (ii) the Company and each of its Subsidiaries is in compliance in all material respects with the terms of all applicable material export licenses or other approvals; (iii) there are no pending or, to the knowledge of the Company, threatened claims against the Company or any of its Subsidiaries with respect to such material export licenses or other approvals; (iv) there are no actions, conditions or circumstances pertaining to the Company’s or any of its Subsidiary’s material export transactions that would reasonably be expected to give rise to any future claims and (v) no consents or approvals will be required in connection with the Merger.

(q) Each of the Company and its Subsidiaries has submitted to the FDA and all comparable foreign regulatory or Governmental Authorities for and received approval of all material registrations, applications, licenses, requests for exemptions, permits and other regulatory authorizations (the “FD&C Act Permits”) necessary to conduct the business of the Company and its Subsidiaries as currently conducted. The Company and its Subsidiaries are in material compliance with all such FD&C Act Permits. To the knowledge of the Company, no suspension, revocation, cancellation or withdrawal of the FD&C Act Permits is threatened and there is no basis for believing that such FD&C Act Permits will not be renewable upon expiration or will be suspended, revoked, cancelled or withdrawn.

3.11 Material Permits. Each of the Company and its Subsidiaries holds all material federal, state, local and foreign governmental licenses, permits, franchises and authorizations necessary for conduct of its business as presently conducted and the ownership and operation of its properties and other assets, including those that are required under all Environmental Laws, in each case (whether under Environmental Laws or otherwise) (such licenses, permits, franchises and authorizations, the “Material Permits”) The Company and its Subsidiaries are in material compliance with all such Material Permits. To the knowledge of the Company, no suspension, revocation, cancellation or withdrawal of the Material Permits is threatened and there is no basis for believing that such Material Permits or will not be renewable upon expiration or will be suspended, revoked, cancelled or withdrawn.

3.12 Litigation and Product Liability. Except as set forth in Section 3.12 of the Company Disclosure Schedule, there is no suit, action, arbitration, claim, governmental or other proceeding before any Governmental

Authority pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries. No material product liability claims have been asserted in writing or, to the knowledge of the Company, threatened against the Company in respect of any product or product candidate tested, researched, developed, manufactured, marketed, distributed, or sold by, on behalf of, or in cooperation with the Company. There are currently pending no internal investigations or inquiries being conducted by the Company, the Company Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, option grant practices, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues (each, an “Internal Investigation”). The Company has delivered to Parent complete and correct copies of any written reports, submissions, correspondence, findings or other documentation with respect to any Internal Investigation, or a reasonably detailed summary of any such Internal Investigation to the extent that a written report with respect thereto was not or has not been prepared, whether such Internal Investigation is currently pending or was conducted in the past since July 1, 2004.

3.13 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has the effect of prohibiting or materially impairing (a) any current or future business practice of the Company or any of its Subsidiaries or (b) any acquisition of any Person or property by the Company or any of its Subsidiaries.

3.14 Employee Benefit Matters.

(a) Section 3.14(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all material bonus, stock or other security option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and all material insurance and other similar fringe or employee benefit plans, programs or arrangements for the benefit of, or relating to, any present or former employee or director of the Company or any ERISA Affiliate under which the Company or any ERISA Affiliate has any current liability (together, the “Company Employee Plans”). The Company has made available to Parent correct and complete copies of (where applicable) (i) all plan documents, summary plan descriptions, summaries of material modifications and amendments related to such plans; (ii) the most recent determination or opinion letters received from the Internal Revenue Service (“IRS”); (iii) the most recent Form 5500 Annual Report; (iv) the most recent audited financial statement and actuarial valuation, if applicable, and (v) all material agreements and insurance contracts relating to each such Company Employee Plan. For purposes of this Agreement, “ERISA Affiliate” means or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with the Company within the meaning of Section 414 of the Code.

(b) There has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (“Code”), with respect to any Company Employee Plan that would reasonably be expected to result in a material liability to the Company or any ERISA Affiliate; (ii) there are no claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against any Company Employee Plan or against the assets of any Company Employee Plan that could result in material liability to the Company or an ERISA Affiliate, nor are there any current or, to the knowledge of the Company, threatened Liens on the assets of any Company Employee Plan; (iii) all Company Employee Plans have been maintained in material compliance with their terms and the requirements prescribed by any and all applicable Laws; (iv) the Company and ERISA Affiliates have performed all material obligations required to be performed by them under, are not in default under or violation of, and the Company has no knowledge of any material default or violation by any other party with respect to, any of the Company Employee Plans; (v) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each corresponding trust exempt under Section 501 of the Code has received or is the subject of a favorable determination or opinion letter from the IRS, and to the knowledge of the Company, nothing has occurred which would reasonably be expected to cause the loss of such qualification or exemption; (vi) all contributions required to be made to any Company Employee Plan pursuant to Section 412 of the Code or otherwise, the terms of the Company Employee Plan or any collective bargaining agreement, have been made and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years to the extent required by GAAP; (vii) other than as set forth on Section 3.14(b)(vii) of the Company Disclosure Schedule, the transactions contemplated herein will not directly or indirectly result in an increase of benefits, acceleration of vesting or acceleration of timing for payment of any benefit to any participant in or beneficiary of any Company Employee Plan; (viii) each Company Employee Plan, if any, which is maintained outside of the United States has been operated in material conformance with the applicable Laws in the jurisdictions in which such Company Employee Plan is present or operates and, to the extent relevant, the United States and (ix) neither the Company nor any ERISA Affiliate has ever made a complete or partial withdrawal from a Multiemployer Plan (as such term is defined in Section 3(37) of ERISA) resulting in “withdrawal liability” (as such term is defined in Section 4201 of ERISA), without regard to any subsequent waiver or reduction under Section 4207 or 4208 of ERISA.

(c) No Company Employee Plan is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, and neither the Company nor any ERISA Affiliate has ever partially or fully withdrawn from any such plan. No Company Employee Plan is a Multiemployer Plan or “single-employer plan under multiple controlled groups” as described in Section 4063 of ERISA, and neither the Company nor any ERISA Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan or multiple employer plan (within the meaning of Section 3(40) of ERISA or Section 413 of the Code).

(d) Each Company Employee Plan that is a “group health plan” (within the meaning of Section 5000(b)(1) of the Code) has been operated in material compliance with applicable Law, its terms, and with the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA Coverage”), Section 4980D of the Code and Sections 701 through 707 of ERISA, to the extent such requirements are applicable. No Company Employee Plan or written or oral agreement exists which obligates the Company or any ERISA Affiliate to provide retiree medical, health or life benefits, other than COBRA Coverage or as required by any similar applicable Law.

(e) No Company Employee Plan which is an employee welfare benefit plan under Section 3(1) of ERISA is funded by a trust or is subject to Section 419 or 419A of the Code.

(f) Except as set forth on Section 3.14(f) of the Company Disclosure Schedule, no payment in connection with the Merger will constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

(g) With respect to each Company Employee Plan, (A) other than restrictions under the Code and ERISA, there are no restrictions on the ability of the sponsor of each Company Employee Plan to amend or terminate any Company Employee Plan, the Company has expressly reserved in itself the right to amend, modify or terminate any such Company Employee Plan, or any portion of it, and has made no material written representations which would conflict with or contradict such reservation or right (other than in connection with the grant of outstanding awards and vested rights under such plan) and (B) the Company has satisfied any and all bond coverage requirements of ERISA.

(h) Other than as set forth on Section 3.14(h) of the Company Disclosure Schedule, no Company Employee Plan or other agreement provides for “deferred compensation” subject to Section 409A of the Code. The Company Employee Plans listed in Section 3.14(h) of the Company Disclosure Schedule shall be known as “Deferred Compensation Plans.” No stock option, stock appreciation right or restricted stock award issued by the Company that is currently outstanding is subject to Section 409A of the Code. Each Deferred Compensation Plan is in “good faith” compliance with Section 409A of the Code and the U.S. Treasury guidance related thereto.

3.15 Labor and Employment Matters.

(a)(i) To the knowledge of the Company, there are no material labor grievances pending or, to the knowledge of the Company, threatened in writing between the Company or its Subsidiaries, on the one hand, and any of their respective employees or former employees, on the other hand and (ii) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, work council agreement, work force agreement or any other labor union contract applicable to persons employed by the Company or its Subsidiaries, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees. The Company has not received written notice of any pending or threatened charge, other than any that are immaterial, of (i) an unfair labor practice as defined in the National Labor Relations Act, as amended; (ii) safety violations under the Occupational Safety and Health Act; (iii) wage or hour violations; (iv) discriminatory acts or practices in connection with employment matters or (v) claims by governmental agencies that the Company has failed to comply with any Law relating to employment or labor matters. To the knowledge of the Company, the Company is not currently and has not been the subject of any threatened or actual “whistleblower” or similar claims by past or current employees or any other persons.

(b) To the knowledge of the Company, the Company is currently in substantial compliance with all Laws relating to employment, including those related to wages, hours and collective bargaining and is not liable for any arrears of wages or penalties or other sums for failing to comply with any of the foregoing.

(c)(i) Except as otherwise set forth in Section 3.15(c) of the Company Disclosure Schedule, all contracts of employment to which the Company or any of its Subsidiaries is a party are terminable by the Company or its Subsidiaries on three months’ or less notice without penalty; (ii) no change of control or other payments to any employee will be triggered as a result of the Merger or this Agreement and (iii) there are no legally binding established practices, plans or policies of the Company or any of its Subsidiaries, requiring the payment of any material amounts or the provision of any material benefits as a result of the termination of employment of any of its employees (whether voluntary or involuntary).

(d) Since the enactment of the Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”), neither the Company nor any of its Subsidiaries has effectuated (i) a plant closing affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, or (ii) a mass layoff (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case that would reasonably be expected to have a Company Material Adverse Effect.

3.16 Schedule 14D-9; Information to Be Supplied Proxy Statement.

(a) Each of the Schedule 14D-9 and the other documents required to be filed by the Company with the SEC in connection with the Offer, the Merger and the other transactions contemplated hereby will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be. Each of the Schedule 14D-9 and the other documents required to be filed by the Company with the SEC in connection with the Transactions and any of the information supplied or to be supplied by the Company or its Subsidiaries or their representatives for inclusion or incorporation by reference in the Offer Documents, at the time the Offer is commenced and at the Acceptance Date, or, in the case of the Merger Registration Statement (if applicable) will not, on the date of its filing or mailing, at the time of the Company Stockholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b) Notwithstanding the provisions of Section 3.16(a) and (e), no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement or the Schedule 14D-9 based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein or based on information which is not made in or incorporated by reference in such documents but which should have been disclosed pursuant to Section 4.12.

(c) The information to be supplied by the Company for inclusion (or incorporation by reference, as the case may be) in the European Prospectus shall not, at the time the European Prospectus is made publicly available, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(d) The information to be supplied by the Company for inclusion (or incorporation by reference, as the case may be) in the Parent Circular shall not, at the time the Parent Circular is made publicly available and at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(e) In the event that a vote of the Company’s stockholders is required to consummate the Merger, the proxy or information statement to be sent to the stockholders of the Company in connection with the adoption of this Agreement and, if applicable, the special meeting of stockholders of the Company (the “Company Special Meeting”) to consider and vote on a proposal to adopt this Agreement (such proxy or information statement, as the same may be amended or supplemented, the “Proxy Statement”) and the other documents required to be filed by the Company with the SEC in connection with the Merger and the other transactions contemplated hereby will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be. The Proxy Statement and the other documents required to be filed by the Company with the SEC in connection with the Merger and the other transactions contemplated hereby shall not on the date the Proxy Statement is first mailed to the stockholders of the Company, at the time of the Company Special Meeting (if applicable) or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier written communication constituting a solicitation of proxies by the Company for the Company Special Meeting which has in the interim become false or misleading in any material respect.

3.17 Properties and Assets.

(a) Other than properties and assets disposed of by the Company and its Subsidiaries in the ordinary course of business since the Most Recent Balance Sheet Date, the Company and its Subsidiaries have good and valid title to all of their respective material properties, interests in properties and assets, real and personal, reflected on the Most Recent Balance Sheet or acquired since the Most Recent Balance Sheet Date, or, in the case of material leased properties and assets, valid leasehold interests in such properties and assets, in each case free and clean of all Liens, except in each case in this Section 3.17(a) as would not reasonably be expected to have a Company Material Adverse Effect.

(b) Section 3.17(b) of the Company Disclosure Schedule sets forth a complete and correct list of each parcel of real property owned or leased by the Company or any of its Subsidiaries as of the date of this Agreement and material to the conduct of the business of the Company and its Subsidiaries, taken as a whole (the material leases pursuant to which the Company or any of its Subsidiaries is a tenant of any such real property being hereinafter referred to as the “Leases”). As of the date of this Agreement (i) the Leases are in full force and effect in accordance with their terms; (ii) the Company is not in default of any of its obligations under the Leases and (iii) to the knowledge of the Company, the landlords under the Leases are not in default of the landlords’ obligations under the Leases.

(c) The facilities, property and equipment owned, leased or otherwise used by the Company or any of its Subsidiaries are in a good state of maintenance and repair, free from material defects and in good operating condition (subject to normal wear and tear), and suitable for the purposes for which they are presently used.

3.18 Insurance.

(a) Section 3.18(a) of the Company Disclosure Schedule sets forth a list, as of the date of this Agreement, of each insurance policy that is material to the Company and its Subsidiaries, taken as a whole (the “Insurance Policies”), and all material claims made under such Insurance Policies since July 1, 2005. All premiums due and payable under the Insurance Policies have been paid on a timely basis and the Company and its Subsidiaries are in compliance in all material respects with all other material terms thereof. Complete and correct copies of the Insurance Policies have been made available to Parent.

(b) The Insurance Policies are in full force and effect and there are no material claims pending as of the date of this Agreement as to which coverage has been denied by the Company’s respective insurer. Since July 1, 2005, all material claims thereunder have been filed in a due and timely fashion.

3.19 Taxes.

(a) For purposes of this Agreement, a “Tax” means any and all federal, state, local and foreign taxes, and any assessments and other governmental charges, duties, impositions and liabilities in the nature of a tax, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for Taxes of a predecessor entity.

(b) Except as set forth on Section 3.19(b) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has timely filed all material federal, state, local and foreign returns, estimates, information statements and reports required to be filed by it (collectively, “Returns”) relating to any and all Taxes concerning or attributable to the Company or any of its Subsidiaries or to their operations, and all such Returns are complete and correct in all material respects.

(c) Each of the Company and its Subsidiaries (i) has paid all Taxes it is obligated to pay as reflected on the Returns or otherwise to the extent such payment was legally due and (ii) has withheld all federal, state, local and foreign Taxes required to be withheld with respect to its employees or otherwise, except for any failure to withhold that would not reasonably be expected to have a Company Material Adverse Effect.

(d) There is no material Tax deficiency proposed in writing or assessed against the Company or any of its Subsidiaries that is not accurately reflected as a liability on the Most Recent Balance Sheet, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax which waiver or extension is currently in effect.

(e) Neither the Company nor any of its Subsidiaries has any material liability for unpaid Taxes that has not been properly accrued for under GAAP and reserved for on the Most Recent Balance Sheet, whether asserted or unasserted, contingent or otherwise or which accrued after the Most Recent Balance Sheet Date in the ordinary course of business.

3.20 Environmental Matters. Except as set forth on Section 3.20 of the Company Disclosure Schedule:

(a) The Company is in compliance in all material respects with all Environmental Laws. The Company possesses Material Permits required under all Environmental Laws and is in material compliance with the terms and conditions thereof.

(b) The Company has not received any written communication, whether from a Governmental Authority or other Person, that alleges that either the Company or any of its Subsidiaries is not in compliance with any Environmental Laws or any Material Permit required under any applicable Environmental Law, or that it is liable under any Environmental Law, or that it is responsible (or potentially responsible) for the remediation of any Materials of Environmental Concern at, on or beneath its facilities or at, on or beneath any land adjacent thereto or any other property.

(c) There are no past or present facts, circumstances, activities, practices or conditions existing at the facilities currently or formerly owned or operated by the Company, including the release of any Materials of Environmental Concern, that would reasonably be expected to give rise to any liability or result in a claim against the Company or any of its Subsidiaries under any Environmental Law or that would interfere with or prevent compliance with any Material Permits.

(d) Neither the Company nor any of its Subsidiaries has used, generated, manufactured, discharged, assembled, processed, stored, released, disposed of, arranged for the disposal of or transported any Materials of Environmental Concern except in material compliance with all Material Permits and Environmental Laws.

(e) Neither the Company nor any of its Subsidiaries is a party to any federal, state, local or private litigation, proceedings, administrative action, or, to the knowledge of the Company, is the subject of any investigation involving a demand for damages or other potential liability under any Environmental Laws, and neither the Company nor any of its Subsidiaries has received or, to the knowledge of the Company, is subject to any order or decree of any Governmental Authority relating to a violation of or liability under Environmental Laws.

(f) To the knowledge of the Company, no underground storage tanks or surface impoundments exist on any property currently or formerly owned or leased by the Company or its Subsidiaries.

(g) For purposes of this Agreement, the terms “release” and “environment” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, “Environmental Law” shall mean any Law existing and in effect on the date hereof relating to pollution or protection of the environment, health or safety including without limitation any statute or regulation pertaining to the: (i) manufacture, processing, use, distribution, management, possession, treatment, storage, disposal, generation, transportation or remediation of Materials of Environmental Concern; (ii) air, water and noise pollution; (iii) the protection and use of surface water, groundwater and soil; (iv) the release or threatened release into the environment of hazardous substances, or solid or hazardous waste, including emissions, discharges, releases, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) the conservation, management, or use of natural resources and wildlife, including all endangered and threatened species; (vi) aboveground or underground storage tanks, vessels and containers and (vii) abandoned, disposed of or discarded barrels, tanks, vessels, containers and other closed receptacles. “Materials of Environmental Concern” shall mean any chemical, substance, material, by-product, waste or product defined or regulated under any Environmental Law, and includes without limitation petroleum or petroleum byproducts, medical or infectious waste, radioactive material, asbestos, asbestos-containing material, polychlorinated biphenyls, and hazardous waste.

3.21 Intellectual Property.

(a) Each of the Company and its Subsidiaries owns, licenses or otherwise possesses the rights to use and license, subject to any existing licenses or other grants of rights to third parties pursuant to agreements previously made available to Parent, all patents (including any registrations, continuations, continuations in part, divisionals, renewals, reexaminations, reissues and applications therefor), copyrights, trademarks, service marks, trade names, Uniform Resource Locators and Internet URLs, designs, slogans, computer programs and other computer software, databases, technology, trade secrets and other confidential information, know-how, processes, formulae, algorithms, models, user interfaces, customer lists, inventions, source codes and object codes, methodologies, architecture, structure, display screens, layouts, development tools, instructions, templates, trade dress, logos and all documentation and media constituting, describing or relating to each of the foregoing, together with all goodwill related to any of the foregoing, in each case as is necessary to conduct their respective businesses as presently conducted (collectively, the “Company Intellectual Property Rights”).

(b) Section 3.21(b) of the Company Disclosure Schedule sets forth, with respect to all Company Intellectual Property Rights registered with any Governmental Authority or for which an application has been filed with any Governmental Authority, as of the date of this Agreement, (i) the registration or application number, the date filed and the title, if applicable, of the registration or application and (ii) the names of the jurisdictions covered by the applicable registration or application. The Company has disclosed to Parent each Company Material Contract in effect as of the date of this Agreement containing any ongoing royalty or payment obligations in excess of $50,000 per annum with respect to Company Intellectual Property Rights that are licensed or otherwise made available to the Company and its Subsidiaries.

(c)(i) to the knowledge of the Company, all Company Intellectual Property Rights that have been registered with any Governmental Authority are valid and subsisting and (ii) as of the Closing Date, in connection with such registered Company Intellectual Property Rights, all necessary registration, maintenance and renewal fees will have been paid and all necessary documents and certificates will have been filed with the relevant Governmental Authorities.

(d) Neither the Company nor any of its Subsidiaries is, or will as a result of the consummation of the Merger or other transactions contemplated by this Agreement be, in breach in any material respect of any license, sublicense or other agreement relating to the Company Intellectual Property Rights, or any licenses, sublicenses and other agreements to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries uses any patents, copyrights (including software), trademarks or other intellectual property rights of or owned by third parties material to the conduct of the business of the Company and its Subsidiaries (the “Third Party Intellectual Property Rights”).

(e) Neither the Company nor any of its Subsidiaries has been named as a defendant in any suit, action or proceeding which involves a claim of infringement or misappropriation of any Third Party Intellectual Property Right. Except as set forth in Section 3.21(e)(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has as of the date of this Agreement received any written notice of any actual or alleged infringement, misappropriation or unlawful or unauthorized use of any Third Party Intellectual Property that has not been addressed or resolved. With respect to its marketed products, the Company does not infringe any Third Party Intellectual Property Rights. With respect to the Company’s product candidate identified in Section 3.21(e)(ii) of the Company Disclosure Schedule, to the knowledge of the Company, after the same are marketed, such marketing would not infringe any third party intellectual property rights other than Third Party Intellectual Property Rights.

(f) Except as set forth on Section 3.21(f) of the Company Disclosure Schedule, as of the date hereof, to the knowledge of the Company, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of any Company Intellectual Property Rights. As of the Closing Date, to the knowledge of the Company, no Person will be infringing, misappropriating or making any unlawful or unauthorized use of any Company Intellectual Property Rights.

3.22 Brokers. No broker, financial advisor, investment banker or other financial intermediary is entitled to any fee, commission or expense reimbursement in connection with the Merger or other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, other than J.P. Morgan Securities Inc. and any other investment bank who renders a fairness opinion to the Company Board in connection with the Merger.

3.23 Certain Business Practices. To the knowledge of the Company, neither the Company, its Subsidiaries or, to the knowledge of the Company, any director, officer, employee, consultant, service provider, or agent of the Company has, in the course of his or her duties on behalf of the Company: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (c) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended or (d) made any other unlawful payment.

3.24 Government Contracts. The consummation of the Merger and other transactions contemplated by this Agreement will not result in any Debarment of the Company or the Surviving Company, any of its Subsidiaries or, to the knowledge of the Company, Parent.

3.25 Interested Party Transactions. Between July 1, 2006 and the date of this Agreement, no event has occurred that would be required to be reported by the Company as a “Certain Relationship or Related Transaction” pursuant to Item 404 of Regulation S-K.

3.26 Opinion of Financial Advisor. The Company Board has received the opinion of its financial advisor, J.P. Morgan Securities Inc., dated as of the date of this Agreement, to the effect that, in its opinion, as of such date the consideration to be received by the stockholders of the Company in the Offer and the Merger, together and not separately, is fair, from a financial point of view, to such stockholders. The Company has provided, or will provide, a complete and correct copy of such opinion to Parent solely for informational purposes.

4. REPRESENTATIONS AND WARRANTIES OF PARENT, NAH AND MERGER SUB

Except as set forth in the disclosure schedule provided by Parent to the Company on the date hereof (the “Parent Disclosure Schedule”), each of Parent, NAH and Merger Sub represents and warrants to the Company that the statements contained in this Section 4 are true and correct. The Parent Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 4, and the disclosure in any paragraph shall qualify (A) the corresponding paragraph of this Section 4 and (B) the other paragraphs of this Section 4 to the extent that it is readily apparent from a reading of the Parent Disclosure Schedule, without reference to anything other than the Parent Disclosure Schedule, it also qualifies or applies to such other paragraphs. As used in this Agreement, a “Parent Material Adverse Effect” means any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition, or results of operations of Parent and its Subsidiaries, taken as a whole, or on Parent’s ability to consummate the transactions contemplated in this Agreement, provided that none of the following shall constitute a Parent Material Adverse Effect:

(a) general economic conditions worldwide, in the United States, or in any nation or region in which Parent or any of its Subsidiaries has a substantial presence or operations, provided that such conditions do not disproportionately affect Parent and its Subsidiaries relative to other industry participants;

(b) any acts of terrorism not directed at Parent or any of its Subsidiaries or any outbreak of war, provided that such conditions do not disproportionately affect Parent and its Subsidiaries relative to other industry participants;

(c) the public announcement by the Parties of this Agreement, the pendency of the Merger and the other transactions contemplated hereby, or any action taken which is required by this Agreement or specifically requested by the Company;

(d) factors generally affecting the industries or markets in which Parent and its Subsidiaries operate, provided that such factors do not disproportionately affect Parent and its Subsidiaries relative to other industry participants;

(e) changes in Law or GAAP or the interpretation thereof, provided that such changes do not disproportionately affect Parent and its Subsidiaries relative to other industry participants; or

(f) a decline in the trading price or change in trading volume of the Parent Common Shares, provided that this clause will not exclude any underlying change, event, circumstance, development or effect that may have resulted in, or contributed to, a decline in trading price or change in trading volume.

4.1 Organization and Qualification.

(a) Parent is a Naamloze Vennootschap organized in the Kingdom of The Netherlands. Parent is duly qualified or licensed as a foreign corporation to conduct business, and is in corporate good standing, under the Laws of each jurisdiction that recognizes the concept of good standing where the character of the properties owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Parent has heretofore furnished or otherwise made available to the Company a true, complete and correct copy of its articles of association (the “Articles of Association”), the charters of the Supervisory and Managing Boards of Parent and any committees thereof, the Articles of Incorporation and Bylaws of NAH and the Certificate of Formation and Operating Agreement, in each case as currently in effect. The Articles of Association, the charters of the Supervisory and Managing Boards of Parent and any committees thereof, the Articles of Incorporation and Bylaws of NAH and the Certificate of Formation and Operating Agreement, as so made available, are in full force and effect and no other organizational documents are applicable to or binding upon Parent, NAH or Merger Sub. Parent is not in violation of any provisions of its Articles of Association in any material respect. NAH is not in violation of any provisions of its Articles of Incorporation or Bylaws in any material respect. Merger Sub is not in violation of any provisions of the Certificate of Formation or Operating Agreement in any material respect.

4.2 Subsidiaries.

(a) Except as set forth on Section 4.2(a) of the Parent Disclosure Schedule, Exhibit 8.1 to Parent’s Annual Report on Form 20-F for the fiscal year ended December 31, 2006 sets forth a complete and correct list of each Subsidiary of Parent other than Merger Sub as of the date of this Agreement.

(b) Each material Subsidiary of Parent is a corporation duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the Laws of the jurisdiction of its organization (which in the case of Merger Sub is the State of Delaware), and is duly qualified or licensed as a foreign corporation to conduct business, and is in good standing (to the extent such concepts are applicable), under the Laws of each jurisdiction where the character of the properties and other assets owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(c) All of the issued and outstanding shares of capital stock of, or other equity interests in, each material Subsidiary of Parent are: (i) duly authorized, validly issued, fully paid, non-assessable (to the extent such concepts are applicable); (ii) owned, directly or indirectly, by Parent (other than directors’ qualifying shares in the case of foreign Subsidiaries) free and clear of all Liens and (iii) free of any restriction which prevents the payment of dividends to Parent or any other Subsidiary of Parent, or which otherwise restricts the right to vote, sell or otherwise dispose of such capital stock or other ownership interest other than restrictions under the Securities Act and state securities Law.

(d) None of Parent’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

4.3 Capital Structure.

(a) The authorized capital stock of Parent as of the date of this Agreement consists of (i) 260,000,000 Parent Common Shares, (ii) 40,000,000 Financing Preference Shares (“Parent Financing Preference Shares”) and 300,000,000 Preference Shares (“Parent Preference Shares”).

(b) As of the close of business on May 30, 2007: (i) 150,624,527 Parent Common Shares were issued and outstanding; (ii) no shares of Parent Preference Stock were issued or outstanding; (iii) Parent Common Shares were held in the treasury of Parent; (iv) 12,081,368 Parent Common Shares (the “Parent Option/Award Shares”) were duly reserved for future issuance upon the exercise of stock options and stock awards granted on or prior to the date hereof pursuant to Parent’s option and incentive plans and 5,012,063 Parent Common Shares were duly reserved for future issuance upon the exercise of employee stock options and stock awards available for grant after the date hereof pursuant to Parent’s option and incentive plans; (v) 26,862,490 shares (the “Parent Convertible Note Shares”) of Parent Common Shares were duly reserved for issuance in connection with the convertible notes due 2024 and 2026 and (vi) Parent Preference Shares equal to the number of Parent Common Shares outstanding from time to time less one share issuable to SPAQ pursuant to the Option Agreement dated August 2, 2004.

(c) All outstanding Parent Common Shares and applicable Parent Option/Award Shares are, and any Parent Option/Award Shares, Parent Warrant Shares, Parent Convertible Note Shares, and Parent Preference Shares will be, if and when issued in accordance with the terms of the underlying securities described in Section 4.3(b), and all Parent Common Shares to be issued in connection with the Merger will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any preemptive, subscription or any kind of similar rights.

(d) As of the date of this Agreement, except as described in subsection (b) above or as described in Section 4.3(d) of the Parent Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of Parent may vote. As of the date of this Agreement, except as described in subsection (b) above or as described in Section 4.3(d) of the Parent Disclosure Schedule, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which Parent is a party or bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or obligating Parent to issue, grant, extend or enter into any agreement to issue, deliver or sell any such capital stock or securities. As of the date of this Agreement, except as set forth in Section 4.3(d) of the Parent Disclosure Schedule, neither Parent nor any Subsidiary of Parent is subject to any obligation or requirement to provide material funds for or to make any material investment (in the form of a loan or capital contribution) in any Person.

(e) All grants of Parent Stock Options were made in compliance with the terms of the applicable Parent Stock Option Plan under which such Parent Stock Options were made and with applicable Laws. All Parent Stock Options have been properly accounted for in the Parent’s financial statements and reported in compliance with GAAP and applicable Tax requirements and the published rules and regulations of the SEC with respect thereto, and there is no basis for any claim that the grant date of any Parent Stock Option is inaccurate or the exercise price thereof is improper.

(f) All of the issued and outstanding Parent Common Shares were issued in compliance in all material respects with all applicable federal and state securities Laws.

(g) Except as set forth on Section 4.3(g) of the Parent Disclosure Schedule there are no voting trusts, proxies or other agreements, commitments or understandings to which the Parent or any of its Subsidiaries or, to the knowledge of the Parent, any of the shareholders of the Parent is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of the Parent or any of its Subsidiaries.

(h) The execution, delivery and performance of this Agreement by Parent, NAH and Merger Sub, do not and will not trigger the rights of Stichting Preferente Aandelen QIAGEN (“SPAQ”) to purchase Parent Preference Shares pursuant to the Option Agreement between SPAQ and Parent dated August 2, 2004.

4.4 Authority; No Conflict; Required Filings.

(a) Each of Parent, NAH and Merger Sub has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent, NAH and Merger Sub and the consummation by each of Parent, NAH and Merger Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary action by each of the Supervisory and Managing Boards of Parent (including approval of the issuance of the Parent Common Shares up to a maximum number sufficient to effect the Offer and the Merger and to exclude preemptive right in respect of such issuance and any other related matters pursuant to this Agreement), the Board of Directors of NAH and the sole member of Merger Sub, and no other proceedings by or on the part of Parent, NAH or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than (i) adoption by Parent’s stockholders of a valid resolution or resolutions in relation to the transactions contemplated by this Agreement, including valid adoption or approval, as the case may be, of the decisions to (A) enter into this Agreement pursuant to Section 2:107a Dutch Civil Code, (B) delegate the authority to issue Parent Common Shares to the Supervisory Board of Parent up to a maximum number sufficient to effect the Merger and to exclude pre-emptive rights in respect of such issuance and any related matters pursuant to this Agreement, with each of the decisions under clauses (A) and (B) being conditional upon the valid adoption of the other decisions set out therein, by the vote of a majority in voting power present in person or by proxy at the Parent Stockholders Meeting and entitled to vote on the matter (such vote, the “Parent Requisite Stockholder Approval”), (ii) the adoption of this Agreement by NAH as the sole member of Merger Sub (which adoption shall occur immediately after the execution and delivery of this Agreement) and (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL. This Agreement has been duly and validly executed and delivered by Parent, Merger Sub and NAH and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent, NAH and Merger Sub enforceable against each of Parent, NAH and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equitable Exceptions.

(b) The execution, delivery and performance of this Agreement by Parent, NAH and Merger Sub, do not and will not: (i) conflict with or violate the Articles of Association of Parent, the Articles of Incorporation or Bylaws of NAH or the Certificate of Formation or Operating Agreement; (ii) conflict with or violate the memorandum or articles of association, certificate of incorporation, Bylaws or comparable constituent documents of any of the Subsidiaries of Parent; (iii) assuming that all consents, approvals, authorizations, declarations and permits contemplated by clauses (i) through (ix) of subsection (c) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or any of its Subsidiaries or by which its or any of their respective properties are bound or (iv) other than as set forth in Section 4.4 of the Parent Disclosure Schedule, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, require any consent or approval under, or give rise to any right of termination, cancellation, amendment, acceleration or other alteration in the rights under, any agreement to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or its or any of their respective properties are bound.

(c) The execution, delivery and performance of this Agreement by each of Parent, NAH and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent, NAH and Merger Sub do not and will not require any consent, approval, authorization, declaration or permit of, action by, filing with or notification to, any Governmental Authority, except for: (i) the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder; (ii) the applicable requirements of the Financial Markets Supervision Act (Wet op het financieel toezicht)(the “FMSA”), the Trade Register Act (Handelsregisterwet 1996), and the rules and regulations promulgated thereunder; (iii) the applicable requirements of the HSR Act and the rules and regulations promulgated thereunder; (iv) the applicable requirements of state securities and “blue sky” Laws; (v) the applicable requirements of the Frankfurt Stock Exchange, the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) (the “BaFin”), the Authority for the Financial Market (Autoriteit Financiële Markten) (the “AFM”) and the NGSM; (vi) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL; (vii) the filing with the European Commission of a merger notification in accordance with the ECMR (viii) the applicable requirements of the competent authority of any member state of the European Union to which any of the transactions contemplated by this

Agreement is referred pursuant to Article 9 of the ECMR and (ix) the applicable requirements of the German Securities Trading Act (Wertpapierhandelsgesetz), the Securities Prospectus Act (Wertpapierprospektgesetz), and the Stock Exchange Act (Börsengesetz), and the rules and regulations promulgated thereunder.

4.5 SEC Filings; Financial Statements; Sarbanes-Oxley Act.

(a) Since January 1, 2004, Parent has timely filed all forms, reports and documents required to be filed by Parent with the SEC, including all exhibits required to be filed therewith (including any forms, reports and documents filed after the date hereof, as filed, the “Parent SEC Reports”). The Parent SEC Reports: (i) at the time filed complied (or will comply when filed, as the case may be) as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be and (ii) did not at the time they were filed (or, if later filed, amended or superseded, then on the date of such later filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (collectively, the “Parent Financial Statements”), at the time filed and amended, (i) complied or will comply, as the case may be, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, (ii) was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved except as may otherwise be indicated in the notes thereto and (iii) fairly presented or will fairly present, as the case may be, in all material respects, the consolidated financial position of Parent and its Subsidiaries as at the dates indicated and the consolidated results of operations and cash flows for the periods therein indicated, except, in the case of the unaudited interim financial statements for the absence of footnotes and normal year-end adjustments.

(c) The management of Parent has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to provide reasonable assurance that information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Parent required under the Exchange Act with respect to such reports. As of December 31, 2006, there were no “material weaknesses” in Parent’s or any of Parent Subsidiaries’ internal controls as contemplated under SOX. Parent has disclosed, based on the most recent evaluation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) by its chief executive officer and chief financial officer, to Parent’s auditors and the audit committee of Parent’s Supervisory Board (a) any significant deficiencies in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and has identified for Parent’s auditors and audit committee of Parent’s Supervisory Board any material weaknesses in its internal control over financial reporting and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Since the date of Parent’s most recent evaluation of internal control over financial reporting, to the knowledge of Parent, no facts or circumstances have arisen or occurred that would be required to be disclosed to Parent’s auditors or Parent’s audit committee regarding (x) a significant deficiency in the design or operation of its internal control over financial reporting, (y) a material weakness in its internal control over financial reporting or (z) fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(d) Neither Parent nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX. To

Parent’s knowledge, there are no other violations of Parent’s code of conduct, adopted pursuant to NASDAQ Rule 4350(n). Parent has delivered to Parent complete and correct copies of any written complaints, reports or allegations, and a reasonably detailed summary of any verbal complaints, reports or allegations, that have been submitted or made by any party to the Audit Committee of Parent’s Supervisory Board since July 1, 2005 pursuant to the procedures established in accordance with Section 10A(m)(4) of the Exchange Act. Parent has delivered to the Company complete and correct copies of any written complaints, reports or allegations, and a reasonably detailed summary of any verbal complaints, reports or allegations, made or submitted by any attorney representing Parent or any of its Subsidiaries to Parent’s chief executive officer, any supervising attorney or Parent’s Supervisory Board or any committee thereof, including any qualified legal compliance committee, as contemplated by the rules set forth in 17 CFR Part 205. Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar arrangement, including without limitation any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in any Parent Financial Statement or Parent SEC Report.

4.6 Absence of Undisclosed Liabilities. Parent and its Subsidiaries do not have any material liabilities or obligations, whether fixed, contingent, accrued or otherwise, liquidated or unliquidated and whether due or to become due, in each case of a nature required by GAAP to be reflected on a consolidated balance sheet of Parent, other than: (i) liabilities reflected or reserved against on the balance sheet contained in Parent’s Form 20-F (the “Parent’s Most Recent Balance Sheet”) filed with the SEC on April 2, 2007; (ii) liabilities or obligations incurred since December 31, 2006 (the “Parent’s Most Recent Balance Sheet Date”) in the ordinary course of business consistent with past practice, none of which has had or reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect and (iii) liabilities described in Section 4.6 of the Parent Disclosure Schedule.

4.7 Absence of Certain Changes or Events. Since the Parent’s Most Recent Balance Sheet Date, Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent in all material respects with past practice, and there has not been any action, event or occurrence which or would reasonably be expected to have, a Parent Material Adverse Effect.

4.8 Compliance with Law; Regulatory Matters.

(a) The Parent and its Subsidiaries are conducting and have conducted their business and operations in material compliance with applicable provisions of the FDA Law and Regulation and comparable foreign regulatory or Governmental Authorities.

(b) Except as set forth in Section 4.8(b) of the Parent Disclosure Schedule, neither the Parent nor its Subsidiaries has received any notice or communication from the FDA alleging noncompliance with any applicable FDA Law and Regulation. The Parent and its Subsidiaries are not subject to any enforcement, regulatory or administrative proceedings by the FDA or any comparable foreign regulatory or Governmental Authority and, to the knowledge of the Parent, no such proceedings have been threatened. There is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding or request for information pending against Parent or the Parent Subsidiaries, and, to the Parent’s knowledge, the Parent and its Subsidiaries have no liability (whether actual or contingent) for failure to comply with any FDA Law and Regulation or any law or regulation of a comparable foreign regulatory or Governmental Authority. There is no act, omission, event, or circumstance of which the Parent or its Subsidiaries have knowledge that would reasonably be expected to give rise to or lead to any such action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, warning letter, proceeding or request for information or any such liability. There has not been any intentional violation of any FDA Law and Regulation or any law or regulation of a comparable foreign regulatory or Governmental Authority by the Parent or its Subsidiaries in their product development efforts, submissions, record keeping and reports to FDA or a comparable Governmental Authority that could reasonably be expected to require or lead to investigation, corrective action or enforcement, regulatory or administrative action that would result in a Material Adverse Effect. To the knowledge of Parent, there are no civil or criminal proceedings relating to the Parent or its Subsidiaries or any Parent or Subsidiary employee which involve a matter within or related to the FDA’s jurisdiction or the jurisdiction of any comparable Governmental Authority.

(c) To the extent applicable, each of the products and product candidates of the Parent and its Subsidiaries is being, and at all times has been, developed, tested, manufactured, labeled, promoted and stored, as applicable, in material compliance with FDA Law and Regulation and requirements of comparable foreign regulatory and Governmental Authorities, including those requirements relating to good manufacturing practice and good laboratory practice.

(d) The animal studies and other preclinical tests conducted by the Parent or its Subsidiaries were, and if still pending, are, being conducted in all material respects in accordance with applicable FDA and foreign requirements including, but not limited to, good laboratory practices, and FDA Law and Regulation. Neither the Parent nor its Subsidiaries has received any written notice from the FDA or any other regulatory or Governmental Authority requiring the termination or suspension or material modification of any animal study or preclinical study conducted by or on behalf of the Parent or any Subsidiary.

(e) Neither the Parent nor any of its Subsidiaries is subject to any pending or, to the knowledge of the Parent, threatened investigation by (A) the FDA, (B) Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b) (known as the “Anti-Kickback Statute”) or the Federal False Claims Act (31 U.S.C. Section 3729), or (C) any equivalent state or foreign Law.

(f) To the knowledge of the Parent, no officer, employee or agent of the Parent or the Parent Subsidiaries, has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar law or regulation.

(g) The Parent is not Debarred from any government program. To the knowledge of the Parent, no officer, employee or agent of the Parent has been convicted of any crime or engaged in any conduct for which debarment is mandated or permitted by 21 U.S.C. § 335a. To the knowledge of the Parent, no officer, employee or agent of the Parent has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar Law. To the knowledge of the Parent, neither the Parent nor its Subsidiaries employs or uses the services of any individual or entity that is or, during the time when such individual or entity was employed by or providing services to the Parent or any of its Subsidiaries, Debarred.

(h) With respect to all Third Party Manufacturers, the Parent has inspected all Third Party Manufacturers and to its knowledge and to the extent applicable, each such Third Party Manufacturer:

(i) has complied and is complying, in each case in all material respects, with all Laws, including the FD&C Act and any similar state or foreign Laws;

(ii) has all material permits to perform its obligations as a Third Party Manufacturer and all such permits are in full force and effect; and

(iii) has not been Debarred from participation in any government program and does not employ or use the services of any individual or entity that is or, during the time when such person or entity was providing services as a Third Party Manufacturer to the Parent or any of its Subsidiaries, was Debarred.

(i) To the knowledge of the Parent, no officer, employee or agent of the Parent or the Parent Subsidiaries has: made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Entity; failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity; or committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide the basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed.Reg. 46191 (September 10, 1991).

(j) Neither the Parent nor its Subsidiaries has knowingly or willfully solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or kind for the purpose of making or receiving any referral which violated any applicable anti-kickback or similar Law, including the Anti-Kickback Statute, or any applicable state or foreign anti-kickback Law.

(k) Section 4.8(k) of the Parent Disclosure Schedule lists, as of the date of this Agreement, all written claims or statements (including all correspondence, other than immaterial correspondence, with Governmental Authorities, Medicare Administrative Contractors) concerning or relating to any health care program that involves, relates to or alleges (i) any material violation of any applicable rule, regulation, policy or requirement of any such program with respect to any activity, practice or policy of the Parent or its Subsidiaries or (ii) any violation of any applicable rule, regulation, policy or requirement of any such program with respect to any claim for payment or reimbursement made by the Parent or its Subsidiaries or any payment or reimbursement paid to the Company or its Subsidiaries. Except as set forth on Section 4.8(k) of the Parent Disclosure Schedule, there are no such violations nor, to the knowledge of the Parent, are there any grounds to reasonably anticipate the commencement of any investigation or inquiry, or the assertion of any claim or demand by, any government agency, Medicare Administrative Contractors with respect to any of the activities, practices, policies or claims of the Parent or its Subsidiaries, or any payments or reimbursements claimed by the Parent or its Subsidiaries, in each case concerning or relating to any federal or state government funded health care program. Neither the Parent nor its Subsidiaries is, as of the date hereof, subject to any outstanding audit by any Governmental Authority, intermediary or carrier and, to the knowledge of the Parent, there are no grounds to anticipate any such audit, except such audits in the ordinary course of review, in the foreseeable future.

(l) To the knowledge of the Parent, neither the Parent nor any of its Subsidiaries has submitted any claim for payment in violation of any Laws relating to false claim or fraud, including without limitation the Federal False Claim Act, 31 U.S.C. § 3729, or any applicable state or foreign false claim or fraud Law.

(m) Neither the Parent nor any of its Subsidiaries has failed to comply with any applicable security and privacy standards regarding protected health information under HIPAA, or any applicable state or foreign privacy Laws.

(n) Neither the Parent nor its Subsidiaries nor, to the knowledge of the Parent, any of their respective officers, directors or employees, acting in their capacities as such, is or has been involved in any activities which are, or are alleged in writing by any qui tam relator or Governmental Authority to be, prohibited under the federal Medicare and Medicaid statutes, which are specifically defined as 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1395nn, 18 U.S.C. §1347, § 287, §1001, and § 1035, or the federal TRICARE statute, or the regulations promulgated pursuant to such federal statutes.

(o) The Parent and each of its Subsidiaries has conducted its export transactions in accordance in all material respects with applicable provisions of United States export control Laws, including but not limited to the FD&C Act, Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing: (i) the Parent and each of its Subsidiaries has obtained all material export licenses and other approvals required for its exports of products and technologies from the United States; (ii) the Parent and each of its Subsidiaries is in compliance in all material respects with the terms of all applicable material export licenses or other approvals; (iii) there are no pending or, to the knowledge of the Parent, threatened claims against the Parent or any of its Subsidiaries with respect to such material export licenses or other approvals; (iv) there are no actions, conditions or circumstances pertaining to the Parent’s or any of its Subsidiary’s material export transactions that would reasonably be expected to give rise to any future claims and (v) no consents or approvals will be required in connection with the Merger.

(p) Each of the Parent and its Subsidiaries has submitted to the FDA and all comparable foreign regulatory or Governmental Authorities for and received approval of all material FD&C Act Permits necessary to conduct the business of the Parent and its Subsidiaries as currently conducted. The Parent and its Subsidiaries are in material compliance with all such FD&C Act Permits. To the knowledge of the Parent, no suspension, revocation, cancellation or withdrawal of the FD&C Act Permits is threatened and there is no basis for believing that such FD&C Act Permits will not be renewable upon expiration or will be suspended, revoked, cancelled or withdrawn.

4.9 Material Permits. Each of Parent and its Subsidiaries holds all federal, state, local and foreign governmental licenses, permits, franchises and authorizations necessary for conduct of its business as presently conducted and the ownership and operation of its properties and other assets, including those that are required under all Environmental Laws, in each case (whether under Environmental Laws or otherwise) (such licenses, permits, franchises and authorizations, the “Parent Material Permits”) and the FDA Laws and Regulations. Each of Parent and its Subsidiaries has submitted to the FDA and all similar applicable state and local regulatory bodies for and received approval of all registrations, applications, licenses, requests for exemptions, permits and other regulatory authorizations (the “FD&C Act Permits”) necessary to conduct the business of Parent and its Subsidiaries as currently conducted. Parent and its Subsidiaries are in compliance with all such Parent Material Permits and FD&C Act Permits. To the knowledge of the Parent, no suspension, revocation, cancellation or withdrawal of the Material Permits or FD&C Act Permits is threatened and there is no basis for believing that such Material Permits or FD&C Act Permits will not be renewable upon expiration or will be suspended, revoked, cancelled or withdrawn.

4.10 Litigation and Product Liability. Except as set forth in Section 4.10 of the Parent Disclosure Schedule, there is no suit, action, arbitration, claim, governmental or other proceeding before any Governmental Authority pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries. No material product liability claims have been asserted in writing or, to the knowledge of Parent, threatened in writing against Parent in respect of any product or product candidate tested, researched, developed, manufactured, marketed, distributed, or sold by, or on behalf of, or in cooperation with Parent.

4.11 Labor and Employment Matters.

(a) To the knowledge of Parent, there are no material labor grievances pending or, to the knowledge of Parent, threatened in writing between Parent or its Subsidiaries, on the one hand, and any of their respective employees or former employees, on the other hand. Parent has not received written notice of any pending or threatened charge, other than any that are immaterial, of (i) an unfair labor practice as defined in the National Labor Relations Act, as amended; (ii) safety violations under the Occupational Safety and Health Act; (iii) wage or hour violations; (iv) discriminatory acts or practices in connection with employment matters or (v) claims by governmental agencies that Parent has failed to comply with any Law relating to employment or labor matters. To the knowledge of Parent, Parent is not currently and has not been the subject of any threatened or actual “whistleblower” or similar claims by past or current employees or any other persons.

(b) To the knowledge of Parent, Parent is currently in substantial compliance with all Laws relating to employment, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority all amounts required to be withheld from Parent employees and is not liable for any arrears of wages, taxes withheld, penalties or other sums for failing to comply with any of the foregoing.

(c) Since the enactment of the WARN Act, neither Parent nor any of its Subsidiaries has effectuated (i) a plant closing affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Parent or any of its Subsidiaries, or (ii) a mass layoff (as defined in the WARN Act) affecting any site of employment or facility of Parent or any of its Subsidiaries, nor has Parent or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case that would reasonably be expected to have a Parent Material Adverse Effect.

4.12 Offer Documents; European Prospectus; Parent Circular; Information to be Supplied; Merger Registration Statement.

(a) Each of the Schedule TO, the Offer Registration Statement and the other documents required to be filed by the Parent with the SEC in connection with the Offer, the Merger and the other transactions contemplated hereby will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be. Each of the Schedule TO, the Offer Registration Statement and the other documents required to be filed by the Parent with the SEC in connection with the Transactions and any of the information supplied or to be supplied by the Parent or its Subsidiaries or their representatives for inclusion or incorporation by reference in the Schedule 14D-9 will not, at the time the Offer is commenced or at the Acceptance Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b) In the event that a vote of the Company’s stockholders is required to consummate the Merger, the information to be supplied by Parent for inclusion (or incorporation by reference, as the case may be) in the Proxy Statement (if applicable) shall not on the date the Proxy Statement is first mailed to the stockholders of the Company, at the time of the Company Special Meeting (if applicable) and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or otherwise necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier written communication constituting a solicitation of proxies by the Company for the Company Special Meeting which has in the interim become false or misleading in any material respect.

(c) The European Prospectus shall not, at the time the European Prospectus is made publicly available, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(d) The Parent Circular shall not, at the time the Parent Circular is made publicly available and at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(e) The registration statement on Form F-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Shares in the Merger, as amended or supplemented from time to time (as so amended and supplemented, the “Merger Registration Statement”) will comply as to form, in all material respects, with the requirements of the Exchange Act and the Securities Act. The Merger Registration Statement will not, on the date of its filing or mailing, at the time of the Company Stockholder Meeting or at the effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(f) Notwithstanding the foregoing provisions of this Section 4.12, no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Offer Documents, the European Prospectus, the Parent Circular or the Merger Registration Statement based on information supplied by or on behalf of the Company and its Subsidiaries for inclusion or incorporation by reference therein or based on information which is not made in or incorporated by reference in such documents but which should have been disclosed pursuant to Section 3.16.

4.13 Properties and Assets. Other than properties and assets disposed of by Parent and its Subsidiaries in the ordinary course of business since the Parent’s Most Recent Balance Sheet Date, Parent and its Subsidiaries have good and valid title to or, with respect to leased property, valid leasehold interests in, all of their respective properties, interests in material properties and assets, real and personal, in each case free and clear of Liens.

4.14 Taxes.

(a) Each of Parent and its Subsidiaries has timely filed all material federal, state, local and foreign Returns relating to any and all Taxes concerning or attributable to Parent or any of its Subsidiaries or to their operations, and all such Returns are complete and correct in all material respects.

(b) Each of Parent and its Subsidiaries (i) has paid all Taxes it is obligated to pay as reflected on the Returns or otherwise to the extent such payment was legally due and (ii) has withheld all federal, state, local and foreign Taxes required to be withheld with respect to its employees or otherwise.

(c) Neither Parent nor any of its Subsidiaries has any material liability for unpaid Taxes that has not been properly accrued for under GAAP and reserved for on the Parent’s Most Recent Balance Sheet, whether asserted or unasserted, contingent or otherwise or which accrued after the Parent’s Most Recent Balance Sheet Date in the ordinary course of business.

(d) Taking into account the application of the special rules set forth in Treasury Regulation Section 1.367(a)-3(c)(3)(ii), (i) Parent (or any Subsidiary that is a “qualified subsidiary” (as defined in Treasury Regulation Section 1.367(a)-3(c)(5)(vii)) or a “qualified partnership” (as defined in Treasury Regulation Section 1.367(a)-3(c)(5)(viii)) is currently engaged, and will have been engaged for the entire 36-month period immediately preceding the Closing Date, in an active trade or business outside the United States within the meaning of Treasury Regulation Section 1.367(a)-2T(b)(2) and (3) (the “Qualified Trade or Business”); and (ii) Parent (and, if applicable, the Subsidiary engaged in the Qualified Trade or Business) does not have any plan or intention to substantially dispose of or discontinue the Qualified Trade or Business.

(e) Parent has not been a “controlled foreign corporation” as defined in Section 957(a) of the Code (a “CFC”) on any day of its current taxable year and has no plan or intention to become a CFC on any day subsequent to the Closing Date.

(f) Parent has not been a passive foreign investment company, as defined in Section 1297(a) of the Code (a “PFIC”), for its taxable year in which the Closing Date occurs and has no plan or intention to become a PFIC for any subsequent taxable year.

(g) To the knowledge of Parent, neither Parent nor any of its Subsidiaries has taken any action or failed to take any action which action or failure would (i) prevent the qualification of the Offer and the Merger as a reorganization within the meaning of Section 368(a) of the Code or (ii) cause the Offer and the Merger to fail to satisfy the requirements of Treasury Regulation Section 1.367(a)-3(c)(i), (ii) or (iv) following the Merger.

4.15 Environmental Matters. Except as set forth on Section 4.15 of the Parent Disclosure Schedule:

(a) Parent is in compliance with all Environmental Laws. Parent possesses Material Permits required under all Environmental Laws and is in material compliance with the terms and conditions thereof.

(b) Parent has not received any written communication, whether from a Governmental Authority or other Person, that alleges that either Parent or any of its Subsidiaries is not in compliance with any Environmental Laws or any Material Permit required under any applicable Environmental Law, or that it is liable under any Environmental Law, or that it is responsible (or potentially responsible) for the remediation of any Materials of Environmental Concern at, on or beneath its facilities or at, on or beneath any land adjacent thereto or any other property.

(c) There are no past or present facts, circumstances, activities, practices or conditions existing at the facilities currently or formerly owned or operated by Parent, including the release of any Materials of Environmental Concern, that would reasonably be expected to give rise to any liability or result in a claim against Parent or any of its Subsidiaries under any Environmental Law or that would interfere with or prevent compliance with any Material Permits.

(d) Neither Parent nor any of its Subsidiaries has used, generated, manufactured, discharged, assembled, processed, stored, released, disposed of, arranged for the disposal of or transported any Materials of Environmental Concern except in material compliance with all Material Permits and Environmental Laws.

(e) Neither Parent nor any of its Subsidiaries is a party to any federal, state, local or private litigation, proceedings, administrative action, or, to the knowledge of Parent, is the subject of any investigation involving a demand for damages or other potential liability under any Environmental Laws, and neither Parent nor any of its Subsidiaries has received or, to the knowledge of Parent, is subject to any order or decree of any Governmental Authority relating to a violation of or liability under Environmental Laws.

(f) To the knowledge of Parent, no underground storage tanks or surface impoundments exist on any property currently or formerly owned or leased by Parent or its Subsidiaries.

4.16 Intellectual Property.

(a) To the knowledge of Parent, each of Parent and its Subsidiaries owns, is licensed or otherwise possesses the rights to use and license (subject to any existing licenses or other grants of rights to third parties) all patents (including any registrations, continuations, continuations in part, divisionals, renewals, reexaminations, reissues and applications therefor), copyrights, trademarks, service marks, trade names, Uniform Resource Locators and Internet URLs, designs, slogans, computer programs and other computer software, databases, technology, trade secrets and other confidential information, know-how, processes, formulae, algorithms, models, user interfaces, customer lists, inventions, source codes and object codes, methodologies, architecture, structure, display screens, layouts, development tools, instructions, templates, trade dress, logos and all documentation and media constituting, describing or relating to each of the foregoing, together with all goodwill related to any of the foregoing, in each case as is necessary to conduct their respective businesses as presently conducted (collectively, the “Parent Intellectual Property Rights”).

(b) Except as set forth in Section 4.16(b) of the Parent Disclosure Schedule, (i) to the knowledge of Parent, all Parent Intellectual Property Rights that have been registered with any Governmental Authority are valid and subsisting and (ii) as of the Closing Date, in connection with such registered Parent Intellectual Property Rights, all necessary registration, maintenance and renewal fees will have been paid and all necessary documents and certificates have been filed with the relevant Governmental Authorities.

(c) To the knowledge of Parent, neither Parent nor any of its Subsidiaries is, or will as a result of the consummation of the Merger or other transactions contemplated by this Agreement be, in breach in any material respect of any license, sublicense or other agreement relating to the Parent Intellectual Property Rights, or any licenses, sublicenses and other agreements as to which Parent or any of its Subsidiaries is a party and pursuant to which Parent or any of its Subsidiaries uses any patents, copyrights (including software), trademarks or other intellectual property rights of or owned by third parties material to the conduct of the business of Parent and its Subsidiaries (the “Parent Third Party Intellectual Property Rights”).

(d) Except as set forth in Section 4.16(d) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has been named as a defendant in any suit, action or proceeding which involves a claim of infringement or misappropriation of any Parent Third Party Intellectual Property Right. Except as set forth in Section 4.16(d) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has as of the date of this Agreement received any written notice of any actual or alleged infringement, misappropriation or unlawful or unauthorized use of any Parent Third Party Intellectual Property. With respect to the Parent Identified Products, Parent does not infringe any third party intellectual property rights other than Parent Third Party Intellectual Property Rights. With respect to the Parent Identified Products that are not yet being marketed, to the knowledge of Parent, after the same are marketed, such marketing would not infringe any Parent Third Party Intellectual Property Rights.

(e) As of the date hereof, to the knowledge of Parent, no other Person is materially infringing, misappropriating or making any unlawful or unauthorized use of any Parent Intellectual Property Rights. As of the Closing Date, to the knowledge of Parent, no Person will be infringing, misappropriating or making any unlawful or unauthorized use of any Parent Intellectual Property Rights.

4.17 Brokers. No broker, financial advisor, investment banker or other financial intermediary is entitled to any fee, commission or expense reimbursement in connection with the Merger or other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, other than Goldman, Sachs & Co.

4.18 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated in this Agreement.

4.19 Ownership of Company Common Stock. Neither Parent nor any of Parent’s “Affiliates” or “Associates” directly or indirectly “owns,” and at all times since August 1, 2002, neither Parent nor any of Parent’s Affiliates directly or indirectly has “owned,” beneficially or otherwise, 15% or more of the outstanding Company Common Stock, as those terms are defined in Section 203 of the DGCL.

4.20 Financing. At the Closing, Parent, NAH and Merger Sub will have sufficient funds to perform all of their respective obligations under this Agreement and to consummate the Merger.

4.21 Solvency. As of and immediately following the Effective Time, (a) Parent shall be able to pay its debts as they become due and (b) Parent shall have adequate capital to carry on its business.

4.22 Capital Resources. Parent has cash on hand and committed financing that, together, will at the Effective Time be sufficient to pay the aggregate Per Share Cash Consideration. Parent has made available to the Company a copy of the commitment letter, dated June 1, 2007, setting forth the terms of the committed financing available to Parent in connection with the transactions contemplated by this Agreement (the “Commitment Letter”), which Commitment Letter is in full force and effect. All commitment and other fees required to be paid under the Commitment Letter prior to the date hereof have been paid. To the knowledge of Parent, there is no state of facts existing as of the date of this Agreement that will preclude satisfaction as of the Effective Time of the conditions contemplated by the Commitment Letter.

4.23 Opinion of Financial Advisor. The Parent Board has received the opinion of its financial advisor, Goldman, Sachs & Co., dated as of the date of this Agreement, to the effect that the consideration to be paid in the Offer and the Merger is fair, from a financial point of view, to Parent.

5. CONDUCT OF BUSINESS PENDING THE MERGER

5.1 Conduct of Business by Company Pending the Merger. The Company covenants and agrees that, beginning on the date hereof and the ending at the earlier to occur of the Closing or such earlier time as this Agreement is terminated in accordance with Section 8 (such period being hereinafter referred to as the “Interim Period”), except as expressly provided or permitted by this Agreement or set forth in Section 5.1 of the Company Disclosure Schedule or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to (i) conduct its business in the ordinary course and (ii) preserve intact its business organization, properties and assets, including keeping available the services of their officers, employees and consultants, maintaining in effect all Company Material Contracts and preserving its relationships, customers, licensees, manufacturers, suppliers and other Persons with which it has material business relations. Except as expressly provided or permitted by this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedule, during the Interim Period, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not, in the case of any matter described in clauses (k), (o) or (p) and, to the extent relating to such clauses, clause (u), be unreasonably withheld, conditioned or delayed):

(a) amend their Certificate of Incorporation, Bylaws or other equivalent organizational documents;

(b) issue, sell, transfer, pledge, dispose of or encumber any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, of the Company or any of its Subsidiaries (except for the issuance of shares of Company Common Stock pursuant to the Company Equity Awards outstanding on the date of this Agreement and listed on Section 3.3(e) of the Company Disclosure Schedule;

(c) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or any equity interest in or securities of any of its Subsidiaries, other than (i) forfeitures of Company Common Stock pursuant to any right of forfeiture pursuant to Restricted Stock Unit Awards and Performance Shares Awards under the Company Equity Plans; (ii) in connection with any “cashless exercise” of any Company Stock Options in accordance with the terms of the Company Equity Plans; or (iii) any “net settlement” of Restricted Stock Units or Performance Shares Awards in accordance with the Company Equity Plans;

(d) sell, transfer, pledge, dispose of or encumber any material properties, facilities, equipment or other assets, except for sales of inventory or equipment in the ordinary course of business;

(e) declare, set aside or pay any dividend or other distribution (whether in cash, stock or other securities or property, or any combination thereof) in respect of any of its capital stock or other equity interests (except that a wholly owned Subsidiary of the Company may declare and pay cash dividends to the Company or any of its Subsidiaries);

(f) split, combine or reclassify any shares of its capital stock or other securities or equity interests, or issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests;

(g) sell, transfer, lease, license, sublicense, mortgage, pledge, encumber, grant or otherwise dispose of any Company Intellectual Property Rights, or amend or modify in any material respect any existing Company Material Agreements with respect to any Company Intellectual Property Rights;

(h) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) an interest in any corporation, limited liability company, partnership, joint venture or other business organization or division thereof provided this shall not prevent the Company or its Subsidiaries from investing its cash and cash equivalents in short-term investments consistent with its investment policy as disclosed to Parent prior to the date hereof;

(i) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee (other than guarantees of bank debt of the Company’s Subsidiaries entered into in the ordinary course of business) or endorse or otherwise as an accommodation become responsible for the obligations of any Person, or make any loans, advances or enter into any financial commitments, except in each case (A) in the ordinary course of business and (B) as otherwise permitted under any loan or credit agreement to which the Company or any of its Subsidiaries is a party as of the date of this Agreement;

(j) authorize any capital expenditures outside of the Company’s budget in excess of $2,000,000 individually or $5,000,000 in the aggregate;

(k) except as required to comply with Law or agreements, plans or arrangements existing on the date hereof (including this Agreement), (A) increase the compensation payable to its officers or employees, except for increases in salary or wages in the ordinary course of business consistent with past practice; (B) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, its officers; (C) pay any severance or termination pay to any employee, except in the ordinary course of business and consistent with past practice; (D) enter into any collective bargaining agreement; (E) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or other enforceable arrangement for the benefit of any of its directors, officers or employees, other than, in the ordinary course of business or (F) enter into any employment arrangement, except in the ordinary course of business; provided, however, nothing in this subsection (k) shall prohibit the Company from awarding cash bonuses (i) payable after the Closing, (ii) in an aggregate amount not to exceed $3,000,000, (iii) with no individual bonus (other than the bonus payable to the Company’s chief executive officer) in excess of $180,000 and (iv) with no individual bonus in excess of 50% of the recipient’s current base salary;

(l) make any material changes to the personnel or business policies of the Company;

(m) materially change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable), unless required by statutory accounting principles or GAAP;

(n) create, incur, suffer to exist or assume any material Lien on any of its material properties, facilities or other assets, other than any Lien for Taxes not yet due;

(o)(A) enter into any new Company Material Contract pursuant to which the Company and its Subsidiaries will spend or receive (or are reasonably expected to spend or receive) in the aggregate more than $200,000 during the current or next fiscal year; (B) amend in any material respect or terminate (other than in accordance with its terms) any Company Material Contract or waive, release or assign any material rights or claims thereto or thereunder; (C) enter into or extend any material lease with respect to real property or (D) initiate or participate in any new clinical trials or clinical trial or clinical development program;

(p) enter into any agreement, or amend or waive the terms of any existing agreement, which grants to any Person exclusive supply, manufacturing, warehousing, production, marketing or distribution rights with respect to any of its products or technologies or enter into any material collaboration agreement, material license, co-marketing or co-promotion agreement or any other such material agreement with respect to the Company’s Intellectual Property Rights;

(q) make any material Tax election or settle or compromise any material federal, state, local or foreign Tax liability, or agree to an extension of a statute of limitations with respect thereto except as made in connection with the end of Company’s fiscal year;

(r) pay, discharge, satisfy or settle any material litigation or waive, assign or release any material rights or claims with respect thereto, other than settlements in the ordinary course of business requiring no obligation other than the payment of cash not in excess of $250,000 in the aggregate and no admission being made with respect to (A) any criminal wrongdoing or (B) the invalidity or unenforceability of, or any infringement with respect to, any Company Intellectual Property Rights;

(s) except as contemplated by Section 2.18 or as required by the Company Equity Plans, accelerate or otherwise amend the terms of any outstanding options under the Company Equity Plans;

(t) fail to maintain in full force and effect all material insurance policies currently in effect, or permit any of the coverage thereunder to lapse, in each case, without simultaneously securing replacement insurance policies which will be in full force and effect and provide coverage substantially similar to or greater than under the prior insurance policies; or

(u) enter into any agreement or contract to do any of the foregoing.

5.2 No Solicitation of Transactions.

(a) The Company shall, and shall cause its officers, directors, employees, auditors, attorneys and financial advisors and any other agents (each, a “Representative”) to, immediately cease any discussions, negotiations or written communications (other than communications solely directed at informing other parties of the restrictions contained in this Section 5.2 and only in response to an inquiry from such other parties) with any party or parties that commenced prior to the execution of this Agreement with respect to any Competing Proposal. As used in this Agreement, a “Competing Proposal” means any proposal, offer or indication of interest (other than this Agreement, the Offer and the Merger), whether in writing or otherwise, from any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent, NAH,

Merger Sub or any affiliates thereof (a “Third Party”), relating to (i) any acquisition or purchase, directly or indirectly, of more than 20% of the consolidated total assets of the Company and its Subsidiaries or more than 20% of any class of equity or voting securities of the Company; (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party beneficially owning more than 10% of any class of equity or voting securities of the Company or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company.

(b) During the Interim Period, the Company shall not, nor shall it authorize or permit any Representative of the Company or its Subsidiaries to (i) solicit, initiate or knowingly encourage, or otherwise knowingly facilitate, directly or indirectly, any inquiries relating to, any Competing Proposal; (ii) directly or indirectly initiate or participate in any discussions, negotiations or communications (other than communications solely directed at informing other parties of the restrictions contained in this Section 5.2 and only in response to an inquiry from such other parties) regarding any Competing Proposal; (iii) furnish to any Third Party any nonpublic information or data for the purpose of encouraging or facilitating, or, except where failure to do so would cause the Company Board to breach its fiduciary obligations under applicable Laws, provide access to the properties, offices, books, records, officers, directors or employees of the Company for the purpose of encouraging or facilitating, any Competing Proposal; or (iv) release any party from or waive any provision of, any confidentiality or standstill agreement to which it is a party. Without limiting the generality of the foregoing, it is understood that any violation of any of the restrictions set forth in this Section 5.2 by any Representative of the Company or any of its Subsidiaries shall be and be deemed to be a breach by the Company of this Section 5.2 by the Company. Notwithstanding the foregoing and anything to the contrary contained in this Agreement, if, prior to the closing of the polls at the Company Special Meeting on the proposal to adopt this Agreement, the Company Board determines (after consultation with outside counsel and its financial advisor) that a Competing Proposal (other than one made following a breach by the Company of this Section 5.2) constitutes or is reasonably likely to lead to a Superior Competing Proposal, then the Company may, but only to the extent that the Company Board determines in good faith after consultation with the Company’s outside counsel that failure to do so would cause the Company Board to breach its fiduciary obligations under applicable Laws and subject to the Company providing prompt (but in any event within 12 hours) written notice to Parent of its decision to take such action and compliance by the Company with Section 5.2(d), (A) furnish information or data with respect to the Company and its Subsidiaries to such Third Party (and the Representatives of such Third Party); (B) participate in discussions and negotiations directly or through its Representatives with such Third Party, subject to, in the case of clause (A) and, to the extent such discussions or negotiations include the disclosure by the Company, any of its Subsidiaries, or any of their Representatives of any material nonpublic information, clause (B), a confidentiality agreement not less favorable to the Company than the Confidentiality Agreement, provided, that all such material nonpublic information not already provided or made available to Parent is provided to Parent as soon as reasonably practicable (but in any event within 12 hours) after it is provided to such Third Party and (C) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company Common Stock, but only to the extent necessary to permit the making and subsequent consummation of a Superior Competing Proposal by a Third Party. For purposes of this Agreement, “Superior Competing Proposal” shall mean a bona fide written proposal or offer made by a Third Party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, sale of shares of stock, sale of assets, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, more than 50% of the capital stock of the Company then outstanding or more than 50% of the consolidated total assets of the Company and its Subsidiaries (i) on terms the Company Board determines in good faith (after consulting the Company’s outside legal counsel and financial advisor) are more favorable to the holders of Company Common Stock than the Transactions, taking into account, among other things, relevant legal, financial, regulatory, timing and other aspects of the offer and the Third Party making the offer and the terms and conditions of this Agreement and (ii) which is reasonably capable of being consummated.

(c) Neither the Company Board nor any committee thereof shall (i) withdraw or modify, or publicly propose or publicly resolve to withdraw or modify, in a manner adverse to Parent, NAH or Merger Sub, the Recommendation; (ii) approve or recommend, or publicly propose or publicly resolve to approve or recommend, any Competing Proposal; (iii) approve or recommend, or execute or enter into, or publicly propose or publicly resolve to approve or recommend or execute or enter into, any letter of intent, agreement in principle, merger agreement, stock purchase agreement, asset purchase agreement, acquisition agreement, option agreement or similar agreement relating to a Competing Proposal (other than a confidentiality agreement referred to in Section 5.2(b) entered into in the circumstances referred to in Section 5.2(b)) (an “Acquisition Agreement”); (iv) approve or recommend, or execute or enter into, or publicly propose or publicly resolve to approve or recommend or execute or enter into, any agreement requiring it to terminate this Agreement or abandon or fail to consummate the Offer, the Merger or the other Transactions contemplated hereby or (v) take any action necessary to render the provisions of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination”, or other anti-takeover Laws and regulations of any state or other jurisdiction, including the provisions of Section 203 of the DGCL, inapplicable to any Competing Proposal. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, prior to obtaining the Company Requisite Stockholder Approval, the Company Board may, in response to a Superior Competing Proposal (other than one made following a breach by the Company of this Section 5.2), (1) withdraw or modify the Recommendation or (2) approve or recommend the Superior Competing Proposal, but in the case of any action described in clause (1) or any recommendation described in clause (2), only (x) if the Company Board determines in good faith, after consultation with the Company’s outside counsel, that failure to do so would violate its fiduciary obligations under applicable Laws, and in each case, only (y) at a time that is after 3 Business Days following Parent’s receipt of written notice advising Parent that the Company Board intends to take such action (during which period the Company shall make its chief executive officer, chief financial officer and its counsel available to Parent to meet on at least two separate occasions for a total of at least 12 hours, and shall consider in good faith any amendment of the terms of the Offer and/or the Merger proposed by Parent, NAH or Merger Sub or any proposal by Parent, NAH or Merger Sub to amend the terms of this Agreement, the Offer or the Merger), specifying therein the material terms and conditions of such Superior Competing Proposal and identifying the Person or group making such Superior Competing Proposal, provided that such 3 Business Day period shall be extended for an additional 3 Business Days following each material modification of such Competing Proposal occurring after the receipt of Parent’s proposal, and (z) if, after the end of such 3 Business Day period (plus each applicable extension), the Company Board determines in good faith (after consultation with the Company’s outside legal counsel and its financial advisor) that such proposed transaction continues to be a Superior Competing Proposal, after taking into account any bona fide proposal by Parent, NAH or Merger Sub to amend the terms of this Agreement and the Merger. The Company shall not during the term of this Agreement release any Third Party from, or agree to amend or waive any provision of, any confidentiality agreement with any Third Party with respect to a Competing Proposal entered into pursuant to this Section 5.2 other than the standstill provision as provided above, and the Company shall use its reasonable best efforts to enforce, to the fullest extent permitted by Law, each confidentiality agreement entered into pursuant to this Section 5.2. In addition, notwithstanding the foregoing or anything to the contrary set forth in this Agreement, prior to obtaining the Company Requisite Stockholder Approval, the Company Board may withdraw or modify the Recommendation if the Company Board determines, after consultation with outside counsel, that failure to do so would violate its fiduciary obligations under applicable Law, but only at a time that is after 3 Business Days following Parent’s receipt of written notice advising Parent that the Company Board is prepared to take such action, specifying the reasons therefor.

(d) In addition to the obligations set forth in Sections 5.2(a), (b) and (c), the Company shall notify Parent orally and, if requested by Parent, in writing, within 12 hours of the receipt by the Company of any Competing Proposal, which notification shall include the material terms and conditions of such Competing Proposal and the identity of the person or group making or sending the Competing Proposal. The Company shall promptly (but in any event within 12 hours) advise Parent of any material change in the terms or conditions of a Competing Proposal or any other material development with respect thereto.

(e) Nothing contained in this Section 5.2 or any other provision hereof shall prohibit the Company or the Company Board from (i) taking and disclosing to the Company’s stockholders pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act a position with respect to a tender or exchange offer by a Third Party or (ii) making any disclosure to the Company’s stockholders, if the Company Board determines, after consultation with its outside counsel, that failure to so disclose would cause it to violate its fiduciary obligations under applicable Law.

(f) Nothing in this Section 5.2 shall permit the Company to terminate this Agreement (except as expressly provided in Section 8).

5.3 No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations.

6. ADDITIONAL AGREEMENTS

6.1 Offer Registration Statement; European Prospectus; Parent Circular.

(a) As soon as reasonably practicable after the execution hereof Parent shall prepare and file the Offer Registration Statement with the SEC and prepare and file with the AFM a draft of a listing disclosure document (as amended or supplemented, the “European Prospectus”) under the European Union Prospectus Directive and any rules and regulations relating thereto (the “EU Prospectus Directive”) and applicable Dutch securities Laws, in each case with respect to the Parent Common Shares issuable and deliverable pursuant to this Agreement. The Company and Parent shall cooperate with each other in the preparation of the Offer Registration Statement and the European Prospectus. Parent shall prepare the European Prospectus to comply as to form in all material respects with the EU Prospectus Directive and applicable Dutch securities Laws. Each of Parent and the Company shall use its reasonable best efforts to, as promptly as reasonably practicable after the filing of the European Prospectus, have the European Prospectus approved by the AFM. Parent shall advise the Company, promptly after it receives notice, of the time when each of the Offer Registration Statement and the European Prospectus has become effective or been approved, as applicable, or any supplement or amendment to either such document has been filed, the issuance of any stop order, or the suspension of the qualification of the Parent Common Shares issuable and deliverable in connection with the Offer and the Merger for offering or sale in any jurisdiction. Each of Parent and the Company shall, as soon as reasonably practicable, notify the other of the receipt of any comments from the SEC or the AFM with respect to the Offer Registration Statement or the European Prospectus, as applicable, any request by the SEC or the AFM for any amendment to the Offer Registration Statement or the European Prospectus, as applicable, or for additional information.

(b) The Company shall, upon request of Parent, furnish Parent with all information concerning itself, its Subsidiaries, directors, officers and stockholders, as applicable, and any other matters as may be necessary or advisable in connection with Offer Documents, the European Prospectus (including information required to be set forth therein as required by the EU Prospectus Directive), any stockholders circular required to be prepared and distributed by Parent in connection with the Parent Stockholders Meeting (the “Parent Circular”) or any other filing, notice, statement, registration, submission of information or application required to be made by or on behalf of the Company or Parent or any of their respective Subsidiaries to any third-party and/or Governmental Authority in connection with the Offer, the Merger and the other Transactions. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment and/or a supplement to the Offer Documents, the European Prospectus or the Parent Circular, so that the Offer Documents, European Prospectus and the Parent Circular would not, in the case of the Offer Documents, at the time the Offer is commenced and at the Acceptance Date, in the case of the European Prospectus, at the time the European

Prospectus is made publicly available, or, in the case of the Parent Circular, at the date it is made publicly available and at the time of the Parent Stockholders Meeting, include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers this information shall promptly notify the other party and, to the extent required by Law, an appropriate amendment or supplement describing that information shall be promptly filed with the AFM or any other applicable Governmental Authority and, to the extent required by Law, disseminated to Parent’s stockholders.

(c) Preparation of Merger Registration Statement and Proxy Statement.

(i) If required by applicable Laws, promptly after the acceptance for exchange or payment of shares of Company Common Stock pursuant to the Offer, Parent and the Company shall prepare and file with the SEC, the Merger Registration Statement and the Proxy Statement. Parent shall provide the Company and its counsel with any comments it may receive from the SEC or its staff with respect to the Merger Registration Statement as promptly as reasonably practicable after receipt of such comments and the parties shall cooperate to prepare appropriate responses to the SEC to such comments and make such modifications to the Merger Registration Statement as shall be reasonably appropriate. The Company shall provide the Parent and its counsel with any comments it may receive from the SEC or its staff with respect to the Proxy Statement as promptly as reasonably practicable after receipt of such comments and the parties shall cooperate to prepare appropriate responses to the SEC to such comments and make such modifications to the Proxy Statement as shall be reasonably appropriate. Each of the Company and Parent shall use all reasonable efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after the acceptance for payment or exchange of shares of Company Common Stock pursuant to the Offer and to keep the Merger Registration Statement effective as long as is necessary to consummate the Merger. The Company shall furnish all information concerning the Company as Parent may reasonably request in connection with the preparation of the Merger Registration Statement. The Parent shall furnish all information concerning the Parent and the Company may reasonably request in connection with the preparation of the Proxy Statement. If required by applicable Laws, the Company shall use its reasonable best efforts to mail the Proxy Statement to its stockholders as promptly as reasonably practicable after the Merger Registration Statement is declared effective under the Securities Act and, if necessary, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, resolicit proxies. No amendment or supplement to the Merger Registration Statement or Proxy Statement will be made by Parent or the Company without the approval of the other party, which will not be unreasonably withheld or delayed. Each party will advise the other party promptly, after it receives notice thereof, of the time when the Merger Registration Statement is declared effective or any supplement or amendment thereto has been filed, of the issuance of any stop order, of the suspension or qualification of Parent Common Shares issued in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If, at any time prior to the Effective Time, the Company or Parent discovers any information relating to either party, or any of their respective affiliates, officers or directors, that should be set forth in an amendment to either the Merger Registration Statement or the Proxy Statement so that such document would not contain any misstatement of material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers that information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law or regulation, disseminated to the stockholders of the Company.

(ii) Notwithstanding the foregoing, if Parent or Merger Sub shall acquire at least 90% of the outstanding shares of Company Common Stock pursuant to the Offer or otherwise, the parties hereto agree, subject to the satisfaction or (to the extent permitted hereunder) waiver of all conditions to the Merger, to take, or cause to be taken, all necessary and appropriate action to cause the Merger to be effective as soon as reasonably practicable after the acceptance for payment or exchange of shares of Company Common Stock pursuant to the Offer without the Company Stockholder Meeting.

(d) Parent will use its reasonable best efforts to cause the Parent Circular and the European Prospectus to be made publicly available as promptly as reasonably practicable after the Offer Registration Statement is declared effective.

(e) As promptly as reasonably practicable after the date of this Agreement, the Parties shall prepare and file any other filings required under the Exchange Act, the Securities Act or any other federal or state securities Laws relating to the Merger and the other transactions contemplated by this Agreement (collectively, the “Other Filings”).

(f) The Parties shall use their respective reasonable best efforts to cause the Schedule TO, the Schedule 14D-9, the Offer Registration Statement, the Parent Circular, the European Prospectus, the Merger Registration Statement, the Proxy Statement and the Other Filings to comply in all material respects with all requirements of Laws. Whenever any event or circumstance occurs which is required under the Securities Act, the Exchange Act or other Laws to be set forth in an amendment or supplement to the Schedule TO, the Schedule 14D-9, the Offer Registration Statement, the Parent Circular, the European Prospectus, the Merger Registration Statement, the Proxy Statement or any Other Filing, each Party shall promptly upon becoming aware thereof inform the other of such occurrence and the relevant Party shall promptly prepare an amendment, supplement or filing, as appropriate, accurately describing such event or circumstance and provide the other Party reasonable opportunity under the circumstances to review and comment, and cooperate in filing with the SEC, its staff or any other Governmental Authority, and/or mailing to stockholders of the Company, such amendment or supplement.

(g) Subject to Section 5.2(c), the Proxy Statement shall include the Recommendation.

6.2 Stockholders Meetings.

(a) If required by applicable Laws, the Company, acting through the Company Board, shall, in accordance with applicable Laws, duly call, convene and hold the Company Special Meeting, as soon as reasonably practicable after the acceptance for payment or exchange of shares of Company Common Stock pursuant to the Offer, for the purpose of voting upon this Agreement and the Merger, and the Company agrees that this Agreement shall be submitted at such meeting. The Company shall (i) take all action necessary to duly call, give notice of, convene and hold the Company Special Meeting, (ii) subject to Section 5.2(c), include in the Company Proxy Statement the Recommendation and (iii) use its reasonable best efforts to obtain the Company Requisite Stockholder Approval. The Company shall solicit from stockholders of the Company proxies in favor of the adoption of this Agreement and shall take all other action reasonably necessary or advisable to secure the Company Requisite Stockholder Approval.

(b) As soon as reasonably practicable following the date of this Agreement, the effectiveness of the Offer Registration Statement and the approval of the European Prospectus by the AFM, Parent, acting through its Supervisory and/or Managing Boards, shall (i) take all action necessary to duly call, give notice of, convene and hold a general meeting of its stockholders (such meeting, including any adjournments or postponements, the “Parent Stockholders Meeting”) for the purposes of, among other things, obtaining the Parent Requisite Stockholder Approval and (ii) use its reasonable best efforts to obtain the Parent Requisite Stockholder Approval.

6.3 Access to Information; Confidentiality.

(a) Upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with business operations, Parent and the Company shall (and shall cause each of their respective

Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other Party reasonable access, during the Interim Period, to all its properties, books, contracts, commitments and records and, during such period, furnish promptly to the other Party such information concerning its business, properties and personnel as the other Party may reasonably request. Parent and the Company shall make available to the other, upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with business operations, the appropriate individuals for discussion of its business, properties and personnel as the other may reasonably request.

(b) The Parties shall keep all information obtained pursuant to Section 6.3(a) confidential in accordance with the Confidentiality Agreement dated May 7, 2007 (the “Confidentiality Agreement”), between Parent and the Company.

6.4 Reasonable Best Efforts; Further Assurances.

(a) Parent and the Company shall use their reasonable best efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Section 7, as applicable to each of them. Each Party, at the reasonable request of the other, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary and consistent with this Agreement to effect the consummation of the Merger and other transactions contemplated by this Agreement.

(b) Subject to the terms and conditions hereof, the Company and Parent agree to use their respective reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to promptly consummate and make effective the Merger and other transactions contemplated by this Agreement, including using their respective reasonable best efforts: (i) to effect all necessary registrations and filings required by any Governmental Authority (in connection with which Parent and the Company shall cooperate with each other in connection with the making of all such registrations and filings, including providing copies of all such documents to the non-filing party and its advisors prior to the time of such filing and, if requested, will consider in good faith reasonable additions, deletions or changes suggested in connection therewith) and (ii) to furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing.

(c) The Company shall use its reasonable best efforts to promptly obtain all consents, approvals, authorizations, and waivers of, and to give all notices to, each third party that may be necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, including obtaining all consents, approvals, authorizations and waivers, and giving all notices listed in Section 3.4(c) of the Company Disclosure Schedule; provided, however, that the Company shall not amend or agree to amend, or waive any material right or material economic benefit under, any Company Material Contract in connection with obtaining such consents, approvals, authorizations and waivers without Parent’s prior written consent (which consent shall not be unreasonably withheld or delayed); and provided, further, that, in connection with obtaining such consents, approvals, authorizations and waivers, or the giving of such notices, the Company shall not incur any out of pocket costs or any other obligation or liability without Parent’s prior written consent (which consent shall not be unreasonably withheld or delayed), unless such costs, obligation or liability is de minimis in nature.

(d) Parent, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 6.4(b) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act, ECMR or any other applicable Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other Party reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other with any written notices or other communications received by such Party from, or given by such Party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), the European Commission or any other Governmental Authority and of any notices or other communications received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (iii) permit the other Party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, DOJ or such other applicable Governmental Authority or other person, give the other Party the opportunity to attend and participate in such meetings and conferences in accordance with Antitrust Law. For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the ECMR, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(e) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.4(b) and (d), each Party hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any applicable Antitrust Law. Notwithstanding anything to the contrary in this Agreement, in connection with any filing or submission required or action to be taken by either Parent or the Company to consummate the Merger, in no event shall Parent or any of its Subsidiaries or affiliates be obligated to propose or agree to accept any material undertaking or condition, to enter into any consent decree, to make any material divestiture or to accept any material operational restriction.

(f) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or a private party challenging any transaction contemplated by this Agreement, each of the parties (i) shall cooperate with the others and use its respective reasonable best efforts to defend, contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any order that is in effect (until all appeals are exhausted, if necessary) that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement and (ii) shall defend, at their costs and expense, any action or actions, whether administrative or judicial, in connection with the transactions contemplated by this Agreement.

(g) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.4 shall limit a Party’s right to terminate this Agreement pursuant to Section 8.1 so long as such Party has up to then complied in all material respects with its obligations under this Section 6.4.

(h) Notwithstanding the foregoing or any other provision of this Agreement, the Company shall not take any action, agree to take any action or consent to the taking of any action pursuant to this Section 6.4 (including with respect to selling, holding separate or otherwise disposing of assets or conducting its business in a specified manner) without the prior written consent of Parent.

(i) Parent has advised the Company that Parent intends to seek financing of a portion of the aggregate Per Share Cash Consideration (“Financing”). The Parties agree that such Financing is not a condition to any Party’s obligation to effect the Merger and consummate the other transactions contemplated hereby in accordance with this Agreement, and that Parent, NAH and Merger Sub shall be required to proceed with the Closing notwithstanding Parent’s inability or failure to obtain such Financing. The Company agrees that it will use its reasonable best efforts to cooperate with Parent in connection with Parent’s preparation of offering materials in connection with the Financing (provided that the Company shall not be required to assume any liability therefor). Subject to consent by the Company’s independent accountants, Parent may use the Company’s financial statements in connection with the Financing. In connection therewith, in each case at Parent’s expense, the Company shall (i) provide any source of Financing with access to the Company’s books and records and provide such party with such other information reasonably requested for purposes of verifying the Company’s financial statements (subject to a confidentiality undertaking reasonably acceptable to the Company, and upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with the Company’s business operations) and (ii) do such other acts and things, as shall be reasonably requested by Parent or any source of Financing in connection with the same. Parent shall indemnify and hold harmless the Company and each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer or Representative of the Company or any of its Subsidiaries, against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or relating to the Financing.

6.5 IFRS Financials. As promptly as reasonably practicable after the date hereof, the Company shall prepare and deliver to Parent such financial information as may be required by the AFM, BaFin, Frankfurt Stock Exchange and/or as reasonably requested by Parent’s German counsel, including financial information prepared in accordance with International Financial Reporting Standards (“IFRS”), in the form required by the AFM, BaFin, Frankfurt Stock Exchange and/or as reasonably requested by Parent’s German counsel, pursuant to the Commission Regulation 809/2004 implementing Directive 2003/71/EC (as further supplemented in the FMSA, and the rules and regulations promulgated thereunder).

6.6 Employee Benefits.

(a) For the period of time commencing at the Effective Time and ending on the first anniversary of the Effective Time, Parent shall, or shall cause its Subsidiaries or the Surviving Company to, ensure that all employees and officers of the Company who are employed by Parent or the Surviving Company or their respective Subsidiaries upon and after the Effective Time (“Continuing Employees”) receive compensation and benefits that, in the aggregate, are substantially similar to the compensation and benefits received by such individuals immediately prior to the date hereof under applicable Company Employee Plans or other applicable compensation arrangements provided by the Company or any of its Subsidiaries. The provisions of this Section 6.6(a) shall not create in any current or former employee of the Company or its Subsidiaries any rights to employment or continued employment with the Parent, the Surviving Company or any of their respective Subsidiaries.

(b) Parent shall provide each Continuing Employee full credit for prior service with the Company or any of its Subsidiaries or predecessors for purposes of eligibility and vesting under any benefit plans, policies and arrangements maintained by Parent or Surviving Company or their respective Subsidiaries (“Parent Plans”) to the same extent recognized under similar plans or arrangements of the Company or such Subsidiary in which any such Continuing Employee participated prior to and, to the extent applicable, following, the Effective Time. Further, Parent shall provide each Continuing Employee full credit for prior service with the Company or any of its Subsidiaries or predecessors for purposes of benefit accruals under Parent Plan providing for vacation or severance benefits. Parent shall maintain the group health plan (providing for group medical, vision and dental benefits) currently maintained by the Company through December 31, 2008. In addition, with respect to any group health plan maintained by Parent, the Surviving Company or any of their respective Subsidiaries, Parent shall waive, or cause to be waived, any waiting periods and pre-existing condition limitations for a Continuing Employee or a dependent of a Continuing Employee who is covered under the Company’s group health plan, but only to the extent such waiting periods or pre-existing condition limitations were not otherwise applicable under the Company’s group health plan. Parent shall give Continuing Employees credit towards any lifetime deductibles or limitations on out of pocket expenses to the extent a Continuing Employee incurred the same with respect to a Company Employee Plan and such deductibles or limitations are applicable under the Parent Plan.

(c) The Company and Parent shall provide each other with such information as may be reasonably requested and take such action as may be necessary or appropriate to effect the matters set forth in this Section 6.6. All such information and notices and schedules to be provided hereunder shall be true, correct and complete as of the date provided.

(d) Parent shall take all reasonable actions to effectuate the terms and conditions of this Section 6.6 including, without limitation, amending or causing to be amended the Parent Plans.

(e) Nothing herein expressed or implied shall (i) confer upon any of the Continuing Employees any rights or remedies (including, without limitation, any right to employment or continued employment for any specified period) of any nature or kind whatsoever under or by reason of the Agreement, or (ii) obligate Parent, the Surviving Company or any of their respective Subsidiaries to maintain any particular employee benefit plan or limit the ability of Parent, the Surviving Company or any of their respective Subsidiaries to terminate or amend any of such employee benefit plan to the extent permitted thereunder in accordance with their terms. None of the provisions of this Agreement are intended to constitute an amendment to any employee benefit plan and no Continuing Employee (or other party or person which is not a signatory to this Agreement) shall have the right to enforce or compel the enforcement of any provisions of this Section 6.6 or this Agreement.

6.7 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, upon becoming aware of (i) the occurrence, or failure to occur, of any event, which occurrence or failure to occur would reasonably be expected to result in any representation or warranty contained in this Agreement to be untrue or inaccurate such that the condition in Section 7.2(a) or 7.3(a) would not be satisfied and (ii) any failure of the Company, Parent, NAH or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the condition in Section 7.2(b) or 7.3(b) would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.7 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

6.8 Public Announcements. Except as otherwise required by Law or the rules of the NGSM, or as provided elsewhere herein, prior to the Closing or the earlier termination of this Agreement pursuant to Section 8, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent and (b) Parent and the Company shall each use its reasonable best efforts to consult with the other before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.

6.9 Accountant’s Letters.

(a) The Company shall use its reasonable best efforts to cause to be delivered to Parent a “comfort” letter, in customary form, of Ernst & Young dated within two (2) Business Days before each of: the date on which the Offer Registration Statement shall become effective, the date on which the Merger Registration Statement shall become effective, the date of the Acceptance Notice and as of the Effective Time, and addressed to Parent and the Company, in form and substance reasonably satisfactory to Parent.

(b) Parent shall use its reasonable best efforts to cause to be delivered to the Company a “comfort” letter, in customary form, of Ernst & Young, dated a date within two (2) Business Days before each of: the date on which the Offer Registration Statement shall become effective, the date on which the Merger Registration Statement shall become effective, the date of the Acceptance Notice and as of the Effective Time, and addressed to Parent and the Company, in form and substance reasonably satisfactory to Parent.

6.10 Directors and Officers Insurance/Indemnification.

(a) Parent shall negotiate (with the assistance of the Company or its representative) and purchase “tail” insurance coverage from the Company’s existing directors and officers liability insurers, or from other insurers, that provides for a period of six (6) years that is substantially equivalent to the Company’s existing directors and officers liability insurance program, or if substantially equivalent insurance coverage is not available, the best available coverage (“D&O Tail Coverage”); provided however that the aggregate cost for the purchase of such D&O Tail Coverage (for the entire six (6) year tail coverage period) shall not exceed more than 200% of the aggregate premium paid by the Company and its Subsidiaries for the existing directors and officers liability insurance program, provided, further, that should the cost of D&O Tail Coverage exceed the 200% cap, Parent shall instead purchase the best available coverage for 200% of the aggregate premium paid by the Company and its Subsidiaries for the existing directors and officers liability insurance program.

(b) Parent and the Surviving Company shall, until the sixth (6th) anniversary of the Effective Time, jointly and severally, indemnify and hold harmless, with respect to claims or events existing or occurring at or prior to the Effective Time, each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or by reason of the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for officers and directors of Delaware corporations.

(c) The Certificate of Formation and Operating Agreement shall contain, and Parent shall cause the Certificate of Formation and Operating Agreement to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the Certificate of Incorporation and Bylaws of the Company, and such commitments will be included and maintained in the Certificate of Incorporation and Bylaws of the Surviving Company upon its conversion to a corporation.

6.11 Stockholder Litigation. The Company shall promptly notify Parent of any stockholder litigation brought, or threatened in writing, against the Company and/or the members of the Company Board relating to the Merger or the transactions contemplated by this Agreement, and shall provide Parent with updates and such information as Parent shall reasonably request with respect to the status of the litigation and discussion between the parties thereto. The Company shall give Parent the opportunity to participate in the defense of and settlement discussions with respect to (but, in each case, not control) such litigation and the Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such litigation unless Parent shall have consented in writing to such payment or settlement, which consent shall not be unreasonably withheld, conditioned or delayed.

6.12 Nasdaq Listing. Parent shall use reasonable best efforts to cause the Parent Common Shares to be issued as part of the Consideration to be approved for listing on the NGSM, on or prior to the Effective Time.

6.13 Affiliates. The Company shall use its reasonable best efforts to obtain an executed affiliate agreement substantially in the form attached hereto as Exhibit A, with such changes therein as are agreeable to Parent (each, a “Company Affiliate Agreement”), from each of the Persons identified in Section 6.13 of the Company Disclosure Schedule concurrently with the execution of this Agreement and thereafter from any other Person who is an officer or director of the Company or its Subsidiaries and who the Company hereafter determines to be an Affiliate of the Company regarding compliance with Rule 145 under the Securities Act.

6.14 Section 16(b). The Company and Parent shall take all steps reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.15 Tax Compliance. Neither Parent nor NAH nor Company shall take or fail to take (and, following the Merger, Parent shall cause NAH and Surviving Company to take or not to fail to take) any action which action (or failure to act) would reasonably be expected to (i) cause the Offer and the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) cause the Merger to fail to satisfy the requirements of Treasury Regulation Section 1.367(a)-3(c)(i), (ii) or (iv) following the Merger. With respect to the Merger, Parent will (and following the Merger will cause its Subsidiaries to) file all required information with all relevant Returns and maintain all records required for Tax purposes, including, without limitation, the reporting requirements of the Company described in Treasury Regulation Section 1.367(a)-3(c)(6).

7. CONDITIONS OF MERGER

7.1 Conditions to Obligation of Each Party to Effect the Merger. The obligations of each Party to effect the Merger and consummate the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived in writing by the Party entitled to the benefit thereof, in whole or in part:

(a) Effectiveness of the Offer Registration Statement. The Offer Registration Statement shall have become effective and no stop order or other order or directive suspending the effectiveness or approval of the Offer Registration Statement or the use of the Proxy Statement shall have been issued or initiated by the SEC.

(b) Stockholder Approval. If required by applicable Law, this Agreement shall have been adopted by the Company Requisite Stockholder Approval and the Parent Requisite Stockholder Approval.

(c) Nasdaq Listing. The Parent Common Shares issuable to the stockholders of the Company pursuant to this Agreement shall have been listed on the NGSM.

(d) Antitrust. (i) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired; (ii) all required approvals by the European Commission applicable to the Merger under applicable Law shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired; (iii) all required approvals of the competent authority of any member state of the European Union applicable to the Merger under applicable Law shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired and (iv) all other required approvals of any Governmental Authority under applicable Law (including any Antitrust Law) shall have been obtained or any applicable waiting period thereunder shall have been terminated or shall have expired, in each case without requiring any divestiture, hold separate or any material operating condition.

(e) No Injunctions or Restraints; Illegality. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

(f) Relative Values of Parent and Company. On the Closing Date, the fair market value of Parent, computed according to the special rules contained in Treasury Regulation Section 1.367(a)-3(c)(3)(iii)(B), will be at least equal to the fair market value of Company.

7.2 Additional Conditions to Obligations of Parent. The obligations of Parent to effect the Merger are also subject to the following conditions, any and all of which may be waived in writing by Parent, in whole or in part:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in Section 3.3 shall be true and correct in all material respects and (ii) each of the other representations and warranties of the Company contained in this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or a Company Material Adverse Effect or any similar standard or qualification) shall be true and correct except to the extent that all failures of such representations and warranties to be so true and correct (disregarding all qualifications and exceptions contained therein regarding materiality or a Company Material Adverse Effect or any similar standard or qualification), individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, in each case of clauses (i) through (ii) above as of the date of this Agreement and as of the Closing Date as if made at and as of such time (except for representations and warranties made only as of a specified date, which shall be true and correct only as of the specified date). Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company.

(c) Third Party Consents. All consents, approvals and authorizations listed in Section 7.2(c) of the Company Disclosure Schedule shall have been obtained and evidence thereof, in form reasonably satisfactory to Parent, shall have been delivered to Parent and shall be in full force and effect as of the Closing.

(d) Federal Tax Opinion. Parent shall have received the opinion of its counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Offer and the Merger together will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of the Company, NAH and Parent and of their officers, directors and principal stockholders as are customary for such opinions.

7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions, any and all of which may be waived in writing by the Company, in whole or in part:

(a) Representations and Warranties. Each of the representations and warranties of Parent set forth in Section 4.3 shall be true and correct in all material respects and (ii) each of the other representations and warranties of Parent contained in this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or a Parent Material Adverse Effect or any similar standard or qualification) shall be true and correct except to the extent that all failures of such representations and warranties to be so true and correct (disregarding all qualifications and exceptions contained therein regarding materiality or a Parent Material Adverse Effect or any similar standard or qualification), individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, in each case of clauses (i) through (ii) above as of the date of this Agreement and as of the Closing Date as if made at and as of such time (except for representations and warranties made only as of a specified date, which shall be true and correct only as of the specified date). Company shall have received a certificate to such effect signed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent.

(b) Agreements and Covenants. Parent, NAH and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent.

(c) Federal Tax Opinion. The Company shall have received the opinion of its counsel, Ballard Spahr Andrews & Ingersoll, LLP, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, (i) the Offer and the Merger together will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) the exchange of Company Common Stock for Parent Common Shares will not result in gain recognition to the shareholders of the Company pursuant to Section 367(a) of the Code. In rendering such opinion, counsel may require and rely upon such representations contained in certificates of officers of the Company, NAH and Parent and of their officers, directors and principal stockholders as are customary for such opinions. Such opinion of counsel may assume that any shareholder of the Company that is a U.S. person and a “five percent transferee shareholder” as defined in Treasury Regulation Section 1.367(a)-3(c)(5)(ii) will enter into a five-year gain recognition agreement described in Treasury Regulation Section 1.367(a)-8T.

(d) Directors and Officers Insurance. Parent shall have purchased the D&O Tail Coverage in accordance with Section 6.10.

8. TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated and the Offer, the Merger and other Transactions may be abandoned prior to the Effective Time upon written notice to the other Party, notwithstanding approval thereof by the stockholders of the Company:

(a) by mutual written consent of the Parties;

(b) by either Parent or the Company if the Merger shall not have been consummated on or before the date that is 270 days from the date hereof (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party whose failure to fulfill any material obligation under this Agreement has been the principal cause of, or resulted in, the failure of any condition of the Offer or the Merger to have been satisfied on or before such date;

(c) by either Parent or the Company, if a Governmental Authority of competent jurisdiction shall have issued an order or taken any other action, in each case, which has become final and non-appealable and which permanently restrains, enjoins or otherwise prohibits the acceptance for payment or exchange of Company Common Stock pursuant to the Offer or the Merger;

(d) by either Parent or the Company, if, (i) the Offer shall have expired or been terminated in accordance with the terms of this Agreement without Parent, NAH or Merger Sub having accepted for payment or exchange any shares of Company Common Stock pursuant to the Offer or (ii) at the Parent Stockholders Meeting the Parent Requisite Stockholder Approval shall not have been obtained;

(e) by Parent if, at any time prior to the Acceptance Date (i) the Company Board (or a duly authorized committee of the Company Board) shall have withdrawn or modified the Recommendation in a manner adverse to Parent or fails to include its recommendation of this Agreement and the Merger in the Schedule 14D-9, (ii) the Company Board has failed to reaffirm the Recommendation within 3 Business Days after Parent has requested in writing that it do so at any time when a Competing Proposal shall have been publicly proposed and not rejected by the Company Board, provided that such 3 Business Day period shall be extended for 3 Business Days following any material modification of such Competing Proposal occurring after the receipt of Parent’s written request, (iii) the Company Board (or a duly authorized committee of the Company Board) shall have recommended to the Company stockholders that they approve or accept a Competing Proposal or (iv) the Company shall have breached any of its obligations under Section 5.2(b), (c) or (d), or Section 6.2;

(f) by Parent, if neither Parent, NAH nor Merger Sub is in material breach of its obligations under this Agreement, and if, at any time prior to the Acceptance Date, (i) there has been a breach of any of the representations and warranties of the Company herein, which breach would cause the condition set forth in Section 7.2(a) not to be satisfied, or (ii) there has been a breach on the part of the Company of any of its covenants or agreements contained in this Agreement, which breach would cause the condition in Section 7.2(b) not to be satisfied, and, in both case (i) and case (ii), such breach (if curable) has not been cured within 30 days after notice thereof to the Company by Parent, provided such cure period shall not extend beyond the period set forth in Section 8.1(b);

(g) by the Company, if it is not in material breach of its obligations under this Agreement, and if, at any time prior to the Acceptance Date, (i) there has been a breach of any of the representations and warranties of Parent, NAH or Merger Sub herein, which breach would cause the condition set forth in Section 7.3(a) not to be satisfied, or (ii) there has been a breach on the part of Parent, NAH or Merger Sub of any of their respective covenants or agreements contained in this Agreement, which breach would cause the condition in Section 7.3(b) not to be satisfied, and, in both case (i) and case (ii), such breach (if curable) has not been cured within thirty (30) days after notice thereof to Parent from the Company, provided such cure period shall not extend beyond the period set forth in Section 8.1(b);

(h) by the Company, if, at any time prior to the Acceptance Date, the Company Board shall have approved or recommended a Competing Proposal; provided, however, that this Agreement may not be so terminated unless (i) the Company Board shall have complied in all material respects with the procedures set forth in Sections 5.2(c) and (d) and (ii) all of the payments required by Section 8.3 as a result of the operation of this paragraph (h) have been made in full to Parent; or

(i) by Parent or the Company, if with respect to antitrust matters, HSR approval has not been obtained before the expiration of 120 days after the date of the HSR filing; provided, however, that such 120 day period shall be extended for an additional 120 day period in the event that facts and circumstances existing at such time indicate that there is a reasonable possibility that HSR approval will be obtained within such additional 120 day period with the cooperation in good faith of both Parent and the Company in pursuing such approval.

8.2 Effect of Termination. Except as provided in this Section 8.2, in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement (other than this Section 8.2 and Sections 6.3(b), 6.8, and 8.3, each of which shall survive such termination) will forthwith become void, and there will be no liability on the part of Parent, Merger Sub or the Company or any of their respective officers or directors to the other, and all rights and obligations of any Party will cease, except that nothing herein will relieve any Party from liability for any willful breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained in this Agreement.

8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3 and in Sections 6.4(i) and 6.5, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses, whether or not the Offer or the Merger is consummated; provided, however, that Parent shall pay all fees and expenses, other than accountants’ and attorneys’ fees, incurred in relation to the printing, mailing and filing of the Proxy Statement (including financial statements and exhibits) and any amendments or supplements thereto and all filing fees payable in connection with filings made under any Antitrust Laws or any other Law.

(b) In the event that Parent or the Company, as the case may be, terminates this Agreement pursuant to Section 8.1(b) or Section 8.1(d) following the public announcement of a Competing Proposal and within 12 months after the date of such termination the Company enters into an agreement with respect to any Competing Proposal or such Competing Proposal is consummated, then the Company shall pay the Termination Fee to Parent, simultaneously with the execution of the agreement with respect to such Competing Proposal, by wire transfer of immediately available funds to an account specified by Parent.

(c) In the event that Parent terminates this Agreement pursuant to Section 8.1(e) or the Company terminates this Agreement pursuant to Section 8.1(h), then the Company shall pay to Parent, simultaneously with such termination of this Agreement, the Termination Fee, which Termination Fee shall be payable by wire transfer of immediately available funds to an account specified by Parent.

(d) If this Agreement is terminated pursuant to Section 8.1(g), then Parent shall pay to the Company the Termination Fee by wire transfer of immediately available funds to an account specified by the Company not later than two Business Days after the effective date of such termination.

(e) If this Agreement is terminated pursuant to Section 8.1(f), then the Company shall pay to Parent the Termination Fee by wire transfer of immediately available funds to an account specified by Parent not later than two Business Days after the effective date of such termination.

(f) Payment of the fees and expenses described in this Section 8.3 shall constitute the sole and exclusive remedy of the parties in connection with any termination of this Agreement, other than as a result of any willful breach by any Party.

9. GENERAL PROVISIONS

9.1 Amendment. This Agreement may be amended by the Parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Closing; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which would require stockholder approval unless such approval is obtained. This Agreement may not be amended except by an instrument in writing signed by all of the Parties.

9.2 Waiver. At any time prior to the Closing, Parent, NAH and Merger Sub, on the one hand, and the Company, on the other hand, may extend the time for the performance of any of the other’s obligations or other acts required hereunder, waive any inaccuracies in the other’s representations and warranties contained herein or in any document delivered pursuant hereto, and waive compliance with any of the other’s agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument signed by the Party to be bound thereby.

9.3 Survival of Representations and Warranties. The representations and warranties in this Agreement shall terminate at the Closing; provided, however, this Section 9.3 shall in no way limit any covenant or agreement of the Parties which by its terms contemplates performance after the Closing.

9.4 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered by mail (as aforesaid) within 24 hours of such electronic mail, or by telecopier, with a copy thereof to be delivered by mail (as aforesaid) within 24 hours of such telecopy, in each case addressed as follows:

(a)	If to Parent, NAH or Merger Sub:
.	QIAGEN North American Holdings, Inc.
19300 Germantown Road
Germantown, MD 20874
Fax: (240) 686-7303
Attention: Chief Financial Officer

With copies to:

Dr. Philipp von Hugo
QIAGEN GmbH
QIAGEN Strasse 1
40724 Hilden
Germany

and

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
617 542-2241 fax
Attention: Jonathan L. Kravetz, Esq.

(b)	If to the Company:
DIGENE CORPORATION
1201 Clopper Road
Gaithersburg, Maryland 20878
Attention: Chief Executive Officer

With a copy to:

Ballard Spahr Andrews & Ingersoll, LLP
1735 Market Street, 51st Floor
Philadelphia, PA 19103
215 864-8999 fax
Attention: Mary J. Mullany, Esq.

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent, (c) in the case of facsimile transmission or telecopier or electronic mail, upon confirmed receipt, and (d) in the case of mailing, on the third Business Day following the date on which the piece of mail containing such communication was posted by registered or certified mail, postage prepaid, return receipt requested.

9.5 Interpretation. When a reference is made in this Agreement to Sections, subsections, Schedules or Exhibits, such reference shall be to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “herein” and similar references mean, except where a specific Section or Section reference is expressly indicated, the entire Agreement rather than any specific Section or Section. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to a contract or agreement mean such contract or agreement as amended or otherwise modified from time to time. References in this Agreement to a Law include any rules, regulations and delegated legislation issued thereunder.

9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.7 Entire Agreement. This Agreement (including all exhibits and schedules hereto), and other documents and instruments delivered in connection herewith constitute the entire agreement and supersede all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the Parties with respect to the subject matter hereof.

9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by operation of Law or otherwise, except that Merger Sub may assign all or any of its rights hereunder to another wholly owned Subsidiary of Parent, provided that no such assignment shall relieve Parent, NAH or Merger Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

9.9 Parties in Interest. Except as set forth in Section 6.10(a) and Section 6.10(b), this Agreement is not intended, and shall not be deemed, to confer upon any person who is not a Party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.10 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

9.11 Governing Law; Enforcement. This Agreement and the rights and duties of the Parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York (except to the extent to which, under the internal affairs doctrine as applied under New York law, the DGCL applies by reason of being the Law of the Company’s and/or Merger Sub’s state of organization). The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the Parties: (a) consents to submit itself to the exclusive personal jurisdiction of the U.S. District Court for the Southern District of New York, in the event of any dispute related to or arising out of this Agreement or any transaction contemplated hereby; (b) agrees not to commence any action, suit or proceeding related to or arising out of this Agreement or any transaction contemplated hereby except in such courts; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby and (e) consents to service of process by delivery pursuant to Section 9.4 hereof.

9.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.13 Definitions. For purposes of this Agreement, unless the context otherwise requires, the following terms shall have the following meanings:

(a) Acceptance Date. “Acceptance Date” means the date on which Parent, NAH or Merger Sub, in compliance with Section 1.6(b), accepts for payment or exchange all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

(b) Company Certificate. “Company Certificate” means a certificate which previously represented any share or shares of Company Common Stock or shares of Company Common Stock in uncertificated form. “Company Certificates” shall have a correlative meaning.

(c) Fully-Diluted Shares. “Fully-Diluted Shares” means (A) the shares of Company Common Stock then outstanding plus (B) the shares of Company Common Stock which the Company may be required to issue pursuant to Company Equity Awards then outstanding.

(d) Knowledge. “knowledge of the Company”, and all variations thereof, means the actual knowledge of the individuals identified in Section 9.13 of the Company Disclosure Schedule or the knowledge that would reasonably be expected to be obtained upon appropriate inquiry with respect to such matter of any of such individuals. For the purposes of this Agreement, “knowledge of Parent”, and all variations thereof, means the actual knowledge of the individuals identified in Section 9.13 of the Parent Disclosure Schedule or the knowledge that would reasonably be expected to be obtained upon appropriate inquiry with respect to such matter of any of such individuals.

(e) Law. “Law” means any federal, state, local or foreign statute, law, regulation, legal requirement, or rule, ordinance or code of any Governmental Authority (“Law” if in the singular or “Laws” if in the plural).

(f) “Merger Cash Pool” shall mean the product of (x) the Per Share Cash Consideration multiplied by (y) the Merger Cash Election Number.

(g) Minimum Condition. “Minimum Condition” means 50.1% of the Fully-Diluted Shares.

(h) Offer Cash Pool. “Offer Cash Pool” means the product of (x) the Per Share Cash Consideration multiplied by (y) the Cash Election Number.

(i) Termination Fee. “Termination Fee” means cash in an amount of Fifty-Nine Million Dollars ($59,000,000).

(j) As used in this Agreement, the following terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each such term below:

Term	Section
Acceptance Date	9.13(a)
Acceptance Notice	1.1(b)
Acquisition Agreement	5.2(c)
AFM	4.4(c)
Agreement	Preamble
Anti-Kickback Statute	3.10(f)
Antitrust Law	6.4(d)
Articles of Association	4.1(b)
Assumed Equity Awards	2.18(b)
BaFin	4.4(c)
Bankruptcy and Equitable Exceptions	3.4(b)
Recommendation	3.5(a)
Business Day	2.2
Cancelled Equity Awards	2.18(a)
Cash Election	1.1(a)
Cash Election Number	1.5(a)
Cash Election Shares	1.5(b)(iv)
Cash Fraction	1.1(a)
Certificate of Formation	2.8
Certificate of Merger	2.3
CFC	4.14(e)
Closing	2.2
Closing Date	2.2
Closing Average	2.20
COBRA Coverage	3.14(d)
Code	3.14
Commitment Letter	4.22
Company	Preamble
Company Affiliate Agreement	6.13
Company Board	1.2(a)
Company Certificate	2.5
Company Common Stock	1.1(a)
Company Disclosure Schedule	3
Company Employee Plans	3.14
Company Equity Awards	3.3(b)
Company Equity Plans	3.3(b)
Company Financial Statements	3.6(b)
Company Intellectual Property Rights	3.21(a)
Company Material Adverse Effect	3
Company Material Contracts	3.9(a)
Company Preferred Stock	3.3(a)
Company Requisite Stockholder Approval	3.4(a)
Company SEC Reports	3.6(a)
Company Special Meeting	3.16(e)
Competing Proposal	5.2(a)
Confidentiality Agreement	6.3(b)
Consideration	1.1(a)
Continuing Directors	1.4(a)

Term	Section
Continuing Employees	6.6
Continuing Plans	6.6
Debarred	3.10(h)
DGCL	Recitals
Dissenting Shares	2.12
DLLCA	Recitals
DOJ	6.4(d)
ECMR	3.4(d)
Effective Time	2.3
Election Deadline	1.5(b)(ii)
Environmental Law	3.20(g)
ERISA	3.14
ERISA Affiliate	3.14
EU Prospectus Directive	6.1(a)
European Prospectus	6.1(a)
Excess Cash Election Shares	1.5(b)(iv)
Excess Merger Stock Election Shares	2.5(c)(iv)
Excess Merger Cash Election Shares	2.5(c)(iii)
Excess Stock Election Shares	1.5(b)(v)
Exchange Act	3.3(d)
Exchange Agent	1.6
Exchange Fund	1.6(b)
Excluded Shares	2.10
FDA	3.10(a)
FDA Law and Regulation	3.10(a)
FD&C Act	3.4(d)
FD&C Act Permits	3.11
Financing	6.4(i)
FTC	6.4(d)
FMSA	4.4(c)
Form of Election	1.5(b)(ii)
Fully-Diluted Shares	9.13(b)
GAAP	3.6(b)
Governmental Authority	3.4(d)
HIPAA	3.10(n)
HSR Act	3.4(d)
IFRS	6.5
Indemnified Parties	6.10(b)
Insurance Policies	3.18(a)
Interim Period	5.1
Internal Investigation	3.12
IRS	3.14
knowledge of Parent	9.13
knowledge of the Company	9.13
Law	9.13(e)
Leases	3.17(b)
Liens	3.2(c)
Material Permits	3.11
Materials of Environmental Concern	3.20(g)
Maximum Cash Election Number	1.1(a)

Term	Section
Merger	Recitals
Merger Cash Election	2.5(a)
Merger Cash Election Number	2.5(b)
Merger Cash Election Shares	2.5(c)(iii)
Merger Cash Pool	2.5(b)
Merger Election Deadline	2.5(c)(i)
Merger Exchange Fund	2.6(a)
Merger Form of Election	2.5(c)(i)
Merger Non-Election Shares	2.5(a)
Merger Registration Statement	4.12(e)
Merger Stock Election	2.5(a)
Merger Stock Election Shares	2.5(c)(iii)
Merger Stock Election Number	2.5(b)
Merger Sub	Preamble
Minimum Condition	9.13(g)
Most Recent Balance Sheet	3.7
Most Recent Balance Sheet Date	3.7
NAH	Preamble
NGSM	2.20
Non-Election	1.5(b)(i)
Non-Election Shares	1.5(b)(i)
Offer	Recitals
Offer Documents	1.1(c)
Offer Registration Statement	1.1(c)
Operating Agreement	2.8
Option Conversion Ratio	2.18(c)
Other Filings	6.1(e)
Parent	Preamble
Parent Circular	6.1(b)
Parent Common Shares	1.1(a)
Parent Convertible Note Shares	4.3(b)
Parent Disclosure Schedule	4
Parent Financial Statements	4.5(b)
Parent Financing Preference Shares	4.3(a)
Parent Intellectual Property Rights	4.16(a)
Parent Material Adverse Effect	4
Parent Material Permits	4.9
Parent Plans	6.6
Parent Policy	6.6
Parent Preference Shares	4.3(a)
Parent Requisite Stockholder Approval	4.4(a)
Parent SEC Reports	4.5(a)
Parent Stockholders Meeting	6.2(b)
Parent Third Party Intellectual	4.16(c)
Property Rights
Parent Warrant Shares	4.3(b)
Parent’s Most Recent Balance Sheet	4.5(c)
Parent’s Most Recent Balance Sheet Date	4.5(c)
Parent Option/Award Shares	4.3(b)
Parties	Preamble

Term	Section
Party	Preamble
Per Share Cash Consideration	1.1(a)
Per Share Stock Consideration	1.1(a)
PFIC	4.14(f)
Proxy Statement	3.16(e)
Recommendation	1.2(a)
reporting tail coverage	6.10(a)
Representative	5.2(a)
Returns	3.19(b)
Schedule 14D-9	1.2(b)
Schedule TO	1.1(c)
SEC	3.2(d)
Securities Act	3.2(c)
SOX	3.6(c)
SPAQ	4.3(h)
Stock Election	1.1(a)
Stock Election Number	1.5(a)
Stock Election Shares	1.5(b)(iv)
Subsidiary	3.2(e)
Superior Competing Proposal	5.2(b)
Surviving Company	2.1
Tax	3.19(a)
Termination Fee	9.13(i)
Third Party	5.2(a)
Third Party Intellectual Property Rights	3.21(d)
Third Party Manufacturer	3.10(i)
Top-Up Closing	1.3(c)
Top-Up Exercise Event	1.3(b)
Top-Up Exercise Notice	1.3(c)
Top-Up Notice Date	1.3(c)
Top-Up Option	1.3(a)
Top-Up Option Shares	1.3(a)
Top-Up Termination Date	1.3(b)
Transactions	Recitals
WARN Act	3.15(d)

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, Parent, NAH, Merger Sub and the Company have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

QIAGEN N.V.

By:	/s/ PEER M. SCHATZ
Name:	Peer M. Schatz
Title:	President and Chief Executive Officer

QIAGEN NORTH AMERICAN HOLDINGS, INC.

By:	/s/ PEER M. SCHATZ
Name:	Peer M. Schatz
Title:	President and Chief Executive Officer

QIAGEN MERGER SUB, LLC

By:	Qiagen North American Holdings, Inc., its Sole Member

By:	/s/ PEER M. SCHATZ
Name:	Peer M. Schatz
Title:	President and Chief Executive Officer

DIGENE CORPORATION

By:	/s/ DARYL FAULKNER
Name:	Daryl Faulkner
Title:	President and Chief Executive Officer

ANNEX I

CONDITIONS TO THE OFFER

The capitalized terms used in this Annex I have the meanings set forth in the attached Agreement and Plan of Merger, and the term “Agreement” shall be deemed to refer to the attached Agreement and Plan of Merger.

Notwithstanding any other provision of the Offer, Parent, NAH or Merger Sub, as applicable, shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Parent’s, NAH’s or Merger Sub’s, as applicable, obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered shares of Company Common Stock (the “Shares”), and (subject to the provisions of the Agreement) may terminate the Offer and not accept for payment any tendered shares if (a) the Minimum Condition shall not have been satisfied at the expiration of the Offer, (b) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer, (c) the Offer Registration Statement shall not have become effective under the Securities Act prior to the expiration of the Offer or shall be the subject of any stop order or proceedings seeking a stop order at the expiration of the Offer, (d) the Parent Common Shares issuable in exchange for the Shares in the Offer shall not have been approved (if such approval is necessary), prior to the expiration of the Offer, for listing on the NGSM (subject to official notice of issuance), (e) the Company shall not have received, prior to first date on which Parent accepts for payment all Shares validly tendered and not withdrawn pursuant to the Offer, a written opinion of Ballard Spahr Andrews & Ingersoll, LLP (or other nationally recognized tax counsel reasonably acceptable to the Company) to the effect that the Offer and the Merger together will constitute a reorganization within the meaning of Section 368(a) of the Code (the “Company 368 Opinion”) (which opinion may rely on such assumptions and representations as such counsel reasonably deems appropriate), such Company 368 Opinion shall have been withdrawn or an event shall have occurred that prevents Company from relying on such Company 368 Opinion; provided that such condition may be waived by the Company in its sole discretion, (f) Parent shall not have received, prior to first date on which Parent accepts for payment all Shares validly tendered and not withdrawn pursuant to the Offer, a written opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (or other nationally recognized tax counsel reasonably acceptable to Parent) to the effect that the Offer and the Merger together will constitute a reorganization within the meaning of Section 368(a) of the Code (the “Parent 368 Opinion”) (which opinion may rely on such assumptions and representations as such counsel reasonably deems appropriate), such Parent 368 Opinion shall have been withdrawn or an event shall have occurred that prevents Parent from relying on such Parent 368 Opinion, (g) Parent shall not have received copies of the material consents identified in Section 7.2(c) of the Company Disclosure Schedule, (h) the Agreement shall not have been adopted by the Parent Requisite Stockholder Approval, (i) the Agreement shall have been terminated in accordance with its terms or the Offer shall have been terminated with the consent of the Company or (j) at any time on or after the date of the Agreement and prior to the expiration of the Offer, any of the following conditions shall exist:

(i) there shall be any injunction, judgment, ruling, order or decree issued or entered by any Governmental Authority that (A) restrains, enjoins, prevents, prohibits or makes illegal the making of the Offer by Parent, NAH or Merger Sub, as applicable, the acceptance for payment, payment for or purchase of some or all of the Shares by Parent, NAH or Merger Sub, as applicable, or the consummation of the transactions contemplated by the Agreement, (B) imposes material limitations on the ability of Parent or any of its affiliates effectively to exercise full rights of ownership of one hundred percent (100%) of the Shares, including, without limitation, the right to vote the Shares purchased by them on all matters properly presented to the Company’s stockholders on an equal basis with all other stockholders (including, without limitation, the adoption of the Agreement and approval of the Merger), (C) restrains, enjoins, prevents, prohibits or makes illegal, or imposes material limitations on, Parent’s or any of its affiliates’ ownership or operation of all or any portion of the businesses and assets of the Company and its Subsidiaries, or, as a result of the transactions contemplated by the Agreement, of Parent and its subsidiaries, (D) compels Parent or any of its affiliates to dispose of any Shares or, as a result of the transactions contemplated by the Agreement, compels Parent or any of its affiliates to hold separate any portion of the businesses or assets of the Company and its Subsidiaries, or of Parent and its subsidiaries or (E) imposes damages on Parent, the Company or any of their respective affiliates as a result of the transactions contemplated by the Agreements in amounts that are material with respect to such transactions;

(ii) there shall be any Law enacted, issued, promulgated, amended or enforced by any Governmental Authority applicable to (A) Parent, the Company or any of their respective affiliates or (B) the transactions contemplated by the Agreement (other than the routine application of the waiting period provisions of the HSR Act) that results, or is reasonably likely to result, directly or indirectly, in any of the consequences referred to in paragraph (i) above;

(iii)(A) there shall have occurred any events or changes that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect or (B) (1) the Company shall have breached or failed to perform in any material respect its obligations, covenants or agreements under the Agreement, (2) the representations and warranties of the Company set forth in Section 3.3 shall not have been true and correct in all material respects when made or as of the Acceptance Date as if made at or at and as of such time or (3) the other representations and warranties of the Company contained in the Agreement shall not have been true and correct (disregarding all qualifications and exceptions contained therein regarding materiality or a Company Material Adverse Effect or any similar standard or qualification) when made or as of the Acceptance Date as if made at or as of such time (other than representations and warranties which by their terms address matters only as of another specified date, which shall be true and correct only as of such date) except in the case of this clause (3) only, for such inaccuracies as have not resulted, or are not reasonably likely to result, individually or in the aggregate, in a Company Material Adverse Effect;

(iv) the Company Board shall have withdrawn or modified, in any manner (other than non-substantive modifications), its approval or recommendation of the Offer or the Merger; or

(v) there shall have occurred (A) any general suspension of trading in securities on the New York Stock Exchange, the American Stock Exchange or on the NASDAQ, for a period in excess of twenty-four (24) hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (B) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (C) any limitation or proposed limitation (whether or not mandatory) by any United States Governmental Authority that has a material adverse effect generally on the extension of credit by banks or other financial institutions, (D) the commencement of a war involving the United States that, in the reasonable judgment of Parent, materially affects Parent, the Company, Parent’s ability to consummate the Offer or materially adversely affects securities markets in the United States generally or (E) in the case of any of the situations in clauses (A) through (D) of this paragraph existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

The foregoing conditions are for the sole benefit of Parent, NAH and Merger Sub and may be asserted by Parent, NAH or Merger Sub regardless of the circumstances giving rise to such conditions or may be waived by Parent, NAH or Merger Sub, in whole or in part at any time and from time to time in the sole discretion (except as provided in Section 1.1(b)(y) of the Agreement) of Parent, NAH and Merger Sub. The failure by Parent, NAH or Merger Sub at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time prior to the expiration of the Offer.

If the Offer is terminated, all tendered Shares not theretofore accepted for payment shall forthwith be promptly returned to the tendering stockholders.

Annex B

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS

OF QIAGEN, QNAH AND MERGER SUB

QIAGEN N.V.

Information concerning the directors and executive officers of QIAGEN N.V. is included in its Annual Report on Form 20-F, filed with the SEC on April 2, 2007 and incorporated herein by reference. See “Additional Information—Where You Can Find Additional Information” on page 110.

Supervisory Directors and Managing Directors are appointed annually for the period beginning on the date following the Annual General Meeting up to and including the date of the Annual General Meeting held in the following fiscal year.

The following information sets forth, to the best of our knowledge, for each executive officer and director of QIAGEN, his or her name, business or residence address, principal occupation or employment at the present time and during the last five years, and the name of any corporation or the organization in which such employment is conducted or was conducted. Unless otherwise indicated, the directors and executive officers named below are citizens of Germany. During the past five years, to the best of our knowledge, none of the directors or executive officers of QIAGEN have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a judicial or administrative proceeding as a result of which the person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of these laws. Unless otherwise indicated, the business address of each director and executive officer named below is c/o Spoorstraat 50 5911 KJ Venlo, The Netherlands.

Managing Directors:

Name	Position
Peer M. Schatz	Managing Director, Chief Executive Officer

Roland Sackers	Managing Director, Chief Financial Officer

Dr. Joachim Schorr	Managing Director, Senior Vice President, Research and Development

Bernd Uder	Managing Director, Senior Vice President, Sales and Marketing

Supervisory Board Members:

Name	Position
Prof. Dr. Detlev H. Riesner	Chairman of the Supervisory Board, Supervisory Director and Chairman of the Selection and Appointment Committee

Dr. Heinrich Hornef(1)	Deputy Chairman of the Supervisory Board, Supervisory Director, Chairman of the Audit Committee and Member of the Selection and Appointment Committee

Dr. Metin Colpan	Supervisory Director

Dr. Franz A. Wirtz(2)	Supervisory Director, Chairman of the Compensation Committee and Member of the Audit Committee

Erik Hornnaess	Supervisory Director, Member of the Audit Committee and Member of the Compensation Committee

Prof. Dr. Manfred Karobath	Supervisory Director and Member of the Compensation Committee

(1)	Dr. Hornef has decided not to seek an additional term as a member of the Supervisory Board, and his current term will expire at the Annual General Meeting to be held on June 20, 2007.
(2)	Dr. Wirtz has decided not to seek an additional term as a member of the Supervisory Board, and his current term will expire at the Annual General Meeting to be held on June 20, 2007.

Prof. Dr. jur Carsten P. Claussen was appointed as non-voting Special Advisor to the Supervisory Board and Honorary Chairman in 1999.

The following is a brief summary of the background of each of the Supervisory Directors, Managing Directors and the Honorary Chairman. Supervisory Directors and Managing Directors are appointed annually for the period beginning on the day following the Annual General Meeting up to and including the date of the Annual General Meeting held in the following fiscal year.

Peer M. Schatz joined QIAGEN in 1993 and has been Chief Executive Officer since January 1, 2004. Between 1993 and 2003 he was Chief Financial Officer and became a Managing Director in 1998. Mr. Schatz was previously a partner in a private management buyout group in Switzerland and worked in finance and systems positions in Sandoz, Ltd. and Computerland AG, as well as in finance, operations, management and sales positions in various start-up companies in the computer and software trading industry in Europe and the United States. Mr. Schatz graduated from the University of St. Gall, Switzerland, with a Master’s degree in Finance in 1989 and obtained an M.B.A. in Finance from the University of Chicago Graduate School of Business in 1991. Mr. Schatz also serves in the capacities of Vice Chairman and Audit Committee Chairman of Evotec AG and as director to Mulligan BioCapital AG, acted as a member of the Advisory Board (Börsenrat) of the Frankfurt Stock Exchange through 2004, and also serves as a member of the German Corporate Governance Commission. Mr. Schatz is a citizen of Austria.

Roland Sackers joined QIAGEN in 1999 as Vice President Finance and has been Chief Financial Officer and Deputy Managing Director since 2004. In 2006, Mr. Sackers became a Managing Director. Between 1995 and 1999, he acted as an auditor with Arthur Andersen Wirtschaftsprüfungsgesellschaft Steuerberatungsgesellschaft. Mr. Sackers graduated from the Westfälische Wilhelms-Universität Münster, Germany with an M.B.A. Until 2006, he was a member of the supervisory board and Audit Committee of IBS AG. Since July 2004, Mr. Sackers has been a member of the board of directors of Operon Biotechnologies, Inc.

Dr. Joachim Schorr joined QIAGEN in 1992 and has been Senior Vice President Research & Development since January 1, 2004. He became a Managing Director in 2004. Initially, Dr. Schorr served QIAGEN as Project Manager and later had responsibilities as Business Unit Manager. In 1999, Dr. Schorr became Vice President Research & Development with the responsibility for the world-wide QIAGEN R&D activities. Before joining QIAGEN, Dr. Schorr worked for the pharmaceutical company Hoechst AG on the development of oral malaria vaccines and was awarded with the IHK research award in 1991. Dr. Schorr holds a Ph.D. in Molecular Biology and Virology from the University of Cologne. Dr. Schorr is a co-founder of Coley Pharmaceuticals, EnPharma Pharmaceuticals and QBM Cell Sciences and is currently a member of the supervisory board of QBM Cell Sciences.

Bernd Uder joined QIAGEN in 2001 as Vice President Sales & Marketing and became a Managing Director and Senior Vice President Sales & Marketing in 2004. With completion of the restructuring of QIAGEN’s Sales & Marketing organization, Bernd Uder became Senior Vice President Global Sales in 2005. Before joining QIAGEN, Mr. Uder gained wide experience in building up and coordinating world-wide distribution networks as Vice President European Biolab Sales & Marketing with Pharmacia and Vice President global e.business with Amersham Pharmacia Biotech. Today, Mr. Uder is responsible for the extension and the improvement of efficiencies of QIAGEN’s global distribution network.

Professor Dr. Detlev H. Riesner is a co-founder of QIAGEN. He has been on our Supervisory Board since 1984 and was appointed Chairman of the Supervisory Board in 1999. Professor Riesner has held the Chair of

Biophysics at the Heinrich-Heine-University in Düsseldorf since 1980. In 1996, he was also appointed to the position of Vice President of Research, and in 1999, he was nominated Director of Technology at the University of Düsseldorf. Prior to that, he was Professor of Biophysical Chemistry at the Darmstadt Institute of Technology and, from 1975 to 1977, Lecturer of Biophysical Chemistry at Hannover Medical School. He has held guest professorships at the Institute of Microbiology, Academia Sinica, Beijing, and the Department of Neurology at the University of California, San Francisco. He received his M.S. in Physics from Hannover Institute of Technology and his Ph.D. from the University of Braunschweig, with post-graduate work at Princeton University. Professor Riesner is either a member of the supervisory board or a director of New Lab Bioquality AG, Erkrath, AC Immune S.A., Lausanne and Neuraxo GmbH, Düsseldorf. Professor Riesner is also a member of the scientific advisory boards of the RiNA network, Berlin, the Friedrich-Loeffler-Institut, Isle of Riems, and PrioNet, Canada.

Dr. Heinrich Hornef has been on our Supervisory Board since 2000 and was appointed Deputy Chairman of the Supervisory Board and Audit Committee Chairman in 2001. He also serves as a chairman on the supervisory board of Heidelberg Innovation GmbH, a biotechnology and life-science venture capital company in Heidelberg, Germany. He was chairman of the supervisory board of the pharmaceutical company Merck KGaA, in Darmstadt, Germany until December 2003 and a member of the supervisory board until March 2004, as well as a member of the partners’ counsel of E. Merck, in Darmstadt, Germany until June 2004. Prior to his retirement in December 1996, Dr. Hornef served as CFO of Boehringer Mannheim GmbH (1973-1991), as CFO of the Berlin-based Treuhandanstalt, the privatization agency in East-Germany (1992-1994), and as president of its successor organization, BvS (1995-1996). Dr. Hornef’s service as a member of the Supervisory Board will expire at QIAGEN’s Annual General Meeting on June 20, 2007.

Dr. Metin Colpan is a co-founder of QIAGEN and was Chief Executive Officer and a Managing Director from 1985 through 2003. Dr. Colpan obtained his Ph.D. and M.Sc. in Organic Chemistry and Chemical Engineering from the Darmstadt Institute of Technology in 1983. Prior to founding QIAGEN, Dr. Colpan was an Assistant Investigator at the Institute for Biophysics at the University of Düsseldorf. Dr. Colpan has had wide experience in separation techniques, and in the separation and purification of nucleic acids in particular, and has filed many patents in the field. Dr. Colpan currently serves as a supervisory board member of GenPat77 Pharmacogenetics AG, GPC Biotech AG and Morphosys AG, each in Munich, Germany. Until 2006, he was a member of the supervisory board of Ingenium Pharmaceuticals AG in Munich, Germany.

Dr. Franz A. Wirtz has been a member of our Supervisory Board since 1989. Dr. Wirtz was managing director of Grünenthal GmbH, Aachen, Germany, a large, private pharmaceutical company from 1962-1997 and a member of its advisory board from 1998-2001. He is Vice Chairman of Paion AG, Aachen and Vice Chairman of Dasgip AG, Jülich, two young German biotech companies. For ten years Dr. Wirtz was treasurer of the German pharmaceutical industry association. Dr. Wirtz holds a doctorate degree in chemistry from the Rheinisch-Westfälische Technische Hochschule in Aachen where he became an honorary citizen in 2001. Dr. Wirtz’s service as a member of the Supervisory Board will expire at QIAGEN’s Annual General Meeting on June 20, 2007.

Erik Hornnaess has been a member of our Supervisory Board since 1998 and joined the Audit Committee in 2002 and the Compensation Committee in 2005. Mr. Hornnaess worked for Astra Pharmaceuticals, Sweden from 1965 until 1979 in various management positions in Sweden, Australia, and Canada and, for the last three years of this period, as the General Manager for the Benelux region (Belgium, The Netherlands and Luxembourg). In 1979, he joined Abbott Laboratories European Headquarters in Paris, France, and from 1982, he was the Area Vice-President of Abbott Diagnostic Division in Europe, Middle-East and Africa, with headquarters in Wiesbaden, Germany. Mr. Hornnaess retired from Abbott Laboratories on March 1, 1997 and currently serves as non-executive director of AXIS-SHIELDS Group, Scotland. Additionally, Mr. Hornnaess served as the Vice-President of European Diagnostic Manufacturers Association (EDMA), Brussels in the period 1995 through 1997. Mr. Hornnaess graduated from Aarhus Handelshojskole, Denmark with an M.B.A. and obtained a P.M.D. from the Harvard Business School. Mr. Hornnaess is a citizen of Norway.

Professor Dr. Manfred Karobath has been a member of our Supervisory Board since 2000. Dr. Karobath studied medicine, and from 1967 to 1980 he worked first in the Dept. of Biochemistry of the University of Vienna and, after a stage as postdoctoral fellow, he joined the Dept. of Psychiatry where he became professor of biological Psychiatry. In 1980, he joined Sandoz Pharma in Basel, first, in drug discovery, and later, he became Senior Vice President and head of R&D. In 1992, Prof. Dr. Karobath joined Rhone Poulenc Rorer (“RPR”) as President of R&D and Executive Vice President, and later, he became a member of the boards of directors of RPR, Pasteur Mérieux Connought, Centeon and Rhone Poulenc Pharma. He has received several scientific awards and has published 92 scientific papers. Dr. Karobath also serves as a member of the board of directors of Coley Pharmaceutical Group. Dr. Karobath is a citizen of Austria.

Professor Dr. jur. Carsten P. Claussen was Chairman of our Supervisory Board from 1988 to June 1999 and was appointed as a Special Advisor and Honorary Chairman in 1999. This position is not required by Dutch law, and Professor Claussen is no longer a voting member of the Supervisory Board. For many years he has pursued a career in private banking. Between 1976 and 1987, Professor Claussen was a member of the executive board of Norddeutsche Landesbank, Hannover, and Chairman of the Hannover Stock Exchange. Since 1987, he has been a lawyer in Düsseldorf and senior advisor to IKB Deutsche Industriekreditbank, Düsseldorf. At present, he is a partner in the law firm of Hoffmann Liebs and Partner and specializes in corporate law and capital market transactions. He is Chairman of the Board of TON ART AG, Düsseldorf; Flossbach & v. Storch Vermögensmanagement AG, Cologne; and WAS Worldwide Analytical Systems AG, Cleve and is a member of other boards. Professor Claussen received his Ph.D. in law from the University of Cologne.

In connection with the expiration of Drs. Hornef and Wirtz service as members of the Supervisory Board at the Annual General Meeting to be held on June 20, 2007, Dr. Werner Brandt and Mr. Heino von Prondzynski have been nominated to replace Drs. Hornef and Wirtz on the Supervisory Board. QIAGEN’s shareholders will vote on the elections of Dr. Brandt and Mr. Heino von Prondzynski to the Supervisory Board at the Annual General Meeting on June 20, 2007. Brief biographies for Dr. Brandt and Mr. Heino von Prondzynski are set forth below.

Dr. Werner Brandt has been a member of the Executive Board and the Chief Financial Officer of SAP AG since 2001. From 1999 to 2001, he was a member of the Executive Board and Chief Financial Officer of the German-American healthcare company, Fresenius Medical Care AG, where he also served as Labor Relations Director. From 1992 to 1999, Dr. Brandt was a member of the management board of Baxter Deutschland GmbH and Vice President for European Operations. In this capacity, he was responsible for Baxter’s financial operations in Europe. Dr. Brandt began his career in 1981 at the former Price Waterhouse GmbH, now PricewaterhouseCoopers) in Frankfurt. Dr. Brandt completed his Doctorate in business administration from the Technical University of Darmstadt, Germany, in 1991, after studying business administration at the University of Nuremberg-Erlangen, Germany from 1976 to 1981. Dr. Brandt is currently a member of the supervisory boards of LSG Lufthansa Service Holding AG, Neu-Isenburg, Germany and SAP Systems Integration AG, Dresden, Germany.

Heino von Prondzynski retired in 2005 from Roche (SWX: RO) as Chief Executive Officer of Roche Diagnostics and member of the Executive Committee of the Roche Group. He brings to QIAGEN a wealth of experience as a leader in the diagnostics industry and played key roles in building the molecular diagnostics industry. Prior to joining Roche in 2000, Mr. von Prondzynski worked at Chiron, first as General Manager and Chief Executive Officer in Germany and Italy, later as President of the Vaccines Division in Emeryville, USA. Mr. von Prondzynski started his career with Bayer in Germany as sales representative and worked later in Austria and Brazil as General Manager. He studied mathematics, geography and history at Westfälische Wilhelms University of Münster in Germany. Mr. von Prondzynski is a director of BBMedtech, Koninklijke Philips Electronics NV and Epigenomics.

QNAH

QNAH is a California corporation and a wholly owned subsidiary of QIAGEN. QNAH acts as a holding company and has no independent business operations. The sole director of QNAH is Peer M. Schatz, who also holds the position of President and Chief Executive Officer of QNAH. Roland Sackers is the Chief Financial Officer and Vice President of Finance of QNAH. Biographical and other information about Messrs. Schatz and Sackers appears above.

MERGER SUB

Merger Sub is a Delaware limited liability company and a wholly owned subsidiary of QNAH and an indirect wholly owned subsidiary of QIAGEN. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by the merger agreement, has engaged in no other business activities and has conducted its operations only as contemplated by the merger agreement. Merger Sub is a member-managed limited liability company and has no officers. QNAH is Merger Sub’s managing member.

Annex C

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

THE EXCHANGE AGENT AND DEPOSITARY FOR THIS OFFER IS:

AMERICAN STOCK TRANSFER & TRUST COMPANY

By Mail or Overnight Courier:	By Hand:

American Stock Transfer & Trust Company	American Stock Transfer & Trust Company
Operations Center	Attn: Reorganization Department
Attn: Reorganization Department	59 Maiden Lane
6201 15th Avenue	New York, NY 10038
Brooklyn, NY 11219

Telephone confirm # 877-248-6417 or 718-921-8317

Fax # 718-234-5001

Questions and requests for assistance may be directed to the information agent at the address and telephone numbers listed below. Additional copies of this prospectus, the letter of election transmittal and other offer materials may be obtained from the information agent as set forth below, and will be furnished promptly at our expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer.

THE INFORMATION AGENT FOR THIS OFFER IS:

INNISFREE M&A INCORPORATED

You may obtain information regarding the offer from the Information Agent as follows:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York, 10022

Stockholders call toll-free: (877) 750-9499

Banks and Brokerage Firms, call collect: (212) 750-5833

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Article 27 of QIAGEN’s articles of association provide that it shall indemnify every person who is or was a Managing Director or Supervisory Director against all expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement with respect to any threatened pending or completed action, suit or proceeding as well as against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of an action or proceeding, if such person acted in good faith and in a manner he reasonably could believe to be in or not opposed to QIAGEN’s best interests. An exception is made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of his duty to QIAGEN.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

The following exhibits are included as exhibits to this registration statement.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated June 3, 2007, among QIAGEN N.V., QIAGEN North American Holdings, Inc., QIAGEN Merger Sub, LLC and Digene Corporation. Attached as Annex A to the prospectus which forms a part of this registration statement and incorporated herein by reference. Note: As permitted by Item 601(b)(2) of Regulation S-K, certain schedules to this agreement have not been filed herewith. QIAGEN will furnish supplementally a copy of any omitted schedule to the Commission upon request.

3.1	Articles of Association of QIAGEN N.V. as confirmed by notorial deed as of July 14, 2005 (English translation). Filed as Exhibit 4.1 to the Registration Statement of QIAGEN N.V. on Form S-8 filed with the Securities and Exchange Commission on August 10, 2005 and incorporated herein by reference.

5.1	Opinion of De Brauw Blackstone Westbroek N.V., regarding the legality of the securities issued.

8.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., regarding tax matters.

8.2	Opinion of Ballard Spahr Andrews & Ingersoll, LLP, regarding tax matters.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of QIAGEN N.V.

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of Digene Corporation.

23.3	Consent of De Brauw Blackstone Westbroek N.V. (included in Exhibit 5.1).

23.4	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 8.1).

23.5	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 8.2)

24.1	Power of attorney (included on the signature page to this registration statement).

99.1	Form of Letter of Election and Transmittal, including therein the Form of Notice of Guaranteed Delivery and Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

Exhibit Number	Description

99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.3	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.

99.4	Summary Advertisement as published in The Wall Street Journal on June 15, 2007.

(b) Financial Statement Schedules

Not applicable.

Item 22. Undertakings

(a) The undersigned registrant hereby undertakes:

1. to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2. that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3. to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

4. to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(b) The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(e) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (d) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Venlo, The Netherlands on June 15, 2007.

QIAGEN N.V.

By	/s/ Peer M. Schatz
Peer M. Schatz
Managing Director and
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mr. Peer M. Schatz, Dr. Joachim Schorr, Mr. Bernd Uder and Mr. Roland Sackers, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form F-4 of QIAGEN N.V., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Peer M. Schatz Peer M. Schatz	Managing Director, Chief Executive Officer (principal executive officer)	June 15, 2007

/s/ Joachim Schorr Dr. Joachim Schorr	Managing Director	June 15, 2007

/s/ Bernd Uder Bernd Uder	Managing Director	June 15, 2007

/s/ Roland Sackers Roland Sackers	Managing Director, Chief Financial Officer (principal financial and accounting officer and Authorized Representative in the United States)	June 15, 2007

/s/ Detlev H. Riesner Prof. Dr. Detlev H. Riesner	Chairman of the Board, Supervisory Director	June 15, 2007

Signatures	Title	Date

/s/ Metin Colpan Dr. Metin Colpan	Supervisory Director	June 15, 2007

/s/ Franz A. Wirtz Dr. Franz A. Wirtz	Supervisory Director	June 15, 2007

/s/ Manfred Karobath Prof. Dr. Manfred Karobath	Supervisory Director	June 15, 2007

/s/ Heinrich Hornef Dr. Heinrich Hornef	Vice Chairman of the Board, Supervisory Director	June 15, 2007

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated June 3, 2007, among QIAGEN N.V., QIAGEN North American Holdings, Inc., QIAGEN Merger Sub, LLC and Digene Corporation. Attached as Annex A to the prospectus which forms a part of this registration statement and incorporated herein by reference. Note: As permitted by Item 601(b)(2) of Regulation S-K, certain schedules to this agreement have not been filed herewith. QIAGEN will furnish supplementally a copy of any omitted schedule to the Commission upon request.

3.1	Articles of Association of QIAGEN N.V. as confirmed by notorial deed as of July 14, 2005 (English translation). Filed as Exhibit 4.1 to the Registration Statement of QIAGEN N.V. on Form S-8 filed with the Securities and Exchange Commission on August 10, 2005 and incorporated herein by reference.

5.1	Opinion of De Brauw Blackstone Westbroek N.V., regarding the legality of the securities issued.

8.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., regarding tax matters.

8.2	Opinion of Ballard Spahr Andrews & Ingersoll, LLP, regarding tax matters.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of QIAGEN N.V.

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of Digene Corporation.

23.3	Consent of De Brauw Blackstone Westbroek N.V. (included in Exhibit 5.1).

23.4	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 8.1).

23.5	Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 8.2).

24.1	Power of attorney (included on the signature page to this registration statement).

99.1	Form of Letter of Election and Transmittal, including therein the Form of Notice of Guaranteed Delivery and Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.3	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.

99.4	Summary Advertisement as published in The Wall Street Journal on June 15, 2007.